 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 29, 1996

                                                 REGISTRATION NO. 333-00439
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                --------------

                                IMC GLOBAL INC.
             (Exact name of registrant as specified in its charter)

                                --------------

     DELAWARE                         2874                    36-3492467
  (State or Other         (Primary Standard Industrial          (I.R.S.
  Jurisdiction of          Classification Code Number)         Employer
 Incorporation or                                           Identification
   Organization)                                                  No.)

                               2100 SANDERS ROAD
                           NORTHBROOK, ILLINOIS 60062
                                 (708) 272-9200
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               MARSCHALL I. SMITH
              SENIOR VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                                IMC GLOBAL INC.
                               2100 SANDERS ROAD
                           NORTHBROOK, ILLINOIS 60062
                                 (708) 272-9200
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                --------------

                                   Copies to:
         THOMAS A. COLE, ESQ.                    NORMAN M. GOLD, ESQ.
         LARRY A. BARDEN, ESQ.                  PETER M. HOWARD, ESQ.
            SIDLEY & AUSTIN                        ALTHEIMER & GRAY
       ONE FIRST NATIONAL PLAZA                 10 SOUTH WACKER DRIVE
        CHICAGO, ILLINOIS 60603                CHICAGO, ILLINOIS 60606
            (312) 853-7000                          (312) 715-4000

  APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and the effective time of the Merger described in this Registration Statement.

                                --------------

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box [_] .

                                --------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                IMC GLOBAL INC.

                             CROSS-REFERENCE TABLE

                CROSS-REFERENCE SHEET BETWEEN ITEMS IN FORM S-4
 AND JOINT PROXY STATEMENT/PROSPECTUS PURSUANT TO ITEM 501(B) OF REGULATION S-K

FORM S-4 ITEM NUMBER                     CAPTION OR LOCATION IN PROSPECTUS
--------------------                     ---------------------------------

A. INFORMATION ABOUT THE TRANSACTION

 1.Forepart of Registration
    Statement and Outside Front     Facing Page, Cross Reference Table and
    Cover Page of Prospectus......   Outside Front Cover Page of Joint Proxy
                                     Statement/Prospectus
 2.Inside Front and Outside Back
    Cover Pages of Prospectus.....  Table of Contents, "Available Information"
                                     and "Incorporation of Documents by
                                     Reference"
 3.Risk Factors, Ratio of Earnings
    to Fixed Charges and Other
    Information...................  "Summary," "Risk Factors" and "The Merger"
 4.Terms of the Transaction.......  "Summary," "The Merger," Other Terms of the
                                     Merger Agreement," "Comparison of the
                                     Rights of Holders of IMC Common Stock and
                                     Vigoro Common Stock"
 5.Pro Forma Financial              "Unaudited Pro Forma Condensed Consolidated
    Information...................   Financial Statements"
 6.Material Contacts with the
    Company Being Acquired........  "The Merger"
 7.Additional Information Required
    for Reoffering by Persons and
    Parties Deemed to be
    Underwriters..................  Not Applicable
 8.Interests of Named Experts and
    Counsel.......................  "Experts" and "Legal Opinions"
 9.Disclosure of Commission
    Position on Indemnification
    for Securities Act
    Liabilities...................  Not Applicable

B. INFORMATION ABOUT THE REGISTRANT

10.Information with Respect to S-3  "Incorporation of Documents by Reference"
    Registrants...................   and "Business of IMC"
11.Incorporation of Certain
    Information by Reference......  "Incorporation of Documents by Reference"
12.Information with Respect to S-2
    or S-3 Registrants............  Not Applicable
13.Incorporation of Certain
    Information by Reference......  Not Applicable
14.Information with Respect to
    Registrants Other than S-3 or
    S-2 Registrants...............  Not Applicable

C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.Information with Respect to S-3  "Incorporation of Documents by Reference"
    Companies.....................   and "Business of Vigoro"
16.Information with Respect to S-2
    or S-3 Companies..............  Not Applicable
17.Information with Respect to
    Companies Other than S-2 or S-
    3 Companies...................  Not Applicable

D. VOTING AND MANAGEMENT INFORMATION

18.Information if Proxies,
    Consents or Authorizations are  "Incorporation of Documents by Reference,"
    to be Solicited...............   "Summary," "IMC Special Meeting," "Vigoro
                                     Special Meeting" and "The Merger"
19.Information if Proxies,
    Consents or Authorizations are
    not be Solicited or in an
    Exchange Offer................  Not Applicable

LOGO OF IMC GLOBAL                                        January 30, 1996

Dear Stockholder:

  On behalf of the Board of Directors and management of IMC Global Inc. ("IMC"), I cordially invite you to attend a Special Meeting of Stockholders (the "Special Meeting") to be held at IMC's corporate office, 2100 Sanders Road, Northbrook, Illinois, on Friday, March 1, 1996 at 8:00 a.m., local time.

  At the Special Meeting, you will be asked to approve the issuance of shares (the "Share Issuance") of Common Stock, par value $1.00 per share, of IMC ("IMC Common Stock") pursuant to the Agreement and Plan of Merger dated as of November 13, 1995 (the "Merger Agreement") among IMC, Bull Merger Company, a wholly-owned subsidiary of IMC ("Merger Sub"), and The Vigoro Corporation ("Vigoro"). The Merger Agreement provides for the merger (the "Merger") of Merger Sub into Vigoro, with Vigoro surviving as a subsidiary of IMC, all of the outstanding common stock of which will be owned by IMC. Subject to the terms and conditions of the Merger Agreement, each share of Common Stock of Vigoro outstanding immediately prior to the effective time of the Merger (other than shares owned directly or indirectly by IMC or Vigoro, which will be cancelled) will be converted into the right to receive between 1.50 and
1.70 shares of IMC Common Stock (adjusted to reflect IMC's 2-for-1 stock split effected on November 30, 1995), depending on the average of the per share daily closing prices of IMC Common Stock on the New York Stock Exchange during the 20 consecutive trading days ending on the fifth trading day prior to the date of the Special Meeting of Stockholders of Vigoro, all as more fully set forth in the accompanying Joint Proxy Statement and Prospectus (the "Proxy Statement/Prospectus") and the Merger Agreement, a copy of which is included as Annex I to the Proxy Statement/Prospectus. Pursuant to the Rights Agreement between IMC and The First National Bank of Chicago, each share of IMC Common Stock constituting the Share Issuance will include a right to purchase one two-hundredth of a share of Junior Participating Preferred Stock, Series C, of IMC. Cash will be paid in lieu of any fractional share of IMC Common Stock.

  At the Special Meeting, you will also be asked to approve amendments to the Restated Certificate of Incorporation of IMC (i) to increase the number of authorized shares of IMC Common Stock from 100,000,000 to 250,000,000 and (ii) to increase the range of the number of directors who may from time to time comprise the Board of Directors of IMC (the "IMC Board") to not less than 5 nor more than 15 (collectively, the "Charter Amendments").

  Upon consummation of the Merger and the filing of the IMC Charter Amendments, the IMC Board will be comprised of the nine current members of the IMC Board and four individuals to be mutually selected by IMC and Vigoro from among the current members of the Board of Directors of Vigoro (the "Vigoro Designees"). IMC and Vigoro presently anticipate that the Vigoro Designees will be Joseph P. Sullivan, the Chairman of the Board of Vigoro, Robert E. Fowler, Jr., a Director and the President and Chief Executive Officer of Vigoro, Rod F. Dammeyer, a Director of Vigoro, and an individual currently serving as an outside Director of Vigoro to be mutually designated by IMC and Vigoro at or prior to the effective time of the Merger.

  THE BOARD OF DIRECTORS OF IMC HAS UNANIMOUSLY DETERMINED THAT THE MERGER AND THE SHARE ISSUANCE ARE ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF IMC. ACCORDINGLY, THE BOARD OF DIRECTORS OF IMC HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE SHARE ISSUANCE AND EACH OF THE CHARTER AMENDMENTS AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE SHARE ISSUANCE AND EACH OF THE CHARTER AMENDMENTS AT THE SPECIAL MEETING. APPROVAL OF THE SHARE ISSUANCE AND EACH OF THE CHARTER AMENDMENTS IS A CONDITION TO THE CONSUMMATION OF THE MERGER.

  The Merger, the Merger Agreement, the Share Issuance and the Charter Amendments are more fully described in the accompanying Proxy
Statement/Prospectus. We urge you to read this material carefully. If you have any questions regarding any of the foregoing, please call Morrow & Co., Inc., our proxy solicitation agent, toll free at (800) 662-5200 or collect at (212) 754-8000.

  It is important that your shares of IMC Common Stock be represented at the Special Meeting regardless of the number of shares you hold.

  You are urged to specify your voting preferences by marking, dating and signing the enclosed proxy card and returning it in the enclosed business reply envelope. If you wish to vote in accordance with the recommendation of the IMC Board, all you need to do is date and sign the proxy card and return it in such envelope.

  PLEASE COMPLETE AND RETURN THE PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. If you do attend and wish to vote in person, you may revoke your proxy at that time.

  If you plan to attend the Special Meeting, please check the proxy card in the space provided. This will assist us in making preparations for the meeting, and will enable us to expedite your admittance. If your shares are not registered in your name and you would like to attend the Special Meeting, please ask the broker, trust company, bank or other nominee which holds such shares to provide you with evidence of your share ownership, which will enable you to gain admittance to the Special Meeting.

Sincerely,

[SIGNATURE OF W.F. BUECHE]
Chairman and
Chief Executive Officer

2100 Sanders Road
Northbrook, Illinois 60062
Telephone 708-272-9200

                                                  Corporate Office:
                                                  2100 Sanders Road
                                                  Northbrook, Illinois 60062
LOGO OF IMC GLOBAL

                             ---------------------

                   Notice of Special Meeting of Stockholders

-------------------------------------------------------------------------------

To our Stockholders:

  A Special Meeting of Stockholders (the "Special Meeting") of IMC Global Inc., a Delaware corporation ("IMC"), will be held at IMC's corporate office, 2100 Sanders Road, Northbrook, Illinois, on Friday, March 1, 1996, at 8:00 a.m., local time, for the following purposes:

  1. To consider and vote upon a proposal to approve the issuance of shares (the "Share Issuance") of Common Stock, par value $1.00 per share, of IMC ("IMC Common Stock") pursuant to the merger contemplated by, and in accordance with the terms of, the Agreement and Plan of Merger dated as of November 13, 1995 (the "Merger Agreement") among IMC, Bull Merger Company, a Delaware corporation and a wholly-owned subsidiary of IMC, and The Vigoro Corporation, a Delaware corporation ("Vigoro");

  2. To consider and vote upon a proposal to approve an amendment to the Restated Certificate of Incorporation of IMC to increase the number of authorized shares of IMC Common Stock from 100,000,000 to 250,000,000 (the "Stock Amendment");

  3. To consider and vote upon a proposal to approve an amendment to the Restated Certificate of Incorporation of IMC to increase the range of the number of directors that may from time to time comprise the Board of Directors of IMC to not less than 5 nor more than 15 (together with the Stock Amendment, the "Charter Amendments"); and

  4. To transact such other business as may properly come before the Special Meeting.

  A conformed copy of the Merger Agreement is attached to the accompanying Joint Proxy Statement and Prospectus (the "Proxy Statement/Prospectus") as Annex I.

  Stockholders of record at the close of business on January 15, 1996 are entitled to receive notice of and to vote at the Special Meeting and any adjournment or postponement thereof. Approval of the Share Issuance will require the affirmative vote of a majority of the votes cast on the Share Issuance, provided that the total number of votes cast on such proposal represents more than 50% of the outstanding shares of IMC Common Stock. Approval of each of the Charter Amendments will require the affirmative vote of a majority of the outstanding shares of IMC Common Stock. APPROVAL OF THE SHARE ISSUANCE AND EACH OF THE CHARTER AMENDMENTS IS A CONDITION TO THE CONSUMMATION OF THE MERGER.

  IMC may abandon the Merger under certain circumstances prior to its consummation as provided in the Merger Agreement, which includes a right to abandon the Merger if the average of the per share daily closing prices of IMC Common Stock on the New York Stock Exchange ("NYSE") (as reported in the NYSE Composite Transactions in The Wall Street Journal, Midwest Edition) during the 20 consecutive trading days ending on the fifth trading day prior to the date of the Special Meeting of Stockholders of Vigoro is greater than $42.665.

  It is important that your shares of IMC Common Stock be represented at the Special Meeting regardless of the number of shares you hold. You are urged to specify your voting preferences by marking, dating and signing the enclosed proxy card and returning it in the enclosed business reply envelope. If you wish to vote in accordance with the recommendations of the Board of Directors of IMC, all you need to do is date and sign the proxy card and return it in such envelope.

  PLEASE COMPLETE AND RETURN THE PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. If you do attend the Special Meeting and wish to vote in person, you may revoke your proxy at that time.

  The accompanying Proxy Statement/Prospectus is also being used to solicit voting instructions for the shares of IMC Common Stock which are held by the trustee of IMC's Investment Plan for Salaried Employees for the benefit of the participants in such Plan. It is important that each participant mark, date and sign the voting instruction card which is enclosed with the Proxy Statement/Prospectus and return it in the enclosed business reply envelope. No postage is required if the reply is mailed in the United States.

  In accordance with the General Corporation Law of the State of Delaware, a complete list of the holders of IMC Common Stock entitled to vote at the Special Meeting will be open to examination, during ordinary business hours at IMC's corporate office, 2100 Sanders Road, Northbrook, Illinois for 10 days preceding the Special Meeting, by any IMC stockholder for any purpose germane to the Special Meeting.

Dated: January 30, 1996

By Order of the Board of Directors,

LOGO
Marschall I. Smith
Senior Vice President, Secretary
and General Counsel

                        LOGO OF THE VIGORO CORPORATION

                                                          January 30, 1996

Dear Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of The Vigoro Corporation ("Vigoro") to be held on February 29, 1996, at 10:00 a.m., local time, at the Fairmont Hotel, 200 North Columbus Drive, State Room, 2nd Floor, Chicago, Illinois.

  At the Special Meeting, you will be asked to consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which a wholly-owned subsidiary of IMC Global Inc. ("IMC") will be merged with and into Vigoro (the "Merger"), with Vigoro surviving as a subsidiary of IMC, all of the outstanding common stock of which will be owned by IMC. The terms of the Merger Agreement provide, among other things, that each outstanding share of common stock, par value $.01 per share, of Vigoro ("Vigoro Common Stock") as of the effective time of the Merger will be converted into the right to receive between 1.50 and 1.70 shares of common stock, par value $1.00 per share, of IMC (which upon issuance shall include a proportionate right to purchase, under certain circumstances, shares of Junior Participating Preferred Stock, Series C, of IMC, the "IMC Common Stock") (adjusted to reflect IMC's 2-for-1 stock split effected on November 30, 1995), depending on the average of the per share daily closing prices of IMC Common Stock on the New York Stock Exchange during the 20 consecutive trading days ending on the fifth trading day prior to the date of the Special Meeting, all as more fully set forth in the accompanying Joint Proxy Statement and Prospectus (the "Proxy Statement/Prospectus") and the Merger Agreement, a copy of which is included as Annex I to the Proxy Statement/Prospectus. Each outstanding share of Series E preferred stock, par value $100 per share, of Vigoro ("Series E Preferred Stock") and Series F preferred stock, par value $100 per share, of Vigoro ("Series F Preferred Stock") will remain issued and outstanding following the Merger. Details of the proposed transaction are set forth in the accompanying Proxy Statement/Prospectus, which you should read carefully.

  After careful consideration, the Board of Directors of Vigoro has determined that the Merger is advisable and fair to and in the best interests of Vigoro and its stockholders. Accordingly, the Board of Directors unanimously recommends that all stockholders vote for its approval.

  The Merger and the Merger Agreement are more fully described in the accompanying Proxy Statement/ Prospectus. You are encouraged to read this material carefully. If you have any questions regarding any of the foregoing, please call Morrow & Co., Inc., our proxy solicitation agent, toll free at
(800) 662-5200 or collect at (212) 754-8000.

  The affirmative vote of the holders of not less than a majority of the outstanding shares of Vigoro Common Stock, Series E Preferred Stock and Series F Preferred Stock, voting together as a single class, will be necessary for approval and adoption of the Merger Agreement.

  IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING IN PERSON YOU MAY, IF YOU WISH, VOTE PERSONALLY ON ALL MATTERS BROUGHT BEFORE THE SPECIAL MEETING EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                                          Sincerely,

                                          [LOGO SIGNATURE JOSEPH P. SULLIVAN]
                                          Joseph P. Sullivan
                                          Chairman of the Board

                            YOUR VOTE IS IMPORTANT
                    PLEASE SIGN, DATE AND RETURN YOUR PROXY

                            THE VIGORO CORPORATION
                           225 NORTH MICHIGAN AVENUE
                                  SUITE 2500
                            CHICAGO, ILLINOIS 60601

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                     TO BE HELD ON FEBRUARY 29, 1996

                               ----------------

To the Stockholders of The Vigoro Corporation:

  Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of The Vigoro Corporation, a Delaware corporation ("Vigoro"), will be held on February 29, 1996, at 10:00 a.m., local time, at the Fairmont Hotel, 200 North Columbus Drive, State Room, 2nd Floor, Chicago, Illinois, for the following purposes:

    (a) to consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger dated as of November 13, 1995 (the "Merger Agreement") among IMC Global Inc., a Delaware corporation ("IMC"), Bull Merger Company, a Delaware corporation and a wholly-owned subsidiary of IMC ("Merger Sub"), and Vigoro, pursuant to which, among other things, (i) Merger Sub would be merged with and into Vigoro (the "Merger"), with Vigoro surviving as a subsidiary of IMC, all of the outstanding common stock of which would be owned by IMC, (ii) each outstanding share of common stock, par value $.01 per share, of Vigoro ("Vigoro Common Stock") as of the effective time of the Merger would be converted into the right to receive between 1.50 and
  1.70 shares of common stock, par value $1.00 per share, of IMC (which upon issuance shall include a proportionate right to purchase, under certain circumstances, shares of Junior Participating Preferred Stock, Series C, of IMC, the "IMC Common Stock"), depending on the average of the per share daily closing prices of IMC Common Stock on the New York Stock Exchange ("NYSE") (as reported in the NYSE Composite Transactions in The Wall Street Journal, Midwest Edition) during the 20 consecutive trading days ending on the fifth trading day prior to the date of the Special Meeting (the "Average Price") and (iii) each outstanding share of Series E preferred stock, par value $100 per share, of Vigoro ("Series E Preferred Stock") and Series F preferred stock, par value $100 per share, of Vigoro ("Series F Preferred Stock") would remain issued and outstanding following the Merger, all as more fully set forth in the accompanying Joint Proxy Statement and Prospectus (the "Proxy Statement/Prospectus"), and in the Merger Agreement, a copy of which is included as Annex I to the Proxy Statement/Prospectus; and

    (b) to transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

  Vigoro may abandon the Merger under certain circumstances prior to the consummation of the Merger as provided in the Merger Agreement, which includes a right to abandon the Merger if the Average Price is less than $29.115.

  The Board of Directors of Vigoro has fixed the close of business on January 15, 1996, as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof, and only stockholders of record at such time will be entitled to notice of and to vote at the Special Meeting. A list of Vigoro stockholders entitled to vote at the Special Meeting will be available for examination, during ordinary business hours, at the principal offices of Vigoro, 225 North Michigan Avenue, Suite 2500, Chicago, Illinois 60601, for ten days prior to the Special Meeting.

  Holders of Vigoro Common Stock, Series E Preferred Stock and Series F Preferred Stock (collectively, the "Voting Stock") outstanding as of the Record Date are entitled to one vote for each such share of Voting Stock held by them. The affirmative vote of a majority of the outstanding shares of Voting Stock is required for approval and adoption of the Merger Agreement. Holders of shares of Vigoro Common Stock will not have appraisal rights in connection with the approval and adoption of the Merger Agreement. Holders of shares of Series E Preferred Stock and Series F Preferred Stock will have appraisal rights in connection with the approval and adoption of the Merger Agreement. Holders of Series E Preferred Stock and Series F Preferred Stock should read the Proxy Statement/Prospectus and Annex VII thereto for a description of and statutory provisions related to appraisal rights.

  A form of Proxy and the Proxy Statement/Prospectus containing more detailed information with respect to the matters to be considered at the Special Meeting accompany this notice.

  IN ORDER TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. AN ADDRESSED RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                                          By Order of the Board of Directors,

                                       LOGO
                                          Rose Marie Williams
                                          Secretary

January 30, 1996

                                IMC GLOBAL INC.
                                      AND
                            THE VIGORO CORPORATION

                             JOINT PROXY STATEMENT

                                 -------------

                                IMC GLOBAL INC.
                                  PROSPECTUS

                                 -------------

  This Joint Proxy Statement and Prospectus ("Proxy Statement/Prospectus") is being furnished to the holders of Common Stock, par value $1.00 per share ("IMC Common Stock"), of IMC Global Inc., a Delaware corporation ("IMC"), in connection with the solicitation of proxies by the Board of Directors of IMC (the "IMC Board") for use at a Special Meeting of Stockholders of IMC to be held at IMC's corporate office, 2100 Sanders Road, Northbrook, Illinois, on March 1, 1996, at 8:00 a.m., local time, and at any and all adjournments or postponements thereof (the "IMC Special Meeting").

  This Proxy Statement/Prospectus is also being furnished to the holders of Common Stock, par value $.01 per share ("Vigoro Common Stock"), Series E Preferred Stock, par value $100 per share ("Series E Preferred Stock"), and Series F Preferred Stock, par value $100 per share ("Series F Preferred Stock" and, together with the Series E Preferred Stock, the "Vigoro Preferred Stock"), of The Vigoro Corporation, a Delaware corporation ("Vigoro"), in connection with the solicitation of proxies by the Board of Directors of Vigoro (the "Vigoro Board") for use at a Special Meeting of Stockholders of Vigoro to be held at the Fairmont Hotel, 200 North Columbus Drive, State Room, 2nd Floor, Chicago, Illinois, on February 29, 1996, at 10:00 a.m., local time, and at any and all adjournments or postponements thereof (the "Vigoro Special Meeting" and, together with the IMC Special Meeting, the "Special Meetings"). The Vigoro Common Stock and the Vigoro Preferred Stock are collectively referred to herein as the "Vigoro Voting Stock."

  This Proxy Statement/Prospectus relates to the Agreement and Plan of Merger dated as of November 13, 1995 (the "Merger Agreement") among IMC, Bull Merger Company, a Delaware corporation and a wholly-owned subsidiary of IMC ("Merger Sub"), and Vigoro, which provides for the merger (the "Merger") of Merger Sub with and into Vigoro, with Vigoro surviving as a subsidiary of IMC, all of the outstanding common stock of which will be owned by IMC. Subject to the terms and conditions of the Merger Agreement, each share of Vigoro Common Stock outstanding immediately prior to the effective time of the Merger (the "Effective Time") (other than shares owned directly or indirectly by IMC or Vigoro, which will be cancelled) will be converted into the right to receive
1.60 shares (the "Conversion Number") of IMC Common Stock, subject to adjustment as described below. Pursuant to the Rights Agreement dated as of June 21, 1989, as amended (the "IMC Rights Agreement"), between IMC and The First National Bank of Chicago, as Rights Agent, each share of IMC Common Stock issued pursuant to the Merger Agreement will include a right (collectively, the "IMC Rights") to purchase one two-hundredth of a share of Junior Participating Preferred Stock, Series C, par value $1.00 per share ("IMC Series C Preferred Stock"), of IMC. The Conversion Number is subject to adjustment depending on the average of the per share daily closing prices of IMC Common Stock on the New York Stock Exchange ("NYSE") (as reported in the NYSE Composite Transactions in The Wall Street Journal, Midwest Edition) during the 20 consecutive trading days ending on the fifth trading day prior to the date of the Vigoro Special Meeting (the "Average Price"), all as more fully set forth herein and in the Merger Agreement, a copy of which is included as Annex I hereto. Cash will be paid in lieu of any fractional share of IMC Common Stock. Each outstanding share of Vigoro Preferred Stock will remain issued and outstanding following the Merger, subject to the appraisal rights in favor of holders of Vigoro Preferred Stock discussed herein.

  At the IMC Special Meeting, holders of IMC Common Stock will be asked to approve the issuance of shares (the "Share Issuance") of IMC Common Stock pursuant to the Merger Agreement. At the IMC Special Meeting, holders of IMC Common Stock will also be asked to approve amendments to the Restated Certificate of Incorporation of IMC (the "IMC Charter") (i) to increase the number of authorized shares of IMC Common Stock from 100,000,000 to 250,000,000 (the "Stock Amendment") and (ii) to increase the range of the number of directors that may from time to time comprise the IMC Board to not less than 5 nor more than 15 (the "Director Amendment" and, together with the Stock Amendment, the "Charter Amendments").

  At the Vigoro Special Meeting, holders of Vigoro Voting Stock will be asked to consider and vote on a proposal to approve and adopt the Merger Agreement.

  SEE "RISK FACTORS" COMMENCING ON PAGE 19 FOR A DESCRIPTION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY STOCKHOLDERS BEFORE VOTING.

  This Proxy Statement/Prospectus also constitutes the Prospectus of IMC filed as part of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of IMC Common Stock constituting the Share Issuance and the IMC Rights being registered in connection therewith.

  IMC Common Stock is listed for trading under the symbol "IGL" on the NYSE and the Chicago Stock Exchange (the "CSE"). Vigoro Common Stock is listed for trading under the symbol "VGR" on the NYSE. On November 10, 1995, the last trading day prior to the public announcement of the execution of the Merger Agreement, the last reported per share sale price of IMC Common Stock and Vigoro Common Stock, as reported on the NYSE, was $37.313 (adjusted to reflect IMC's 2-for-1 stock split effected on November 30, 1995) and $45.25, respectively. On January 29, 1996, the last trading day prior to the date of this Proxy Statement/Prospectus, the last reported per share sale price of IMC Common Stock and Vigoro Common Stock, as reported on the NYSE, was $37.25 and $59.00, respectively.

  This Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of IMC and stockholders of Vigoro on or
about January   , 1996.

                                 -------------

   THESE  SECURITIES  HAVE  NOT  BEEN   APPROVED  OR  DISAPPROVED  BY  THE
     SECURITIES  AND   EXCHANGE  COMMISSION  OR   ANY  STATE  SECURITIES
       COMMISSION NOR  HAS THE  SECURITIES AND EXCHANGE  COMMISSION OR
         ANY  STATE SECURITIES COMMISSION  PASSED UPON  THE ACCURACY
           OR  ADEQUACY OF  THIS  PROXY STATEMENT/PROSPECTUS.  ANY
             REPRESENTATION  TO   THE  CONTRARY  IS  A  CRIMINAL
                OFFENSE.

                                 -------------

     The date of this Proxy Statement/Prospectus is January   , 1996.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                         NUMBER
                                                                         ------
AVAILABLE INFORMATION...................................................    1
INCORPORATION OF DOCUMENTS BY REFERENCE.................................    1
SUMMARY.................................................................    3
 The Companies..........................................................    3
 IMC Special Meeting....................................................    4
 Vigoro Special Meeting.................................................    4
 The Merger and the Merger Agreement....................................    5
 Recent Developments....................................................   11
 Selected Historical Consolidated Financial Information.................   15
 IMC Global Inc. Selected Unaudited Pro Forma Consolidated Financial
  Information...........................................................   16
 IMC Global Inc. and The Vigoro Corporation Comparative Per Share Data..   17
 IMC Global Inc. and The Vigoro Corporation Market Prices; Dividends
  Paid and Dividend Policy..............................................   18
RISK FACTORS............................................................   19
IMC SPECIAL MEETING.....................................................   21
 Purpose................................................................   21
 Record Date; Voting Rights.............................................   21
 Share Ownership of Management..........................................   22
 Quorum.................................................................   22
 Proxies................................................................   22
 Solicitation of Proxies................................................   22
 Required Vote..........................................................   23
VIGORO SPECIAL MEETING..................................................   23
 Purpose................................................................   23
 Record Date; Voting Rights.............................................   23
 Share Ownership of Management and GAMI.................................   23
 Quorum.................................................................   23
 Proxies................................................................   24
 Solicitation of Proxies................................................   24
 Required Vote..........................................................   24
 Appraisal Rights.......................................................   24
THE MERGER..............................................................   25
 General................................................................   25
 Conversion of Shares...................................................   26
 Agreement with Respect to Dividends....................................   26
 Background of the Merger...............................................   26
 IMC's Reasons for the Merger; Recommendation of the IMC Board..........   28
 Opinion of IMC's Financial Advisor.....................................   30
 Vigoro's Reasons for the Merger; Recommendation of the Vigoro Board....   34
 Opinion of Vigoro's Financial Advisor..................................   35
 Certain Transactions between IMC and Vigoro and GAMI...................   39
 Interests of Certain Persons in the Merger.............................   40
 Stock Option Plans.....................................................   43
 Certain United States Federal Income Tax Consequences..................   43
 Certain Canadian Federal Income Tax Consequences.......................   44
 Anticipated Accounting Treatment.......................................   45
 Governmental and Regulatory Approvals..................................   45
 Percentage Ownership Interest of Vigoro Stockholders After the Merger..   47
 Appraisal Rights.......................................................   47
 Stock Exchange Listing.................................................   48
 Delisting and Deregistration of Vigoro Common Stock....................   49
 Resales of IMC Common Stock............................................   49

                                                                          PAGE
                                                                         NUMBER
                                                                         ------
OTHER TERMS OF THE MERGER AGREEMENT.....................................   50
 Conversion of Shares in the Merger.....................................   50
 No Fractional Shares...................................................   51
 November Stock Dividend; Adjustment of Conversion Number...............   51
 Exchange Agent; Procedures for Exchange of Certificates................   51
 Representations and Warranties.........................................   53
 Conduct of Business Pending the Merger.................................   53
 No Solicitation........................................................   56
 Third Party Standstill Agreements......................................   57
 Conditions Precedent to the Merger.....................................   57
 Vigoro Stock Options and Restricted Stock..............................   58
 Employee Benefits......................................................   59
 Indemnification; Directors and Officers Insurance......................   59
 Termination............................................................   60
 Fees and Expenses......................................................   61
 Amendment..............................................................   63
 Waiver.................................................................   63
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION........   64
COMPARISON OF THE RIGHTS OF HOLDERS OF IMC COMMON STOCK AND VIGORO
 COMMON STOCK...........................................................   73
 Directors..............................................................   73
 Stockholder Rights Plan................................................   73
 No Stockholder Action by Written Consent; Special Meetings.............   75
 Anti-Greenmail and Fair Price Provisions...............................   76
 Advance Notice Provisions for Nominations and Proposals................   76
 Preferred Stock........................................................   77
 Amendment of the Certificate of Incorporation and By-Laws..............   77
 Section 203 of the DGCL................................................   77
 Limitation on Liability of Directors...................................   78
 Indemnification of Directors and Officers..............................   78
BUSINESS OF IMC.........................................................   79
 General................................................................   79
 Phosphate Rock.........................................................   79
 Concentrated Phosphates................................................   79
 Potash.................................................................   79
 Other Products.........................................................   80
BUSINESS OF VIGORO......................................................   80
 General................................................................   80
 Potash.................................................................   80
 Distribution Network...................................................   81
PROPOSED IMC CHARTER AMENDMENTS.........................................   81
EXPERTS.................................................................   82
LEGAL OPINIONS..........................................................   82
STOCKHOLDER PROPOSALS...................................................   83
ANNEXES TO THE PROXY STATEMENT/PROSPECTUS
 ANNEX IMERGER AGREEMENT
 ANNEX IIVOTING AGREEMENT
 ANNEX IIISTOCK OPTION AGREEMENT
 ANNEX IVREGISTRATION RIGHTS AGREEMENT
 ANNEX VOPINION OF LEHMAN BROTHERS INC.
 ANNEX VIOPINION OF J.P. MORGAN SECURITIES INC.
 ANNEX VIIDELAWARE GENERAL CORPORATION LAW SECTION 262
 ANNEX VIII PROPOSED IMC CHARTER AMENDMENTS

                             AVAILABLE INFORMATION

  IMC and Vigoro are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the SEC: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials relating to IMC can be inspected at the NYSE, 20 Broad Street, New York, New York 10005; and the CSE, One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605. Copies of such materials relating to Vigoro can be inspected at the NYSE, 20 Broad Street, New York, New York 10005.

  This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to the Registration Statement and the Exhibits thereto for further information. Statements contained or incorporated by reference herein concerning the provisions of any agreement or other document filed as an Exhibit to the Registration Statement or otherwise filed with the SEC are not necessarily complete and reference is hereby made to the copy thereof so filed for more detailed information, each such statement being qualified in its entirety by such reference.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS THERETO WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF SHARES OF IMC COMMON STOCK OR VIGORO VOTING STOCK TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO, IN THE CASE OF DOCUMENTS RELATING TO IMC, MARSCHALL I. SMITH, IMC GLOBAL INC., 2100 SANDERS ROAD, NORTHBROOK, ILLINOIS 60062, TELEPHONE NUMBER (708) 272-9200; AND IN THE CASE OF DOCUMENTS RELATING TO VIGORO, ROSE MARIE WILLIAMS, THE VIGORO CORPORATION, 225 NORTH MICHIGAN AVENUE, SUITE 2500, CHICAGO, ILLINOIS 60601, TELEPHONE NUMBER (312) 819-2020. IN ORDER TO ENSURE DELIVERY OF DOCUMENTS PRIOR TO THE APPLICABLE SPECIAL MEETING, ANY REQUEST THEREFOR SHOULD BE MADE NOT LATER THAN FEBRUARY 22, 1996.

  The following documents heretofore filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

    1. IMC's Annual Report on Form 10-K for the year ended June 30, 1995;

    2. IMC's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995;

    3. IMC's Current Reports on Form 8-K filed August 17, 1995 and October 17, 1995;

    4. The description of the IMC Common Stock contained in IMC's
  Registration Statement on Form 8-A/A-1 filed January 12, 1996, including any amendments or reports filed for the purpose of updating such description;

    5. The description of the IMC Rights contained in IMC's Registration Statement on Form 8-A filed June 23, 1989, as amended by Form 8-A/A filed September 18, 1995 and January 24, 1996;

    6. Vigoro's Annual Report on Form 10-K for the transition period from July 1, 1994 through December 31, 1994;

    7. Vigoro's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1995;

    8. Vigoro's Current Reports on Form 8-K filed January 5, 1995, September 27, 1995, October 3, 1995 and October 4, 1995; and

    9. The description of Vigoro Common Stock contained in its Registration Statement on Form 8-A filed May 13, 1991.

  All reports and other documents filed by either IMC or Vigoro pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of its Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                               ----------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER IMC OR VIGORO. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF IMC OR VIGORO SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ----------------

  All information contained or incorporated by reference in this Proxy Statement/Prospectus with respect to IMC and Merger Sub has been provided by IMC. All information contained or incorporated by reference in this Proxy Statement/Prospectus with respect to Vigoro has been provided by Vigoro.

                                    SUMMARY

  The following is a summary of certain information contained elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy
Statement/Prospectus and the Annexes hereto.

  As used herein, unless the context otherwise clearly requires, "IMC" refers to IMC Global Inc. and "Vigoro" refers to The Vigoro Corporation, and, unless the context otherwise requires, such entities and their respective subsidiaries and affiliated partnerships or joint ventures, including, with respect to IMC, IMC-Agrico Company ("IMC-Agrico"), a Delaware general partnership formed pursuant to an Amended and Restated Partnership Agreement among a subsidiary of IMC and Freeport-McMoRan Resources Partners, Limited Partnership ("FRP") and certain affiliates of each. Capitalized terms not defined in this Proxy Statement/Prospectus have the respective meanings specified in the Merger Agreement.

  All information in this Proxy Statement/Prospectus has been adjusted to reflect a 2-for-1 stock split (the "IMC Stock Split") of IMC Common Stock effected in the form of a stock dividend distributed on November 30, 1995 to IMC stockholders of record as of the close of business on November 15, 1995.

                                ----------------

  STOCKHOLDERS OF IMC AND VIGORO ARE URGED TO READ THIS PROXY
STATEMENT/PROSPECTUS AND THE ANNEXES HERETO IN THEIR ENTIRETY AND SHOULD CONSIDER CAREFULLY THE INFORMATION SET FORTH BELOW UNDER THE HEADING "RISK FACTORS" ON PAGE 19.

                                ----------------

THE COMPANIES

  IMC. IMC is one of the world's leading producers of crop nutrients for the international community. IMC mines and processes potash in the United States and Canada, and is a joint venture partner in IMC-Agrico, the nation's largest producer, marketer and distributor of phosphate crop nutrients and a leading producer and marketer of animal feed ingredients. IMC believes that it is one of the lower-cost North American producers of phosphate rock, potash and concentrated phosphates. IMC also manufactures high-value crop nutrients which are marketed principally in the Southeastern United States under the Rainbow(R) brand name.

  IMC's principal executive offices are located at 2100 Sanders Road, Northbrook, Illinois 60062 and its telephone number is (708) 272-9200. For further information concerning IMC, see "AVAILABLE INFORMATION," "INCORPORATION OF DOCUMENTS BY REFERENCE," "--Selected Historical Consolidated Financial Information" and "BUSINESS OF IMC."

  Vigoro. Vigoro is one of the world's leading producers and distributors of potash and one of the largest distributors in the United States of crop nutrients and related products through its retail distribution network. Vigoro believes it is the lowest cost producer of potash in the world. Vigoro's retail distribution network extends principally to corn and soybean farmers in the Midwestern and Southeastern United States. Vigoro also sells potash and certain other products to industrial users in the United States and Canada.

  Vigoro's principal executive offices are located at 225 North Michigan Avenue, Suite 2500, Chicago, Illinois 60601 and its telephone number is (312) 819-2020. For further information concerning Vigoro, see "AVAILABLE INFORMATION," "INCORPORATION OF DOCUMENTS BY REFERENCE," "--Selected Historical Consolidated Financial Information" and "BUSINESS OF VIGORO."

  Merger Sub. Merger Sub was incorporated in the State of Delaware on November 8, 1995 solely for the purpose of consummating the Merger and the other transactions contemplated by the Merger Agreement. Merger Sub has minimal assets and no business and has carried on no activities which are not directly related to its formation and its execution of the Merger Agreement. Its principal executive offices are located at 2100 Sanders Road, Northbrook, Illinois 60062, and its telephone number is (708) 272-9200.

IMC SPECIAL MEETING

  Purpose. The IMC Special Meeting will be held at IMC's corporate office, 2100 Sanders Road, Northbrook, Illinois, on Friday, March 1, 1996, at 8:00 a.m., local time, to consider and vote upon a proposal to approve the Share Issuance and separate proposals to approve each of the Charter Amendments. The stockholders of IMC will also consider and take action upon any other business which may properly be brought before the IMC Special Meeting. See "IMC SPECIAL MEETING--Purpose."

  Record Date. Only holders of record of shares of IMC Common Stock at the close of business on January 15, 1996 (the "IMC Record Date") are entitled to receive notice of and to vote at the IMC Special Meeting. At the close of business on the IMC Record Date, there were 59,548,268 shares of IMC Common Stock outstanding, each of which entitles the registered holder thereof to one vote. See "IMC SPECIAL MEETING--Record Date; Voting Rights."

  Share Ownership of Management. At the close of business on the IMC Record Date, Directors and executive officers of IMC and their affiliates were the beneficial owners of an aggregate of 223,512 (approximately 0.4%) of the shares of IMC Common Stock then outstanding.

  Required Vote. Approval of the Share Issuance will require the affirmative vote of a majority of the votes cast on the Share Issuance, provided that the total number of votes cast on such proposal represents more than 50% of the outstanding shares of IMC Common Stock. Approval of the Share Issuance by the holders of IMC Common Stock is required by the rules of the NYSE. Approval of each of the Charter Amendments will require the affirmative vote of a majority of the outstanding shares of IMC Common Stock. See "IMC SPECIAL MEETING-- Required Vote" and "--Quorum." Approval of the Share Issuance and the Charter Amendments by the requisite vote of IMC stockholders is a condition to, and is required for, consummation of the Merger.

VIGORO SPECIAL MEETING

  Purpose. The Vigoro Special Meeting will be held at the Fairmont Hotel, 200 North Columbus Drive, State Room, 2nd Floor, Chicago, Illinois, on Thursday, February 29, 1996, at 10:00 a.m., local time, to consider and vote upon a proposal to approve and adopt the Merger Agreement. The stockholders of Vigoro will also consider and take action upon any other business which may properly be brought before the Vigoro Special Meeting. See "VIGORO SPECIAL MEETING-- Purpose."

  Record Date. Only holders of record of shares of Vigoro Voting Stock at the close of business on January 15, 1996 (the "Vigoro Record Date") are entitled to receive notice of and to vote at the Vigoro Special Meeting. At the close of business on the Vigoro Record Date, there were 20,175,566 shares of Vigoro Common Stock outstanding, 2,826.2018 shares of Series E Preferred Stock outstanding and 200 shares of Series F Preferred Stock outstanding, each of which entitles the registered holder thereof to one vote. See "VIGORO SPECIAL MEETING--Record Date; Voting Rights."

  Share Ownership of Management and GAMI. At the close of business on the Vigoro Record Date, Great American Management and Investment, Inc. ("GAMI") was the beneficial owner of 4,068,929 shares (approximately 20.17%) of Vigoro Common Stock then outstanding; the Directors and executive officers of Vigoro and their affiliates (other than GAMI) were the beneficial owners of an aggregate of 1,622,320 shares (approximately 8.0%) of the Vigoro Common Stock then outstanding. Neither GAMI nor any of the Directors or executive officers of Vigoro or their affiliates beneficially own any shares of Vigoro Preferred Stock.

  Required Vote. Approval and adoption of the Merger Agreement will require the affirmative vote of a majority of the outstanding shares of Vigoro Voting Stock. Pursuant to a Voting Agreement dated as of November 13, 1995 (the "Voting Agreement") between IMC and GAMI, GAMI has agreed, except under certain circumstances, to attend the Vigoro Special Meeting in person or by proxy and vote its shares of Vigoro Common Stock in favor of approval and adoption of the Merger Agreement. In connection with the Voting Agreement, GAMI has granted IMC an irrevocable proxy (the "Irrevocable Proxy") to vote its shares in accordance with the Voting Agreement. See "VIGORO SPECIAL MEETING--Required Vote" and "-- Quorum" and "THE MERGER--Certain Transactions between IMC and Vigoro and GAMI."

THE MERGER AND THE MERGER AGREEMENT

  General. At the Effective Time, Merger Sub will be merged with and into Vigoro, with Vigoro continuing as the surviving corporation (the "Surviving Corporation") and a subsidiary of IMC, all of the outstanding common stock of which will be owned by IMC. As a result of the Merger, the separate corporate existence of Merger Sub will cease and Vigoro will succeed to all the rights and be responsible for all the obligations of Merger Sub in accordance with the Delaware General Corporation Law (the "DGCL"). Subject to the terms and conditions of the Merger Agreement, each share of Vigoro Common Stock outstanding immediately prior to the Effective Time (other than shares owned directly or indirectly by IMC or Vigoro, which will be cancelled) will be converted into the right to receive 1.60 shares of IMC Common Stock if the Average Price is equal to or greater than $30.938 per share and less than or equal to $40.00 per share. The Conversion Number is subject to proportional adjustment down to 1.50 if the Average Price is greater than $40.00 per share. The Conversion Number is subject to proportional adjustment up to 1.70 if the Average Price is less than $30.938 per share. If the Average Price is greater than $42.665 per share, the Conversion Number will be 1.50, and IMC will have the right to terminate the Merger Agreement. If the Average Price is less than $29.115 per share, the Conversion Number will be 1.70, and Vigoro will have the right to terminate the Merger Agreement. Each share of IMC Common Stock constituting the Share Issuance will include one IMC Right. Cash will be paid in lieu of any fractional share of IMC Common Stock. Each share of Vigoro Preferred Stock outstanding immediately prior to the Effective Time will remain issued and outstanding immediately after the Merger, subject to the appraisal rights in favor of holders of Vigoro Preferred Stock discussed herein. See "THE MERGER--Appraisal Rights" and "OTHER TERMS OF THE MERGER AGREEMENT--Conversion of Shares in the Merger."

  The Merger will become effective upon the filing of a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware unless the Certificate of Merger provides for a later date of effectiveness (not to exceed 30 days after the date that the Certificate of Merger is so filed). The filing of the Certificate of Merger will occur as soon as practicable following the satisfaction or waiver of the conditions set forth in the Merger Agreement. See "OTHER TERMS OF THE MERGER AGREEMENT--Conditions Precedent to the Merger."

  Recommendation of the IMC Board. The IMC Board has unanimously determined that the Merger and the Share Issuance are advisable and fair to and in the best interests of the stockholders of IMC and has approved the Merger Agreement. The IMC Board has also unanimously determined that the Charter Amendments are advisable and in the best interests of the stockholders of IMC. THE IMC BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF IMC VOTE IN FAVOR OF THE SHARE ISSUANCE AND EACH OF THE CHARTER AMENDMENTS AT THE IMC SPECIAL MEETING. See "THE MERGER--IMC's Reasons for the Merger; Recommendation of the IMC Board" and "PROPOSED IMC CHARTER AMENDMENTS."

  Opinion of IMC's Financial Advisor. Lehman Brothers Inc. ("Lehman Brothers") acted as financial advisor to IMC in connection with the Merger and delivered its written opinion dated November 12, 1995 to the IMC Board to the effect that, based upon and subject to certain conditions stated therein, as of the date of such opinion, the Conversion Number is fair to IMC from a financial point of view. The full text of the Lehman Brothers written opinion, which sets forth a description of the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex V and should be read carefully in its entirety. See "THE MERGER-- Opinion of IMC's Financial Advisor."

  Recommendation of the Vigoro Board. The Vigoro Board has unanimously determined that the Merger is advisable and fair to and in the best interests of Vigoro and its stockholders and has approved the Merger Agreement. THE VIGORO BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF VIGORO VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE VIGORO SPECIAL MEETING. See "THE MERGER--Vigoro's Reasons for the Merger; Recommendation of the Vigoro Board."

  Opinion of Vigoro's Financial Advisor. J.P. Morgan Securities Inc. ("J.P. Morgan") acted as financial advisor to Vigoro in connection with the Merger and delivered its written opinion dated November 13, 1995 to the Vigoro Board that, based upon and subject to the various considerations set forth therein, as of the date of such opinion, the consideration to be received by the holders of Vigoro Common Stock in connection with the Merger is fair to such holders from a financial point of view. The full text of the written opinion dated November 13, 1995 of J.P. Morgan, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex VI and should be read carefully in its entirety. See "THE MERGER--Opinion of Vigoro's Financial Advisor."

  Interests of Certain Persons in the Merger. In considering the recommendations of the Vigoro Board with respect to the Merger Agreement and the IMC Board with respect to the Share Issuance and the Charter Amendments, stockholders should be aware that certain members of the management of Vigoro and IMC, the Vigoro Board and the IMC Board have certain interests in the Merger that are in addition to the interests of stockholders of Vigoro and IMC generally, including, without limitation, under The Vigoro Corporation Severance Plan (the "Severance Plan") adopted on November 13, 1995, the IMC Severance Plan adopted on December 21, 1995 and pursuant to certain transition bonus and non-competition agreements of both Vigoro and IMC. Vigoro's Severance Plan is applicable to 28 employees and, if all covered employees receive the maximum potential payments thereunder, would require payments in an aggregate amount of approximately $6.0 million. Pursuant to the Merger Agreement, upon consummation of the Merger, (i) 14 Vigoro employees will enter into non-competition agreements with IMC which, if the maximum amount of potential payments thereunder were made, would require payments in an aggregate amount of approximately $9.2 million and (ii) five Vigoro key employees will enter into transition bonus agreements with IMC which, if all such transition bonuses were paid out in the maximum potential amount, would require payments in an aggregate amount of approximately $1.1 million. IMC's Severance Plan is applicable to 28 employees of IMC and, if all covered employees receive the maximum potential payments thereunder, would require payments in an aggregate amount of approximately $6.1 million. In addition, (i) nine IMC key employees will enter into non-competition agreements with IMC which, if the maximum amount of potential payments thereunder were made, would require payments in an aggregate amount of approximately $4.4 million and (ii) seven IMC key employees will enter into transition bonus agreements with IMC which, if all such transition bonuses were paid out in the maximum potential amount, would require payments in an aggregate amount of approximately $2.3 million. See "THE MERGER--Interests of Certain Persons in the Merger" and "OTHER TERMS OF THE MERGER AGREEMENT--Indemnification; Directors and Officers Insurance."

  Governance. Upon consummation of the Merger and the filing of the Charter Amendments, the IMC Board will be comprised of the nine current members of the IMC Board and four individuals to be mutually selected by IMC and Vigoro from among the current members of the Vigoro Board (the "Vigoro Designees"). IMC and Vigoro presently anticipate that the Vigoro Designees will be Joseph P. Sullivan, the Chairman of the Board of Vigoro, Robert E. Fowler, Jr., a Director and the President and Chief Executive Officer of Vigoro, Rod F. Dammeyer, Chief Executive Officer of GAMI and a Director of Vigoro, and an individual currently serving as an outside Director of Vigoro to be mutually designated by IMC and Vigoro at or prior to the Effective Time. The Vigoro Designees will be elected Directors of IMC by the IMC Board for terms expiring
(i) at IMC's 1996 annual meeting of stockholders, in the case of two such Vigoro Designees, (ii) at IMC's 1997 annual meeting of stockholders, in the case of one such Vigoro Designee and (iii) at IMC's 1998 annual meeting of stockholders, in the case of one such Vigoro Designee. The terms of the current IMC Directors will not be affected. GAMI has separately agreed with IMC that if the direct or indirect ownership of IMC Common Stock by GAMI is reduced to below 3.5% of the outstanding shares of IMC Common Stock, GAMI will cause any affiliate or associate of GAMI (within the meaning of Rule 405 under the Securities Act) who is then serving as a Director of IMC to resign as such a Director.

  Following the Effective Time, Robert E. Fowler, Jr. will be president of a group comprised of the combined company's potash assets, the Vigoro FARMARKET(R) network (including the related nitrogen production assets) and the Vigoro Consumer and Professional Products Group. James D. Speir, President and Chief Operating Officer of IMC, will remain a director of IMC following the Effective Time and will be president of a group comprised of IMC-Agrico (including the recently acquired Feed Ingredient Division) and the Rainbow Division of IMC. See "THE MERGER--General."

  Conditions Precedent to the Merger. The obligations of IMC and Vigoro to consummate the Merger are subject to various conditions, including, but not limited to: (i) obtaining requisite approval of the Share Issuance and the Charter Amendments by the stockholders of IMC; (ii) obtaining requisite approval of the Merger
Agreement by the stockholders of Vigoro; (iii) obtaining certain requisite governmental approvals; (iv) the absence of any preliminary or permanent injunction or other order by any court or governmental entity which prevents the Merger or any of the transactions contemplated thereby; (v) obtaining authorization for listing on the NYSE of the IMC Common Stock constituting the Share Issuance and the IMC Common Stock issuable upon exercise of Vigoro stock options outstanding immediately prior to the Effective Time which such authorization has been obtained, subject to approval of the Share Issuance by the stockholders of IMC; and (vi) the absence of any Material Adverse Change (as defined in the Merger Agreement) with respect to the other party. See "OTHER TERMS OF THE MERGER AGREEMENT--Conditions Precedent to the Merger."

  Certain U.S. Federal Income Tax Consequences. The obligation of Vigoro to consummate the Merger is conditioned on the receipt by Vigoro of an opinion of Arnold & Porter, special counsel to Vigoro, to the effect that, for United States income tax purposes (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and Vigoro, Merger Sub and IMC will each be a party to such reorganization within the meaning of Section 368(b) of the Code; (ii) no gain or loss will be recognized by IMC or Vigoro as a result of the Merger;
(iii) no gain or loss will be recognized by stockholders of Vigoro who are United States persons (within the meaning of the Code) upon the exchange of their Vigoro Common Stock solely for shares of IMC Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of IMC Common Stock; (iv) the aggregate tax basis of the shares of IMC Common Stock received by a holder of Vigoro Common Stock solely in exchange for Vigoro Common Stock pursuant to the Merger (including fractional shares of IMC Common Stock for which cash is received) will be the same as the aggregate tax basis of the Vigoro Common Stock exchange therefor; (v) the holding period for shares of IMC Common Stock received by a holder of Vigoro Common Stock solely in exchange for Vigoro Common Stock pursuant to the Merger will include the holding period of the Vigoro Common Stock exchanged therefor, provided such Vigoro Common Stock was held as a capital asset by such stockholder at the Effective Time; and (vi) a stockholder of Vigoro who receives cash in lieu of a fractional share of IMC Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's tax basis in such fractional share and the amount of cash received. See "THE MERGER--Certain United States Federal Income Tax Consequences" and "OTHER TERMS OF THE MERGER AGREEMENT-- Conditions Precedent to the Merger."

  Certain Canadian Federal Income Tax Consequences. Holders of Vigoro Common Stock who are residents of Canada for the purposes of the Income Tax Act (Canada) (the "Canada Tax Act") will realize a capital gain (or capital loss) to the extent that the aggregate of the fair market value (in Canadian dollars) of the IMC Common Stock (including any IMC Rights) received in the Merger and the amount of any cash (in Canadian dollars) received in lieu of a fractional share of IMC Common Stock, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base (in Canadian dollars) to the holder of Vigoro Common Stock exchanged in the Merger. The stockholder will be considered to have acquired IMC Common Stock in the Merger at a cost for Canadian tax purposes equal to such fair market value, to be averaged with the adjusted cost base to the stockholder of any other IMC Common Stock held by the stockholder as capital property at the time of the Merger. See "THE MERGER--Certain Canadian Federal Income Tax Consequences."

  Anticipated Accounting Treatment. The Merger is expected to be accounted for as a pooling of interests in accordance with generally accepted accounting principles. It is a condition to the consummation of the Merger that each of IMC and Vigoro receive a copy, dated as of the Effective Time, of (i) an opinion of Arthur Andersen LLP, addressed to Vigoro, that Vigoro qualifies as an entity that may be a party to a business combination for which the pooling-of-interest method of accounting would be available and (ii) an opinion of Ernst & Young LLP, addressed to IMC, that the Merger will qualify as a pooling of interests under generally accepted accounting principles if the Merger is consummated in accordance with the terms of the Merger Agreement. See "THE MERGER--Anticipated Accounting Treatment" and "OTHER TERMS OF THE MERGER AGREEMENT--Conditions Precedent to the Merger."

  Termination of the Merger Agreement; Fees and Expenses. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of IMC of the Share Issuance and Charter Amendments or approval and adoption by the stockholders of Vigoro of the Merger
Agreement: (i) by mutual written consent of IMC and Vigoro; (ii) by either IMC or Vigoro (A) if the other fails to comply in any material respect with any of its covenants or agreements contained in the Merger Agreement required to be complied with prior to the date of such termination or materially breaches any representation or warranty that is not qualified as to materiality or breaches any representation or warranty that is so qualified (in each case after a five business-day cure period following notice of such breach) or (B) if the requisite stockholder approvals are not obtained; (iii) by either IMC or Vigoro at any time during the 30-day period commencing on March 12, 1996 and ending on April 11, 1996; (iv) by either IMC or Vigoro if (A) the Merger has not been effected prior to the close of business on August 14, 1996, subject to certain limitations, or (B) any court or other governmental entity having jurisdiction has permanently enjoined or prohibited the transactions contemplated by the Merger Agreement; (v) by either IMC or Vigoro under specified circumstances involving a competing transaction; (vi) by either IMC or Vigoro if the Board of Directors of the other withdraws or modifies its recommendation of the Share Issuance, the Charter Amendments or the Merger Agreement, as the case may be, or its approval of the Merger Agreement; and (vii) by IMC if Vigoro breaches its no-solicitation undertaking. In addition, the Merger Agreement may be terminated by Vigoro, prior to the Vigoro Special Meeting, if the Average Price is less than $29.115 or by IMC, prior to the IMC Special Meeting, if the Average Price is greater than $42.665. See "OTHER TERMS OF THE MERGER AGREEMENT--Termination." The Merger Agreement provides for the payment of fees of up to $30 million following a termination of the Merger Agreement under certain circumstances. See "OTHER TERMS OF THE MERGER AGREEMENT--Fees and Expenses."

  Regulatory Approvals--United States. Consummation of the Merger is subject to the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). IMC and Vigoro each filed a notification and report form under the HSR Act with the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") on November 17, 1995 and requested early termination of the waiting period. However, at any time before or after consummation of the Merger, notwithstanding the expiration of the waiting period under the HSR Act, the FTC, the Antitrust Division, a state or a private person or entity could seek under federal or state antitrust laws, among other things, to enjoin or rescind the Merger. The waiting period expired on December 17, 1995. See "THE MERGER--Governmental and Regulatory Approvals."

  Regulatory Approvals--Canadian Competition Act. Under the Canadian Competition Act, certain transactions involving an amalgamation or the acquisition of voting shares of a corporation that carries on, or that controls a corporation that carries on, an operating business in Canada require notification to the Director of Investigation and Research of the Bureau of Competition Policy (the "Canadian Director"). If a merger is subject to the notification requirement, notification must be made either on the basis of a short-form filing (with a seven-day waiting period) or a long-form filing (with a 21-day waiting period). The transaction may not be completed until the applicable waiting period has expired. However, the Canadian Director's review of a merger may take longer than the statutory waiting period. The Canadian Director may at any time before, or within three years after, completion of a merger seek an order of the Competition Tribunal enjoining or unwinding a merger on the basis that it is likely to substantially lessen or prevent competition, unless the parties obtain from the Canadian Director an advance ruling certificate ("ARC"). IMC and Vigoro filed a short-form notification with the Canadian Director on December 14, 1995 and have also requested that an ARC be issued. There can be no assurance that the Canadian Director will issue an ARC. The seven-day waiting period during which the Canadian Director could require the parties to make a long-form filing expired on December 21, 1995. By letters dated January 15, 1996, the Canadian Director requested that IMC and Vigoro provide additional information to assist the Canadian Director in the evaluation of the Merger. IMC and Vigoro are in the process of complying with these information requests. See "THE MERGER-- Governmental and Regulatory Approvals."

  Investment Canada Act. IMC is required to file an Application for Review (an "Application") in respect of the Merger under the Investment Canada Act (Canada) (the "Investment Canada Act") with the Director of Investments, either prior to consummation of the Merger or within 30 days thereafter. The Minister of Industry (the "Minister") is required to determine whether a reviewable acquisition is likely to be of "net benefit to Canada" taking into account certain factors specified in the Investment Canada Act. The Investment Canada Act contemplates an initial review period of 45 days after filing; however, if the Minister has not completed the review by that date, he may extend the review period by a further 30 days (or such longer period as may be agreed to by IMC) to permit completion of the review. By letter dated January 29, 1996, the Minister extended the initial review period by up to 30 days or such further period as may be agreed to by IMC. If the Minister determines that he is not satisfied that the Merger is likely to be of net benefit to Canada, IMC may not consummate the Merger or, if the Merger has been consummated, must divest itself of control of the Canadian business that is the subject of the acquisition. See "THE MERGER--Governmental and Regulatory Approvals."

  Percentage Ownership Interest of Vigoro Stockholders after the Merger. Based on the number of shares of IMC Common Stock outstanding on the IMC Record Date and assuming the issuance of approximately 32.3 million shares of IMC Common Stock constituting the Share Issuance, upon consummation of the Merger there will be approximately 91.8 million shares of IMC Common Stock of which the former stockholders of Vigoro will own approximately 35% (approximately 36% assuming the exercise of all currently outstanding options to purchase shares of IMC Common Stock and all currently outstanding options to purchase Vigoro Common Stock, other than the IMC Option defined and discussed below).

  Certain Related Agreements. Pursuant to a Stock Option Agreement, dated as of November 13, 1995 (the "Stock Option Agreement"), between IMC and Vigoro, a copy of which is attached as Annex III to this Proxy Statement/Prospectus, Vigoro has granted to IMC an option to purchase 3,959,330 authorized and unissued shares of Vigoro Common Stock, which, if exercised, would represent approximately 16.4% of the outstanding Vigoro Common Stock as of the Vigoro Record Date at a price of $57.21 per share (the "IMC Option"). The IMC Option becomes exercisable by IMC only upon the occurrence of certain business combinations involving Vigoro, including the acquisition by a third party of 30% or more of the outstanding shares of Vigoro Common Stock. See "THE MERGER-- Certain Transactions Between IMC and Vigoro and GAMI." In addition, IMC and GAMI entered into the Voting Agreement pursuant to which GAMI agreed to vote its shares of Vigoro Common Stock, except under certain circumstances, in favor of approval and adoption of the Merger Agreement and granted IMC the Irrevocable Proxy. See "--Vigoro Special Meeting."

  United States Securities Law Considerations. The shares of IMC Common Stock to be issued in connection with the Merger will be freely transferable under the Securities Act, except that shares issued to any person who is deemed to be an "affiliate" (as used in paragraphs (c) and (d) of Rule 145 under the Securities Act, including, without limitation, directors and certain executive officers) of Vigoro for purposes of such Rule 145 may not be resold except in transactions permitted by such Rule 145 or as otherwise permitted under the Securities Act. In addition, SEC guidelines provide that the pooling-of-interest method of accounting generally will not be challenged on the basis of sales of shares by "affiliates" of the acquiring or acquired company if such "affiliates" do not dispose of any of the shares of the acquiring or acquired company that they own or receive in connection with a merger during the period beginning 30 days before consummation of the merger and ending when financial results covering at least 30 days of post-merger operations of the combined enterprise have been published. Affiliates of each of Vigoro and IMC have agreed not to sell, pledge, transfer or otherwise dispose of, or in any other way reduce such person's risk relative to, any shares of IMC Common Stock or Vigoro Common Stock except as permitted by such guidelines. See "THE MERGER--Resales of IMC Common Stock."

  Canadian Securities Law Considerations. The issuance of IMC Common Stock pursuant to the Merger to residents of Canada will be exempt from the registration and prospectus filing requirements of Canadian securities legislation. Canadian residents receiving shares of IMC Common Stock in the Merger may make gifts of such shares and, except residents of Nova Scotia, may resell such shares over the NYSE or CSE. Resales may also be made by residents of the Provinces of Manitoba, New Brunswick, Prince Edward Island, Quebec and, if certain conditions are satisfied, British Columbia and Saskatchewan. The foregoing discussion assumes that no such Canadian resident is a person or company or a member of a combination of persons or companies holding a sufficient number of IMC securities to affect materially the control of IMC. Canadian residents should consult their legal advisers with respect to transactions not covered by the above discussion. See "THE MERGER--Resales of IMC Common Stock."

  Appraisal Rights. Under the Delaware General Corporation Law, stockholders of IMC are not entitled to appraisal rights with respect to the Share Issuance or either of the Charter Amendments, and holders of Vigoro Common Stock are not entitled to appraisal rights with respect to the approval and adoption of the Merger Agreement. Holders of Vigoro Preferred Stock are entitled to appraisal rights under Section 262 of the DGCL. See "THE MERGER--Appraisal Rights."

                              RECENT DEVELOPMENTS

  Recent IMC Financial Results. On January 16, 1996, IMC released its financial results for the three months and six months ended December 31, 1995 which are as follows (1994 results are presented for comparative purposes):

                                                                 SIX MONTHS
                                        THREE MONTHS ENDED     ENDED DECEMBER
                                           DECEMBER 31,              31,
                                        ---------------------  ----------------
                                         1995(1)      1994     1995(1)    1994
                                        ----------  ---------  --------  ------
                                          (IN MILLIONS, EXCEPT PER SHARE
                                                     AMOUNTS)
Net sales.............................. $   549.6   $   451.8  $1,034.5  $872.6
Gross margins..........................     149.1       113.9     262.9   190.6
Operating earnings.....................     131.5        92.1     229.4   160.6
Interest earned, and other non-
 operating (income) and expense, net...       (.6)        (.7)     (2.0)   (3.4)
Interest charges.......................      11.1        13.3      22.5    28.3
                                        ---------   ---------  --------  ------
Earnings before minority interest and
 items noted below.....................     121.0        79.5     208.9   135.7
Minority interest......................      50.3        34.0      88.6    55.5
                                        ---------   ---------  --------  ------
Earnings before items noted below......      70.7        45.5     120.3    80.2
Provision for income taxes.............      27.1        17.6      46.5    30.5
                                        ---------   ---------  --------  ------
Earnings before cumulative effect of
 accounting change and extraordinary
 item..................................      43.6        27.9      73.8    49.7
Cumulative effect of accounting
 change(2).............................                                    (5.9)
Extraordinary loss-debt retirement(3)..                  (1.8)             (3.0)
                                        ---------   ---------  --------  ------
Net earnings........................... $    43.6   $    26.1  $   73.8  $ 40.8
                                        =========   =========  ========  ======
Earnings per share(4):
Primary--
Earnings before cumulative effect of
 accounting change and extraordinary
 item.................................. $     .73   $     .47  $   1.23  $  .84
Cumulative effect of accounting
 change(2).............................                                    (.10)
Extraordinary loss-debt retirement(3)..                  (.03)             (.05)
                                        ---------   ---------  --------  ------
Net earnings........................... $     .73   $     .44  $   1.23  $  .69
                                        =========   =========  ========  ======
Fully diluted(5)--
Earnings before cumulative effect of
 accounting change and extraordinary
 item.................................. $     .70   $     .46  $   1.20  $  .83
Cumulative effect of accounting
 change(2).............................                                    (.09)
Extraordinary loss-debt retirement(3)..                  (.03)             (.05)
                                        ---------   ---------  --------  ------
Net earnings........................... $     .70   $     .43  $   1.20  $  .69
                                        =========   =========  ========  ======
Primary weighted average number of
 shares and equivalent shares
 outstanding...........................      60.1        59.1      59.9    59.1
Fully diluted weighted average number
 of shares and equivalent shares
 outstanding(5)........................      63.8        62.8      63.6    62.8

--------


(1) On October 16, 1995, IMC acquired the animal feed ingredients business of Mallinckrodt Group Inc. and subsequently contributed the business to IMC-Agrico. The operating results of the feed ingredients business have been included in IMC's financial results since the date of acquisition.

(2) Reflected the cumulative effect of an accounting change for periods prior to July 1, 1994, resulting from the adoption of Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits."

(3) Consisted primarily of redemption premium incurred by IMC and write-off of previously deferred finance charges in connection with the purchase of portions of IMC's senior long-term debt.

(4) All share and per share data have been restated to give retroactive effect to the IMC Stock Split.

(5) Fully diluted earnings per share assumed the conversion of IMC's 6.25 percent convertible subordinated debentures at $31.75 per share and the issuance of IMC Common Stock to satisfy the conversion requirements.

  Recent Vigoro Financial Results. Vigoro's financial results for the three months and twelve months ended December 31, 1995 were as follows (1994 results are presented for comparative purposes):

                                                 THREE MONTHS    TWELVE MONTHS
                                                    ENDED            ENDED
                                                 DECEMBER 31,     DECEMBER 31,
                                                ---------------  ---------------
                                                1995(1)   1994   1995(1)   1994
                                                -------  ------  -------  ------
                                                  (IN MILLIONS, EXCEPT PER
                                                       SHARE AMOUNTS)
Net sales...................................... $181.6   $153.4  $934.4   $804.1
Operating earnings.............................   19.4     18.0   130.4     93.0
Interest earned and other (income) expense,
 net...........................................   (1.1)     (.2)   (2.3)    (3.6)
Interest charges...............................    6.1      3.5    23.5     11.7
                                                ------   ------  ------   ------
Earnings before income taxes...................   14.4     14.7   109.2     84.9
Provision for income taxes.....................    3.4      5.6    39.3     31.5
                                                ------   ------  ------   ------
Net earnings...................................   11.0      9.1    69.9     53.4
Preferred stock dividends......................    (.5)     (.5)   (2.1)    (1.5)
                                                ------   ------  ------   ------
Earnings available for common stock............ $ 10.5   $  8.6  $ 67.8   $ 51.9
                                                ======   ======  ======   ======
Earnings per common share...................... $ 0.53   $ 0.44  $ 3.41   $ 2.64
Weighted average common shares outstanding.....   19.9     19.7    19.9     19.7

--------

(1) On January 5, 1995, Vigoro acquired substantially all of the assets of the Central Canada Potash division ("CCP") of Noranda, Inc. The operating results of CCP have been included in Vigoro's operating results since the date of acquisition.

  In the fourth quarter, Vigoro's potash business realized increased sales and earnings primarily from the CCP acquisition in January 1995 and strong potash export volumes and prices. In Vigoro's nitrogen-based and other segment, the farm retail and wholesale business performed well during the quarter, but significantly reduced profits in Vigoro's Consumer and Professional Products Group caused an overall decrease in results in this segment.

  The lower income tax provision of $3.4 million in the fourth quarter of 1995 was lower than the $5.6 million in the comparable quarter of 1994 primarily as a result of the reversal of certain tax accruals in prior years.

  For 1995, potash sales and operating earnings also benefited from the acquisition of CCP and higher average export prices. In the nitrogen-based and other segment, sales increased 6 percent due to higher average prices partially offset by lower volumes. Higher nitrogen-based operating income resulted from increased revenues combined with lower natural gas costs.

  Recent Acquisition by Vigoro. On January 3, 1996, Vigoro, through its wholly-owned subsidiary, Vigoro Industries, Inc., acquired the assets of Putnam Leasing Corporation, Leipsic Agri Supply Co., Inc., Agri Supply Company, Inc., Ag Supply N.W. Company, Ag Supply SE, Inc., Agri Supply South, Inc. and Agri Supply Company West in exchange for $3.5 million in cash and 266,828 shares of Vigoro Common Stock valued at approximately $14.9 million. These related companies operated seven Ohio-based retail farm service centers and a dry and liquid storage facility.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

  Set forth below is selected historical consolidated financial information of IMC and Vigoro which is based upon the historical consolidated financial statements of IMC and Vigoro. The following information should be read in conjunction with the respective consolidated financial statements of IMC and Vigoro which are included in documents incorporated by reference in this Proxy Statement/Prospectus.

  IMC's fiscal year end is June 30 and Vigoro's fiscal year end is currently December 31. It is anticipated that the historical financial statements of the combined company subsequent to the Merger will reflect information on a June 30 fiscal year basis. See "THE MERGER--Anticipated Accounting Treatment" and "UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION."

                                IMC GLOBAL INC.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

  The following selected historical consolidated financial information of IMC with respect to each year in the five-year period ended June 30, 1995 is derived from and should be read in conjunction with the consolidated financial statements of IMC. The consolidated financial statements of IMC for each of the years in the three-year period ended June 30, 1995 are included in documents incorporated by reference in this Proxy Statement/Prospectus. Such consolidated financial statements have been audited by Ernst & Young LLP, independent auditors. The following selected consolidated financial information as of and for each of the three-month periods ended September 30, 1995 and 1994 is derived from and should be read in conjunction with the unaudited interim consolidated financial statements of IMC which are included in documents incorporated by reference in this Proxy Statement/Prospectus. Such unaudited interim consolidated financial statements reflect all adjustments (consisting only of normally recurring accruals) which the management of IMC considers necessary to present fairly the financial information for such periods. The results of operations for any interim period are not necessarily indicative of results for a full year. All of the information set forth below reflects the IMC Stock Split. See "AVAILABLE INFORMATION" and "INCORPORATION OF DOCUMENTS BY REFERENCE."

                            THREE MONTHS
                                ENDED
                            SEPTEMBER 30,                 YEARS ENDED JUNE 30,
                          ------------------  ------------------------------------------------
                            1995      1994      1995      1994      1993      1992      1991
                          --------  --------  --------  --------  --------  --------  --------
                                      (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:(1)
Net sales...............  $  484.9  $  420.8  $1,924.0  $1,441.5  $  897.1  $1,058.5  $1,131.2
Gross margins...........     113.8      76.7     448.5     207.6     124.9     229.5     240.9
Sterlington litigation
 settlement, net(2).....                                            (169.1)
Operating earnings
 (loss).................      97.9      68.5     381.8     167.3    (129.7)    191.4     196.0
Interest earned and
 other non-operating
 (income) and expense,
 net....................      (1.4)     (2.7)     (6.2)     23.4       2.8       5.5       2.1
Interest charges........      11.4      15.0      52.2      81.0      44.8      44.5      41.1
                          --------  --------  --------  --------  --------  --------  --------
Earnings (loss) before
 minority interest and
 items noted below......      87.9      56.2     335.8      62.9    (177.3)    141.4     152.8
Minority interest.......      38.3      21.5     128.4      55.1
                          --------  --------  --------  --------  --------  --------  --------
Earnings (loss) before
 items noted below......      49.6      34.7     207.4       7.8    (177.3)    141.4     152.8
Provision (credit) for
 income taxes...........      19.4      12.9      80.3      11.4     (57.3)     50.5      57.0
                          --------  --------  --------  --------  --------  --------  --------
Earnings (loss) before
 extraordinary item and
 cumulative effect of
 accounting changes.....      30.2      21.8     127.1      (3.6)   (120.0)     90.9      95.8
Extraordinary loss-debt
 retirement.............                (1.2)     (6.5)    (25.2)
Cumulative effect on
 prior years of changes
 in accounting for
 postemployment benefits
 (net of taxes) in 1995,
 postretirement benefits
 other than pensions
 (net of taxes) in 1993
 and income taxes in
 1992...................                (5.9)     (5.9)              (47.1)   (165.5)
                          --------  --------  --------  --------  --------  --------  --------
Net earnings (loss).....  $   30.2  $   14.7  $  114.7  $  (28.8) $ (167.1) $  (74.6) $   95.8
                          ========  ========  ========  ========  ========  ========  ========
Earnings (loss) per
 share:
Earnings (loss) before
 extraordinary item and
 cumulative effect of
 accounting changes.....  $   0.51  $   0.37  $   2.15  $  (0.07) $  (2.72) $   2.06  $   1.93
Extraordinary loss-debt
 retirement.............               (0.02)    (0.11)    (0.50)
Cumulative effect on
 prior years of changes
 in accounting..........               (0.10)    (0.10)              (1.07)    (3.75)
                          --------  --------  --------  --------  --------  --------  --------
Net earnings (loss).....  $   0.51  $   0.25  $   1.94  $  (0.57) $  (3.79) $  (1.69) $   1.93
                          ========  ========  ========  ========  ========  ========  ========
Weighted average number
 of shares and
 equivalent shares
 outstanding............      59.7      59.1      59.2      50.5      44.2      44.1      49.8
BALANCE SHEET DATA (AT
 END OF PERIOD):(1)
Working capital.........  $  299.9  $  304.0  $  252.4  $  324.6  $  195.1  $   80.2  $   48.1
Total assets............   2,762.8   2,732.9   2,693.2   2,778.3   2,055.6   1,838.4   1,739.3
Long-term debt, less
 current maturities.....     515.5     637.7     515.5     688.1     893.4     630.6     607.7
Total stockholders'
 equity.................     796.8     670.0     762.9     655.0     430.4     615.4     698.6
OTHER FINANCIAL DATA:(1)
Capital expenditures(3).  $   18.6  $   11.6  $   64.2  $   40.7  $  106.1  $  177.7  $  168.5
Depreciation, depletion
 and amortization.......      30.7      32.8     134.4     122.4      61.5      83.3      90.2

-------
(1) See the footnotes to the appropriate IMC annual or interim financial statements for a description of non-recurring items and accounting changes. Beginning in 1994, financial information reflects the consolidation of IMC-Agrico which was formed on July 1, 1993.
(2) Represents a charge related to the settlement of litigation resulting from the May 1991 explosion at a facility managed by IMC in Sterlington, Louisiana.

(3) Pursuant to the Amended and Restated Partnership Agreement of IMC-Agrico, IMC-Agrico needs the approval of FRP, IMC's partner in IMC-Agrico, before it can make certain expansion capital expenditures.

                             THE VIGORO CORPORATION

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
  The following selected historical consolidated financial information of Vigoro with respect to (i) the six months ended December 31, 1994, (ii) each fiscal year in the three-year period ended June 30, 1994, (iii) the eleven months ended June 30, 1991, and (iv) the fiscal year ended July 31, 1990, is derived from and should be read in conjunction with the consolidated financial statements of Vigoro. The consolidated financial statements of Vigoro for the six months ended December 31, 1994 and each year in the three-year period ended June 30, 1994 are included in documents incorporated by reference in this Proxy Statement/Prospectus. Such consolidated financial statements have been audited by Arthur Andersen LLP, independent public accountants. The following selected consolidated financial information as of and for each of the nine-month periods ended September 30, 1995 and 1994 has been derived from and should be read in conjunction with the unaudited interim consolidated financial statements of Vigoro which are included in documents incorporated by reference in this Proxy Statement/Prospectus. Such unaudited interim consolidated financial statements reflect all adjustments (consisting only of normally recurring accruals) which the management of Vigoro considers necessary to present fairly the financial information for such periods. The results of operations for any interim period are not necessarily indicative of results for a full year. See "AVAILABLE IN-FORMATION" and "INCORPORATION OF DOCUMENTS BY REFERENCE."

                           NINE MONTHS                                               ELEVEN
                              ENDED       SIX MONTHS ENDED      YEARS ENDED          MONTHS    YEAR
                          SEPTEMBER 30,     DECEMBER 31,          JUNE 30,           ENDED    ENDED
                          --------------  ----------------  ----------------------  JUNE 30, JULY 31,
                           1995    1994   1994 (1) 1993(1)   1994    1993    1992   1991 (2) 1990 (3)
                          ------  ------  -------- -------  ------  ------  ------  -------- --------
                                         (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
Net sales...............  $752.8  $650.7   $262.5  $185.8   $727.4  $578.2  $594.1   $557.6   $561.6
Operating earnings......   111.0    75.0     24.6    13.7     82.2    72.1    74.5     69.7     66.5
Interest earned and
 other (income) expense,
 net....................    (1.2)   (3.4)    (0.6)   (1.9)    (4.9)   (3.5)   (5.0)     0.1     (1.6)
Interest charges........    17.4     8.2      6.1     4.6     10.2    10.8    15.0     24.0     29.5
Earnings before minority
 interests,
 extraordinary items and
 cumulative effect of
 accounting change......    58.9    44.3     11.8     6.8     48.5    42.1    40.5     23.4     27.7
Earnings before
 extraordinary items and
 cumulative effect of
 accounting change......    58.9    44.3     11.8     6.8     48.5    42.1    40.5     20.6     25.4
Extraordinary items.....                                              (2.0)             0.2      1.6
Cumulative effect of
 change in accounting
 (3)....................                                                              (24.9)
                          ------  ------   ------  ------   ------  ------  ------   ------   ------
Net earnings (loss).....    58.9    44.3     11.8     6.8     48.5    40.1    40.5     (4.1)    27.0
Preferred stock
 dividends..............     1.6     1.0      1.0              0.5                      4.4      6.6
                          ------  ------   ------  ------   ------  ------  ------   ------   ------
Earnings (loss)
 available for common
 stock..................  $ 57.3  $ 43.3   $ 10.8  $  6.8   $ 48.0  $ 40.1  $ 40.5   $ (8.5)  $ 20.4
                          ======  ======   ======  ======   ======  ======  ======   ======   ======
Earnings (loss) per
 common share:
Earnings before
 extraordinary items and
 cumulative effect of
 accounting change......  $ 2.89  $ 2.20   $ 0.55  $ 0.35   $ 2.43  $ 2.10  $ 2.03   $ 1.29   $ 1.60
Extraordinary gain
 (loss).................                                             (0.10)            0.02     0.13
Cumulative effect on
 prior years of change
 in accounting..........                                                              (1.99)
                          ------  ------   ------  ------   ------  ------  ------   ------   ------
Net earnings (loss) per
 common share...........  $ 2.89  $ 2.20   $ 0.55  $ 0.35   $ 2.43  $ 2.00  $ 2.03   $(0.68)  $ 1.73
                          ======  ======   ======  ======   ======  ======  ======   ======   ======
Weighted average common
 shares outstanding.....    19.9    19.7     19.7    19.7     19.7    20.0    20.0     12.5     11.8
BALANCE SHEET DATA (AT
 END OF PERIOD):
Total assets............  $777.1  $549.7   $607.6  $456.2   $573.9  $457.1  $410.7   $425.3   $350.6
Long-term debt, less
 current maturities.....   226.0   122.8    122.7   102.8    113.5   101.2   110.3    132.3    180.5
Preferred stock.........    30.3    28.2     28.2             28.2                              51.1
Total common
 stockholders' equity...   247.3   189.4    190.0   159.4    201.3   171.9   145.2    116.7     17.3
OTHER FINANCIAL DATA:
Capital expenditures....  $ 46.2  $ 28.5   $ 23.7  $ 16.7   $ 35.3  $ 30.9  $ 27.1   $ 19.1   $ 17.6
Depreciation, depletion
 and amortization.......    26.7    20.6     14.6    11.2     24.6    24.0    20.7     21.2     18.3

-------
(1) In March 1995, Vigoro changed its fiscal year-end from June 30 to December 31 effective December 31, 1994. Information for the six months ended December 31, 1994 covers the period from Vigoro's previous fiscal year-end to Vigoro's new year-end. Information for the six months ended December 31, 1993 is presented for comparative purposes.
(2) In June 1991, Vigoro changed its fiscal year-end from July 31 to June 30.
(3) Effective July 1, 1993, Vigoro adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Vigoro restated prior years financial statements by retroactively applying the provisions of SFAS No. 109 to August 1, 1990. As a result, Vigoro's year ended July 31, 1990 was not restated.

                                IMC GLOBAL INC.

        SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

  The following selected unaudited pro forma consolidated statements of operations data and other financial data for the three months ended September 30, 1995 and 1994 and the years ended June 30, 1995, 1994 and 1993 and selected unaudited pro forma consolidated balance sheet data as of September 30, 1995 have been prepared from the historical financial statements of IMC and Vigoro. The selected unaudited pro forma consolidated financial information is presented for illustrative purposes only, and therefore is not necessarily indicative of the operating results and financial position that might have been achieved had the Merger occurred as of an earlier date, nor is it necessarily indicative of operating results and financial position which may occur in the future.

  The selected unaudited pro forma consolidated financial information gives effect to accounting for the Merger as a pooling of interests, in accordance with Accounting Principles Board Opinion No. 16 ("APB No. 16"), and assumes the conversion of each share of outstanding Vigoro Common Stock into 1.60 shares of IMC Common Stock. See "THE MERGER--Conversion of Shares." The selected unaudited pro forma consolidated statement of operations data and other financial data presented herein have been prepared as if the Merger had been consummated on July 1, 1992. The selected unaudited pro forma consolidated balance sheet data as of September 30, 1995 reflect the Merger as if it had occurred on September 30, 1995.

  The selected unaudited pro forma consolidated financial information for the respective periods presented should be read in conjunction with the historical consolidated financial statements and notes thereto of IMC and Vigoro which are included in documents incorporated by reference in this Proxy Statement/Prospectus and the Unaudited Pro Forma Condensed Consolidated Financial Information appearing elsewhere in this Proxy Statement/Prospectus. See "AVAILABLE INFORMATION," "INCORPORATION OF DOCUMENTS BY REFERENCE" and "UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION."

                                       THREE
                                   MONTHS ENDED
                                   SEPTEMBER 30,       YEARS ENDED JUNE 30,
                                  ----------------  ---------------------------
                                    1995     1994     1995      1994     1993
                                  --------  ------  --------  -------- --------
                                    (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
 (1)
Net sales.......................  $  598.6  $516.1  $2,767.8  $2,125.3 $1,438.1
Gross margins...................     146.9   105.7     692.6     377.8    276.8
Sterlington litigation
 settlement, net................                                         (169.1)
Operating earnings (loss).......     104.3    73.4     510.6     244.5    (62.1)
Interest earned and other non-
 operating (income) and expense,
 net............................      (3.0)   (3.1)     (6.3)     18.5     (0.7)
Interest charges................      16.8    17.6      73.6      91.2     55.6
                                  --------  ------  --------  -------- --------
Earnings (loss) before minority
 interest, income taxes,
 extraordinary item and the
 cumulative effect of accounting
 changes........................      90.5    58.9     443.3     134.8   (117.0)
Minority interest...............      38.8    22.0     130.4      55.6
                                  --------  ------  --------  -------- --------
Earnings (loss) before income
 taxes, extraordinary item and
 the cumulative effect of
 accounting changes.............      51.7    36.9     312.9      79.2   (117.0)
Provision (credit) for income
 taxes..........................      19.6    12.9     117.1      34.8    (39.1)
                                  --------  ------  --------  -------- --------
Earnings (loss) before
 extraordinary item and the
 cumulative effect of accounting
 changes applicable to common
 stock..........................  $   32.1  $ 24.0  $  195.8  $   44.4 $  (77.9)
                                  ========  ======  ========  ======== ========
Earnings (loss) per common
 share..........................  $   0.35  $ 0.26  $   2.15  $   0.54 $  (1.02)
Weighted average number of
 shares and equivalent shares
 outstanding....................      91.5    90.6      90.9      82.1     76.2
BALANCE SHEET DATA (AT END OF
 PERIOD): (1)
Working capital.................  $  482.2
Total assets....................   3,382.0
Long-term debt, less current
 maturities.....................     741.5
Total stockholders' equity......   1,019.2

OTHER FINANCIAL DATA:
Capital expenditures............  $   37.8  $ 21.5  $  114.9  $   76.0 $  137.0
Depreciation, depletion and
 amortization...................      39.8    40.0     165.9     146.8     82.2

--------
(1) Certain amounts in the historical financial statements of IMC and Vigoro have been reclassified for the pro forma combined presentation.

                   IMC GLOBAL INC. AND THE VIGORO CORPORATION

                           COMPARATIVE PER SHARE DATA

  The following table sets forth certain book value, earnings and dividend per share data for IMC and Vigoro on a historical and pro forma combined basis. The pro forma earnings per share data is derived from the Unaudited Pro Forma Condensed Consolidated Financial Information appearing elsewhere in this Proxy Statement/Prospectus, which gives effect to the Merger as a pooling of interests as if the Merger had been consummated at the beginning of the earliest period presented. The information set forth below should be read in conjunction with the Selected Historical Consolidated Financial Information of IMC and Vigoro and the Unaudited Pro Forma Condensed Consolidated Financial Information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus and the consolidated financial statements of IMC and Vigoro included in documents incorporated by reference in this Proxy Statement/Prospectus. See "AVAILABLE INFORMATION," "INCORPORATION OF DOCUMENTS BY REFERENCE," "--Market Prices; Dividends Paid and Dividend Policy" and "UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION."

                                  IMC COMMON STOCK(1)    VIGORO COMMON STOCK
                                  -------------------- ------------------------
                                             PRO FORMA              PRO FORMA
                                  HISTORICAL COMBINED  HISTORICAL EQUIVALENT(2)
                                  ---------- --------- ---------- -------------
BOOK VALUE PER SHARE AS OF:
  September 30, 1995............    $13.43    $11.34     $12.44      $18.14
  June 30, 1995.................     12.92     10.98      12.32       17.57
EARNINGS (LOSS) PER SHARE BEFORE
 EXTRAORDINARY ITEM AND THE
 CUMULATIVE EFFECT OF ACCOUNTING
 CHANGES:(3)
  For the quarter ended:
    September 30, 1995..........    $ 0.51    $ 0.35     $ 0.10      $ 0.56
    September 30, 1994..........      0.37      0.26       0.11        0.42
  For the year ended:
    June 30, 1995...............      2.15      2.15       3.35        3.44
    June 30, 1994...............     (0.07)     0.54       2.43        0.86
    June 30, 1993...............     (2.72)    (1.02)      2.10       (1.63)
CASH DIVIDENDS DECLARED PER
 SHARE:(3)(4)
  For the quarter ended:
    September 30, 1995..........    $ 0.05    $ 0.05     $ 0.21      $ 0.08
    September 30, 1994..........                           0.19
  For the year ended:
    June 30, 1995...............      0.15      0.15       0.82        0.24
    June 30, 1994...............                           0.74
    June 30, 1993...............      0.41      0.41       0.66        0.66

--------
(1) All per share data reflected herein give effect to the IMC Stock Split.
(2) The equivalent pro forma per share data for Vigoro are computed by multiplying IMC's pro forma per share information by 1.60, the assumed Conversion Number.
(3) IMC's fiscal year end of June 30, 1995 differs by more than 93 days from Vigoro's fiscal year end of December 31, 1994. The above information for the year ended June 30, 1995 reflects Vigoro's results for the twelve-month period July 1, 1994 through June 30, 1995. The above information for the years ended June 30, 1994 and 1993 reflects the results of Vigoro for its fiscal years ended June 30, 1994 and 1993, respectively.
(4) The pro forma combined dividends per share for IMC Common Stock assume no changes in cash dividends per share.

                   IMC GLOBAL INC. AND THE VIGORO CORPORATION

               MARKET PRICES; DIVIDENDS PAID AND DIVIDEND POLICY

  IMC Common Stock is traded on the NYSE and the CSE under the symbol "IGL." Vigoro Common Stock is traded on the NYSE under the symbol "VGR." The following table sets forth, for the periods indicated, the range of the high and low sales prices of IMC Common Stock and Vigoro Common Stock on the NYSE Composite Transactions Tape and the dividends paid per share of IMC Common Stock and Vigoro Common Stock. All of the information set forth below gives effect to the IMC Stock Split.

                                IMC COMMON STOCK         VIGORO COMMON STOCK
                            ------------------------- -------------------------
                                            DIVIDENDS                 DIVIDENDS
                             HIGH     LOW     PAID     HIGH     LOW     PAID
                            ------- ------- --------- ------- ------- ---------
Calendar Year 1993:
  Quarter ended March 31,.. $28.813 $15.500  $0.135   $24.500 $21.625   $0.17
  Quarter ended June 30,...  18.313  12.188            23.875  20.375    0.17
  Quarter ended September
   30,.....................  17.125  13.000            25.500  20.750    0.17
  Quarter ended December
   31,.....................  23.625  16.500            30.750  24.625    0.17
Calendar Year 1994:
  Quarter ended March 31,..  24.625  19.250            34.000  28.750    0.19
  Quarter ended June 30,...  22.125  15.375            33.250  25.500    0.19
  Quarter ended September
   30,.....................  22.313  17.063            36.500  27.500    0.19
  Quarter ended December
   31,.....................  22.375  18.125    0.05    35.875  27.875    0.19
Calendar Year 1995:
  Quarter ended March 31,..  26.250  20.625    0.05    37.875  29.750    0.21
  Quarter ended June 30,...  27.313  22.250    0.05    42.125  35.875    0.21
  Quarter ended September
   30,.....................  33.313  27.000    0.05    46.250  41.000    0.21
  Quarter ended December
   31,.....................  40.875  30.313    0.08    62.000  40.000    0.21
Calendar Year 1996:
  Quarter ended March 31,
   (through January 29,
   1996)...................  41.875  34.750            63.000  52.500    0.23

  Set forth below are the last reported sale prices of IMC Common Stock and Vigoro Common Stock on November 10, 1995, the last trading day prior to the public announcement of the execution of the Merger Agreement, and the equivalent pro forma sale price of Vigoro Common Stock on such date, as determined by multiplying such last reported sale price of IMC Common Stock by 1.60, the assumed Conversion Number:

      IMC Common Stock.................................................. $37.313
      Vigoro Common Stock...............................................  45.250
      Vigoro Equivalent.................................................  59.700

  The market prices of shares of IMC Common Stock and Vigoro Common Stock are subject to fluctuation. As a result, IMC and Vigoro stockholders are urged to obtain current market quotations.

  In April 1993, the IMC Board voted to suspend cash dividend payments in light of financial demands of litigation arising out of an explosion at a nitroparaffins plant operated by IMC in Sterlington, Louisiana and weakness in concentrated phosphate prices. Although IMC commenced quarterly dividends in the quarter ended December 31, 1994, any future cash dividends will be at the discretion of the IMC Board and will be dependent on IMC's results of operations, financial condition and other factors deemed relevant by the IMC Board.

  Pursuant to the Merger Agreement, Vigoro has agreed that it will not declare a dividend or fix a record date therefor in the calendar quarter in which the consummation of the Merger will occur if such action would result in the holders of Vigoro Common Stock being entitled to dividends for such quarter both on Vigoro Common Stock held prior to the Effective Time and on IMC Common Stock at or after the Effective Time. See "THE MERGER--Agreement with Respect to Dividends."

                                 RISK FACTORS

  In considering whether to approve the Share Issuance and Charter Amendments or to approve and adopt the Merger Agreement, as the case may be, stockholders of IMC and Vigoro should consider the following matters. In addition, stockholders of IMC and Vigoro should carefully review the annual and quarterly reports filed by each of IMC and Vigoro and incorporated by reference in this Proxy Statement/Prospectus, which reports contain further discussions of certain matters described below.

STERLINGTON LITIGATION

  Angus Chemical Company ("Angus") and IMC are involved in various litigation arising out of a May 1991 explosion at a nitroparaffins plant located in Sterlington, Louisiana. Angus wants IMC to assume responsibility for a class action lawsuit currently pending in Louisiana against IMC, Angus and other defendants for injuries arising out of the explosion, and to reimburse Angus for amounts that Angus has paid for settled claims in connection with the Sterlington explosion. With respect to the settled demands, Angus, in pleadings filed in Louisiana and Texas, states that it is seeking approximately $9.5 million, plus interest, fees, and costs. In addition, Angus is seeking direct payment from IMC's insurers, X.L. Insurance Company, Ltd. ("XL") and A.C.E. Insurance Company, Ltd. ("ACE") for certain damages in an action pending in Louisiana state court. Angus has not specified how much it is seeking from IMC's insurers. Angus may be asserting claims against XL for the difference between the limits of the XL policy of $75.0 million and the $45.7 million that XL has paid to IMC under the policy. In addition, Angus may be asserting claims against ACE for the difference between the limit of the ACE policy of $100.0 million and the $15.0 million that ACE has previously paid to IMC. IMC may have obligations to indemnify certain of the insurers if Angus is successful in this case. IMC is unable to estimate the magnitude of its exposure at this time.

  IMC continues to vigorously litigate each of the matters arising out of the Sterlington explosion. A jury trial is scheduled to commence in the summer or fall of 1996 in Texas state court with respect to Angus's and IMC's claims for contribution and indemnity for the settled demands. Discovery is still not complete with respect to the lawsuits scheduled for trial in July 1996, and all of the other lawsuits are in early stages. In addition, Angus has filed an action in federal court in Louisiana seeking reimbursement for amounts allegedly expended to remediate certain environmental sites at the Sterlington plant. In its pleadings filed with the Louisiana federal court, Angus states that it is seeking approximately $1.8 million for amounts expended, plus interest, fees, costs, and reimbursement for any future expenses. IMC is unable to estimate the magnitude of its exposure at this time.

ANTITRUST LITIGATION

  A number of class action suits have been filed in United States federal courts, two California state courts and an Illinois state court against most of the North American potash producers. IMC and two of Vigoro's subsidiaries, Kalium Chemicals, Ltd. ("Kalium Chemicals") and Kalium Canada, Ltd. ("Kalium Canada"), are named as defendants in a number of these suits. The complaints essentially allege that the North American potash producers acted together to fix the price of potash sold in the United States and that, by unspecified means and in unspecified circumstances, IMC, Kalium Chemicals and Kalium Canada became a part of the acts of North American potash producers. None of the complaints specify the amount of damages sought by the plaintiffs. All of the complaints seek treble damages and attorneys' fees and ask that the court find the defendants jointly and severally liable.

  The first suits were filed in April 1993 in the United States District Court for the District of Minnesota. One suit was subsequently withdrawn and the remaining 12 suits were consolidated. In May 1993 and June 1993, respectively, substantially similar class action suits were filed in the United States District Courts for the Northern District of Illinois and the Western District of Virginia. The Judicial Panel on Multidistrict Litigation transferred these federal actions to the United States District Court for the District of Minnesota for consolidated pretrial proceedings. All of these claims are asserted on behalf of a purported group of direct purchasers of potash. In January 1995, the District Court granted the plaintiffs' motion to certify a class consisting of direct purchasers of potash in the United States. Discovery is now concluded in the case and defendants' motions for summary judgment have been filed.

  In addition to the direct purchaser actions filed in the United States District Courts, two complaints have been filed in California state courts on behalf of indirect purchasers residing in California. IMC, Kalium Chemicals and Kalium Canada have answered both of the California complaints and have denied all material allegations. These cases are still in a preliminary stage and no discovery has been conducted.

  The case filed in Illinois state court has been dismissed for failure to state a claim. Plaintiffs have appealed the dismissal.

  IMC, Kalium Chemicals and Kalium Canada are not able to estimate the amount of damages that could ultimately be sought in the civil suits. Based upon available information, management of IMC believes that IMC did not act in concert with others, and management of Vigoro believes that neither Kalium Chemicals nor Kalium Canada acted in concert with others, to fix prices in violation of the United States antitrust laws or any other laws. There can be no assurance, however, that these cases will ultimately be decided in a manner favorable to IMC, Kalium Chemicals and Kalium Canada. In connection with Vigoro's Colonsay mine, affiliates of Noranda Inc. ("Noranda"), from whom Vigoro purchased the mine on January 5, 1995, are also named as defendants in the civil suits. Vigoro did not assume any liabilities of Noranda or such affiliates, with respect to operations at Colonsay prior to the January 5, 1995 closing of the purchase, which may arise out of such antitrust litigation, and Vigoro is entitled to be indemnified by Noranda against such liabilities should they arise.

  The Antitrust Division has been conducting a grand jury investigation into allegations similar to those made in the civil actions. IMC and Vigoro have been cooperating with the investigation.

FTC PHOSPHATE OPERATIONS INQUIRY

  IMC was notified on October 2, 1995 by the FTC that the FTC is conducting an investigation to determine whether manufacturers of concentrated phosphates may have violated Section 5 of the Federal Trade Commission Act, as amended, by agreeing to restrict output or raise prices. The FTC has requested that IMC provide certain information and documents regarding IMC's phosphate operations. IMC has submitted responsive information and documents to the FTC. The FTC has stated that neither its request for information and documents nor the fact that it has commenced an investigation should be construed as indicating that a violation has occurred or is occurring.

MINING RISKS

  Since December 1985, IMC has experienced an inflow of water into one of its two interconnected potash mines in Saskatchewan, Canada. As a result, IMC has suffered losses and has been forced to undertake substantial efforts to control the flooding. IMC has significantly reduced the water inflow since the initial discovery and has been able to meet all sales obligations and requirements from production at the mines. Despite the relative success of such measures, there can be no assurance that the amounts required for remedial efforts in future years will not increase or that inflows or remediation costs will not increase to a level which would cause IMC to abandon the mines. The long-term outlook of the water inflow has caused IMC to consider alternatives to its current mining operations in Saskatchewan. Any solution to the water inflow situation at the mines is likely to result in substantial capital expenditures and/or charges to operations.

  Like other potash producers' shaft mines, Vigoro's Colonsay mine is subject to the risks of inflow of water as a result of its shaft mining operations.

  The Saskatchewan potash mining industry generally has been unable to secure insurance to cover other risks associated with underground operations. Therefore, IMC's and Vigoro's underground mine operations are not presently insured against, and are not insurable against, business interruption or risk from catastrophic perils, including collapse, floods and other water inflow.

ENVIRONMENTAL MATTERS

  Both IMC and Vigoro are subject to numerous environmental laws and regulations in the United States and Canada which regulate certain activities and operations of each company and impose liability for the cleanup of environmental contamination. IMC and Vigoro have each incurred, and the combined company will continue to incur, substantial capital expenditures and operating costs on account of these laws and regulations. Neither IMC nor Vigoro can predict the operational or financial impact of new or amended laws or regulations or the future enforcement or interpretation of existing laws and regulations.

INTERNATIONAL OPERATIONS

  Foreign operations and investments are subject to numerous risks, including fluctuations in foreign currency exchange rates and controls, expropriation and other economic, political and regulatory policies of local governments and laws and policies of the United States affecting foreign trade and investment. Internationally, IMC's products are sold primarily through one Canadian and three United States export associations. Due to economic and political factors, customer needs can change dramatically from year to year. In 1995, sales to the People's Republic of China represented approximately 18% of consolidated net sales. Other principal customer countries include India, Thailand, Japan, Korea, Australia, New Zealand and several Latin American and European countries.

CONVERSION NUMBER

  The Conversion Number is subject to adjustment in certain circumstances based upon the Average Price of IMC Common Stock. If the Average Price is (i) equal to or greater than $30.938 per share and less than or equal to $40.00 per share, the Conversion Number will be 1.60, (ii) greater than $42.665 per share, the Conversion Number will be 1.50, or (iii) less than $29.115 per share, the Conversion Number will be 1.70. If the Average Price is (a) greater than $40.00 per share and less than or equal to $42.665 per share, the Conversion Number will be adjusted to equal $64.00 divided by the Average Price, or (b) greater than or equal to $29.115 and less than $30.938, the Conversion Number will be adjusted to equal $49.50 divided by the Average Price. Except for the adjustments described above, the Conversion Number will not be adjusted in the event of any increase or decrease in the price of IMC Common Stock, and the aggregate market value of IMC Common Stock delivered to holders of Vigoro Common Stock will fluctuate depending upon the price of IMC Common Stock. Because the Average Price is based on the price of IMC Common Stock during a 20 trading day period ending on the fifth trading day prior to the date of the Vigoro Special Meeting, the price of IMC Common Stock at the Effective Time may vary from (x) the Average Price, (y) the price of IMC Common Stock at the date of this Proxy Statement/Prospectus and (z) the price of IMC Common Stock at the date of the Special Meetings, due to changes in the business, operations or prospects of IMC or Vigoro, market assessments of the likelihood that the Merger will be consummated, general market and economic considerations, or other factors. In addition, if the Average Price is greater than $42.665 per share, IMC will have the right to terminate the Merger Agreement, and if the Average Price is less than $29.115 per share, Vigoro will have the right to terminate the Merger Agreement.

                              IMC SPECIAL MEETING

PURPOSE

  At the IMC Special Meeting, the stockholders of IMC will consider and vote upon separate proposals to approve the Share Issuance, the Stock Amendment and the Director Amendment. The holders of IMC Common Stock will also consider and take action upon any other business which may properly be brought before the IMC Special Meeting and on which holders of IMC Common Stock are entitled to vote.

  The IMC Board has unanimously determined that the Merger and the Share Issuance are advisable and fair to and in the best interests of the stockholders of IMC and has approved the Merger Agreement. The IMC Board has also unanimously determined that each of the Charter Amendments is advisable and in the best interests of stockholders of IMC. THE IMC BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF IMC VOTE IN FAVOR OF THE SHARE ISSUANCE AND EACH OF THE CHARTER AMENDMENTS AT THE IMC SPECIAL MEETING. See "THE MERGER--IMC's Reasons for the Merger; Recommendation of the IMC Board" and "PROPOSED IMC CHARTER AMENDMENTS."

RECORD DATE; VOTING RIGHTS

  Only holders of record of IMC Common Stock at the close of business on the IMC Record Date, January 15, 1996, are entitled to receive notice of and to vote at the IMC Special Meeting. At the close of business on the IMC Record Date, there were 59,548,268 shares of IMC Common Stock outstanding, each of which entitles the registered holder thereof to one vote.

SHARE OWNERSHIP OF MANAGEMENT

  At the close of business on the IMC Record Date, Directors and executive officers of IMC and their affiliates were the beneficial owners of an aggregate of 223,512 (approximately 0.4%) of the shares of IMC Common Stock then outstanding.

QUORUM

  The holders of a majority of the shares of IMC Common Stock outstanding must be present in person or represented by proxy at the IMC Special Meeting in order for a quorum to be present.

  If an executed proxy is returned and the stockholder has abstained from voting on approval of the Share Issuance or either of the Charter Amendments, or if any executed proxy is returned by a broker holding shares of IMC Common Stock in street name which indicates that the broker does not have or declines to exercise discretionary authority to vote such shares (a so-called "broker non-vote"), the shares represented by such proxy will be considered present at the IMC Special Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of approval of such matter. Brokers holding shares of IMC Common Stock in street name will not have discretionary authority to vote such shares on the Share Issuance but will have discretionary authority to vote such shares on the Charter Amendments.

  In the event that a quorum is not present at the IMC Special Meeting, it is expected that such meeting will be adjourned or postponed to solicit additional proxies.

PROXIES

  All shares of IMC Common Stock represented by properly executed proxies in the enclosed form which are received in time for the IMC Special Meeting and have not been revoked will be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES WILL BE VOTED FOR THE APPROVAL OF THE SHARE ISSUANCE AND EACH OF THE CHARTER AMENDMENTS. IMC does not know of any matter not described in the Notice of Special Meeting that is expected to come before the IMC Special Meeting. If, however, any other matters are properly presented for action at the IMC Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, unless such authority is withheld. In addition, the persons designated in such proxy will have discretion to vote upon any procedural matter relating to the IMC Special Meeting, including the right to vote for any adjournment thereof proposed by the IMC Board to solicit additional proxies except that a proxy which votes against either the Share Issuance or the Charter Amendments may not be voted in favor of any adjournment to solicit additional proxies. Any proxy in the enclosed form may be revoked by the stockholder executing it at any time prior to its exercise by giving written notice thereof to the Secretary of IMC, by signing and returning a later dated proxy or by voting in person at the IMC Special Meeting. Attendance at the IMC Special Meeting will not in and of itself constitute the revocation of a proxy.

  Proxies will be received by IMC's independent proxy processing agent, and the vote will be certified by independent inspectors. Proxies and ballots that identify the vote of a particular stockholder will be kept confidential other than as necessary to meet legal requirements, in cases where such stockholder has requested disclosure or written a comment to such effect on the returned proxy card. During the proxy solicitation period, IMC will receive vote tallies from time to time from its independent proxy processing agent, but such tallies will provide aggregate data rather than the names of stockholders. Such agent will notify IMC if a stockholder has failed to vote so that such stockholder may be requested to do so.

SOLICITATION OF PROXIES

  Proxies are being solicited hereby on behalf of the IMC Board. Pursuant to the Merger Agreement, the entire cost of proxy solicitation for the IMC Special Meeting, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding solicitation material to beneficial owners, will be borne by IMC, except that IMC and Vigoro will share equally all printing expenses and filing fees. In addition to the use of the mail, solicitation may be made by telephone or otherwise by Directors, officers and regular employees of IMC. Such Directors, officers and regular employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, the expense of such solicitation would be nominal. IMC has retained Morrow & Co., Inc. to aid in the solicitation of proxies from its stockholders. The fees of Morrow & Co., Inc. to be paid by IMC are estimated to be less than $25,000, plus reimbursement of out-of-pocket expenses.

REQUIRED VOTE

  Approval of the Share Issuance will require the affirmative vote of a majority of the votes cast on the Share Issuance, provided that the total number of votes cast on such proposal represents more than 50% of the shares of IMC Common Stock. Approval of each of the Charter Amendments will require the affirmative vote of a majority of the outstanding shares of IMC Common Stock. Because each of the Charter Amendments requires the affirmative vote of a majority of the outstanding shares of IMC Common Stock, abstentions and broker non-votes will have the same effect as a vote against approval of such proposals. An abstention with respect to the Share Issuance will have the same effect as a vote against approval of such proposal; broker non-votes will not be counted as cast on such proposal.

                            VIGORO SPECIAL MEETING

PURPOSE

  At the Vigoro Special Meeting, the holders of Vigoro Voting Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement. The holders of Vigoro Voting Stock will also consider and take action upon any other business which may properly be brought before the Vigoro Special Meeting and on which holders of Vigoro Voting Stock are entitled to vote.

  The Vigoro Board has unanimously determined that the Merger is advisable and fair to and in the best interests of Vigoro and its stockholders and has approved the Merger Agreement. THE VIGORO BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF VIGORO VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE VIGORO SPECIAL MEETING. See "THE MERGER--Vigoro's Reasons for the Merger; Recommendation of the Vigoro Board."

RECORD DATE; VOTING RIGHTS

  Only holders of record of Vigoro Voting Stock at the close of business on the Vigoro Record Date, January 15, 1996, are entitled to receive notice of and to vote at the Vigoro Special Meeting. At the close of business on the Vigoro Record Date, there were 20,175,566 shares of Vigoro Common Stock outstanding, 2,826.2018 shares of Series E Preferred Stock outstanding and 200 shares of Series F Preferred Stock outstanding. Each share of Vigoro Voting Stock entitles the registered holder thereof to one vote.

SHARE OWNERSHIP OF MANAGEMENT AND GAMI

  At the close of business on the Vigoro Record Date, Directors and executive officers of Vigoro and their affiliates (other than GAMI) were the beneficial owners of an aggregate of 1,622,320 (approximately 8.0%) of the Vigoro Common Stock then outstanding. In addition, GAMI owned approximately 20.17% of the outstanding shares of Vigoro Common Stock as of the Vigoro Record Date. See "--Required Vote."

QUORUM

  A majority of the outstanding shares of Vigoro Voting Stock entitled to vote must be represented in person or by proxy at the Vigoro Special Meeting in order for a quorum to be present.

  If an executed proxy is returned and the stockholder has abstained from voting on approval and adoption of the Merger Agreement, the shares represented by such proxy will be considered present at the Vigoro Special Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of approval and adoption of the Merger Agreement. Brokers holding shares of Vigoro Common Stock in street name will not have discretionary authority to vote such shares on the approval and adoption of the Merger Agreement. Broker non-votes will be considered present at the Vigoro Special Meeting for purposes of determining the presence of a quorum and of calculating the vote, but will not be considered to have been voted in favor of approval and adoption of the Merger Agreement.

  In the event that a quorum is not present at the Vigoro Special Meeting, it is expected that such meeting will be adjourned or postponed to solicit additional proxies.

PROXIES

  All Vigoro Voting Stock represented by properly executed proxies in the enclosed form which are received in time for the Vigoro Special Meeting and have not been revoked will be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. Vigoro does not know of any matter not described in the Notice of Special Meeting that is expected to come before the Vigoro Special Meeting. If, however, any other matters are properly presented for action at the Vigoro Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, unless such authority is withheld. In addition, the persons designated in such proxy will have discretion to vote upon any procedural matter relating to the Vigoro Special Meeting, including the right to vote for any adjournment thereof proposed by the Vigoro Board to solicit additional proxies except that a proxy which votes against approval and adoption of the Merger Agreement may not be voted in favor of any adjournment to solicit additional proxies. Any proxy in the enclosed form may be revoked by the stockholder executing it at any time prior to its exercise by giving written notice thereof to the Secretary of Vigoro, by signing and returning a later dated proxy or by voting in person at the Vigoro Special Meeting. Attendance at the Vigoro Special Meeting will not in and of itself constitute the revocation of a proxy.

SOLICITATION OF PROXIES

  Proxies are being solicited hereby on behalf of the Vigoro Board. Pursuant to the Merger Agreement, the entire cost of proxy solicitation for the Vigoro Special Meeting, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding solicitation material to beneficial owners, will be borne by Vigoro, except that IMC and Vigoro will share equally all printing expenses and filing fees. In addition to the use of the mail, solicitation may be made by telephone or otherwise by Directors, officers and regular employees of Vigoro. Such Directors, officers and regular employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, the expense of such solicitation would be nominal. Vigoro has retained Morrow & Co., Inc. to aid in the solicitation of proxies from its stockholders. The fees of Morrow & Co., Inc. to be paid by Vigoro are estimated to be less than $25,000, plus reimbursement of out-of-pocket expenses.

REQUIRED VOTE

  Approval and adoption of the Merger Agreement and the Merger will require the affirmative vote of a majority of the outstanding shares of Vigoro Voting Stock. Because approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Vigoro Common Stock, abstentions and broker non-votes will have the same effect as a vote against approval and adoption of the Merger Agreement.

  Pursuant to the Voting Agreement, GAMI has agreed, except under certain circumstances, to attend the Vigoro Special Meeting and vote its shares in favor of approval and adoption of the Merger Agreement. As of the Record Date, GAMI beneficially owned approximately 20.17% of the outstanding shares of Vigoro Voting Stock. GAMI has granted IMC the Irrevocable Proxy.

APPRAISAL RIGHTS

  Holders of Vigoro Common Stock are not entitled to appraisal rights in connection with the Merger. Holders of shares of Vigoro Preferred Stock are entitled to appraisal rights under Section 262 of the DGCL. Pursuant to
Section 262, any holder of shares of Vigoro Preferred Stock who files a written demand for appraisal prior to the taking of the vote to approve and adopt the Merger Agreement at the Vigoro Special Meeting, who continuously holds such shares through the effective date of the Merger and who does not vote in favor of such approval and adoption, is entitled to an appraisal by the Delaware Court of Chancery of the fair value of such shares (exclusive of any element of value arising from the expectation or accomplishment of the Merger). See "THE MERGER--Appraisal Rights."

                                  THE MERGER

  The description of the Merger and the Merger Agreement contained in this Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a conformed copy of which is attached hereto as Annex I and incorporated herein by reference.

GENERAL

  At the Effective Time, Merger Sub will be merged with and into Vigoro, with Vigoro continuing as the Surviving Corporation and a subsidiary of IMC, all of the outstanding common stock of which will be owned by IMC. As a result of the Merger, the separate corporate existence of Merger Sub will cease and Vigoro will succeed to all the rights and be responsible for all the obligations of Merger Sub in accordance with the DGCL. Subject to the terms and conditions of the Merger Agreement, each share of Vigoro Common Stock outstanding immediately prior to the Effective Time (other than shares owned directly or indirectly by IMC or Vigoro, which will be cancelled) will be converted into the right to receive 1.60 shares of IMC Common Stock if the Average Price is equal to or greater than $30.938 per share and less than or equal to $40.00 per share. The Conversion Number is subject to proportional adjustment down to
1.50 if the Average Price is greater than $40.00 per share and less than or equal to $42.665 per share and proportional adjustment up to 1.70 if the Average Price is equal to or greater than $29.115 per share and less than $30.938 per share. If the Average Price is below $29.115 per share, the Conversion Number will be 1.70, and Vigoro will have the right to terminate the Merger Agreement. If the Average Price is above $42.665 per share, the Conversion Number will be 1.50, and IMC will have the right to terminate the Merger Agreement. Each share of IMC Common Stock constituting the Share Issuance will include an IMC Right. Cash will be paid in lieu of any fractional share of IMC Common Stock. Each share of Vigoro Preferred Stock outstanding immediately prior to the Effective Time will remain issued and outstanding immediately after the Merger, subject to the appraisal rights in favor of holders of Vigoro Preferred Stock discussed herein. See "--Appraisal Rights" and "OTHER TERMS OF THE MERGER AGREEMENT--Conversion of Shares in the Merger."

  The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware unless the Certificate of Merger provides for a later date of effectiveness (not to exceed 30 days after the date that the Certificate of Merger is so filed). The filing of the Certificate of Merger will occur as soon as practicable following the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement. See "OTHER TERMS OF THE MERGER AGREEMENT--Conditions Precedent to the Merger."

  After consummation of the Merger and the filing of the Charter Amendments, the IMC Board will be comprised of the nine current members of the IMC Board and the Vigoro Designees. IMC and Vigoro presently anticipate that the Vigoro Designees will be Joseph P. Sullivan, the Chairman of the Board of Vigoro, Robert E. Fowler, Jr., a Director and the President and Chief Executive Officer of Vigoro, Rod F. Dammeyer, Chief Executive Officer of GAMI and a Director of Vigoro, and an individual currently serving as an outside Director of Vigoro to be mutually designated by IMC and Vigoro at or prior to the Effective Time. The Vigoro Designees will be elected Directors of IMC by the current members of the IMC Board for terms expiring (i) at IMC's 1996 annual meeting of stockholders, in the case of two of such Vigoro Designees, (ii) at IMC's 1997 annual meeting of stockholders, in the case of one such Vigoro Designee, and (iii) at IMC's 1998 annual meeting of stockholders, in the case of one such Vigoro Designee. The terms of the current IMC Directors will not be adjusted. Although stockholder approval of the Director Amendment is necessary to increase the size of the IMC Board to not less than 5 nor more than 15 members, stockholder approval of the election of the Vigoro Designees to the IMC Board is not required by the IMC Charter, IMC By-laws or the DGCL.

  Following the Effective Time, Robert E. Fowler, Jr. will be president of a group comprised of the combined company's potash assets, the Vigoro FARMARKET network (including the related nitrogen production assets) and the Vigoro Consumer and Professional Products Group. James D. Speir, President and Chief Operating Officer of IMC, will remain a director of IMC following the Effective Time and will be president of a group comprised of IMC-Agrico (including the recently acquired Feed Ingredient Division) and the Rainbow Division of IMC.

  The Amended and Restated Partnership Agreement of IMC-Agrico, and a related agreement among IMC Global Operations Inc., Freeport-McMoRan Resource Partners, Limited Partnership ("FRP"), Freeport-McMoRan Inc. and IMC-Agrico (collectively, the "Partnership Agreement"), contain provisions which require an affiliate of a partner which desires to accept any opportunity to own, manage, operate, control or invest in any business that is engaged, in whole or in part, in the "Phosphate Chemicals Business" (as defined in such Partnership Agreement) to offer such opportunity to IMC-Agrico; provided, however, that if such opportunity involves the acquisition of an entity whose revenues derived from the "Phosphate Chemicals Business" represent less than 10% of the total revenues of such entity, the party desiring to accept such opportunity is only required to either offer the portion of the opportunity consisting of the Phosphate Chemicals Business to IMC-Agrico or sell such portion to an independent third party. FRP and IMC-Agrico have agreed to waive any right, which may exist, of IMC-Agrico to be offered the opportunity to acquire any part of Vigoro's business as a result of the Merger. In addition, IMC and FRP have entered into certain amendments to the Partnership Agreement in part to reflect changes in the nature of the business of IMC resulting from the Merger. These amendments, which will become effective only if the Merger is consummated, provide for (i) a shift of 0.85% of distributable cash interest of IMC-Agrico from IMC to FRP following the Merger, (ii) changes to certain IMC-Agrico governance procedures, including the establishment of a new office of President for IMC-Agrico, who would be appointed by IMC subject to the approval of IMC-Agrico's Policy Committee and a related clarification of management and reporting responsibilities, (iii) the modification of certain product pricing and sourcing provisions with respect to transactions between IMC-Agrico and affiliates of IMC, including the FARMARKET network of Vigoro and (iv) the establishment of criteria under which certain acquisitions by IMC's Rainbow Division or Vigoro's FARMARKET network would not be required to be offered to IMC-Agrico. If the shift of distributable cash from IMC to FRP contemplated by the amendments to the Partnership Agreement had been effective as of July 1, 1994, cash distributions to FRP for the fiscal year ended June 30, 1995 (which aggregated $254.9 million) would have been increased by $4.0 million. See "UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION--Unaudited Pro Forma Condensed Consolidated Balance Sheet."

CONVERSION OF SHARES

  The Conversion Number is subject to adjustment based on the Average Price. If the Average Price is:

  . less than $29.115, the Conversion Number will be 1.70; provided, however, that Vigoro will have the right to terminate the Merger Agreement

  . greater than or equal to $29.115, but less than $30.938, the Conversion
    Number will be equal to $49.50 divided by the Average Price

  . greater than or equal to $30.938, but less than or equal to $40.00, the Conversion Number will be 1.60

  . greater than $40.00, but less than or equal to $42.665, the Conversion
    Number will be equal to $64.00 divided by the Average Price

  . greater than $42.665, the Conversion Number will be 1.50; provided, however, that IMC will have the right to terminate the Merger Agreement

AGREEMENT WITH RESPECT TO DIVIDENDS

  The Merger Agreement provides that holders of Vigoro Common Stock will be entitled to either a dividend on Vigoro Common Stock or on shares of IMC Common Stock, but not both, for the calendar quarter in which the Effective Time occurs. However, if (i) Vigoro has not declared any regular quarterly dividend in respect of any quarter after the date of the Merger Agreement and
(ii) the Merger is not effected on a date which would enable such stockholders to receive a dividend on IMC Common Stock for such quarter, then Vigoro may declare a special dividend of not more than $0.23 per share of Vigoro Common Stock with respect to such quarter to compensate such stockholders for such regular quarterly dividend they would otherwise have received in respect of their Vigoro Common Stock.

BACKGROUND OF THE MERGER

  In late 1993, IMC began to consider opportunities for expansion of its business through strategic business combinations or alliances which would, among other things, (i) reduce the relative contribution of phosphate based crop nutrients, which are subject to wide price fluctuations, to consolidated sales and earnings; (ii) develop production capacity in regions outside North America; (iii) establish more direct exposure to farmers, the principal end users of IMC's products; and
(iv) develop alternate sourcing and/or technology for potash production at IMC's underground potash mines in Saskatchewan, Canada, which have been subject to water inflows since 1985. In connection with this effort, IMC commenced a preliminary analysis of several agricultural-related products, services and strategic opportunities. Between late 1993 and mid 1995, IMC consulted informally with several investment banking firms, including Lehman Brothers, regarding possible strategic opportunities.

  In late 1993, Wendell F. Bueche, Chairman and Chief Executive Officer of IMC, met with Joseph P. Sullivan, Chairman of the Board of Vigoro, and Robert
E. Fowler, Jr., President and then Chief Operating Officer of Vigoro, to discuss, on a preliminary basis, the strategic benefits of a business combination or alliance involving IMC and Vigoro. The parties acknowledged at the meeting that a further study should be undertaken of the benefits of a possible business combination involving the two companies.

  In February 1994, at Mr. Sullivan's suggestion, Mr. Bueche met with Sam Zell and Rod F. Dammeyer, both members of the Vigoro Board, to assess the feasibility of a business combination or alliance involving the two companies. Following that meeting, Messrs. Bueche and Sullivan met to resume their discussions, which included the possibility of a merger between IMC and Vigoro.

  In early 1994, IMC asked Lehman Brothers to assess the financial feasibility of pursuing a business combination with Vigoro. In June 1994, Mr. Bueche met with Messrs. Sullivan and Dammeyer to exchange preliminary views as to the relative values of IMC and Vigoro that could serve as a basis for a variety of possible business combinations between the companies. All parties agreed that while there could be significant benefits from a transaction, including cost savings and technology sharing, the substantial disagreement between the parties as to the relative values of the companies did not support further discussions and discussions between the parties were terminated. Throughout this time, the IMC Board and the Vigoro Board were briefed by their respective managements on the discussions among the parties.

  In September 1994, Vigoro commenced the development of a strategic plan in light of recent consolidation trends within the crop nutrients industry and the potential effect of these trends on Vigoro's competitive position and the market price of Vigoro Common Stock. This strategic plan concentrated on examining the relative feasibility of growing Vigoro's business internally or through strategic acquisitions or business combinations. In January 1995, Vigoro engaged J.P. Morgan to provide financial advisory expertise, including examining the profitability of Vigoro's various business segments in connection with Vigoro's overall strategic planning process.

  At its March 1995 meeting, the Vigoro Board considered management's presentation of Vigoro's strategic plan and authorized management to explore various strategic alternatives including business combinations which would or would not result in Vigoro's surviving as the continuing entity. Thereafter, J.P. Morgan began to assist Vigoro in exploring specific strategic alternatives.

  There was no significant contact between IMC and Vigoro between August 1994 and June 1995. In June 1995, Mr. Dammeyer, at the suggestion of Mr. Sullivan, contacted IMC, through Lehman Brothers, to suggest renewed discussions. The IMC Board was informed of an impending meeting with Vigoro and discussed the benefits of a possible transaction with Vigoro. On June 21, 1995, representatives of IMC, Vigoro and Lehman Brothers met to discuss a possible transaction. There was a second meeting, on July 6, 1995, at which IMC, represented by Mr. Bueche, and Vigoro, represented by Messrs. Sullivan and Fowler, agreed that the strategic benefits and cost savings of a combination were significant and that it was appropriate to conduct reciprocal high level due diligence between the senior corporate and operating personnel of both companies to better assess such benefits and savings. The parties also discussed on a preliminary basis their mutual expectations with respect to the possible terms for a transaction.

  On July 11, 13 and 20, 1995, representatives of IMC, Vigoro and IMC's outside counsel met to conduct due diligence of each other's business focusing primarily on environmental matters and potash technology sharing and sourcing alternatives. On July 24, Mr. Bueche met with Messrs. Sullivan and Fowler and discussed certain of the preliminary terms on which IMC management would be prepared to propose a business combination to the IMC Board. On July 21 and 28, special meetings of the IMC Board were held, at which Mr. Bueche briefed the IMC Board on a possible strategic transaction with Vigoro. A special meeting of the Vigoro Board was held on July 26, at which Mr. Sullivan briefed the Vigoro Board on the possible transaction with IMC. Over the next two weeks there were several additional meetings between representatives of IMC and Vigoro to discuss possible transaction terms. At an August 8 meeting between Messrs. Bueche, Speir, Sullivan and Fowler, the parties concluded they could not come to agreement on the terms of a possible transaction at such time and ceased discussions.

  On October 21, 1995, Messrs. Bueche and Zell discussed whether the benefits of a combination warranted further review. On October 25, Mr. Bueche, with representatives from Lehman Brothers, met with Messrs. Fowler and Dammeyer. Mr. Bueche presented preliminary terms to Messrs. Fowler and Dammeyer which the parties discussed. There were additional meetings on October 31 and November 6 involving Messrs. Bueche, Sullivan, Fowler and financial advisors and counsel for IMC and Vigoro at which certain additional transaction terms were discussed. Between November 7 and 9, IMC and Vigoro conducted additional due diligence on each other and exchanged limited internal financial information, including projections from IMC for its fiscal year ending June 30, 1996 and Vigoro for the calendar years ending December 31, 1995 and 1996, respectively. The Executive Committee of the Vigoro Board was consulted on a regular basis with respect to the course of these discussions.

  The IMC Board met on November 9, 1995, at which time IMC management updated the IMC Board on the results of due diligence, including cost savings and the benefits of potash mining technology transfers. The IMC Board was updated on the possible terms of a merger involving IMC and Vigoro and a draft merger agreement was reviewed by the IMC Board. Lehman Brothers made a presentation outlining the results of the financial analyses it had conducted to assess the fairness of the proposed Conversion Number. At this time, Lehman Brothers indicated that it would be prepared to opine favorably as to the fairness of the proposed Conversion Number, from a financial point of view, assuming no significant change in the proposed terms. The Vigoro Board met on November 9, 1995, at which time Messrs. Sullivan and Fowler presented the proposed terms of the Merger and the results of management's preliminary due diligence. At such meeting, counsel to Vigoro reviewed the terms of a draft merger agreement with the Vigoro Board. J.P. Morgan made its presentation outlining the results of its financial analyses and indicated that it would be prepared to opine that the consideration to be received by the holders of Vigoro Common Stock would be fair, from a financial point of view, to such holders.

  Negotiations on the terms of a possible merger and a possible merger agreement continued from November 9 through November 12. The IMC Board met again on November 12. At that meeting, the IMC Board received an update on business due diligence and reviewed the proposed terms of the transaction. Lehman Brothers presented additional information and delivered its written opinion that the Conversion Number was fair to IMC from a financial point of view. The IMC Board approved the transaction subject to satisfactory negotiation of certain unresolved issues within parameters discussed and agreed upon by the IMC Board. IMC and Vigoro completed negotiations the evening of November 12 within the parameters approved by the IMC Board.

  The Vigoro Board met again on the morning of November 13, 1995. At the meeting, the Vigoro Board received an update on due diligence issues and reviewed the status of the transaction. J.P. Morgan presented additional information and delivered its written opinion that the consideration to be received by the holders of Vigoro Common Stock in the Merger would be fair, from a financial point of view, to such holders. Following such meeting of the Vigoro Board, during which the Vigoro Board approved the transaction, IMC, Merger Sub and Vigoro executed the definitive Merger Agreement.

IMC'S REASONS FOR THE MERGER; RECOMMENDATION OF THE IMC BOARD

  The IMC Board has unanimously determined that the Merger and the Share Issuance are advisable and fair to and in the best interests of the stockholders of IMC and has approved the Merger Agreement. Accordingly, the IMC Board unanimously recommends that the stockholders of IMC vote in favor of the Share Issuance. In reaching its determination, the IMC Board consulted with IMC's management, as well as its financial advisors and legal counsel, and considered a number of reasons and factors, including the following:

    (i) The merger with Vigoro will substantially broaden IMC's business mix and may reduce the volatility of IMC's earnings. Vigoro's potash sales and earnings will reduce the relative importance of more price-volatile phosphate-based crop nutrients to IMC to consolidated results, with an expected reduction in volatility of operating earnings. In addition, a more significant portion of Vigoro's potash sales is to industrial customers compared to IMC, whose shipments are almost exclusively to agricultural markets. Vigoro also has a significant retail business, which gives it direct contact with farmers, the principal consumers of crop nutrient products of both IMC and Vigoro; IMC currently sells a very limited amount of products directly to farmers;

    (ii) The acquisition of Vigoro will enable the combined company to benefit from the potash mining expertise of IMC and Vigoro and should provide a cost-effective means to attempt to address IMC's water inflow problem which has existed since 1985 at IMC's potash mines at Esterhazy, Saskatchewan. In fiscal 1995, IMC spent approximately $16 million, or approximately $5/ton of production, to control such inflows. One alternative which IMC has investigated is to convert its Esterhazy operations to a solution mine. Vigoro has been successful in developing the solution mining process at its Kalium mine at Belle Plaine, Saskatchewan, which is believed to be the lowest-cost potash mine in the world and the only mine to use a solution mining process on a large scale. Similarly, IMC possesses significant know-how in shaft mining which it believes could be applied to lower costs and facilitate expansion at Vigoro's recently-acquired mine at Colonsay, Saskatchewan;

    (iii) The combined company should be able to achieve significant cost savings through consolidation of administrative and marketing staffs, improved logistics and various other areas of overlap. These savings will enable the combined company to compete more effectively with North American and foreign potash producers in the global potash market;

    (iv) The combined company will have a stronger balance sheet and substantially larger cash flows than IMC currently has, which will give the combined company greater financial flexibility to make investments in new capacity and/or new regions which IMC expects will be required to satisfy growing worldwide demand for agricultural crop nutrients;

    (v) The expected pro forma earnings impact of the transaction (assuming IMC and Vigoro were able to consummate the Merger as a pooling of interests under generally accepted accounting principles) and the tax effects of the Merger on IMC;

    (vi) The presentation of Lehman Brothers delivered to the IMC Board, including the opinion of Lehman Brothers rendered on November 12, 1995, that the Conversion Number is fair, from a financial point of view, to IMC;

    (vii) The Conversion Number and the historical market prices and trading information with respect to IMC Common Stock and Vigoro Common Stock; and

    (viii) The terms and conditions of the Merger Agreement, which were viewed as providing an equitable basis for the Merger from the standpoint of IMC.

  The foregoing discussion of the information and factors considered and given weight by the IMC Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the IMC Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the IMC Board may have given different weights to different factors.

  THE IMC BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF IMC COMMON STOCK VOTE "FOR" APPROVAL OF THE SHARE ISSUANCE AND EACH OF THE CHARTER AMENDMENTS.

OPINION OF IMC'S FINANCIAL ADVISOR

  IMC, pursuant to an engagement letter dated July 14, 1995 (the "Lehman Engagement Letter"), retained Lehman Brothers as its financial advisor in connection with IMC's proposed Merger with Vigoro.

  At the November 12, 1995 meeting of the IMC Board, Lehman Brothers delivered its written opinion that, as of such date and based upon and subject to the various conditions described to the IMC Board, the Conversion Number is fair, from a financial point of view, to IMC. The full text of the written opinion of Lehman Brothers is attached as Annex V hereto. Holders of IMC Common Stock are urged to read this opinion in its entirety for a summary of assumptions made, matters considered and limits of the review undertaken by Lehman Brothers in arriving at its opinion. The description of the opinion of Lehman Brothers set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion. The Conversion Number and share price information for IMC have been adjusted to give effect to the IMC Stock Split.

  No limitations were imposed by IMC on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion. The Conversion Number was determined by arm's-length negotiation between IMC and Vigoro after consultation by each of such parties with their respective financial advisors as to various matters, including preliminary ranges of value, and was not based on a recommendation by Lehman Brothers, although Lehman Brothers evaluated the financial terms of the Merger and participated in discussions concerning the Conversion Number. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of values to IMC or Vigoro, but made its determination as to the fairness, from a financial point of view, of the Conversion Number on the basis of the financial and comparative analyses summarized below. The opinion is for the use and benefit of the IMC Board and is not intended to be and does not constitute a recommendation to any stockholder of IMC as to how such stockholder should vote with respect to the Share Issuance. Lehman Brothers was not requested to opine as to, and the opinion does not in any manner address, IMC's underlying business decision to proceed with or effect the Merger.

  In arriving at its opinion, Lehman Brothers reviewed and analyzed: (i) the Merger Agreement and related documents and the specific terms of the Merger;
(ii) IMC's Annual Reports to Stockholders and Annual Reports on Form 10-K for the fiscal years ended June 1993 through June 1995 and a draft of its Quarterly Report on Form 10-Q for the quarter ended September 1995; (iii) Vigoro's Annual Reports to Stockholders and Annual Reports on Form 10-K for the fiscal years ended June 1992 through June 1994, its Transition Report on Form 10-K for the six month period ended December 1994 and its Quarterly Reports on Form 10-Q for the quarters ended March and June 1995 and a draft of the Quarterly Report on Form 10-Q for the quarter ended September 1995; (iv) certain operating and financial information provided to Lehman Brothers by the management of IMC relating to its business, including projections of future financial results; (v) certain operating and financial information relating to the business of Vigoro provided to Lehman Brothers by the managements of IMC and Vigoro, including projections of future financial results provided to Lehman Brothers by IMC and projections of near-term future financial results provided to Lehman Brothers by Vigoro; (vi) the anticipated pro forma financial impact of the Merger on IMC; (vii) trading histories of the common stock of IMC and Vigoro and a comparison of such trading histories with each other and with those of certain other companies that Lehman Brothers deemed relevant; (viii) historical price trends for certain of the crop nutrients produced by Vigoro and IMC; (ix) a comparison of the historical financial results and present financial condition of IMC and Vigoro with those of certain other companies that Lehman Brothers deemed relevant and (x) a comparison of the financial terms of the Merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant. Lehman Brothers also performed additional analyses, including discounted cash flow analyses and relative contribution analyses.

  In addition, Lehman Brothers had discussions with certain of IMC's senior management regarding IMC's business, operations, financial condition and prospects, as well as their views with respect to the business, operations, financial condition and prospects of Vigoro and the potential cost savings, production efficiencies and other business, operational and strategic impacts expected to result from a combination of the businesses of

IMC and Vigoro. Furthermore, Lehman Brothers had discussions with certain of Vigoro's senior management regarding Vigoro's business, operations, financial condition and prospects, as well as their views with respect to the business, operations, financial condition and prospects of IMC and the potential cost savings, production efficiencies and other business, operational and strategic impacts expected to result from a combination of the businesses of IMC and Vigoro. Lehman Brothers also undertook such other studies, analyses and investigation as Lehman Brothers deemed appropriate for the purposes of its opinion.

  In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information. With respect to the financial projections of IMC and Vigoro and the potential cost savings and other benefits that could be achieved upon consummation of the Merger, upon advice of the management of IMC, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the respective managements of IMC and Vigoro as to the future financial performance of IMC or Vigoro, as the case may be. For purposes of its analysis, however, Lehman Brothers also considered financial projections for IMC and Vigoro based on certain more conservative assumptions and estimates. Lehman Brothers discussed these adjusted projections with the management of IMC and the management of IMC has agreed with the appropriateness of the use of such adjusted projections by Lehman Brothers in performing its analysis. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of IMC or Vigoro, did not make or obtain any evaluations or appraisals of the assets or liabilities of IMC or Vigoro and was able to conduct only limited due diligence with the management of Vigoro prior to rendering its opinion. Lehman Brothers' opinion necessarily is based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Notwithstanding the foregoing, Lehman Brothers has determined that the amendments to the Partnership Agreement described above under the heading "THE MERGER--General" do not affect its opinion.

  IMC management prepared long-term financial projections for IMC, based on internal information for each of its principal business units, principally for the purpose of assessing the impact of changes in raw material prices, finished product prices and production levels on sales, earnings and cash flow. Such projections were not prepared with a view towards public disclosure or compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants ("AICPA") regarding projections. IMC management also prepared long-term financial projections for Vigoro based on its review and analysis of publicly available historical financial and product information for Vigoro and estimates of future financial performance published by various Wall Street equity research analysts. Such projections were prepared principally for the purpose of assessing the impact of changes in raw material prices, finished product prices and production levels on sales, earnings and cash flow and were not prepared with a view towards public disclosure or compliance with published guidelines of the SEC or the guidelines established by the AICPA regarding projections. Such projections were prepared on a June fiscal year basis in order to be consistent with IMC's fiscal year; Vigoro's fiscal year ends in December.

  In performing its analyses, with the concurrence of management of IMC, Lehman Brothers performed a variety of sensitivity analyses to incorporate potential fluctuations in commodity prices and production levels for the two companies. The commodity price levels were generated based upon historical commodity price levels after consultation with, and the concurrence of, IMC's senior management. Using these sensitivity analyses, Lehman Brothers then developed the following scenarios in conjunction with management of IMC, both of which assume no real dollar inflation and which are referenced throughout the remainder of this Proxy Statement/ Prospectus: (i) "Base Case" projections assume: IMC's realized prices for key phosphate products for fiscal 1996 are at IMC's forecasted levels for fiscal 1996 and that prices increase approximately 3% in fiscal 1997 and remain at 1997 levels thereafter; potash prices for both IMC and Vigoro for fiscal year 1996 are based upon IMC's forecasted levels for fiscal 1996 and increase 2% per annum thereafter; phosphate and potash production levels for IMC remain relatively static in all years and potash production for Vigoro increases modestly in fiscal 1997 and remains constant thereafter and (ii) "Lower Price Case" projections assume: key phosphate product prices are at approximately 80% of assumed fiscal 1996 Base Case levels in all periods; potash prices for both IMC and Vigoro for fiscal 1996 at approximately 85% of Base Case levels, increasing 2% per annum thereafter; phosphate and potash production levels for IMC remain relatively static in all years while potash production at Vigoro remains constant at current levels.

  Because the assumptions underlying the projections for IMC and Vigoro prepared by the managements of the two companies are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of IMC and Vigoro, there can be no assurances that the assumptions will prove valid or that the estimates set forth in the projections are capable of being, or will be, realized. Actual results may be higher or lower than those contemplated by the projections, and possibly by significant amounts.

  In connection with its presentation to the IMC Board on November 12, 1995, and in advising the IMC Board of its opinion, Lehman Brothers performed certain financial and comparative analyses, as summarized below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portions of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of IMC. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. No opinion is being expressed as to the prices at which shares of IMC Common Stock may trade at any future time.

  Stock Price Trading Range and Conversion Number Analyses. Lehman Brothers analyzed the stock price trading ranges of both IMC and Vigoro from May 21, 1991 (the date of Vigoro's initial public offering) to November 10, 1995 and compared the relative stock price performance of each company from May 21, 1991 to November 10, 1995 and January 2, 1995 to November 10, 1995. As of November 10, 1995, the ratio between Vigoro's and IMC's closing stock price for the 20 days prior to the announcement date was 1.233. Lehman Brothers noted that the implied value per share of Vigoro's stock of $59.700, based upon the Conversion Number of 1.60 and IMC's November 10, 1995 closing stock price of $37.313, represented a 31.9% premium to the Vigoro closing stock price as of such date. As of July 24, 1995, the date at which preliminary terms were initially discussed, the ratio between Vigoro's and IMC's closing stock price for the 20 days prior was 1.552. Lehman Brothers also noted that the implied value per share of Vigoro's stock price of $47.800, based upon an exchange ratio of 1.60 and IMC's July 21, 1995 closing stock price of $29.875, represented a 7.1% premium to the Vigoro closing stock price as of such date.

  Analysis of Selected Publicly Traded Comparable Companies. Using publicly available information, Lehman Brothers compared selected financial data of Vigoro with similar data for six companies engaged in businesses considered by Lehman Brothers to be comparable to Vigoro. Specifically, Lehman Brothers included in its review Arcadian Corporation (formerly known as Arcadian Partners, L.P.), Agrium, Inc., IMC, Mississippi Chemical Corporation, Potash Corporation of Saskatchewan, Inc. ("PCS") and Terra Industries, Inc., (the "Comparable Universe"). In Lehman Brothers' judgment, only IMC and PCS are similar enough to Vigoro in size, corporate structure and product mix to serve as direct comparables to Vigoro and, as a result, information on the other companies was included for illustrative purposes only. Lehman Brothers calculated several standard industry market valuation multiples for Vigoro and compared them to the market valuation multiples for IMC and PCS. In addition, Lehman Brothers applied the market valuation multiples of both IMC and PCS to the financial results of Vigoro for the latest twelve months ended September 30, 1995 to determine implicit price per share values. Lehman Brothers determined that an approximate value of Vigoro based upon this analysis ranged from $40 to $55 per share. However, because of the inherent differences between the business, operations and prospects of Vigoro and the businesses, operations and prospects of the companies in the Comparable Universe, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Vigoro and the companies in the Comparable Universe which would affect the public trading values of Vigoro and such comparable companies.

  Analysis of Selected Comparable Transactions. Using publicly available information, Lehman Brothers compared selected financial data, including total market value of the equity plus debt minus cash ("Firm Value") as a multiple of sales, earnings before interest and taxes ("EBIT") and earnings before interest, taxes, depreciation and amortization ("EBITDA") for Vigoro with similar data for selected transactions in the crop nutrients industry to derive implied price per share values. Although there have been over ten major announced acquisitions in the crop nutrients industry since 1990, there were only four transactions for which there was sufficient information and which Lehman Brothers believed provided an adequate comparison to Vigoro. Specifically, the transactions Lehman Brothers considered relevant were PCS/Occidental Petroleum--Agricultural Products Division, PCS/TexasGulf, Vigoro/Central Canada Potash--Noranda Minerals and PCS/Potash Company of America--Rio Algom Ltd. Lehman Brothers determined that an approximate equity value of Vigoro based upon this analysis ranged from $50 to $60 per Vigoro share. However, because the reasons for and the circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of Vigoro and the businesses, operations and prospects of the selected acquired companies or businesses analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the characteristics of these transactions and the Merger that would affect the acquisition value of Vigoro and such acquired companies or businesses.

  Discounted Cash Flow Analyses. Lehman Brothers performed five and ten year discounted cash flow analyses of Vigoro utilizing the Base Case and Lower Price Case projections. Utilizing these projections, Lehman Brothers calculated Vigoro's unlevered free cash flows over five and ten year periods. The cash flow streams and terminal values were then discounted to present values using a range of discount rates, which were chosen based on several assumptions regarding factors such as the inflation rate, interest rates, the inherent business risk of Vigoro and the cost of capital. Lehman Brothers calculated terminal values for Vigoro by applying to projected EBIT a range of multiples based on the analysis of the trading multiples of the Comparable Universe and on Lehman Brothers' general experience in mergers and acquisitions. For purposes of this analysis, Lehman Brothers utilized annual discount rates of 9.0%, 11.0% and 13.0% and terminal multiples of Vigoro's EBIT in the years 2000 and 2005 of 9.0x, 10.0x and 11.0x. Lehman Brothers determined that an equity value of Vigoro based upon this analysis was approximately $52 to $64 per share using the Base Case projections and approximately $40 to $50 per Vigoro share using the Lower Price Case projections.

  Lehman Brothers also performed a five year discounted cash flow analysis of IMC utilizing the Base Case and Lower Price Case projections, discount rates of 9.0%, 11.0% and 13.0%, and terminal values of 8.0x, 9.0x and 10.0x and compared these results to the results of the five year discounted cash flow analyses of Vigoro in order to analyze the relative equity values of IMC and Vigoro. Based on this analysis, Lehman Brothers calculated the relative equity value of Vigoro to IMC to be approximately 1.70 to 1.80 using the Base Case projections and 2.30 to 2.40 using the Lower Price Case projections as compared to the proposed Conversion Number of 1.60.

  Leveraged Buyout Analysis of Vigoro. Lehman Brothers performed a leveraged buyout analysis of Vigoro utilizing the Base Case projections in order to calculate the theoretical maximum value that an investor would pay in a leveraged buyout using current leveraged financing market parameters. The parameters considered included, but were not limited to, appropriate returns to equity holders over a five year horizon of at least 30% and over a seven year horizon of at least 25%, appropriate capital structure in the current financing environment, bank debt paydown in no more than eight years, and current market interest rates. However, no consideration was given to institutions' willingness to provide the requisite financing in light of the inherent volatility of applicable commodity prices. Based upon this analysis, Lehman Brothers estimated the value of Vigoro to be approximately $45 to $55 per Vigoro share.

  Contribution Analysis. Lehman Brothers analyzed the percentage of sales, EBIT, EBITDA and net income that each of IMC and Vigoro would contribute to the total of the combined entity for the fiscal year ended June 30, 1996 using the Base Case projections. Based upon these projections, IMC's contribution of sales, EBIT, EBITDA and net income is projected to be approximately 69%, 77%, 76% and 68%, respectively. Lehman Brothers noted that, based upon the Conversion Number of 1.60, the current stockholders of IMC would own approximately 74% of the combined entity.

  Pro Forma Analysis. Based upon an analysis of the pro forma effects of the Merger, Lehman Brothers noted that, at a Conversion Number of 1.60, assuming Base Case projections, no cost savings and excluding one-time charges attributable to the Merger, the Merger will be slightly dilutive to earnings per share for IMC for fiscal years 1996 and 1997. Based upon the Conversion Number of 1.60, assuming Lower Price Case projections, no cost savings and other synergies and excluding one-time charges attributable to the Merger, the Merger will be accretive to earnings per share for IMC for fiscal 1996 and fiscal 1997.

  Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate, estate and other purposes. The IMC Board selected Lehman Brothers to act as its financial advisor because of its experience, reputation and familiarity with the industry in general and because its investment banking professionals have substantial experience in transactions similar to the Merger.

  Pursuant to the terms of the Lehman Engagement Letter, IMC has agreed to pay Lehman Brothers for its services in connection with the Merger an aggregate financial advisory fee of $4.75 million, which is contingent upon consummation of the Merger. IMC also has agreed to reimburse Lehman Brothers for reasonable expenses incurred by Lehman Brothers in performing its services, including the reasonable fees and expenses of its legal counsel, and to indemnify Lehman Brothers and related persons against certain liabilities that might arise out of Lehman Brothers' engagement. In the past, Lehman Brothers has performed various investment banking services for IMC and has received customary fees for such services. Lehman Brothers actively trades in the equity and debt securities of IMC and Vigoro for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

VIGORO'S REASONS FOR THE MERGER; RECOMMENDATION OF THE VIGORO BOARD

  The Vigoro Board has unanimously determined that the Merger is advisable and fair to and in the best interests of Vigoro and its stockholders. Accordingly, the Vigoro Board has approved the Merger Agreement and recommends that the stockholders of Vigoro vote in favor of approval and adoption of the Merger Agreement. In reaching its determination, the Vigoro Board consulted with Vigoro management, as well as its legal counsel and its financial advisors, and considered a number of factors, including, without limitation, the following:

    (i) recent consolidating trends within the crop nutrients industry and the potential impact of these trends on Vigoro's position within the industry;

    (ii) information concerning the financial condition, results of operations, businesses, competitive positions, the business risks and prospects of Vigoro and IMC;

    (iii) the opportunities for operating efficiencies and synergies as a result of the Merger;

    (iv) significant enhancement of the strategic and market position of the combined companies beyond that achievable by Vigoro alone;

    (v) the terms and conditions of the Merger Agreement, including the condition that Vigoro receive comfort that the Merger will be accounted for as a pooling of interests and will be a tax-free reorganization for United States federal income tax purposes;

    (vi) recent trading prices for Vigoro Common Stock and IMC Common Stock;

    (vii) the opportunity for the holders of Vigoro Common Stock to receive a premium over the market price for their shares immediately prior to the announcement of the Merger of approximately 32% over the closing sales price of $45.25 per share of Vigoro Common Stock on November 10, 1995, the last trading day prior to the announcement of the Merger, based upon 1.60 times the closing sales price per share of IMC Common Stock ($37.313) on such date; and

    (viii) the presentation of J.P. Morgan delivered to the Vigoro Board, including the opinion of J.P. Morgan rendered on November 13, 1995, that the consideration to be received by the holders of Vigoro Common Stock in connection with the Merger is fair, to such holders, from a financial point of view.

  The Vigoro Board believes that the Merger offers the opportunity to create a combined company with greater financial resources and flexibility, competitive strengths and business opportunities than would be possible for Vigoro alone.

  In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Vigoro Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Vigoro Board may have given different weights to different factors.

  THE VIGORO BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF VIGORO VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF VIGORO'S FINANCIAL ADVISOR

  Pursuant to an engagement letter dated June 10, 1995, Vigoro retained J.P. Morgan as its financial advisor with respect to any sale, merger, consolidation or other business combination involving all or a portion of the stock, assets or business of Vigoro.

  At the meeting of the Vigoro Board on November 13, 1995, J.P. Morgan rendered its oral and written opinion to the Vigoro Board that, as of such date and based upon and subject to the various considerations set forth in its written opinion, the consideration to be received by holders of Vigoro Common Stock in the Merger was fair, from a financial point of view, to such holders. No limitations were imposed by the Vigoro Board upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinion.

  THE FULL TEXT OF THE WRITTEN OPINION OF J.P. MORGAN DATED NOVEMBER 13, 1995, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX VI TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF VIGORO COMMON STOCK ARE URGED TO READ THE OPINION IN ITS ENTIRETY. J.P. MORGAN'S WRITTEN OPINION IS ADDRESSED TO THE VIGORO BOARD, IS DIRECTED ONLY TO THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF VIGORO COMMON STOCK IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY VIGORO STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE VIGORO SPECIAL MEETING. THE SUMMARY OF THE OPINION J.P. MORGAN SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. THE CONVERSION NUMBER AND SHARE PRICE INFORMATION FOR IMC IN THE FOLLOWING DESCRIPTION OF THE OPINION OF J.P. MORGAN HAVE BEEN ADJUSTED TO GIVE EFFECT TO THE IMC STOCK SPLIT.

  In arriving at its opinion, J.P. Morgan reviewed, among other things, (i) the Merger Agreement; (ii) the Stock Option Agreement and the Voting Agreement; (iii) certain publicly available information concerning the business of Vigoro and IMC and of certain other companies engaged in businesses comparable to Vigoro and IMC, and the reported market prices for certain other companies' securities deemed comparable; (iv) publicly available terms of certain transactions involving companies comparable to Vigoro and IMC and the consideration received for such companies; (v) the terms of other relevant business combinations; (vi) current and historical market prices of the common stock of Vigoro and IMC; (vii) the audited financial statements of Vigoro for the six-month transition period ended December 31, 1994, and unaudited quarterly financials of Vigoro for the quarter ended September 30, 1995, the audited financial statements of IMC for the period ended June 30, 1995, and certain unaudited financial projections of IMC for the period ended June 30, 1996; (viii) certain agreements with respect to outstanding indebtedness or obligations of Vigoro and IMC; (ix) certain financial analyses and forecasts prepared with input from Vigoro and its management; (x) certain key fertilizer product price forecasts developed by Vigoro management; and (xi) certain key fertilizer product price forecasts developed by Fertecon Limited, a United Kingdom based consulting firm specializing in the fertilizer industry ("Fertecon").

  J.P. Morgan also held discussions with members of the management of Vigoro and IMC with respect to certain aspects of the Merger, and the past and current business operations, financial condition and future prospects and operations of Vigoro and IMC, and certain other matters believed necessary or appropriate to J.P. Morgan's inquiry. In addition, J.P. Morgan reviewed such other financial studies and analyses and considered such other information as it deemed appropriate for the purpose of its opinion.

  In performing such analysis, J.P. Morgan used such valuation methodologies as J.P. Morgan deemed necessary or appropriate for the purposes of its opinion. J.P. Morgan's view is based on (i) J.P. Morgan's consideration of the information Vigoro and IMC have supplied to J.P. Morgan through November 13, 1995, (ii) J.P. Morgan's understanding of the terms upon which Vigoro and IMC intend to consummate the Merger, (iii) the currently contemplated capital structure and the anticipated credit standing of IMC and its subsidiaries upon consummation of the Merger, (iv) J.P. Morgan's application of sound investment banking analyses premised on analyzing the long-term value of Vigoro and IMC upon consummation of the Merger, and (v) the consummation of the Merger within the time period contemplated by the Merger Agreement.

  J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to it by Vigoro and IMC or otherwise reviewed by Vigoro or IMC, and J.P. Morgan has not assumed any responsibility or liability therefor. J.P. Morgan has not conducted any valuation or appraisal of any assets or liabilities, nor have any valuations or appraisals been provided to J.P. Morgan. In relying on financial analyses and forecasts provided to J.P. Morgan, J.P. Morgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of Vigoro and IMC as to the expected future results of operations and financial condition of Vigoro and IMC to which such analyses and forecasts relate.

  The financial projections developed for Vigoro were based on input from Vigoro management. Vigoro does not publicly disclose projections of the type developed in connection with J.P. Morgan's analysis of the Merger. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management including, without limitation, global supply and demand factors that influence pricing for commodities such as white and red potash, anhydrous ammonia, urea ammonium nitrate solutions, diammonium phosphate, and natural gas. Accordingly, actual results could vary significantly from those set forth in such projections.

  J.P. Morgan's opinions are based on economic, market and other conditions as well as the information it received as of the date of such opinions. Subsequent developments may affect the written opinion dated November 13, 1995, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. Notwithstanding the foregoing, J.P. Morgan has determined that the amendments to the Partnership Agreement as described above under the heading "THE MERGER--General" do not affect its opinion.

  J.P. Morgan expressed no opinion as to the price at which Vigoro Common Stock and IMC Common Stock will trade at any future time or as to the effect of the Merger on the trading price of IMC Common Stock. Such trading price may be affected by a number of factors, including but not limited to (i) dispositions of IMC Common Stock by the stockholders within a short period of time after the effective date of the Merger, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the current capital markets, (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of Vigoro or of IMC or in the fertilizer market, (v) any necessary actions by or restrictions of federal, state, or other governmental agencies or regulatory authorities, and (vi) timely execution of all necessary agreements to complete the Merger on terms and conditions that are acceptable to all parties at interest.

  In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion.

 Pro Forma Merger Analysis

  J.P. Morgan's merger analysis was conducted utilizing two product pricing forecasts. The first pricing forecast (the "Base Case") utilized pricing estimates for such commodities as potash (red and white), anhydrous ammonia, urea ammonium nitrate solutions and diammonium phosphate that Vigoro management deemed appropriate. Pricing estimates were based on current global weather conditions and macroeconomic factors (including, without limitation, crop conditions, weather, governmental policies, developing country demand and political climate) affecting the supply and demand for each of these commodities as well as Vigoro's historical expertise in marketing these products. The second pricing forecast (the "Fertecon Case") utilized pricing estimates for such commodities as potash (red and white), anhydrous ammonia, urea ammonium nitrate solutions and diammonium phosphate obtained from Fertecon.

  Using these two pricing forecasts, J.P. Morgan analyzed certain pro forma effects resulting from the Merger based on (i) management projections through December 31, 1999 and June 30, 1999 for Vigoro and IMC, respectively, and IMC management estimates for the year ended June 30, 1996, in conjunction with projected earnings estimates of equity analysts as compiled by IBES (Institutional Brokers Estimates System) and First Call (brokers' earnings estimates and news surveys which are updated weekly and daily, respectively), and (ii) pooling accounting where IMC issued approximately 31.8 million shares of IMC Common Stock (adjusted to reflect the IMC Stock Split) in order to acquire 19.9 million shares of Vigoro Common Stock outstanding at the time of the Merger (applying a Conversion Number of 1.60). The analysis indicated that the Merger would be accretive to stockholders of IMC from an earnings per share perspective in 1996 and 1997 under the Base Case, and accretive to such stockholders in 1997 and 1998 under the Fertecon Case.

 Discounted Cash Flow

  J.P. Morgan prepared a discounted cash flow analysis of Vigoro and IMC based on certain financial and operating assumptions. In order to calculate the value of a business using a discounted cash flow analysis, projected cash flows for each year during the period for which projections are available, together with an estimate of the terminal value of the business, are discounted to the present. For purposes of its analysis, J.P. Morgan used the Base Case product price forecast resulting in (i) Vigoro's projections having a compound annual sales growth of approximately 5% for the years ended December 31, 1996 through December 31, 1999, an average operating margin of 15%, and average annual capital expenditures of $66 million, and (ii) IMC's projections having a compound annual sales growth of approximately 5% for the years ended June 30, 1996 through June 30, 1999, an average operating margin of 25%, and average annual capital expenditures of $94 million. For purposes of calculating the terminal value, J.P. Morgan assumed that Vigoro's and IMC's terminal sales growth rate would be in the range of 2%-4%. The terminal values were reconfirmed using conventional price to earnings, Firm Value/EBIT and Firm Value/EBITDA multiples. These assumptions yielded average projected free cash flows per year for Vigoro of $91 million and $195 million for IMC in the projected period. J.P. Morgan then discounted Vigoro's and IMC's projected free cash flows and terminal values at a weighted average cost of capital of approximately 8%-9% and 9%-10%, respectively.

  Upon adjusting these cash flows for debt, preferred stock, cash and the exercise of all options (for Vigoro, net of cash proceeds), J.P. Morgan's analysis yielded a discounted cash flow equity value of approximately $42- $48 per share for Vigoro and $34-$37.50 per share for IMC (using the Base Case pricing and terminal value assumptions). In addition to the Base Case discounted cash flow analysis, J.P. Morgan estimated the discounted cash flow value of Vigoro and IMC based on general sensitivity analyses of varied pricing assumptions for Vigoro's and IMC's core product offerings. J.P. Morgan's valuation ranges for Vigoro and IMC change significantly under different pricing scenarios. Utilizing the "Upside Case" (Vigoro's internal management forecast developed in conjunction with the Base Case), J.P. Morgan yielded a discounted cash flow valuation range of $46-$51 per share for Vigoro. Utilizing the Fertecon Case, J.P. Morgan yielded a discounted cash flow valuation range of $52-$55 per share for Vigoro and $36-$40 per share for IMC.

 Selected Company Analysis

  Using publicly available information, J.P. Morgan compared selected financial data (including sales, operating income, operating margins and capital structure) of Vigoro and IMC with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to Vigoro and IMC. For each comparable company, publicly available financial performance through the twelve months ended September 30, 1995 was measured. J.P. Morgan divided the nine publicly traded fertilizer peers into subsets depending on product focus, such as: potash producers, nitrogen producers, phosphate producers, retail distributors, and peers that exhibited a shelf space business comparable to Vigoro. J.P. Morgan then developed a weighted average multiple of the 1995 and 1996 price to earnings ratios and Firm Value to EBITDA ratios for Vigoro and IMC. Vigoro's average valuation multiples were 11.5x and 9.9x for 1995 and 1996 price to earnings multiples and 7.3x and 6.6x for 1995 and 1996 Firm Value to EBITDA multiples. IMC's average valuation multiples were 11.3x and 9.9x for 1996 and 1997 price to earnings multiples and 8.1x and 7.3x for 1996 and 1997 Firm Value to EBITDA multiples. This selected company analysis implied a trading value range of $37-$44 per share for Vigoro and $32-$40.50 per share for IMC.

 Selected Transaction Analysis

  Using publicly available information, J.P. Morgan compared selected financial data (including sales, operating income, operating margins and capital structure) for Vigoro with similar data for selected transactions involving companies engaged in businesses which J.P. Morgan judged to be analogous to Vigoro. For its comparable transaction analysis, J.P. Morgan analyzed certain information relating to fifteen mergers and acquisitions that took place in the fertilizer industry between March 1987 and August 1995 where the Firm Values of the target companies ranged between approximately $50 million and $900 million. The median sales, EBIT, and EBITDA multiples for these fifteen transactions were approximately 1.2x, 10.3x, and 7.6x, respectively, and the median price to last twelve month earnings multiple was 14.2x. These median multiples were then applied to Vigoro's sales, EBIT, EBITDA, and earnings for the twelve month period ending September 30, 1995, yielding implied values of approximately $44 to $53 per share for Vigoro.

  The summary set forth above does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. J.P. Morgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. J.P. Morgan's analyses are not necessarily indicative of actual values or future results that might be achieved, since values may be higher or lower than those indicated. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

  As part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuations of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes. The Vigoro Board selected J.P. Morgan to act as Vigoro's financial advisor due to its familiarity with Vigoro and its knowledge of mergers and acquisitions.

  For services rendered in connection with the Merger, Vigoro has paid J.P. Morgan $300,000 and has agreed to pay J.P. Morgan an additional fee of 0.50% of the aggregate amount of consideration received by Vigoro and/or its stockholders (treating any shares issuable upon exercise of options, warrants, or other rights of conversion as outstanding) in the Merger, plus the amount of any debt securities assumed less certain other advisory fees paid by Vigoro to J.P. Morgan in 1995. In addition, Vigoro has agreed to reimburse J.P. Morgan for its out-of-pocket expenses incurred in connection with its services, including the fees and disbursements of counsel, and to indemnify J.P. Morgan against certain liabilities relating to or arising out of its engagement, including liabilities under the securities laws.

  J.P. Morgan and its affiliates maintain banking and other business relationships with both Vigoro and IMC, including financial advisory and capital markets services, for which J.P. Morgan receives customary fees. In addition, from time to time, J.P. Morgan and its affiliates have engaged in lending and securities trading activities with Vigoro and IMC, and in executing an interest rate cap for Vigoro.

  In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the equity and debt securities of Vigoro and IMC for their own accounts or for the account of customers and, accordingly, may at certain times hold long or short positions in such securities.

CERTAIN TRANSACTIONS BETWEEN IMC AND VIGORO AND GAMI

  The following is a summary of the material provisions of the Voting Agreement and Stock Option Agreement, which are attached as Annexes II and III, respectively, to this Proxy Statement/Prospectus and are incorporated herein by reference. The following summary does not purport to be complete and is qualified in its entirety by reference to the Stock Option Agreement and the Voting Agreement.

  Stock Option Agreement. Pursuant to the Stock Option Agreement, Vigoro has granted to IMC the IMC Option to purchase 3,959,330 authorized and unissued shares of Vigoro Common Stock (subject to standard antidilution protection), which, if exercised, would represent approximately 16.4% of the outstanding Vigoro Common Stock as of the Vigoro Record Date, at a price of $57.21 per share under certain circumstances. So long as IMC is not in material breach of the Merger Agreement, the IMC Option will become immediately exercisable by IMC, if (i) any person, corporation, partnership or other entity or group (other than IMC or any of its Affiliates (as defined in Rule 405 under the Securities Act) (an "Acquiring Person") or any group (as defined in Section 13(d) of the Exchange Act) which includes IMC or any of its Affiliates) acquires or becomes the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 30% or more of the outstanding shares of Vigoro Common Stock;
(ii) any Acquiring Person is formed which, at the time of the formation thereof, beneficially owns 30% or more of the outstanding shares of Vigoro Common Stock; (iii) any Acquiring Person has commenced a tender or exchange offer for 30% or more of the then outstanding shares of Vigoro Common Stock or publicly announced any bona fide merger, consolidation or other business combination (involving 30% or more of then outstanding shares of Vigoro Common Stock or 30% or more of the equity interests in the surviving entity) with, or the acquisition of all or substantially all of the assets of, Vigoro, or any other similar business combination involving Vigoro; (iv) Vigoro enters into, or announces that it proposes to enter into, an agreement providing for a merger, consolidation or other business combination (involving 30% or more of then outstanding shares of Vigoro Common Stock or 30% or more of the equity interests in the surviving entity) involving Vigoro or a "significant subsidiary" (as defined in Rule 1.02(v) of Regulation S-X promulgated by the SEC) of Vigoro or the acquisition of a substantial interest in, or a substantial portion of the properties, assets or business of, Vigoro or a significant subsidiary of Vigoro; or (v) any Acquiring Person is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of Vigoro Common Stock which, together with all shares of Vigoro Common Stock beneficially owned by such Acquiring Person, results or would result in such Acquiring Person being the beneficial owner of 30% or more of the outstanding shares of Vigoro Common Stock. IMC may elect to pay the exercise price of the IMC Option in cash, IMC Common Stock or a combination thereof. The IMC Option will terminate upon the earlier of (i) the Effective Time and (ii) the 135th day after the termination of the Merger Agreement in accordance with its terms. Vigoro is required to register, at its expense, shares of Vigoro Common Stock acquired by IMC upon exercise of the IMC Option.

  Voting Agreement/Irrevocable Proxy. Pursuant to the Voting Agreement, GAMI has agreed, among other things, to attend the Vigoro Special Meeting in person or by proxy and to vote its shares of Vigoro Common Stock (a) for approval and adoption of the Merger Agreement and the Merger and the transactions contemplated by the Merger Agreement and (b) against any recapitalization, merger, sale of assets or other business combination or similar transaction involving Vigoro or any of its subsidiaries, securities or assets which is not endorsed in writing by IMC or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Vigoro under the Merger Agreement or which could result in any of the conditions of Vigoro's obligations under the Merger Agreement not being fulfilled. GAMI has also agreed in the Voting Agreement to neither, directly or indirectly, (i) sell, offer to sell, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement to sell, any shares of Vigoro Common Stock or (ii) solicit, or authorize any person to solicit, any inquiries or proposals from any person other than IMC relating to the merger or consolidation of Vigoro with any person other than IMC or its subsidiaries, or the acquisition of Vigoro's or its subsidiaries' voting securities by, or the direct or indirect acquisition or disposition of a significant amount of assets of Vigoro or any of its subsidiaries otherwise than in the ordinary course of business, from or to any person other than IMC or its subsidiaries or directly or indirectly enter into or continue any discussions, negotiations or agreements relating to, or vote in favor of, any such transaction. Pursuant to the Voting Agreement, GAMI has granted to IMC the Irrevocable Proxy to vote its shares of Vigoro Common Stock in favor of the Merger and against any competing business combination proposal. The Voting Agreement will terminate upon the earlier of (i) the close of business on August 14, 1996, if the Merger is not effected by such time, (ii) upon the termination of the Merger Agreement in accordance with its terms or (iii) immediately prior to the Vigoro Special Meeting, to the extent that IMC has exercised the IMC Option, except that the Voting Agreement will remain in effect if, prior to the acquisition of Vigoro Common Stock upon exercise of the IMC Option, a record date has been established for the vote of stockholders of Vigoro with respect to any matter covered by the Voting Agreement.

  As of the date of this Proxy Statement/Prospectus, GAMI owns 4,068,929 shares of Vigoro Common Stock, representing approximately 20.17% of the outstanding Vigoro Common Stock.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Vigoro Board with respect to the Merger Agreement and of the IMC Board with respect to the Share Issuance and the Charter Amendments, stockholders should be aware that certain members of the management of Vigoro and IMC, and the Vigoro Board and the IMC Board have certain interests in the Merger that are in addition to the interests of stockholders of Vigoro and IMC generally.

  Severance Plan. The Vigoro Board has adopted the Severance Plan applicable to 28 employees of Vigoro and its subsidiaries (including all executive officers of Vigoro other than Messrs. Sullivan and Jay D. Proops, who is currently Vice Chairman and a Director of Vigoro) which provides that a covered employee will receive "Severance Benefits" if the employee is terminated in circumstances that constitute a "Severance Event" and such employee executes a release of claims and a covenant agreeing, among other things, not to solicit for employment any employees of Vigoro or its subsidiaries or disclose any confidential information or proprietary data of Vigoro. Severance Benefits consist of an amount equal to the employee's then annualized base salary or, if greater, annualized base salary as of November 13, 1995 ("Base Salary"), plus an amount generally equal to the employee's highest annual bonus and other incentive payments received for any of the prior three years ("Bonus Base") paid in 12 equal monthly installments plus unpaid salary and pro-rated bonus and earned but unused vacation. Eligible employees will also be entitled to continuation of benefits for the lesser of one year or until the employee finds new employment providing comparable benefits. A Severance Event occurs if within three years of November 13, 1995, an eligible employee's employment with Vigoro (or related entities) is terminated: (i) by the applicable employer other than because such employee engaged in willful and intentional conduct which has caused demonstrable and serious injury to Vigoro, was convicted of or entered a plea of nolo contendere to any felony, was convicted of a criminal offense or entered a plea of nolo contendere to any offense involving dishonesty, breach of trust or moral turpitude, committed a breach of fiduciary duty involving personal profit or willfully refused to perform or was grossly negligent in the performance of his or her duties or responsibilities (unless significantly changed without the consent of the employee) (collectively, "Cause"); (ii) by such employee within 90 days after such employee has or should have knowledge that his or her Base Salary was not maintained in accordance with prior levels, he or she is not included on a comparable basis with similar employees in bonus plans or stock option or similar plans, he or she is not included on a comparable basis with similar employees in benefit plans or vacation or other perquisite plans or the Severance Plan is not assumed by any successor of Vigoro (collectively, "Good Reason"); or (iii) by such employee on or after the date such employee has reached the age of 60. A covered employee is not entitled to Severance Benefits if the employee terminates his or her employment other than in circumstances constituting a Severance Event or the employee's employment is terminated as a result of the death or disability of the employee.

  The maximum aggregate Severance Benefits payable to Vigoro's five most highly compensated executive officers are: Robert E. Fowler ($790,000), John Huber ($460,000), Robert Van Patten ($386,000) and James Patterson ($312,000). Joseph P. Sullivan will not receive a Severance Benefit. The maximum aggregate Severance Benefits payable to all covered employees is approximately $5,974,000.

  The IMC Board has adopted the IMC Severance Plan applicable to 28 employees of IMC, its subsidiaries and its affiliates. The terms and conditions of the IMC Severance Plan are substantially similar to the terms and conditions of the Vigoro Severance Plan except with regard to the following. First, the "Effective Date," representing the effective date of the IMC Severance Plan, the date on which the "Severance Period" commences and the date on which the employee's "Base Salary" is determined, is designated as December 21, 1995. Also, a covered employee's "Bonus Base" includes the highest annual bonus earned by the employee for the prior three years, but does not include any other incentive payments earned by the employee. In addition, an employee-initiated termination on or after reaching age 60 does not constitute a "Severance Event" for purposes of the IMC Severance Plan. Lastly, in addition to the eligibility exclusions contained in the Vigoro Severance Plan, the IMC Severance Plan provides that a covered employee is not entitled to "Severance Benefits" in the event that: (i) the employee takes a leave of absence which does not constitute a termination of employment; (ii) the employee is transferred to another facility on a nondiscriminatory basis and for a bona fide business reason and such employee declines to accept the position; or
(iii) the employee is terminated in connection with the sale of stock or assets of IMC, its subsidiaries or its affiliates and is offered a comparable position with IMC's successor in interest.

  The maximum aggregate Severance Benefits payable to IMC's five most highly compensated executive officers are: James D. Speir ($565,000), Robert C. Brauneker ($442,000), C. Steven Hoffman ($382,000) and Marschall I. Smith ($351,000). Wendell F. Bueche will not receive a Severance Benefit. The maximum aggregate Severance Benefits payable to all IMC covered employees is approximately $6,074,000.

  Bonus Agreements. The Merger Agreement provides that IMC and Vigoro, after the Merger, will enter into Transition Bonus Agreements ("Bonus Agreements") with five officers and key employees of Vigoro and its subsidiaries. The Bonus Agreements will provide that an employee will be entitled to a "Transition Bonus" paid in nine equal monthly installments if, within one year of the Effective Time (the "Transition Period"), the employee is terminated in circumstances that constitute a "Transition Bonus Event" and such employee executes a release of claims and a covenant agreeing, among other things, not to solicit for employment any employees of Vigoro or its subsidiaries or disclose any confidential information or proprietary data of Vigoro. A Transition Bonus is an amount equal to 75%, or 150% in the case of one employee who is an executive officer of Vigoro, of the sum of the employee's Base Salary and Bonus Base (each as defined above under "--Severance Plan"). A Transition Bonus Event will have occurred if during the Transition Period: (i) the employee's employment with Vigoro (or any related entity) is terminated
(A) by the applicable employer other than for Cause (as defined under "-- Severance Plan") or (B) by the employee for Good Reason (as defined under "-- Severance Plan") or (ii) Vigoro or IMC or any related entity does not make an offer of continued employment to the employee after the Effective Time with compensation, authority and status at least equivalent to the compensation, authority and status of the employee immediately prior to the Effective Time. A covered employee would not be entitled to a Transition Bonus if the employee's employment is terminated other than in circumstances constituting a Transition Bonus Event or the employee's employment is terminated as a result of the death or disability of the employee.

  Of Vigoro's five most highly compensated executive officers, only Mr. Patterson will receive a Transition Bonus, the maximum amount of which would be $468,000. The maximum aggregate Transition Bonuses payable to all Vigoro covered employees is approximately $1,053,000.

  IMC intends to enter into Transition Bonus Agreements with seven key employees of IMC substantially similar to the Bonus Agreements described above. Of IMC's five most highly compensated executive officers, only Mr. Brauneker and Mr. Smith will receive a Transition Bonus, the maximum amounts of which would be $663,000 and $526,500, respectively. The maximum aggregate Transition Bonuses payable to all covered employees is approximately $2,304,000.

  Non-Competition Agreements. The Merger Agreement provides that upon consummation of the Merger, IMC will enter into Non-Competition Agreements (the "Non-Competition Agreements") with a total of 14 officers and key employees of Vigoro and its subsidiaries which will provide that such employees will not compete with IMC or any of its affiliates for specified periods following the termination of their employment with Vigoro or its subsidiaries because of a Severance Event (as defined under "--Severance Plan") and will receive scheduled amounts of payments (totalling, in the aggregate, approximately $9.2 million if all covered employees receive the maximum potential payments) in equal monthly installments during the period of non-competition (except for Mr. Proops, who would be paid in 24 monthly installments regardless of the period of noncompetition). Employees entering into Non-Competition Agreements will agree not to compete for a period of three years if a Severance Event occurs on or before the first anniversary of the Effective Time, for two years if a Severance Event occurs after the first anniversary and on or before the second anniversary of the Effective Time and for one year if a Severance Event occurs after the second anniversary and on or before the third anniversary of the Effective Time (the "Non-Competition Periods"). During the Non-Competition Periods, Messrs. Fowler, Proops, John U. Huber, Robert M. Van Patten and Kenneth W. Holbrook will be prohibited from rendering employment or consulting services to any business enterprise in North America in a capacity in which such employee will directly supervise a business which is directly competitive with the business which the employee supervised during the one year period preceding the Severance Event. All other employees with Non-Competition Agreements will be prohibited from rendering employment or consulting services to any business enterprise located within 50 miles of the facility at which the employee was employed at the time of the Severance Event in a capacity in which the employee will directly supervise a business which is directly competitive with the business which the employee supervised during the six month period preceding the Severance Event. Each employee also agrees to keep confidential and comply with Vigoro's and its successors' policies regarding confidential and proprietary information for the longest time permitted by law.

  The maximum aggregate payments under the Non-Competition Agreements payable to Vigoro's five most highly compensated executive officers are: Mr. Fowler ($2,370,000), Mr. Huber ($1,380,000) and Mr. Van Patten ($1,158,000). Mr.
Sullivan and Mr. Patterson will not receive payments under the Non-Competition Agreements. The maximum aggregate amount payable to all covered Vigoro employees under the Non-Competition Agreements is approximately $9,231,000.

  IMC intends to enter into Non-Competition Agreements with nine key employees of IMC substantially similar to the Non-Competition Agreements described above. Of IMC's five most highly compensated executive officers, only Mr. Speir and Mr. Hoffman will receive Non-Competition Agreements, the maximum amounts of which would be $1,695,000 and $764,000, respectively. The maximum aggregate payment under the Non-Competition Agreements payable to all covered employees is approximately $4,357,000.

  Indemnification and Insurance. IMC has agreed to indemnify and advance expenses to each person who was on November 13, 1995, or has been at any time prior to November 13, 1995 or who becomes prior to the Effective Time, an officer, director, employee, trustee or agent of Vigoro (or any subsidiary thereof) or a director, officer, employee, agent or trustee of any employee benefit plan for employees of Vigoro (or any subsidiary thereof), including without limitation, each person controlling any of the foregoing persons (the "Indemnified Parties"), to the fullest extent permitted under applicable law, against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such (whether or not alleged in the capacities as such), whether commenced, asserted or claimed before or after the Effective Time and including, without limitation, liabilities arising under the Securities Act, the Exchange Act and state corporation laws in connection with the Merger. In addition, IMC has agreed not to amend the provisions of Vigoro's Certificate of Incorporation and By-laws providing for exculpation of director and officer liability and indemnification, except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification. For a period of six years after the Effective Time, IMC is obligated to maintain in effect policies of directors' and officers' liability insurance that are substantially no less advantageous to the Indemnified Parties than the policies presently maintained by Vigoro, subject to certain maximum annual payments. See "OTHER TERMS OF THE MERGER AGREEMENT-- Indemnification; Directors and Officers Insurance."

  IMC Directorships. IMC and Vigoro presently anticipate that the Vigoro Designees will be Joseph P. Sullivan, Robert E. Fowler, Jr., and Rod F. Dammeyer, each of whom is currently a member of the Vigoro Board, and an individual currently serving as an outside Director of Vigoro to be mutually designated by IMC and Vigoro at or prior to the Effective Time. See "The MERGER--General."

  Ray A. Goldberg, a member of the Vigoro Board, is party to a Retainer Agreement with Vigoro, pursuant to which Vigoro has retained Mr. Goldberg to provide consulting services for a three-year period from June 1, 1995 to June 1, 1998. Pursuant to this agreement, Mr. Goldberg is paid a monthly retainer at an annual rate of $30,000. This agreement will not be affected by the Merger. See "OTHER TERMS OF THE MERGER AGREEMENT--Employee Benefits" for a description of the benefits provided by the Merger Agreement for Vigoro employees generally.

STOCK OPTION PLANS

  As provided in the Merger Agreement, by virtue of the Merger, all options (the "Vigoro Options") outstanding at the Effective Time under any Vigoro stock option plan (collectively, the "Vigoro Stock Option Plans"), whether or not then exercisable, will become and represent an option to purchase the number of shares of IMC Common Stock (a "Substitute Option") equal to the product, decreased to the nearest whole share, of (i) the number of shares of Vigoro Common Stock subject to the original Vigoro Option immediately prior to the Effective Time times (ii) the Conversion Number, at an exercise price per share of IMC Common Stock equal to (A) the per share exercise price for the shares of Vigoro Common Stock subject to such Vigoro Option immediately prior to the Effective Time divided by (B) the Conversion Number, rounded upward to the nearest full cent. After the Effective Time, each Substitute Option will be exercisable upon the same terms and conditions as were applicable to the related Vigoro Option immediately prior to the Effective Time. The Merger will not result in the acceleration of vesting of those Vigoro Options which are issued but not yet vested. As of December 12, 1995, employees (or former employees) of Vigoro owned Vigoro Options to purchase an aggregate of 1,303,386 shares of Vigoro Common Stock at a weighted average price of $35.25 per share (at exercise prices ranging from $20.05 to $52.88 per share). IMC has agreed to register under the Securities Act all Substitute Options and all shares of IMC Common Stock issuable pursuant to Substitute Options.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  The following discussion is a summary of all material United States federal income tax consequences of the Merger under current law and does not purport to be a complete analysis or description of all potential tax effects of the Merger. The summary does not address all of the tax consequences that may be important to stockholders subject to special tax treatment, such as insurance companies, corporations subject to the alternative minimum tax, banks, dealers in securities, tax-exempt organizations or non-United States persons, or to stockholders who acquired their shares of Vigoro Common Stock as compensation. No information is provided herein with respect to the tax consequences, if any, of the Merger under applicable state, local, and foreign tax laws other than Canadian federal income tax, discussed below. The discussion is based on the current provisions of the Code, final and proposed Treasury regulations thereunder and current administrative rulings of the Internal Revenue Service (the "IRS") and court decisions. All of the foregoing are subject to change and any such change could affect the accuracy of this discussion. Vigoro stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger.

  The obligation of Vigoro to consummate the Merger is conditioned on the receipt by Vigoro of an opinion of Arnold & Porter, special counsel to Vigoro, to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Such opinion will be based on representations by the parties and certain factual assumptions and will include various qualifications to the extent appropriate. See "OTHER TERMS OF THE MERGER AGREEMENT--Conditions Precedent to the Merger." If so treated, no gain or loss will be recognized to Vigoro stockholders upon the receipt of IMC Common Stock in exchange for Vigoro Common Stock for United States federal income tax purposes, except as described below with respect to cash received in lieu of fractional shares. Vigoro stockholders will have a tax basis for the shares of IMC Common Stock received in the Merger equal to the tax basis for the shares of Vigoro Common Stock surrendered in exchange therefor, excluding any basis allocated to fractional shares for which cash is received. If the shares of Vigoro Common Stock are held as capital assets, the holding period of the shares of IMC Common Stock received will include the period during which the shares of Vigoro Common Stock were held. Furthermore, if the Merger is treated as a reorganization, the Merger will result in no gain or loss to IMC, to IMC's stockholders or to Vigoro on the exchange of shares of Vigoro Common Stock for IMC Common Stock.

  The IRS has announced a ruling policy of treating cash paid in lieu of fractional share interests arising in corporate reorganizations as having been received by the stockholders in payment for the fractional share interests if the cash distribution is undertaken solely for the purpose of saving the corporation the expense and inconvenience of issuing and transferring fractional shares and is not a separately bargained for consideration. The IRS has stated further that the purpose of the transaction giving rise to the fractional share interests, the maximum amount of cash that may be received by any one stockholder, and the percentage of the total consideration that will be cash are among the factors that will be considered in this connection. If so treated in the present case, gains and losses realized by Vigoro stockholders with respect to the receipt of cash in lieu of fractional shares will be capital gain or loss, provided that the shares surrendered are held as capital assets. Such capital gain or loss will be long-term capital gain or loss if the shares of Vigoro Common Stock were held for more than one year at the Effective Time. To determine the amount of gain or loss, a portion of the basis in the Vigoro Common Stock will be allocated to the fractional shares and the amount of gain or loss will be the difference between the amount of cash received and the amount of such basis.

  EACH HOLDER OF VIGORO COMMON STOCK IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE MERGER.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSEQUENCES

  The following is a general summary of the principal Canadian federal income tax consequences of the Merger generally applicable to holders of Vigoro Common Stock who, for purposes of the Canada Tax Act, are residents of Canada, hold Vigoro Common Stock as capital property and for whom Vigoro is not a foreign affiliate as defined in the Canada Tax Act. Under the Canada Tax Act, certain taxpayers, including certain financial institutions, registered securities dealers and corporations controlled by one or more of the foregoing, generally are precluded from treating securities acquired in the ordinary course of business as capital property.

  This summary is based on the current provisions of the Canada Tax Act, the regulations thereunder (the "Canada Tax Regulations") and current administrative and assessing practices of Revenue Canada. In addition, this summary takes into account all specific proposals to amend the Canada Tax Act and Canada Tax Regulations publicly announced by the Canada Department of Finance prior to the date hereof (collectively, the "Proposed Tax Amendments"). This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ significantly from those discussed herein.

  A stockholder will realize a capital gain (or capital loss) to the extent that the aggregate of the fair market value (in Canadian dollars) of the IMC Common Stock (including any IMC Rights) received in the Merger and the amount of any cash (in Canadian dollars) received in lieu of a fractional share of IMC Common Stock, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base (in Canadian dollars) to the holder of Vigoro Common Stock exchanged in the Merger. The stockholder will be considered to have acquired IMC Common Stock in the Merger at a cost for Canadian tax purposes equal to such fair market value, to be averaged with the adjusted cost base to the stockholder of any other IMC Common Stock held by the stockholder as capital property at the time of the Merger.

  A stockholder will be required to include in income three-quarters of the amount of any capital gain (a "taxable capital gain") and will generally be entitled to deduct three-quarters of the amount of any capital loss against taxable capital gains realized by the stockholder, subject to and in accordance with the provisions of the Canada Tax Act. Under the Proposed Tax Amendments, a refundable tax of 6 2/3% will be imposed on the investment income, including taxable capital gains, earned by a Canadian-controlled private corporation. This tax, together with a corporation's "refundable dividend tax on hand," will be refunded, when the corporation pays dividends, at the rate of C$1.00 for every C$3.00 of dividends paid. This new tax is proposed to apply for taxation years ending after June 1995 and will be pro-rated for taxation years beginning before July 1995.

  EACH HOLDER OF VIGORO COMMON STOCK IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE MERGER.

ANTICIPATED ACCOUNTING TREATMENT

  IMC and Vigoro believe that the Merger will qualify as a pooling of interests for accounting and financial reporting purposes in accordance with APB No. 16. Under this method of accounting, the assets and liabilities of IMC and Vigoro will be combined based on the respective carrying values of the accounts in the historical financial statements of each entity. Results of operations of the combined company will include income or loss of IMC and Vigoro for the entire fiscal period in which the combination occurs, and the historical results of operations of the separate companies for fiscal years prior to the Merger will be combined and reported as the results of operations of the combined company.

  It is a condition to the consummation of the Merger that each of IMC and Vigoro receives a copy, dated as of the Effective Time, of (i) an opinion of Arthur Andersen LLP, addressed to Vigoro, that Vigoro qualifies as an entity that may be a party to a business combination for which the pooling-of-interest method of accounting would be available and (ii) an opinion of Ernst & Young LLP, addressed to IMC, that the Merger will qualify as a pooling of interests under generally accepted accounting principles if the Merger is consummated in accordance with the terms of the Merger Agreement.

  Certain events, including certain transactions with respect to Vigoro Common Stock or IMC Common Stock by affiliates of Vigoro or IMC, respectively, may prevent the Merger from qualifying as a pooling of interests for accounting and financial reporting purposes. See "--Resales of IMC Common Stock" and "OTHER TERMS OF THE MERGER AGREEMENT--Conditions Precedent to the Merger."

GOVERNMENTAL AND REGULATORY APPROVALS

  The consummation of the Merger is conditioned upon the expiration or termination of the applicable waiting period under the HSR Act. In addition, other filings with, notifications to and authorizations and approvals of various governmental agencies, both domestic and foreign, with respect to the transactions contemplated by the Merger Agreement, relating primarily to antitrust and securities law issues, must be made and received prior to the consummation of the Merger.

  United States. Under the HSR Act and the regulations promulgated thereunder by the FTC, the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division and the applicable waiting period has expired or been terminated. On November 17, 1995, IMC and Vigoro filed Premerger Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division and requested early termination of the waiting period. The waiting period expired on December 17, 1995. However, at any time before or after consummation of the Merger, notwithstanding that the waiting period under the HSR Act has expired, the FTC, the Antitrust Division or any state entity could seek under federal or state antitrust laws, among other things, to enjoin the consummation of the Merger.

  In general, a person who is to receive shares of IMC Common Stock pursuant to the Merger may be required to file a Premerger Notification and Report Form pursuant to the HSR Act and observe the applicable waiting period under the HSR Act prior to acquiring IMC Common Stock pursuant to the Merger, if (i) such person would own, upon consummation of the Merger, IMC Common Stock that exceeds $15 million in value or 15% of the outstanding voting securities of IMC (whichever is larger), (ii) certain jurisdictional requirements are met regarding the amount of assets currently held by the acquiring person, and (iii) no exemption applies. If such waiting period has not expired or been terminated at the Effective Time with respect to such recipient, IMC may be required to deliver such recipient's shares of IMC Common Stock into an escrow facility pending the expiration or termination of such waiting period. Holders of Vigoro Common Stock are urged to consult their legal counsel to determine whether the requirements of the HSR Act will apply to the receipt by them of shares of IMC Common Stock in the Merger.

  Canada. Under the Canadian Competition Act, certain transactions involving an amalgamation or the acquisition of voting shares of a corporation that carries on, or that controls a corporation that carries on, an operating business in Canada require notification to the Canadian Director. If a merger is subject to the notification requirement, notification must be made either on the basis of a short-form filing (with a seven day waiting period) or a long-form filing (with a 21 day waiting period). A merger may not be completed until the applicable waiting period has expired. However, the Canadian Director's review of a merger may take longer than the statutory waiting period. The Canadian Director may at any time before, or within three years after, completion of a merger seek an order of the Competition Tribunal enjoining or unwinding a merger on the basis that it is likely to substantially lessen or prevent competition, unless the parties obtain from the Canadian Director an ARC. Where an ARC is issued and the merger to which the ARC relates is substantially completed within one year after the ARC is issued, the Canadian Director cannot seek such an order of the Competition Tribunal solely on the basis of information that is the same or substantially the same as the information on the basis of which the ARC was issued. The decision as to whether to make a short-form or long-form filing is at the discretion of the parties; however, if a short-form filing is made, the Canadian Director may, within the seven day waiting period, require that the parties make a long-form filing, thereby extending the waiting period for a further 21 days following receipt of the long-form filing. As the Merger exceeds the notification thresholds, IMC and Vigoro filed a short-form notification with the Canadian Director on December 14, 1995 and have also requested that an ARC be issued. There can be no assurance that the Canadian Director will issue an ARC. The seven-day waiting period in which the Canadian Director could require the parties to make a long-form filing expired on December 21, 1995. By letters dated January 15, 1996, the Canadian Director requested that IMC and Vigoro provide additional information to assist the Canadian Director in the evaluation of the Merger. IMC and Vigoro are in the process of complying with these information requests.

  IMC is required to file an Application in respect of the Merger under the Investment Canada Act with the Director of Investments, either prior to implementation of the Merger or within 30 days thereafter. The Minister is required to determine whether a reviewable acquisition is likely to be of "net benefit to Canada" taking into account certain factors specified in the Investment Canada Act. The Investment Canada Act contemplates an initial review period of 45 days after filing; however, if the Minister has not completed the review by that date, he may extend the review period by a further 30 days (or such longer period as may be agreed to by IMC) to permit completion of the review. IMC filed an Application on December 15, 1995. By letter dated January 29, 1996, the Minister extended the initial review period by up to 30 days or such further period as may be agreed to by IMC. The prescribed factors of assessment to be considered by the Minister include, among other things, the effect of the investment on the level and nature of economic activity in Canada (including the effect on employment, resource processing, utilization of Canadian products and services and exports), the degree and significance of participation by Canadians in the acquired business, the effect of the investment on productivity, industrial efficiency, technology developments, product innovation and product variety in Canada, the effect of the investment on competition within any industry in Canada, the compatibility of the investment with national industrial, economic and cultural policies, and the contribution of the investment to Canada's ability to compete in world markets. If the Minister determines that he is not satisfied that the Merger is likely to be of net benefit to Canada, IMC may not implement the Merger or, if the Merger has been implemented, must divest itself of control of the Canadian business that is the subject of the acquisition.

  Closing Condition. The respective obligations of IMC and Vigoro to consummate the Merger are subject to the condition that no court or other governmental entity having jurisdiction over IMC or Vigoro, or any of their respective subsidiaries, shall have entered any injunction or other order (whether temporary, preliminary or permanent) which is then in force and has the effect of making the Merger or any of the transactions contemplated by the Merger Agreement illegal. See "OTHER TERMS OF THE MERGER AGREEMENT--Conditions Precedent to the Merger."

  Based on available information, IMC and Vigoro believe that the Merger can be effected in compliance with federal, state and foreign antitrust laws. However, there can be no assurance that a challenge to consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, IMC and Vigoro would prevail or would not be required to accept certain adverse conditions in order to consummate the Merger.

PERCENTAGE OWNERSHIP INTEREST OF VIGORO STOCKHOLDERS AFTER THE MERGER

  Based on the number of shares of IMC Common Stock outstanding on the IMC Record Date and assuming that the Conversion Number is 1.60 and approximately
32.3 million shares of IMC Common Stock are issued in the Share Issuance, upon consummation of the Merger there will be approximately 91.8 million shares of IMC Common Stock outstanding at the Effective Time, of which the stockholders of Vigoro will own approximately 35% (approximately 36% assuming the exercise of all currently outstanding options to purchase shares of IMC Common Stock and all currently outstanding options to purchase shares of Vigoro Common Stock which will be converted into options to purchase shares of IMC Common Stock at the Effective Time).

APPRAISAL RIGHTS

  Holders of shares of Vigoro Preferred Stock are entitled to appraisal rights under Section 262 of the DGCL. Pursuant to Section 262, any holder of shares of Vigoro Preferred Stock who files a written demand for appraisal prior to the taking of the vote to approve and adopt the Merger Agreement at the Vigoro Special Meeting, who continuously holds such shares through the Effective Time and who does not vote in favor of such approval and adoption, is entitled to an appraisal by the Delaware Court of Chancery of the fair value of such shares (exclusive of any element of value arising from the expectation or accomplishment of the Merger). Vigoro, as the Surviving Corporation in the Merger, must pay to such stockholder the fair value of the shares of Vigoro Preferred Stock held by such stockholder. Under the DGCL, the holders of Vigoro Common Stock are not entitled to appraisal rights with respect to the Merger, and stockholders of IMC are not entitled to appraisal rights with respect to the Share Issuance or the Charter Amendments.

  Any holder of Vigoro Preferred Stock who wishes to make a demand for appraisal is urged to review carefully the provisions of Section 262, particularly the provisions setting forth the procedural steps required to perfect the appraisal rights provided for therein. Appraisal rights will be lost if such procedural requirements are not fully satisfied.

  SET FORTH BELOW IS A SUMMARY OF THE PROCEDURES RELATING TO THE EXERCISE OF APPRAISAL RIGHTS. THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, SECTION 262 OF THE DGCL WHICH, TOGETHER WITH ANY AMENDMENTS TO THE LAW AS MAY BE ADOPTED AFTER THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, IS INCORPORATED HEREIN BY REFERENCE. A COPY OF SECTION 262 IS ATTACHED AS ANNEX VII TO THIS PROXY STATEMENT/PROSPECTUS.

  Before the stockholders' vote is taken on the proposal to approve and adopt the Merger Agreement, a holder of Vigoro Preferred Stock who intends to exercise appraisal rights must deliver to Vigoro a written demand for appraisal of such shares. Such written demand should be addressed to The Vigoro Corporation, 225 North Michigan Avenue, Suite 2500, Chicago, Illinois 60601, Attn.: Secretary. The written demand must reasonably inform Vigoro of the stockholder's identity and the stockholder's intent to demand an appraisal and must be in addition to and separate from any proxy or vote against the Merger. Neither voting against, nor failing to vote for, the Merger will constitute the written demand required to be filed by a stockholder seeking appraisal.

  If the Merger Agreement is approved and adopted at the Vigoro Special Meeting and the Merger becomes effective, Vigoro will, within 10 days after the Effective Time, notify each holder of Vigoro Preferred Stock who has filed a written demand meeting the requirements of Section 262 of the DGCL, and whose shares of Vigoro Preferred Stock were not voted in favor of the proposal to approve and adopt the Merger Agreement, of the date that the Merger became effective. Any holder of Vigoro Preferred Stock shall have the right to withdraw his demand for appraisal within 60 days after the Effective Time and accept the terms of the Merger.

  The DGCL provides that, from and after the Effective Time, any stockholder who has demanded appraisal rights under the DGCL shall not be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on such stock (except dividends and distributions payable to stockholders of record as of any time prior to the Effective Time) unless (i) no petition for appraisal is filed (as described below) within 120 days after the Effective Time or (ii) such stockholder, within 60 days after the Effective Time or with the written approval of Vigoro, as the Surviving Corporation in the Merger, delivers to Vigoro a written withdrawal of his demand for appraisal and an acceptance of the Merger.

  Any stockholder who has complied with Section 262 of the DGCL shall be entitled, within 120 days after the Effective Time, upon written request, to receive a statement of the aggregate number of shares of Vigoro Preferred Stock not voted in favor of the Merger and with respect to which demands for appraisal have been received and of the aggregate number of holders of such shares of Vigoro Preferred Stock. Such written statement shall be mailed to the stockholder within 10 days after the later of (i) the receipt of the request by Vigoro and (ii) the expiration of the period for delivery of demands for appraisal.

  Either any holder of Series E Preferred Stock or Series F Preferred Stock who has complied with Section 262 of the DGCL or Vigoro, as the Surviving Corporation, may file a petition in the Delaware Court of Chancery within 120 days after the Effective Time demanding a determination of the value of the Series E Preferred Stock or Series F Preferred Stock of all stockholders seeking such an appraisal.

  If a petition is filed by a stockholder seeking appraisal, service of the petition must be made upon Vigoro, as the Surviving Corporation in the Merger, and Vigoro must file with the Register in Chancery within 20 days after such service a duly verified list of the names and addresses of all stockholders who have demanded payment for their shares and who have not reached agreement with Vigoro as to the value of their shares of Vigoro Preferred Stock. If a petition is filed by Vigoro, such a duly verified list must accompany Vigoro's petition. The Register in Chancery, when ordered by the court, will give notice of a hearing for such petition by registered or certified mail to Vigoro and to the stockholders shown on the list at the addresses stated therein. Notice will also be given by publication in a newspaper of general circulation published in Wilmington, Delaware or such other publication as the court deems advisable. At the hearing, the Delaware Court of Chancery will determine which holders of Vigoro Preferred Stock have become entitled to appraisal rights. The court may require all stockholders who have demanded an appraisal to submit their certificates of stock to the Register in Chancery for notation on the certificates of the pending appraisal proceedings. Failure to comply with the direction to submit certificates for such notation may result in dismissal of proceedings with respect to such stockholders.

  The court will determine the fair value of the shares of Vigoro Preferred Stock (exclusive of any element of value arising from the expectation or accomplishment of the Merger) of those holders thereof who have become entitled to the valuation thereof and the fair rate of interest, if any, to be paid. Upon application by Vigoro or any stockholder entitled to participate in the appraisal proceeding, the court may permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. When the value is so determined, the court will direct the payment by Vigoro, as the Surviving Corporation in the Merger, of such value, with interest, if any, to the stockholders entitled to receive the same upon surrender to Vigoro by such stockholders of their certificates evidencing Vigoro Preferred Stock. The court's decree may be enforced as other decrees in the court may be enforced.

  The costs of such a proceeding will be determined by the court and assessed against the parties in such manner as the court deems equitable, except that all costs of giving notice to stockholders of the hearing to determine which stockholders are entitled to appraisal rights must be paid by Vigoro. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding to be charged pro rata against the value of all the shares entitled to an appraisal.

  ANY HOLDER OF SERIES E PREFERRED STOCK OR SERIES F PREFERRED STOCK WHO DESIRES TO EXERCISE APPRAISAL RIGHTS SHOULD CAREFULLY REVIEW THE DGCL AND IS ADVISED TO CONSULT HIS OR HER LEGAL ADVISOR BEFORE EXERCISING OR ATTEMPTING TO EXERCISE SUCH RIGHTS.

STOCK EXCHANGE LISTING

  It is a condition to the consummation of the Merger that the shares of IMC Common Stock constituting the Share Issuance be authorized for listing on the NYSE, upon official notice of issuance. The shares constituting the Share Issuance have been authorized for listing on the NYSE, subject to approval of the Share Issuance by the stockholders of IMC.

DELISTING AND DEREGISTRATION OF VIGORO COMMON STOCK

  If the Merger is consummated, the Vigoro Common Stock will be delisted from the NYSE.

RESALES OF IMC COMMON STOCK

  United States Securities Law Considerations. All shares of IMC Common Stock constituting the Share Issuance will be freely transferable, except that shares received by any person who may be deemed to be an "affiliate" (as used in paragraphs (c) and (d) of Rule 145 under the Securities Act, including, without limitation, directors and certain executive officers) of Vigoro for purposes of such Rule 145 may not be resold except in transactions permitted by such Rule 145 or as otherwise permitted under the Securities Act. See "OTHER TERMS OF THE MERGER AGREEMENT--Conditions Precedent to the Merger." In addition, SEC guidelines provide that the pooling of interests method of accounting generally will not be challenged on the basis of sales of shares by "affiliates" of the acquiring or acquired company if such "affiliates" do not dispose of any of the shares of the acquiring or acquired company that they own or receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined enterprise have been published (the "Resale Period").

  Vigoro has agreed to prepare and deliver to IMC a list identifying each person who, at the time of the Vigoro Special Meeting, may be deemed to be an "affiliate" (as described in the preceding paragraph) of Vigoro (a "Vigoro Affiliate Stockholder") and to use its reasonable best efforts to cause each person so identified to deliver to IMC on or prior to the Effective Time a written agreement, in the form previously approved by IMC and Vigoro, providing that such person will not (i) sell, pledge, transfer or otherwise dispose of, or in any other way reduce such person's risk relative to, any Vigoro Common Stock or any shares of IMC Common Stock issued to such person in connection with the Merger, except pursuant to an effective registration statement or in compliance with such Rule 145 or another exemption from the registration requirements of the Securities Act or (ii) sell or in any other way reduce such person's risk relative to any Vigoro Common Stock or any shares of IMC Common Stock received in the Merger (within the meaning of Section 201.01 of the SEC's Financial Reporting Release No. 1) during the Resale Period except as permitted by Staff Accounting Bulletin No. 76 issued by the SEC.

  IMC has agreed to prepare and deliver to Vigoro a list identifying each person who, at the time of the IMC Special Meeting, may be deemed to be an "affiliate" (as used in the preceding two paragraphs) of IMC and to use its reasonable best efforts to cause each person so identified to deliver to Vigoro on or prior to the Effective Time a written agreement, in the form previously approved by IMC and Vigoro, providing that such person will not sell, pledge, transfer or otherwise dispose of, or in any other way reduce such person's risk relative to, any shares of IMC Common Stock or any Vigoro Common Stock during the Resale Period, except as permitted by such Staff Accounting Bulletin No. 76.

  The Merger Agreement provides that IMC shall enter into a Registration Rights Agreement with each of the Vigoro Affiliate Stockholders (the "Registration Rights Agreement"). The Registration Rights Agreement will permit holders of not less than 50% of the outstanding Registrable Securities (defined generally as IMC Common Stock issued to Vigoro Affiliate Stockholders pursuant to the Merger that have not been previously sold) to request registration under the Securities Act of all or part of the Registrable Securities (each such request being referred to herein as a "Demand Registration"). The holders of Registrable Securities are entitled to two Demand Registrations. The Registration Rights Agreement also permits each of the Vigoro Affiliate Stockholders to cause IMC to register its Registrable Securities concurrently with certain offerings of securities by IMC, subject to the right of the managing underwriters of any such offering to exclude some or all of such shares from such registration if, in the judgment of the managing underwriters, the inclusion of the shares would adversely affect the marketing of the securities. IMC is required to bear the expenses of all registrations. The term of the Registration Rights Agreement commences as of the Effective Time and expires on the earlier of (i) the first date on which all Registrable Securities may be sold by the holders thereof without regard to the provisions of paragraph (d) of Rule 145 or (ii) the fifth anniversary of the date of the Registration Rights Agreement. Notwithstanding the provisions of the Registration Rights Agreement, the Vigoro Affiliate Stockholders have agreed not to sell or in any other way reduce such person's risk relative to any Vigoro Common Stock or any shares of IMC Common Stock received in the Merger (within the meaning of Section 201.01 of the SEC's Financial Reporting Release No. 1) during the Resale Period except as permitted by Staff Accounting Bulletin No. 76 issued by the SEC.

  IMC has agreed that as soon as reasonably practicable, but in no event later than 30 days after the end of the first full fiscal quarter of IMC which includes results covering at least 30 days of post-Merger combined operations of IMC and Vigoro, IMC will publish its results of operations for such fiscal quarter.

  Canadian Securities Law Considerations. The issuance of IMC Common Stock pursuant to the Merger to residents of Canada will be exempt from the registration and prospectus filing requirements of Canadian securities legislation. Canadian residents receiving shares of IMC Common Stock in the Merger may make gifts of such shares and, except residents of Nova Scotia, may resell them over the NYSE or CSE. Resales may be made by residents of the Provinces of Manitoba, New Brunswick, Prince Edward Island and Quebec. Other resales may also be made by residents of British Columbia and Saskatchewan provided that (i) IMC is a reporting issuer in such Provinces and is not in default in its reporting obligations, and (ii) no effort is made to prepare the market or create demand and no extraordinary commission or consideration is paid in connection with such sales. The foregoing discussion assumes that no such Canadian resident is a person or company or a member of a combination of persons or companies holding a sufficient number of IMC securities to affect materially the control of IMC. Canadian residents should consult their legal advisers with respect to transactions not covered by the above discussion.

                      OTHER TERMS OF THE MERGER AGREEMENT

CONVERSION OF SHARES IN THE MERGER

  At the Effective Time, by virtue of the Merger and without any further action on the part of any stockholder of Vigoro or Merger Sub:

    (i) each issued and outstanding common share of Merger Sub will be converted into 500 shares of common stock of the Surviving Corporation;

    (ii) all Vigoro Common Stock that is held in the treasury of Vigoro and any Vigoro Common Stock owned by IMC will be cancelled, and no capital stock of IMC or other consideration will be delivered in exchange therefor;

    (iii) each share of Vigoro Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled as described in subparagraph (ii) above) will be converted into 1.60 validly issued, fully paid and nonassessable shares of IMC Common Stock; provided, however, that if the average of the per share daily closing prices on the NYSE of IMC Common Stock (as reported in the NYSE Composite Transactions in The Wall Street Journal, Midwest Edition) during the 20 consecutive trading days ending on the fifth trading day prior to the date that the Vigoro Special Meeting is held is less than $30.938, then the Conversion Number will be equal to the lesser of: (a) 1.70; and (b) the number obtained by dividing $49.50 by the Average Price; and provided, further, that if the Average Price is greater than $40.00, then the Conversion Number will be equal to the greater of: (x) 1.50; and (y) the number obtained by dividing $64.00 by the Average Price; and

    (iv) the Series E Preferred Stock and the Series F Preferred Stock will not be converted or cancelled (except to the extent that the holder of any such Series E Preferred Stock or Series F Preferred Stock has perfected and not lost or withdrawn any right to appraisal for such shares under any applicable provisions of the DGCL) but will remain Series E Preferred Stock and Series F Preferred Stock, respectively, of the Surviving Corporation without alteration of their relative rights, preferences, terms and conditions.

The Conversion Number is subject to adjustment under certain circumstances. See "--November Stock Dividend; Adjustment of Conversion Number."

  All shares of Vigoro Common Stock when converted as provided in subparagraph
(iii) of the preceding paragraph will no longer be outstanding and will automatically be cancelled and retired; and each holder of a certificate (a "Vigoro Certificate") representing immediately prior to the Effective Time any such Vigoro Common Stock will cease to have any rights with respect thereto, except the right to receive, as hereinafter described: (i) certificates ("IMC Certificates") representing the shares of IMC Common Stock into which such shares of Vigoro Common Stock have been converted; (ii) certain dividends and other distributions; and (iii) cash, without interest, in lieu of any fractional share of IMC Common Stock. See "--Exchange Agent; Procedures for Exchange of Certificates."

  The Merger Agreement provides that, from and after the Effective Time until surrendered for exchange for IMC Certificates, Vigoro Certificates will be deemed for all purposes to represent the number of shares of IMC Common Stock into which the shares of Vigoro Common Stock represented by such Vigoro Certificate have been converted pursuant to the Merger. The Merger Agreement requires IMC to establish appropriate procedures so that each holder of a Vigoro Certificate at the Effective Time will be entitled to vote on all matters subject to vote of holders of IMC Common Stock with a record date on or after the date of the Effective Time, whether or not the holder of such Vigoro Certificate has surrendered such Vigoro Certificates for exchange for shares of IMC Common Stock in accordance with the Merger Agreement. The Merger Agreement provides that IMC may rely conclusively on the stockholder records of Vigoro in determining the identity of, and the number of shares of Vigoro Common Stock held by, each holder of a Vigoro Certificate at the Effective Time.

  All references in this Proxy Statement/Prospectus to shares of IMC Common Stock to be received pursuant to the Merger in accordance with the Merger Agreement will be deemed to include the associated IMC Rights.

NO FRACTIONAL SHARES

  No certificates or scrip representing a fractional share of IMC Common Stock will be issued upon the surrender of Vigoro Certificates for exchange; no IMC dividend or other distribution or stock split, combination or reclassification will relate to any such fractional share; and no such fractional share will entitle the record or beneficial owner thereof to any voting or other rights of a stockholder of IMC. In lieu of any such fractional share, each holder of Vigoro Common Stock who would otherwise have been entitled, based on all Vigoro Certificates surrendered for exchange by such holder, thereto upon the surrender of Vigoro Certificates for exchange will be paid an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying (i) the per share closing price on the NYSE Composite Transactions Tape of IMC Common Stock on the date on which the Effective Time shall occur (or, if IMC Common Stock does not trade on the NYSE on such date, the first day of trading in IMC Common Stock on the NYSE thereafter) by (ii) the fractional share to which such holder would otherwise be entitled.

NOVEMBER STOCK DIVIDEND; ADJUSTMENT OF CONVERSION NUMBER

  The Conversion Number and certain share price information contained in this Proxy Statement/Prospectus reflect the IMC Stock Split. In the event of any other stock split, combination, reclassification or stock dividend with respect to IMC Common Stock, any change or conversion of IMC Common Stock into other securities or any other dividend or distribution with respect to IMC Common Stock (other than quarterly cash dividends not to exceed $0.08 per share on IMC Common Stock and dividends paid by subsidiaries of IMC in the ordinary course of business and consistent with past practice), or the issuance of any securities, property or cash upon the exercise of, or in exchange for, IMC Rights or if a record date with respect to any of the foregoing should occur, prior to the Effective Time, appropriate, equitable and proportionate adjustments will be made to the Conversion Number and related numbers and stock prices used in calculating the Conversion Number.

EXCHANGE AGENT; PROCEDURES FOR EXCHANGE OF CERTIFICATES

  IMC has appointed American Stock Transfer & Trust Company to act as exchange agent (the "Exchange Agent") under the Merger Agreement. As soon as practicable after the Effective Time, IMC will deposit IMC Certificates with the Exchange Agent, in trust for the holders of Vigoro Certificates. The Exchange Agent will deliver the IMC Certificates upon the surrender for exchange of the Vigoro Certificates.

  Promptly after the Effective Time, the Exchange Agent will mail to each record holder of a Vigoro Certificate a letter of transmittal in customary and reasonable form (which will specify that delivery will be effected, and risk of loss and title to the Vigoro Certificates will pass, only upon actual delivery thereof to the Exchange Agent and will contain instructions for use in effecting the surrender of Vigoro Certificates in exchange for the property described in the next sentence). Upon surrender for cancellation to the Exchange Agent of Vigoro Certificates held by any record holder, together with such letter of transmittal duly executed, such holder will be entitled to receive in exchange therefor: (i) an IMC Certificate representing the number of whole shares of IMC Common Stock into which the Vigoro Common Stock represented by the surrendered Vigoro Certificates have been converted at the Effective Time; (ii) cash in lieu of any fractional share of IMC Common Stock and (iii) the dividends and other distributions described below. All Vigoro Certificates so surrendered will be cancelled. All IMC Common Stock issued in the Merger will be issued as of, and be deemed to be outstanding as of, the Effective Time. IMC will cause all such shares of IMC Common Stock issued pursuant to the Merger to be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

  In the event any Vigoro Certificates are lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificates to be lost, stolen or destroyed and, if reasonably required by IMC or the Surviving Corporation, upon the posting by such person of a bond in such amount as IMC or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such certificates, the Exchange Agent will issue in respect of such lost, stolen or destroyed certificates, the consideration to be received by virtue of the Merger with respect to the Vigoro Common Stock represented thereby (subject to the payment of cash in lieu of fractional shares in accordance with the Merger Agreement) and such person will be entitled to the voting, dividend and other distribution rights provided with respect thereto.

  No dividends or other distributions that are declared on or after the Effective Time on IMC Common Stock, or are payable to the holders of record thereof who became such on or after the Effective Time, and no cash payment in lieu of any fractional share of IMC Common Stock, will be paid to any person entitled by reason of the Merger to receive IMC Certificates representing such shares of IMC Common Stock until the Vigoro Certificates of such person to be exchanged therefor have been surrendered for exchange as described above. Subject to applicable law, there will be paid to each person receiving an IMC Certificate representing such shares of IMC Common Stock: (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of IMC Common Stock represented by such IMC Certificate having a record date on or after the Effective Time and a payment date prior to such surrender; and
(ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of IMC Common Stock having a record date on or after the Effective Time but prior to such surrender and a payment date on or after such surrender. In no event will the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

  If any IMC Certificate representing shares of IMC Common Stock is to be registered in a name other than that of the registered holder of the Vigoro Certificate surrendered in exchange therefor, or if any cash is to be paid to a person who is not the registered holder of such surrendered Vigoro Certificate, it will be a condition of the exchange that the Vigoro Certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of such IMC Certificate or the distribution of such cash payment in a name other than that of the registered holder of the Vigoro Certificate so surrendered, or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not applicable. IMC or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of Vigoro Common Stock such amounts as IMC or the Exchange Agent are required to deduct and withhold under the Code, or under any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are withheld by IMC or the Exchange Agent, such withheld amounts will be treated for all purposes of the Merger Agreement as having been distributed to the holder of the Vigoro Common Stock in respect of whom such deduction and withholding was made by IMC or the Exchange Agent.

  All shares of IMC Common Stock which are required by virtue of the Merger to be issued to a holder of Vigoro Common Stock whose acquisition of such shares of IMC Common Stock is subject to the reporting requirements of the HSR Act will, at the written request of such holder, be placed in an escrow by the Exchange

Agent for the benefit of such holder, pending expiration or termination of the waiting period under the HSR Act with respect to the acquisition of such IMC Common Stock on terms which are consistent with 16 CFR Section 801.31(d). However, if such escrow is not permitted under applicable law or any rules or regulations or interpretations thereunder or if such escrow would cause the Merger not to qualify as a pooling of interests under generally accepted accounting principles, such IMC Common Stock may not be placed in escrow.

  At the Effective Time, the stock transfer books of Vigoro will be closed, and no transfer of Vigoro Common Stock will thereafter be made. Subject to any applicable abandoned property, escheat or similar laws, if, after the Effective Time, Vigoro Certificates are presented to the Surviving Corporation for transfer, they will be cancelled and exchanged as described in the preceding paragraphs. After the Effective Time and until surrendered for IMC Certificates as above described, Vigoro Certificates which immediately prior to the Effective Time represented Vigoro Common Stock converted in the Merger will be deemed for all purposes, other than the right to receive payments of dividends and distributions and cash in lieu of any fractional share of IMC Common Stock, to represent the number of whole shares of IMC Common Stock into which such Vigoro Common Stock was converted.

  STOCKHOLDERS OF VIGORO SHOULD NOT FORWARD THEIR VIGORO CERTIFICATES WITH THE ENCLOSED PROXY CARD, NOR SHOULD THEY RETURN THEIR VIGORO CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED A TRANSMITTAL LETTER.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of IMC, Vigoro and Merger Sub relating, among other things, to: (i) their incorporation, existence, good standing, corporate power and similar corporate matters; (ii) their capitalization; (iii) their authorization, execution and delivery of the Merger Agreement, the enforceability of their obligations thereunder and related matters; (iv) the absence of conflicts, violations and defaults under their certificate or articles of incorporation and by-laws and certain other agreements and documents; (v) their documents and reports filed with the SEC and the accuracy and completeness of the information contained therein; (vi) the Registration Statement and this Proxy Statement/Prospectus and the accuracy and completeness of the information contained therein and herein; (vii) the absence of Material Adverse Changes; (viii) the absence of certain violations or defaults; (ix) their licenses and permits; (x) environmental and tax matters; (xi) pending or threatened litigation and other proceedings; (xii) labor matters; (xiii) material contracts; (xiv) employee benefit matters; (xv) undisclosed liabilities; (xvi) the receipt of opinions from their financial advisors; (xvii) the inapplicability of certain takeover defense mechanisms to the transaction contemplated by the Merger Agreement; (xviii) the availability of pooling of interests accounting treatment and the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code; and (xix) no ownership of capital stock of the other party. All representations and warranties of IMC, Vigoro and Merger Sub expire at the Effective Time.

CONDUCT OF BUSINESS PENDING THE MERGER

  Each of IMC and Vigoro has agreed that during the period from the date of the Merger Agreement through the Effective Time, except as otherwise expressly required or permitted by the Merger Agreement, it will, and will cause each of its subsidiaries to, in all material respects carry on its business in, and not enter into any material transaction other than in accordance with, the ordinary course of its business as being conducted at such date and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its business organization, keep available the services of its officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it, all to the end that its goodwill and ongoing business will be unimpaired at the Effective Time. Each of IMC and Vigoro has agreed to promptly advise the other orally and in writing of any change or event having, or which would reasonably be expected to have, a material adverse effect on IMC or Vigoro, as the case may be.

  Without limiting the generality of the foregoing, and except as otherwise expressly contemplated or permitted by the Merger Agreement, IMC has agreed that it will not, and that it will not permit any of its subsidiaries to, without the prior written consent of Vigoro: (i) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than regular quarterly dividends (before giving effect to the IMC Stock Split) of not more than $0.16 per share on IMC Common Stock, dividends paid by subsidiaries of IMC in the ordinary course of business and consistent with past practice and the IMC Stock Split), or (B) purchase, redeem or otherwise acquire any shares of its capital stock or those of any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, if the result of any such purchase, redemption or acquisition would be to impair the ability of IMC to account for the Merger as a pooling of interests; (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, equity equivalent or convertible securities (other than the distribution of the IMC Rights in accordance with the IMC Rights Agreement and the issuance of any securities upon the exercise thereof, the issuance of IMC Common Stock during the period from the date of the Merger Agreement through the Effective Time upon the exercise of options to purchase IMC Common Stock outstanding on the date of the Merger Agreement under IMC's existing stock option plans, the granting of options to purchase IMC Common Stock which may be granted pursuant to IMC's existing stock option plans in the ordinary course of business consistent with past practice, and the issuance of IMC Common Stock upon the exercise thereof, the issuance of IMC Common Stock pursuant to the IMC Stock Split, and the issuance of IMC Common Stock pursuant to any other stock split or dividend, which such split or dividend would give rise to an adjustment to the Conversion Number pursuant to the terms of the Merger Agreement, and other than issuances or sales of any of the foregoing securities in an amount in the aggregate, pursuant to one or more transactions, not exceeding 10% of the shares of IMC Common Stock outstanding as of the date of the Merger Agreement); (iii) amend its charter or organization documents, or amend its by-laws if such amendment would adversely affect the rights of Vigoro or the holders of Vigoro Common Stock upon the consummation of the Merger; (iv) acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than transactions that are not material to IMC and its subsidiaries taken as a whole; (v) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than transactions that are not material to IMC and its subsidiaries taken as a whole; (vi) incur any indebtedness for borrowed money or guarantee any such indebtedness, or make any loans, advances or capital contributions to, or other investments in, any other person, other than (A) borrowings or guarantees incurred in the ordinary course of business and consistent with past practice and (B) any loans, advances or capital contributions to, or other investments in, IMC or any majority-owned subsidiary of IMC; (vii) violate or fail to perform any material obligation or duty imposed upon IMC or any subsidiary thereof by any applicable federal, state, local, foreign or provincial law, rule, regulation, guideline or ordinance; (viii) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures; (ix) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or (x) acquire any shares of capital stock of Vigoro.

  Without limiting the generality of the foregoing, and except as otherwise expressly contemplated or permitted by the Merger Agreement, Vigoro has agreed that it will not, and that it will not permit any of its subsidiaries to, without the prior written consent of IMC: (i) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than regular quarterly dividends of not more than $180 per share of Series E Preferred Stock, of not more than $180 per share of Series F Preferred Stock and of not more than $0.23 per share of Vigoro Common Stock (it being the express understanding of IMC and Vigoro that the holders of Vigoro Common Stock will be entitled to either a dividend on Vigoro Common Stock or shares of IMC Common Stock, but not both, for the calendar quarter in which the Effective Time occurs, and the Vigoro Board will not declare any dividend or fix any record date therefor which would have such effect; provided however, that if
(x) Vigoro has not declared any regular quarterly dividend in respect of any quarter after the date of the Merger Agreement in order to provide its stockholders an opportunity to receive a quarterly dividend in respect of IMC Common Stock for such quarter and (y) the Merger is not effected on a date which would enable such stockholders to receive such dividend on IMC Common Stock, then Vigoro will be entitled to declare a special dividend of not more than $0.23 per share of Vigoro Common Stock with respect to any quarter to compensate such stockholders for such regular quarterly dividend they would otherwise have received in respect of their Vigoro Common Stock) and dividends paid by subsidiaries of Vigoro in the ordinary course of business and consistent with past practice); (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or those of any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, equity equivalent or convertible securities (other than the issuance of Vigoro Common Stock upon the exercise of options to purchase Vigoro Common Stock outstanding on the date of the Merger Agreement in accordance with their current terms and the issuance of shares pursuant to the IMC Stock Option);
(iii) amend its charter or organization documents, or amend its by-laws unless such amendment is consented to in writing by IMC (which consent will not be unreasonably withheld); (iv) acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than (A) transactions that are in the ordinary course of business and consistent with past practice and not material to Vigoro and its subsidiaries taken as a whole and (B) acquisitions for an aggregate consideration paid or payable by Vigoro and its subsidiaries (valuing any non-cash consideration at its fair market value and any contingent payments at the maximum amount payable and treating any liabilities assumed as consideration paid) in an amount not to exceed $10 million other than transactions pending and disclosed to IMC as of the date of the Merger Agreement; (v) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than (A) transactions that are in the ordinary course of business and consistent with past practice and not material to Vigoro and its subsidiaries taken as a whole, (B) dispositions for an aggregate consideration paid or payable to Vigoro and its subsidiaries (valuing any non-cash consideration at its fair market value and any contingent payments at the maximum amount payable and treating any liabilities assumed as consideration paid) in an amount not to exceed $10 million other than transactions pending as of the date of the Merger Agreement and (C) transactions between Vigoro and any wholly owned subsidiary of Vigoro or between one subsidiary of Vigoro and another subsidiary of Vigoro; (vi) incur any indebtedness for borrowed money or guarantee any such indebtedness, or make any loans, advances or capital contributions to, or other investments in, any other person, or retire any outstanding indebtedness for borrowed money, other than (A) borrowings or guarantees incurred in the ordinary course of business and consistent with past practice and (B) any loans, advances or capital contributions to, or other investments in, Vigoro or any majority-owned or 50% owned subsidiary of Vigoro; (vii) enter into or adopt any benefit plan other than a benefit plan which is not material in the ordinary course of business consistent with past practices, or amend in any material respect any existing benefit plan, other than as required by law or in the ordinary course of business consistent with past practices; (viii) materially increase the compensation payable or to become payable to its officers or employees, except for increases in the ordinary course of business and consistent with past practice, or grant any severance or termination pay to, or enter into, or amend or modify, any employment, severance or consulting agreement with, any director or officer of Vigoro or any of its subsidiaries, or, except in the ordinary course of business consistent with past practices, establish, adopt, enter into or, except as may be required to comply with applicable law or, except in the ordinary course of business consistent with past practices, amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; (ix) violate or fail to perform any material obligation or duty imposed upon Vigoro or any of its subsidiaries by any applicable federal, state, local, foreign or provincial law, rule, regulation, guideline or ordinance; (x) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures; (xi) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or
(xii) acquire any shares of capital stock of IMC.

  Each of IMC and Vigoro has also agreed that, subject to existing contractual and legal restrictions applicable to it (which each of IMC and Vigoro has represented and warranted do not require it to withhold information which is material and adverse to it and its subsidiaries taken as a whole), it will, and will cause each of its subsidiaries to, afford, during normal business hours during the period from the date of the Merger Agreement through the Effective Time, to the accountants, counsel, financial advisors, officers and other representatives of the other reasonable access to, and permit them to make such inspections as may reasonably be requested of, its properties, books, contracts, commitments and records (including, without limitation, the work papers of independent public accountants), and also permit such interviews with its officers and employees as may be reasonably requested; and, during such period, each of IMC and Vigoro will, and will cause each of its respective subsidiaries to, furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed by it pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its properties, assets, business and personnel as the other may reasonably request. All confidential information obtained by IMC or Vigoro, as the case may be, will be kept confidential pursuant to existing confidentiality agreements between the parties. Each of IMC and Vigoro has expressly reaffirmed its obligations under such confidentiality agreements and agreed and acknowledged that such confidentiality agreements will survive the termination of the Merger Agreement.

  Each of IMC and Vigoro has further agreed that from the date of the Merger Agreement through the Effective Time, unless the other parties to the Merger Agreement otherwise agree in writing, neither it nor its respective subsidiaries will (i) knowingly take or fail to take any action which action or failure would result in the failure of the Merger to qualify as a pooling of interests for accounting purposes or (ii) knowingly take or fail to take any action which action or failure would result in the failure of the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code or would cause certain of its tax-related representations and warranties to be untrue or incorrect in any material respect.

NO SOLICITATION

  Vigoro has agreed that, from and after the date of the Merger Agreement, it will not, and will use its reasonable best efforts to not permit any of its directors, officers, employees, attorneys, financial advisors, agents or other representatives or those of any of its subsidiaries to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing information) any Takeover Proposal (as hereinafter defined) from any person, or engage in or continue discussions or negotiations relating to any Takeover Proposal. However, Vigoro may engage in discussions or negotiations with, or furnish information concerning Vigoro and its properties, assets and business to, any person which makes, indicates in writing an intention or desire to make, or in respect of which the Vigoro Board has concluded in good faith is reasonably likely to make, a Superior Proposal (as hereinafter defined), in each case if the Vigoro Board has concluded in good faith on the basis of the advice of its outside counsel that the failure to take such action would be inconsistent with the fiduciary obligations of such Vigoro Board under applicable law. Furthermore, notwithstanding anything to the contrary contained in the Merger Agreement, the Vigoro Board may take and disclose to Vigoro's stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act, comply with Rule 14d-9 thereunder and make all disclosures required by applicable law in connection therewith. Vigoro has agreed to promptly notify IMC of any Takeover Proposal received by it or any of its directors, officers, employees, attorneys, financial advisors, agents or other representatives or those of any of its subsidiaries or the receipt by Vigoro or any of the foregoing of any notice of any intention to make a Superior Proposal, including the material terms and conditions thereof (but expressly not including the identity of the person (or group) making such Takeover Proposal or indicating such intention or desire). As used in the Merger Agreement: (i) "Takeover Proposal" means any proposal or offer, or any expression of interest by any person relating to Vigoro's willingness or ability to receive or discuss any proposal or offer (other than a proposal or offer by IMC or any of its subsidiaries), for any merger, consolidation or other business combination involving Vigoro or any of its subsidiaries or any acquisition in any manner (including, without limitation, by tender or exchange offer) of a substantial equity interest in, or a substantial portion of the assets of, Vigoro or any of its subsidiaries; and (ii) "Superior Proposal" means a bona fide proposal or offer made by any person (x) to acquire Vigoro pursuant to any tender or exchange offer or any acquisition of all or substantially all of the assets of Vigoro and its subsidiaries or (y) to enter into a merger, consolidation or other business consolidation with Vigoro or any of its subsidiaries, in each case on terms which a majority of the members of the Vigoro Board determines in good faith, and based on the advice of independent financial advisors, to be more favorable to Vigoro and its stockholders than the transactions contemplated by the Merger Agreement (or contemplated by any revised transaction proposed by IMC, as permitted by the Merger Agreement).

THIRD PARTY STANDSTILL AGREEMENTS

  Vigoro has agreed that, during the period from the date of the Merger Agreement through the Effective Time, it will not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its subsidiaries is a party (other than any involving IMC or its subsidiaries). During such period, Vigoro has agreed to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of any such agreement and to enforce specifically the terms and provisions thereof in any court of the United States or of any state having jurisdiction unless, in any case, the Vigoro Board concludes in good faith, and based on the advice of its outside counsel, that the enforcement of such provisions would be inconsistent with the fiduciary obligations of the Vigoro Board under applicable law.

CONDITIONS PRECEDENT TO THE MERGER

  The respective obligations of IMC, Vigoro and Merger Sub to effect the Merger are subject, among other things, to the fulfillment of the following conditions at or prior to the Effective Time: (i) approval of the Merger Agreement by the requisite vote of the stockholders of Vigoro, and adoption of the Charter Amendments by a majority of the outstanding shares of IMC Common Stock and approval of the Share Issuance by a majority of the votes cast at the IMC Special Meeting by the holders of the IMC Common Stock; (ii) the authorization for listing on the NYSE of the shares of IMC Common Stock constituting the Share Issuance and the shares of IMC Common Stock issuable upon the exercise of Substitute Options, subject to official notice of issuance; (iii) expiration or termination of the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act, and the obtaining, making or occurrence of all authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any governmental entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated by the Merger Agreement illegal or would have a Material Adverse Effect on IMC or Vigoro (as the Surviving Corporation), assuming the Merger had taken place; (iv) the absence of any stop order suspending the effectiveness of the Registration Statement, any initiation of a proceeding for such purpose or any threat of such a proceeding by the SEC, and all necessary state securities authorizations having been received and being in full force and effect; (v) no court or other governmental entity having jurisdiction over IMC or Vigoro, or any of their respective subsidiaries, having enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) then in force which has the effect of making the Merger or any of the transactions contemplated by the Merger Agreement illegal; and (vi) each of IMC and Vigoro having received a copy, dated as of the Effective Time, of (x) an opinion of Arthur Andersen LLP, in form and substance reasonably satisfactory to IMC and Vigoro, addressed to Vigoro, that, based on such procedures as were deemed relevant, Vigoro qualifies as an entity that may be a party to a business combination for which the pooling-of-interest method of accounting would be available and
(y) an opinion of Ernst & Young LLP, in form and substance reasonably satisfactory to Vigoro and IMC, addressed to IMC, that, based on such procedures as were deemed relevant, the Merger will qualify as a pooling of interests under generally accepted accounting principles.

  The obligation of Vigoro to effect the Merger is also subject to the fulfillment of the following additional conditions at or prior to the Effective Time: (i) each of IMC and Merger Sub having performed in all respects each of its agreements contained in the Merger Agreement required to be performed at or prior to the Effective Time, each of the representations and warranties of IMC and Merger Sub contained in the Merger Agreement that is qualified by materiality being true and correct at and as of the Effective Time as if made at and as of the Effective Time and each of such representations and warranties that is not so qualified being true and correct in all material respects at and as of the Effective Time as if made at and as of the Effective Time, in each case except as contemplated or permitted by the Merger Agreement, and Vigoro having received a certificate signed on behalf of IMC by its Chief Executive Officer and its Chief Financial Officer to such effect; (ii) Vigoro having received an opinion of counsel reasonably satisfactory to Vigoro and IMC relating to certain tax matters (see "THE MERGER--Certain United States Federal Income Tax Consequences"); (iii) IMC having obtained any necessary non-governmental consents and approvals required to consummate the transactions contemplated by the Merger Agreement, except where the failure to obtain the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on IMC or upon the consummation of such transactions; (iv) Vigoro having received the written agreements described under "THE MERGER-- Resales of IMC Common Stock" from certain affiliates of IMC; (v) the absence since the date of the Merger Agreement of any Material Adverse Change with respect to IMC, and Vigoro having received a certificate signed on behalf of IMC by its Chief Executive Officer and its Chief Financial Officer to such effect; (vi) the absence of any pending or threatened litigation by any governmental entity as a result of the Merger Agreement or any of the transactions contemplated thereby which, if such governmental entity were to prevail, would reasonably be expected, in the good faith opinion of Vigoro, to have a Material Adverse Effect on IMC or Vigoro; and (vii) IMC having entered into the Registration Rights Agreement with each of the parties thereto.

  The respective obligations of IMC and Merger Sub to effect the Merger are also subject to the fulfillment of the following additional conditions at or prior to the Effective Time: (i) Vigoro having performed in all material respects each of its agreements contained in the Merger Agreement required to be performed at or prior to the Effective Time, each of the representations and warranties of Vigoro contained in the Merger Agreement that is qualified by materiality being true and correct at and as of the Effective Time as if made at and as of the Effective Time and each of such representations and warranties that is not so qualified being true and correct in all material respects at and as of the Effective Time as if made at and as of the Effective Time, in each case except as contemplated or permitted by the Merger Agreement, and IMC having received a certificate signed on behalf of Vigoro by its Chief Executive Officer and its Chief Financial Officer to such effect;
(ii) Vigoro having obtained any necessary non-governmental consents and approvals required to consummate the transactions contemplated by the Merger Agreement, except where the failure to obtain the same would not reasonably be expected, in the good faith opinion of IMC, individually or in the aggregate, to have a Material Adverse Effect on Vigoro or IMC or upon the consummation of such transactions; (iii) IMC having received the written agreements described under "THE MERGER--Resales of IMC Common Stock" from certain affiliates of Vigoro; (iv) the absence of any pending or threatened litigation by any governmental entity as a result of the Merger Agreement or any of the transactions contemplated thereby which, if such governmental entity were to prevail, would reasonably be expected, in the good faith opinion of IMC, to have a Material Adverse Effect on IMC or Vigoro; (v) the Stock Option Agreement remaining in full force and effect without breach by Vigoro; and
(vi) the absence since the date of the Merger Agreement of any Material Adverse Change with respect to Vigoro, and IMC having received a certificate signed on behalf of Vigoro by its Chief Executive Officer and its Chief Financial Officer to such effect.

VIGORO STOCK OPTIONS AND RESTRICTED STOCK

  At the Effective Time, each Vigoro Option which is outstanding immediately prior to the Effective Time pursuant to any Vigoro Stock Option Plan in effect on the date of the Merger Agreement will become and represent a Substitute Option to purchase the number of shares of IMC Common Stock, decreased to the nearest whole share, determined by multiplying (i) the number of shares of Vigoro Common Stock subject to such Vigoro Option immediately prior to the Effective Time by (ii) the Conversion Number, at an exercise price per share of IMC Common Stock (increased to the nearest whole cent) equal to the exercise price per share of Vigoro Common Stock immediately prior to the Effective Time divided by the Conversion Number. After the Effective Time, each Substitute Option will be exercisable upon the same terms and conditions as were then applicable to the related Vigoro Stock Option immediately prior to the Effective Time and each Substitute Option will be vested to the extent provided in the related Vigoro Option. Vigoro will not permit cash payments to holders of Vigoro Options in lieu of the substitution therefor of Substitute Options. IMC has agreed to register under the Securities Act on Form S-8 or another appropriate form all Substitute Options and all shares of IMC Common Stock issuable pursuant to all Substitute Options.

EMPLOYEE BENEFITS

  IMC has agreed that, during the one-year period immediately following the Effective Time, it will cause (i) to be provided to each employee (an "Employee") who was employed by Vigoro or any of its subsidiaries at the Effective Time who (a) continues employment with the Surviving Corporation or any of its subsidiaries, compensation and benefits no less favorable in the aggregate than the compensation and benefits provided to such Employee by Vigoro or any of its subsidiaries immediately prior to the Effective Time or
(b) terminates employment with the Surviving Corporation or any of its subsidiaries, benefits no less favorable in the aggregate than the benefits provided to such Employee by Vigoro or any of its subsidiaries immediately prior to the Effective Time, and (ii) to be maintained for each Employee whose employment with the Surviving Corporation or any of its subsidiaries is terminated after the Effective Time a severance policy which is no less favorable in the aggregate than the severance policy of Vigoro or any of its subsidiaries as applied to the class of employees of which such Employee is a part prior to the Effective Time.

  IMC has also agreed to cause service with Vigoro or any of its subsidiaries (or their respective predecessors) prior to the Effective Time to be treated as service for all benefit plans and arrangements described in the preceding paragraph for all purposes under such benefit plans and arrangements, including, without limitation, for purposes of pre-existing conditions limitations, waiting period and vesting requirements and to cause all benefits accrued by any Employee under any Vigoro benefit plan or arrangement prior to the Effective Time to be provided to such Employee; provided, however, that this paragraph will not be applicable to any benefit accrual under any IMC Plan that is a defined benefit pension plan or result in a duplication of benefits.

  Nothing in the Merger Agreement prevents the Surviving Corporation from terminating the employment of any Employee at any time.

  IMC has agreed to cause the Surviving Corporation to honor, in accordance with its terms, the Severance Plan. In addition, at the Effective Time, IMC and the Surviving Corporation will offer to enter into (and enter into with respect to each offer that is accepted) (A) a Transition Bonus Agreement with certain employees of Vigoro and its subsidiaries, and (B) a Non-Competition Agreement with certain employees of Vigoro and its subsidiaries. See "THE MERGER--Interests of Certain Persons in the Merger."

INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE

  IMC has agreed, for six years after the Effective Time, to cause the Surviving Corporation to indemnify and hold harmless to the full extent permitted under applicable law each person who was on or at any time prior to the date of the Merger Agreement, or who becomes prior to the Effective Time, a Director, officer, employee or agent of Vigoro or any of its subsidiaries or a Director, officer, employee, agent or trustee of any employee benefit plan for employees of Vigoro or any of its subsidiaries, including, without limitation, each person controlling any of the foregoing persons (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation (whether civil, criminal or administrative) arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such (whether or not alleged in their capacities as such) whether commenced, asserted or claimed before or after the Effective Time and including, without limitation, liabilities arising under the Securities Act, the Exchange Act and state corporation laws in connection with the Merger. IMC has agreed to cause the Surviving Corporation, from and after the Effective Time, to pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted under applicable law. The Merger Agreement provides that, without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and Vigoro (or to them and IMC and the Surviving Corporation after the Effective Time), and Vigoro will (or after the Effective Time, IMC will cause the Surviving Corporation to) pay all fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (ii) Vigoro (or after the Effective Time, IMC and the Surviving Corporation) will use all reasonable efforts to assist in the defense of any such matter, provided that neither Vigoro, IMC nor the Surviving Corporation will be liable for any settlement effected without its prior written consent which consent shall not unreasonably be withheld. Any Indemnified Party wishing to claim indemnification under these provisions of the Merger Agreement is required, upon learning of any such claim, action, suit, proceeding or investigation, to notify Vigoro (or after the Effective Time, the Surviving Corporation) and IMC (but the failure to so notify will not relieve a party from any liability which it may have under the Merger Agreement with respect to such indemnification except to the extent such failure materially prejudices such party), and to deliver to Vigoro (or after the Effective Time, IMC and the Surviving Corporation) the undertaking contemplated by Section 145(e) of the DGCL. These provisions of the Merger Agreement permit the Indemnified Parties as a group to retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. Vigoro, IMC and Merger Sub have agreed that all rights to indemnification and the like, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time will survive the Merger and IMC will cause the Surviving Corporation to honor such rights in full.

  IMC has agreed to cause the Surviving Corporation to keep in effect provisions in its Certificate of Incorporation and By-laws providing for exculpation of director and officer liability and its indemnification of the Indemnified Parties to the full extent permitted under the DGCL, and not to modify or amend such provisions except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification.

  The Merger Agreement also requires IMC or the Surviving Corporation to maintain Vigoro's existing directors' and officers' liability insurance policy ("D&O Insurance") for a period of not less than six years after the Effective Time; provided that IMC may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; and provided further that neither IMC nor the Surviving Corporation is required to pay an annual premium for D&O Insurance in excess of 200% of the last annual premium paid by Vigoro prior to the date of the Merger Agreement. If such premium limitation becomes applicable, IMC is required to purchase as much coverage as possible for such amount.

TERMINATION

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of IMC or Vigoro of the matters presented in connection with the Merger:

    (a) by mutual written consent of IMC and Vigoro;

    (b) by either IMC or Vigoro, by written notice from the terminating party to the other party: (i) if there has been a material breach by the other (or Merger Sub if Vigoro is the terminating party) of any representation or warranty that is not qualified as to materiality or if there has been a breach by the other (or Merger Sub if Vigoro is the terminating party) of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within five business days after receipt by the breaching party of notice of the breach; (ii) if there has been a failure by the other to comply in all material respects with any of its covenants or agreements contained in the Merger Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within five business days after receipt by the other of notice of such failure to comply; (iii) if the stockholders of Vigoro do not approve the Merger at the Vigoro Special Meeting or any adjournment thereof; (iv) if the stockholders of IMC do not approve and adopt the Share Issuance or the Charter Amendments at the IMC Special Meeting or any adjournment thereof; (v) if the Merger has not been effected on or prior to the close of business on August 14, 1996; provided, however, that the right to terminate the Merger Agreement under such circumstances will not be available to any party whose failure to fulfill any obligation of the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to such date; (vi) if any court or other governmental entity having jurisdiction over either party has issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action has become final and nonappealable or (vii) at any time during the 30-day period commencing on March 12, 1996 and ending on April 11, 1996, by written notice from the terminating party to the other parties, if the Merger has not been effected;

    (c) by Vigoro, by written notice to IMC, if: (i) the Vigoro Board determines in good faith that a Takeover Proposal constitutes a Superior Proposal; provided, however, that Vigoro may not so terminate the Merger Agreement unless (A) five business days have elapsed after delivery to IMC of a written notice of such determination by the Vigoro Board and at all reasonable times during such five business-day period Vigoro has cooperated with IMC in informing IMC of the terms and conditions of such Takeover Proposal and the identity of the person or group making such Takeover Proposal, with the objective of providing IMC a reasonable opportunity, during such five business-day period, to propose a modification of the terms and conditions of the Merger Agreement so that a business combination between Vigoro and IMC (or an affiliate of IMC) may be effected, and (B) at the end of such five business-day period, the Vigoro Board continues to believe in good faith that such Takeover Proposal constitutes a Superior Proposal and simultaneously therewith Vigoro enters into a definitive acquisition, merger or similar agreement to effect such Superior Proposal; provided further that, simultaneously with and as a condition to any such termination, Vigoro is required to pay to IMC the Vigoro Termination Fee (as defined below); (ii) the IMC Board has not recommended the Share Issuance or the Charter Amendments to IMC's stockholders, or has resolved not to make such recommendation, or has modified in a manner adverse to Vigoro or rescinded its recommendation of the Share Issuance or the Charter Amendments to IMC's stockholders as being advisable and fair to and in the best interests of IMC and its stockholders, or has modified in a manner adverse to Vigoro or rescinded its approval of the Merger Agreement, or has resolved to do any of the foregoing; (iii) the Average Price is less than $29.115 and notice of termination is delivered to IMC prior to the Vigoro Special Meeting; (iv) IMC has entered into a definitive acquisition, merger or similar agreement under which the holders of IMC Common Stock outstanding immediately before the consummation of the acquisition, merger or similar transaction contemplated thereby will not own immediately after such consummation more than 50% of the outstanding voting securities (as such term is defined in Rule 405 under the Securities Act) of the acquiring or surviving corporation or its parent or (v) the IMC Board recommends acceptance of a tender or exchange offer by any person for more than 50% of the outstanding IMC Common Stock; and

    (d) by IMC, by written notice to Vigoro, if: (i) the Vigoro Board has not recommended the Merger to Vigoro's stockholders, or has resolved not to make such recommendation, or has modified in a manner adverse to IMC or rescinded its recommendation of the Merger to Vigoro's stockholders as being advisable and fair to and in the best interests of Vigoro and its stockholders, or has modified or rescinded its approval of the Merger Agreement, or has resolved to do any of the foregoing; (ii) the Vigoro Board has recommended to the stockholders of Vigoro any Takeover Proposal or has resolved to do so; (iii) a tender offer or exchange offer for 30% or more of the outstanding shares of capital stock of Vigoro is commenced, and the Vigoro Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders within the 10 business-day period (or such shorter period) required by Section 14e-2 of the Exchange Act (the taking of no position by the expiration of such 10 business-day period (or such shorter period) with respect to the acceptance of such tender offer or exchange offer by its stockholders constituting such a failure); (iv) Vigoro has breached any of its covenants or agreements related to the solicitation of other proposals (see "-- No Solicitation"); or (v) the Average Price is greater than $42.665 and notice of termination is delivered to Vigoro prior to the IMC Special Meeting.

FEES AND EXPENSES

  Vigoro Fee. The Merger Agreement requires Vigoro to pay IMC a fee in the amount of $30 million less the Stock Option Gain Amount (as defined below) (the "Vigoro Termination Fee"), if (i) Vigoro terminates the Merger Agreement upon a determination by the Vigoro Board that a Takeover Proposal constitutes a Superior Proposal or (ii) there is a Takeover Proposal and IMC terminates the Merger Agreement, as permitted by the

Merger Agreement, as a result of (x) the Vigoro Board not having recommended the Merger to Vigoro's stockholders, or having resolved not to make such recommendation, or having modified in a manner adverse to IMC or rescinded its recommendation of the Merger to Vigoro's stockholders as being advisable and fair to and in the best interests of Vigoro and its stockholders, or having modified or rescinded its approval of the Merger Agreement, or resolving to do any of the foregoing, (y) the Vigoro Board recommending to Vigoro's stockholders any Takeover Proposal or resolving to do so or (z) the commencement of a tender offer or exchange offer for 30% or more of the outstanding shares of capital stock of Vigoro and the failure of the Vigoro Board to recommend against the acceptance of such tender offer or exchange offer (or failure to take any position with respect to such tender offer or exchange offer) within the 10 business-day period (or shorter period) required by Section 14e-2 of the Exchange Act.

  In addition, Vigoro will be required to pay the Vigoro Termination Fee, if
(i) (a) prior to the Vigoro Special Meeting, the Merger Agreement has not been terminated and there is a Takeover Proposal or Vigoro has received an indication of a possible Takeover Proposal by any person other than IMC or an affiliate of IMC, or any person other than IMC or an affiliate of IMC has filed a Statement on Schedule 13D under the Exchange Act, or Vigoro has engaged in discussions or negotiations with, or furnished information to, any person as permitted by the Merger Agreement in connection with discussions on negotiations likely to result in a Superior Proposal, (b) the stockholders of Vigoro do not approve the Merger at the Vigoro Special Meeting or any adjournment thereof, (c) within twelve months after the Vigoro Special Meeting or the last adjournment thereof Vigoro enters into any letter of intent (whether or not binding), acquisition agreement, merger agreement or other similar agreement or agreement in principle in respect of a Takeover Proposal with such person or any such person shall commence any tender or exchange offer for shares of Vigoro Common Stock and (d) upon or within twelve months after such entry into any agreement or such commencement of any tender or exchange offer any such person consummates a transaction similar to that contemplated by such Takeover Proposal or any tender or exchange offer for the shares of Vigoro Common Stock or (ii) after a Takeover Proposal has been made by any person, the Merger Agreement is terminated by Vigoro, as permitted by the Merger Agreement, during the 30 day period commencing on March 12, 1996 and ending on April 11, 1996 and (x) within twelve months after such termination, Vigoro enters into a letter of intent (whether or not binding), acquisition agreement, merger agreement or other similar agreement or agreement in principle with such person (or any affiliate of such person or other person related to such person) with respect to such Takeover Proposal and (y) upon or within twelve months after such entry into a letter of intent, acquisition agreement, merger agreement or other similar agreement or agreement in principle, such person (or any such affiliate or related person) consummates a transaction similar to that contemplated by such Takeover Proposal.

  The term "Stock Option Gain Amount" is defined in the Merger Agreement as the aggregate of all Spread Amounts (as defined below) with respect to exercises of the IMC Option simultaneously with, or prior to, the event giving rise to the payment of any Vigoro Termination Fee described above. "Spread Amount" means, with respect to each exercise of the IMC Option, the amount, in cash, equal to the dollar amount by which the average of the per share closing prices on the NYSE of Vigoro Common Stock (as reported in the NYSE Composite Transactions) during the 20 consecutive trading days ending on the trading day immediately prior to the date on which such exercise occurs exceeds the Exercise Price (as defined in the Stock Option Agreement) then in effect, multiplied by the number of Optioned Shares (as defined in the Stock Option Agreement) as to which the IMC Option is then so exercised. If, at the time of payment of the Vigoro Termination Fee, the IMC Option has not been exercised by IMC, the Stock Option Gain Amount will be zero.

  The Merger Agreement provides that in no event will Vigoro be required to pay more than one Vigoro Termination Fee.

  IMC Fee. The Merger Agreement requires IMC to pay Vigoro a fee in the amount of $30 million (the "IMC Termination Fee"), if Vigoro terminates the Merger Agreement as a result of the IMC Board's not having recommended the Share Issuance or the Charter Amendments to IMC's stockholders, or having resolved not to make such recommendation, or having modified in a manner adverse to Vigoro or rescinded its recommendation of the Share Issuance or the Charter Amendments as being advisable and fair to and in the best interests of IMC and its stockholders, or having modified in any manner adverse to Vigoro or rescinded its approval of the Merger Agreement, or having resolved to do any of the foregoing.

  In addition, if the Merger Agreement is terminated by Vigoro, as permitted by the Merger Agreement, in the event that (i) IMC enters into a definitive acquisition, merger or similar agreement under which the holders of IMC Common Stock outstanding immediately before the consummation of the acquisition, merger or similar transaction contemplated thereby will not own immediately after such consummation more than 50% of the outstanding voting securities (as defined in Rule 405 under the Securities Act) of the acquiring or surviving corporation or its parent or (ii) the IMC Board recommends acceptance of a tender or exchange offer by any person for more than 50% of the outstanding shares of IMC Common Stock, then IMC is required to reimburse Vigoro for all costs and expenses incurred by it in connection with the Merger Agreement, the Stock Option Agreement and the transactions contemplated thereby, including, without limitation, the fees and disbursements of counsel, financial advisors, accountants, actuaries and consultants and Vigoro's share of printing expenses and filing fees, up to $5 million in the aggregate.

  Except as provided above and except for (i) printing expenses and filing fees, which will be shared equally, and (ii) all stock, local or foreign taxes, if any, attributable to the transfer of the beneficial ownership of Vigoro's and its subsidiaries' real property and any penalties or interest with respect thereto payable, in connection with the consummation of the Merger, which shall be paid by Vigoro or the Surviving Corporation, each of IMC and Vigoro will pay its own costs and expenses in connection with the Merger Agreement, the Stock Option Agreement and the transactions contemplated thereby, whether or not the Merger is consummated.

  None of the provisions in the Merger Agreement regarding payment of fees or expenses limit any remedies available to any party for any breach of the Merger Agreement by any other party which such remedies will be in addition to any amounts received by any party pursuant to such provisions; provided, however, that, with respect to any breach by Vigoro of the provisions under "--No Solicitation" that is not the result of willful action (or willful failure to take action) or bad faith on the part of Vigoro, IMC's exclusive remedy in respect of such breach will be to the right to receive the fee described above.

AMENDMENT

  The Merger Agreement may be amended by the parties thereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval by the stockholders of IMC and Vigoro of the matters presented to them in connection with the Merger. However, after any such approval, no amendment can be made if applicable law would require further approval by such stockholders, unless such further approval is obtained. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

WAIVER

  At any time prior to the Effective Time, the Merger Agreement permits the parties thereto to: (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto; (ii) waive any inaccuracies in the representations and warranties contained therein or in any instrument delivered pursuant thereto; and (iii) waive compliance with any of the agreements or conditions contained therein which may legally be waived; in each case pursuant to a written instrument.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

  The following Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1995 and Unaudited Pro Forma Condensed Consolidated Statements of Operations for the three months ended September 30, 1995 and 1994 and the years ended June 30, 1995, 1994 and 1993 have been prepared from the historical financial statements of IMC and Vigoro.

  The unaudited pro forma condensed consolidated financial information gives effect to accounting for the Merger as a pooling of interests, in accordance with APB No. 16, based on an assumed conversion of each share of Vigoro Common Stock into 1.60 shares of IMC Common Stock (see "THE MERGER--Conversion of Shares"). The unaudited pro forma results of operations presented herein have been prepared as if the Merger occurred on July 1, 1992. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1995 reflects the Merger as if it had occurred on September 30, 1995.

  The unaudited pro forma condensed consolidated financial information for the respective periods presented should be read in conjunction with the accompanying notes and the historical financial statements and notes thereto of IMC and Vigoro incorporated herein by reference.

  Vigoro's most recent fiscal year ended December 31, 1994 differs from IMC's most recent fiscal year end by more than 93 days. Accordingly, the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended June 30, 1995 has been updated to include Vigoro's results for the twelve-month period July 1, 1994 through June 30, 1995.

  The following unaudited pro forma condensed consolidated financial information does not include pro forma financial information for certain acquisition transactions consummated by IMC or Vigoro that individually, or in the aggregate, are not material in relation to IMC's or Vigoro's respective consolidated financial position or results of operations.

  The unaudited pro forma condensed consolidated information is not necessarily indicative of the financial position or results which actually would have been attained if the Merger had been consummated on the dates indicated above, nor are the pro forma combined results of operations for the three months ended September 30, 1995 necessarily indicative of the results to be expected for the entire fiscal 1996 year.

                                IMC GLOBAL INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     THREE MONTHS ENDED SEPTEMBER 30, 1995

                                  HISTORICAL HISTORICAL     MERGER     PRO FORMA
                                    IMC(A)   VIGORO(A)  ADJUSTMENTS(F) COMBINED
                                  ---------- ---------- -------------- ---------
                                      (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
Net sales.......................    $484.9     $129.6       $(15.9)(b)  $598.6
Cost of goods sold..............     372.4       95.2        (15.9)(b)   451.7
                                    ------     ------       ------      ------
Gross margins...................     112.5       34.4                    146.9
Selling, general and
 administrative expenses........      17.5       26.7                     44.2
Other operating (income) and
 expense, net...................      (1.6)                               (1.6)
                                    ------     ------       ------      ------
Operating earnings..............      96.6        7.7                    104.3
Interest earned and other non-
 operating (income) and expense,
 net............................      (1.4)      (1.6)                    (3.0)
Interest charges................      11.4        5.4                     16.8
                                    ------     ------       ------      ------
Earnings before minority
 interest, income taxes,
 extraordinary item and the
 cumulative effect of accounting
 change.........................      86.6        3.9                     90.5
Minority interest...............      38.3                     0.5 (d)    38.8
                                    ------     ------       ------      ------
Earnings before income taxes,
 extraordinary item and the
 cumulative effect of accounting
 change.........................      48.3        3.9         (0.5)       51.7
Provision for income taxes......      18.1        1.5                     19.6
                                    ------     ------       ------      ------
Earnings before extraordinary
 item and the cumulative effect
 of accounting change...........      30.2        2.4         (0.5)       32.1
Preferred stock dividends.......                  0.5         (0.5)(d)
                                    ------     ------       ------      ------
Earnings before extraordinary
 item and the cumulative effect
 of accounting change applicable
 to common stock................    $ 30.2     $  1.9       $           $ 32.1
                                    ======     ======       ======      ======
Earnings per common share(e)....    $ 0.51                              $ 0.35
Weighted average number of
 shares and equivalent shares
 outstanding(e).................      59.7                                91.5

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

                                IMC GLOBAL INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     THREE MONTHS ENDED SEPTEMBER 30, 1994

                                  HISTORICAL HISTORICAL     MERGER     PRO FORMA
                                    IMC(A)   VIGORO(A)  ADJUSTMENTS(F) COMBINED
                                  ---------- ---------- -------------- ---------
                                      (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
Net sales.......................    $420.8     $107.9       $(12.6)(b)  $516.1
Cost of goods sold..............     345.7       77.3        (12.6)(b)   410.4
                                    ------     ------       ------      ------
Gross margins...................      75.1       30.6                    105.7
Selling, general and
 administrative expenses........      14.3       25.1                     39.4
Other operating (income) and
 expense, net...................      (6.1)      (1.0)                    (7.1)
                                    ------     ------       ------      ------
Operating earnings..............      66.9        6.5                     73.4
Interest earned and other non-
 operating (income) and expense,
 net............................      (2.7)      (0.4)                    (3.1)
Interest charges................      15.0        2.6                     17.6
                                    ------     ------       ------      ------
Earnings before minority
 interest, income taxes,
 extraordinary item and the
 cumulative effect of accounting
 change.........................      54.6        4.3                     58.9
Minority interest...............      21.5                     0.5 (d)    22.0
                                    ------     ------       ------      ------
Earnings before income taxes,
 extraordinary item and the
 cumulative effect of accounting
 change.........................      33.1        4.3         (0.5)       36.9
Provision for income taxes......      11.3        1.6                     12.9
                                    ------     ------       ------      ------
Earnings before extraordinary
 item and the cumulative effect
 of accounting change...........      21.8        2.7         (0.5)       24.0
Preferred stock dividends.......                  0.5         (0.5)(d)
                                    ------     ------       ------      ------
Earnings before extraordinary
 item and the cumulative effect
 of accounting change applicable
 to common stock................    $ 21.8     $  2.2       $           $ 24.0
                                    ======     ======       ======      ======
Earnings per common share(e)....    $ 0.37                              $ 0.26
Weighted average number of
 shares and equivalent shares
 outstanding(e).................      59.1                                90.6

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

                                IMC GLOBAL INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                            YEAR ENDED JUNE 30, 1995

                                                                PRO FORMA
                          HISTORICAL HISTORICAL   PRO FORMA    VIGORO PRIOR     MERGER     PRO FORMA
                            IMC(A)   VIGORO(A)  ACQUISITION(C)  TO MERGER   ADJUSTMENTS(F) COMBINED
                          ---------- ---------- -------------- ------------ -------------- ---------
                                            (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
Net sales...............   $1,924.0    $871.4       $31.7         $903.1        $(59.3)(b) $2,767.8
Cost of goods sold .....    1,482.0     630.1        22.4          652.5         (59.3)(b)  2,075.2
                           --------    ------       -----         ------        ------     --------
Gross margins...........      442.0     241.3         9.3          250.6                      692.6
Selling, general and
 administrative
 expenses...............       75.2     114.0         1.8          115.8                      191.0
Other operating (income)
 and expense, net.......       (8.5)     (0.5)                      (0.5)                      (9.0)
                           --------    ------       -----         ------        ------     --------
Operating earnings......      375.3     127.8         7.5          135.3                      510.6
Interest earned and
 other non-operating
 (income) and expense,
 net....................       (6.2)     (0.1)                      (0.1)                      (6.3)
Interest charges........       52.2      18.0         3.4           21.4                       73.6
                           --------    ------       -----         ------        ------     --------
Earnings before minority
 interest, income taxes,
 extraordinary item and
 the cumulative effect
 of accounting change...      329.3     109.9         4.1          114.0                      443.3
Minority interest.......      128.4                                                2.0 (d)    130.4
                           --------    ------       -----         ------        ------     --------
Earnings before income
 taxes, extraordinary
 item and the cumulative
 effect of accounting
 change.................      200.9     109.9         4.1          114.0          (2.0)       312.9
Provision for income
 taxes..................       73.8      41.7         1.6           43.3                      117.1
                           --------    ------       -----         ------        ------     --------
Earnings before
 extraordinary item and
 the cumulative effect
 of accounting change...      127.1      68.2         2.5           70.7          (2.0)       195.8
Preferred stock
 dividends..............                  2.0                        2.0          (2.0)(d)
                           --------    ------       -----         ------        ------     --------
Earnings before
 extraordinary item and
 the cumulative effect
 of accounting change
 applicable to common
 stock..................   $  127.1    $ 66.2       $ 2.5         $ 68.7        $          $  195.8
                           ========    ======       =====         ======        ======     ========
Earnings per common
 share (e)..............   $   2.15                                                        $   2.15
Weighted average number
 of shares and
 equivalent shares
 outstanding (e)........       59.2                                                            90.9

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

                                IMC GLOBAL INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                            YEAR ENDED JUNE 30, 1994

                                  HISTORICAL HISTORICAL     MERGER     PRO FORMA
                                    IMC(A)   VIGORO(A)  ADJUSTMENTS(F) COMBINED
                                  ---------- ---------- -------------- ---------
                                      (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
Net sales.......................   $1,441.5    $719.6       $(35.8)(b) $2,125.3
Cost of goods sold..............    1,238.9     544.4        (35.8)(b)  1,747.5
                                   --------    ------       ------     --------
Gross margins...................      202.6     175.2                     377.8
Selling, general and
 administrative expenses........       66.0      95.0                     161.0
Other operating (income) and
 expense, net...................      (25.7)     (2.0)                    (27.7)
                                   --------    ------       ------     --------
Operating earnings..............      162.3      82.2                     244.5
Interest earned and other non-
 operating (income) and expense,
 net............................       23.4      (4.9)                     18.5
Interest charges................       81.0      10.2                      91.2
                                   --------    ------       ------     --------
Earnings before minority
 interest, income taxes,
 extraordinary item and the
 cumulative effect of accounting
 change.........................       57.9      76.9                     134.8
Minority interest...............       55.1                    0.5 (d)     55.6
                                   --------    ------       ------     --------
Earnings before income taxes,
 extraordinary item and the
 cumulative effect of accounting
 change.........................        2.8      76.9         (0.5)        79.2
Provision for income taxes......        6.4      28.4                      34.8
                                   --------    ------       ------     --------
Earnings (loss) before
 extraordinary item and the
 cumulative effect of accounting
 change.........................       (3.6)     48.5         (0.5)        44.4
Preferred stock dividends.......                  0.5         (0.5)(d)
                                   --------    ------       ------     --------
Earnings (loss) before
 extraordinary item and the
 cumulative effect of accounting
 change applicable to common
 stock .........................   $   (3.6)   $ 48.0       $          $   44.4
                                   ========    ======       ======     ========
Earnings (loss) per common
 share(e).......................   $  (0.07)                           $   0.54
Weighted average number of
 shares and equivalent shares
 outstanding(e).................       50.5                                82.1

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

                                IMC GLOBAL INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                            YEAR ENDED JUNE 30, 1993

                                  HISTORICAL HISTORICAL     MERGER     PRO FORMA
                                    IMC(A)   VIGORO(A)  ADJUSTMENTS(F) COMBINED
                                  ---------- ---------- -------------- ---------
                                      (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
Net sales.......................   $ 897.1     $571.3       $(30.3)(b) $1,438.1
Cost of goods sold..............     776.7      414.9        (30.3)(b)  1,161.3
                                   -------     ------       ------     --------
Gross margins...................     120.4      156.4                     276.8
Selling, general and
 administrative expenses........      60.4       84.3                     144.7
Sterlington litigation
 settlement, net................     169.1                                169.1
Other operating (income) and
 expense, net...................      25.1                                 25.1
                                   -------     ------       ------     --------
Operating earnings (loss).......    (134.2)      72.1                     (62.1)
Interest earned and other non-
 operating (income) and expense,
 net............................       2.8       (3.5)                     (0.7)
Interest charges ...............      44.8       10.8                      55.6
                                   -------     ------       ------     --------
Earnings (loss) before income
 taxes, extraordinary item and
 the cumulative effect of
 accounting change..............    (181.8)      64.8                    (117.0)
Provision (credit) for income
 taxes..........................     (61.8)      22.7                     (39.1)
                                   -------     ------       ------     --------
Earnings (loss) before
 extraordinary item and the
 cumulative effect of accounting
 change applicable to common
 stock..........................   $(120.0)    $ 42.1       $          $  (77.9)
                                   =======     ======       ======     ========
Loss per common share(e)........   $ (2.72)                            $  (1.02)
Weighted average number of
 shares and equivalent shares
 outstanding(e).................      44.2                                 76.2

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

                                IMC GLOBAL INC.
      NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN MILLIONS EXCEPT PER SHARE AMOUNTS)

  (a) Certain amounts in the historical financial statements of IMC and Vigoro have been reclassified for the pro forma combined presentation.

  (b) As a result of the Merger, sales from IMC to Vigoro are eliminated. The impact of the related gross margin on inventories purchased by Vigoro from IMC is not significant.

  (c) In January 1995, Vigoro acquired substantially all of the assets of the Central Canada Potash division (CCP) of Noranda, Inc. The purchase price for the acquisition was $121.1, plus $16.2 for working capital. The Unaudited Pro Forma Condensed Consolidated Statement of Operations reflects the acquisition as if it occurred on July 1, 1994.

  (d) After the Merger, the Vigoro Preferred Stock will represent preferred stock of a subsidiary and accordingly the related dividends will be classified as minority interest.

  (e) All issued share and per share data appearing in the Unaudited Pro Forma Condensed Consolidated Statements of Operations give effect to the IMC Stock Split.

  The pro forma combined weighted average shares outstanding calculation for each period presented assumes that each share of Vigoro Common Stock will be converted to the right to receive 1.60 shares of IMC Common Stock.

  (f) IMC expects to achieve cost savings through the consolidation and elimination of certain duplicative functions and operational and logistical efficiencies. The cost savings are expected to be achieved in various amounts at various times during the year subsequent to closing. No adjustment has been included in the unaudited pro forma condensed consolidated financial statements for the anticipated cost savings.

                                IMC GLOBAL INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                             AT SEPTEMBER 30, 1995

                                HISTORICAL HISTORICAL   MERGER         PRO FORMA
                                  IMC(A)   VIGORO(A)  ADJUSTMENTS      COMBINED
                                ---------- ---------- -----------      ---------
                                               (IN MILLIONS)
ASSETS
Current assets:
  Cash and cash equivalents....  $  218.0    $  2.5                    $  220.5
  Receivables, net.............     112.1     118.4       (6.3)(b)        224.2
  Inventories..................     255.5     160.6                       416.1
  Deferred income taxes........      70.9       8.7       15.6 (c)         95.2
  Other current assets.........       5.6      18.5                        24.1
                                 --------    ------     ------         --------
Total current assets...........     662.1     308.7        9.3            980.1
Property, plant and equipment,
 net...........................   1,855.7     406.3                     2,262.0
Other assets...................      77.8      62.1                       139.9
                                 --------    ------     ------         --------
Total assets...................  $2,595.6    $777.1     $  9.3         $3,382.0
                                 ========    ======     ======         ========
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current liabilities:
  Accounts payable, accrued
   liabilities and income taxes
   payable.....................  $  250.5    $ 90.1     $ 10.7 (b)(d)  $  351.3
  Short-term debt and current
   maturities of long-term
   debt........................      40.8     112.6                       153.4
                                 --------    ------     ------         --------
    Total current liabilities..     291.3     202.7       10.7            504.7
Long-term debt, less current
 maturities....................     515.5     226.0                       741.5
Deferred income taxes..........     231.8      70.4       10.5 (c)(e)     312.7
Other noncurrent liabilities...     280.9       0.4       13.0 (e)        294.3
Minority interest..............     479.3                 30.3 (f)        509.6
Preferred stock................                30.3      (30.3)(f)
Stockholders' equity:
  Common stock.................      64.9       0.2       31.6 (g)         96.7
  Capital in excess of par
   value.......................     712.4     115.7      (39.2)(g)        788.9
  Retained earnings............     126.9     144.2      (24.9)(d)(e)     246.2
  Treasury stock...............    (107.4)     (7.6)       7.6 (g)       (107.4)
  Foreign currency translation
   adjustment..................                (5.2)                       (5.2)
                                 --------    ------     ------         --------
    Total stockholders' equity.     796.8     247.3      (24.9)         1,019.2
                                 --------    ------     ------         --------
Total liabilities and
 stockholders' equity..........  $2,595.6    $777.1     $  9.3         $3,382.0
                                 ========    ======     ======         ========

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

                                IMC GLOBAL INC.
       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                    (IN MILLIONS EXCEPT PER SHARE AMOUNTS)

(a) Certain amounts in the historical financial statements of IMC and Vigoro have been reclassified for the pro forma combined presentation.

(b) Elimination of IMC's receivable from Vigoro.

(c) As a result of the Merger, IMC's net operating loss carryforwards are expected to be utilized earlier than estimated on a stand-alone basis. Therefore, current deferred tax assets have been increased by $15.6, with a corresponding increase in long-term deferred tax liabilities.

(d) Reflects the estimated liability and charge for fees related to the Merger which are expected to be $17.0. The amount of merger-related costs included herein is estimated using information presently available, and could change as additional information becomes known. In addition, IMC and Vigoro expect to incur employee-related and other restructuring charges as a result of the Merger. The amount of such charges is not currently determinable.

(e) Reflects the liability and charge of $13.0 for the expected cost of the transfer of 0.85% IMC-Agrico distributable cash interest from IMC to FRP. See "THE MERGER--General." Also includes the related deferred tax benefit of $5.1.

(f) After the Merger, the Vigoro Preferred Stock will represent preferred stock of a subsidiary and accordingly will be classified as minority interest.

(g) At September 30, 1995, Vigoro had 19.9 shares of common stock outstanding, which, upon consummation of the Merger, will convert into 31.8 shares of IMC Common Stock having a par value of $31.8, assuming a Conversion Number of 1.60. The merger adjustment to common stock reflects the issuance of the IMC Common Stock and eliminates Vigoro's Common Stock having a par value of $0.2. The offset is to capital in excess of par value.

  Vigoro's treasury stock retains no value after the Merger, and therefore is eliminated as a merger adjustment. The offset is to capital in excess of par value.

                    COMPARISON OF THE RIGHTS OF HOLDERS OF
                   IMC COMMON STOCK AND VIGORO COMMON STOCK

  The following is a summary of material differences between the rights of holders of IMC Common Stock and the rights of holders of Vigoro Common Stock. As each of IMC and Vigoro is organized under the laws of Delaware, these differences arise principally from provisions of the charter and by-laws of each of IMC and Vigoro.

  The following summaries do not purport to be complete statements of the rights of IMC stockholders under the IMC Charter and IMC By-laws as compared with the rights of Vigoro stockholders under the Vigoro Restated Certificate of Incorporation, as amended (the "Vigoro Charter"), and Amended and Restated By-laws (the "Vigoro By-laws") or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equal or more significant differences do not exist. These summaries are qualified in their entirety by reference to the DGCL and governing corporate instruments of IMC and Vigoro, to which stockholders are referred.

DIRECTORS

  The DGCL provides that a corporation's board of directors may be divided into various classes with staggered terms of office. The IMC Charter provides that the IMC Board is divided into three classes of directors, as nearly equal in number as practicable. One class of Directors is elected each year for a three-year term. Directors elected by holders of stock of IMC entitled to vote generally in the election of directors may be removed at any time by majority vote of such stockholders, but only for cause. Vacancies or newly created directorships in the IMC Board may be filled for the unexpired term only by a majority vote of the remaining directors. Accordingly, the IMC Board could prevent any stockholder from enlarging the IMC Board and filling the new directorships with such stockholder's own nominees.

  Classification of Directors has the effect of making it more difficult for stockholders to change the composition of the IMC Board. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in the majority of the IMC Board. Such a delay may help ensure that IMC's Directors, if confronted by a holder attempting to force a proxy contest, a tender, or exchange offer or other extraordinary corporate transaction, would have sufficient time to review the proposal and all available alternatives. The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of IMC. Directors of Vigoro may be removed by a majority of the stockholders of Vigoro, with or without cause.

  The Vigoro Charter does not contain a classified board provision. The Vigoro By-laws provide that generally any vacancy in the Vigoro Board and any newly created directorships may be filled by a majority of the directors then in office.

STOCKHOLDER RIGHTS PLAN

  Pursuant to the IMC Rights Agreement, each holder of IMC Common Stock has received and each person receiving a share of IMC Common Stock constituting a portion of the Share Issuance will receive, one IMC Right. Each IMC Right entitles the registered holder to purchase from IMC one two-hundredth of a share of IMC Series C Preferred Stock at a price of $75 (the "Purchase Price").

  Each share of IMC Series C Preferred Stock will be entitled to a quarterly dividend payment of 200 times the dividend declared per share of IMC Common Stock. In the event of liquidation, each share of IMC Series C Preferred Stock will be entitled to an aggregate payment of 200 times the aggregate payment made per share of IMC Common Stock. Each share of IMC Series C Preferred Stock will have 200 votes, voting together with shares of IMC Common Stock. In the event of any merger, consolidation or other transaction in which shares of IMC Common Stock are exchanged, each share of IMC Series C Preferred Stock will be entitled to receive 200 times the amount received per share of IMC Common Stock. These rights are protected by customary antidilution provisions. Shares of IMC Series C Preferred Stock purchasable upon exercise of IMC Rights will not be redeemable.

  Because of the nature of the dividend, liquidation and voting rights of shares of IMC Series C Preferred Stock, the value of the one two-hundredth interest in a share of IMC Series C Preferred Stock purchasable upon exercise of each IMC Right should approximate the value of one share of IMC Common Stock.

  Until the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (a "Rights Plan Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding IMC Common Stock or (ii) 10 business days (or such later date as may be determined by action of the IMC Board prior to such time as any Person (as defined in the IMC Rights Agreement) becomes a Rights Plan Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding IMC Common Stock (the earlier of such dates being called the "Distribution Date"), the IMC Rights will be evidenced by (x) with respect to any IMC Certificate outstanding as of July 12, 1989, which remains outstanding as of the Distribution Date, by such IMC Certificate and (y) with respect to any IMC Certificates issued after July 12, 1989, upon transfer or new issuance of IMC Common Stock, by a notation on such IMC Certificate incorporating the IMC Rights Agreement by reference. The IMC Rights Agreement provides that, if the IMC Board determines in good faith that a Person who would otherwise be a "Rights Plan Acquiring Person" has become such inadvertently and such Person divests as promptly as practicable a sufficient number of shares of IMC Common Stock so that such Person would no longer be a "Rights Plan Acquiring Person," then such Person shall not be deemed to be a "Rights Plan Acquiring Person" for any purpose under the IMC Rights Agreement. The term "Rights Plan Acquiring Person" does not include (i) IMC, (ii) any subsidiary of IMC, (iii) any employee benefit plan of IMC or any subsidiary of IMC or (iv) any entity holding IMC Common Stock for or pursuant to the terms of any such plan.

  The IMC Rights Agreement provides that, until the Distribution Date, the IMC Rights will be transferred with and only with the IMC Common Stock. As soon as practicable following the Distribution Date, separate certificates evidencing the IMC Rights ("IMC Right Certificates") will be mailed to holders of record of the IMC Common Stock on the Distribution Date, and such separate IMC Right Certificates alone will evidence the IMC Rights.

  The IMC Rights are not exercisable until the Distribution Date. The IMC Rights will expire on June 21, 1999 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the IMC Rights are earlier redeemed by IMC as described below.

  The number of outstanding IMC Rights and the number of shares of IMC Series C Preferred Stock issuable upon exercise of each IMC Right are also subject to adjustment in the event of a stock split of the shares of IMC Common Stock or subdivisions, consolidations or combinations of the shares of IMC Common Stock occurring, in any such case, prior to the Distribution Date.

  In the event that, after the Shares Acquisition Date, IMC is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power is sold or otherwise transferred (other than the transfer of certain assets to IMC-Agrico pursuant to the Contribution Agreement dated as of April 5, 1993, as amended, between Freeport-McMoran Resource Partners, Limited Partnership, a Delaware limited partnership, and
IMC) proper provision will be made so that each holder of an IMC Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the IMC Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the IMC Right. In the event that any person becomes a Rights Plan Acquiring Person, proper provision shall be made so that each holder of an IMC Right, other than IMC Rights beneficially owned by the Rights Plan Acquiring Person and its affiliates and associates (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of IMC Common

Stock having a market value of two times the exercise price of the IMC Right. If IMC does not have sufficient IMC Common Stock to satisfy such obligation to issue IMC Common Stock, or if the IMC Board so elects, IMC shall deliver upon payment of the exercise price of an IMC Right an amount of cash or securities equivalent in value to the IMC Common Stock issuable upon exercise of an IMC Right; provided, that if IMC fails to meet such obligation within 30 days following the later of (x) the first occurrence of an event triggering the right to purchase IMC Common Stock and (y) the date on which IMC's right to redeem the IMC Rights expires, IMC must deliver, upon exercise of an IMC Right but without requiring payment of the exercise price then in effect, IMC Common Stock (to the extent available) and cash equal in value to the difference between the value of the IMC Common Stock otherwise issuable upon the exercise of an IMC Right and the exercise price then in effect. The IMC Board may extend the 30-day period described above for up to an additional 60 days to permit the taking of action that may be necessary to authorize sufficient additional IMC Common Stock to permit the issuance of IMC Common Stock upon the exercise in full of the IMC Rights.

  At any time after the acquisition by a Rights Plan Acquiring Person of beneficial ownership of 15% or more of the outstanding IMC Common Stock and prior to the acquisition by such person or group of 50% or more of the outstanding IMC Common Stock, the IMC Board may exchange the IMC Rights (other than IMC Rights owned by such Rights Plan Acquiring Person which have become void), in whole or in part, for shares of IMC Common Stock, at an exchange ratio of one-half of the number of shares of IMC Common Stock which each holder of an IMC Right would have a right to receive upon exercise of an IMC Right.

  At any time prior to the acquisition by a Rights Plan Acquiring Person of beneficial ownership of 15% or more of the outstanding IMC Common Stock, the IMC Board may redeem the IMC Rights in whole, but not in part, at a price of $.005 per IMC Right (the "Redemption Price"). The redemption of the IMC Rights may be made effective at such time, on such basis and with such conditions as the IMC Board in its sole discretion may establish. Immediately upon any redemption of the IMC Rights, the right to exercise the IMC Rights will terminate and the only right of the holders of IMC Rights will be to receive the Redemption Price.

  The terms of the IMC Rights may be amended by the IMC Board without the consent of the holders of the IMC Rights, except that from and after such time as any person becomes a Rights Plan Acquiring Person no such amendment may adversely affect the interests of the holders of IMC Rights (other than the Rights Plan Acquiring Person and its affiliates and associates).

  Vigoro does not have a rights plan.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

  The IMC Charter provides that stockholder action can be taken at only an annual or special meeting and not by written consent in lieu of a meeting. The IMC By-laws provide that, subject to the rights of holders of any series of IMC Preferred Stock to elect additional directors under specified circumstances, special meetings of stockholders can be called only by the Chairman of the Board or the President of IMC or a majority of the IMC Board. Because special meetings may be called only by the Chairman of the Board or the President of IMC or a majority of the IMC Board, the provisions of the IMC Charter prohibiting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until a meeting of stockholders has been convened.

  The Vigoro By-laws provide that any action required or permitted to be taken at any meeting of stockholders of Vigoro, may be taken without a meeting, if a consent in writing, setting forth the action so taken, is signed by the holders of the minimum number of outstanding shares of stock of Vigoro entitled to vote thereon. In addition, the Vigoro By-laws provide that special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by statute or the Vigoro Charter, may be called by either the Chairman of the Board or the President of Vigoro and shall be called by the President or the Secretary at the request in writing of a majority of the Vigoro Board.

ANTI-GREENMAIL AND FAIR PRICE PROVISIONS

  The IMC Charter provides that the affirmative vote of not less than a majority of the IMC Common Stock is required before IMC may purchase any outstanding shares of IMC Common Stock at a price known by IMC to be above market price from a person known by IMC to be the beneficial owner of 3% or more of the outstanding shares of IMC Common Stock (and who has purchased or agreed to purchase any of such shares within the most recent two-year period) (a "Selling Stockholder"), unless the purchase is made by IMC on the same terms and as a result of a duly authorized offer to purchase any and all of the outstanding shares of IMC Common Stock. For purposes of such stockholder vote, shares of IMC Common Stock held by such Selling Stockholder will be counted as having abstained.

  The Vigoro Charter has a similar provision restricting Vigoro's ability to repurchase its securities from a holder of 5% or more of its voting stock.

  The IMC Charter contains a "fair price" provision, requiring that certain transactions, including a merger or consolidation, a sale, lease or exchange of a substantial portion of assets, issuing voting securities, voluntary dissolution, or reclassification or recapitalization of securities ("Transactions") involving an "Interested Stockholder" (defined generally to be holders of 20% or more of IMC Common Stock), be approved by the affirmative vote of the holders of at least 80% of the voting power of all of the then outstanding shares of voting stock voting together as a single class, unless the Transaction meets certain fair price criteria and is approved by a majority of the IMC Board and by a majority of the disinterested Directors.

  The "fair price" provision is intended to ensure that all stockholders receive equal treatment in the event of a tender or exchange offer and to protect stockholders against coercive or two-tiered takeover bids. Notwithstanding the foregoing, the provision could also have the effect of discouraging a third party from making a tender or exchange offer for IMC Common Stock.

  The Vigoro Charter and the Vigoro By-laws do not contain any "fair price" provision.

ADVANCE NOTICE PROVISIONS FOR NOMINATIONS AND PROPOSALS

  The IMC By-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as Directors or bring other business before an annual meeting of stockholders of IMC. To be timely, notice of stockholder nominations or proposals to be made at an annual meeting must be received by IMC no less than 60 days prior to the scheduled date of the meeting or within 10 days after IMC has mailed to stockholders a notice of annual meeting of stockholders, whichever is later.

  Notice to IMC by any stockholder proposing to nominate a person for election as a Director must contain certain information, including, without limitation, the class and number of shares of stock of IMC which are beneficially owned by such stockholder, the reasons for such nomination and all information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee. A stockholder's notice relating to the conduct of business other than the nomination of Directors must contain certain information about such business and about the proposing stockholder, including, without limitation, a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at such meeting, the name and address of such stockholder, the class and number of shares of stock of IMC beneficially owned by such stockholder, and any material interest of such stockholder in the business so proposed and all information regarding the proposed business that would be required to be included in a proxy statement soliciting proxies for the approval of such business. If the chairman of the meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the IMC By-laws, such person will not be eligible for election as a Director or such business will not be conducted at such meeting, as the case may be.

  Although the IMC Charter does not give the IMC Board any power to approve or disapprove stockholder nominations for the election of Directors or proposals for action, the foregoing provision may have the effect of precluding a contest for the election of Directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of Directors or to approve its own proposal.

  Neither the Vigoro Charter nor the Vigoro By-laws contains advance notice procedures for nomination of Directors or other business to be brought before a stockholders' meeting by a stockholder.

PREFERRED STOCK

  Pursuant to the IMC Charter, the IMC Board is authorized, subject to the limitations prescribed by law, to provide for the issuance of shares of up to 12,000,000 shares of Preferred Stock, par value $1.00 per share (the "IMC Preferred Stock"), in one or more series (of which 9,000,000 shares are authorized, unissued and undesignated and 3,000,000 shares have been designated as IMC Series C Preferred Stock), to establish the number of shares of each such series, and to fix the designations, powers, preferences and rights of the shares of each such series, and any qualifications, limitations or restrictions thereof. The ability of the IMC Board to issue a series of IMC Preferred Stock could have the effect of impeding the completion of a merger or discouraging a third party from making a tender or exchange offer for IMC Common Stock.

  The Vigoro Charter contains substantially similar provisions authorizing, subject to the limitations prescribed by law, up to 89,050 shares of preferred stock, par value $100 per share, in one or more series (of which (i) 85,250 shares are authorized, unissued and undesignated, (ii) 3,500 shares have been designated as Series E Preferred Stock, of which 2,826.2018 shares were issued and outstanding as of December 12, 1995 and (iii) 300 shares have been designated as Series F Preferred Stock, of which 200 shares were issued and outstanding as of December 12, 1995).

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

  The DGCL provides that a corporation may amend its certificate of incorporation with the approval of a majority of the outstanding stock entitled to vote thereon. An amendment of the "fair price" provision of the IMC Charter must be approved by the affirmative vote of the holders of at least 80% of the voting power of all then outstanding shares of voting stock voting together as a single class.

  The Vigoro Charter is silent on the procedure to amend the Vigoro Charter but provides that the Vigoro Board has the power to adopt, amend and repeal the Vigoro By-laws. The Vigoro By-laws provide that they may be altered, amended or repealed by the Vigoro stockholders or the Vigoro Board.

SECTION 203 OF THE DGCL

  Section 203 of the DGCL ("Section 203") prohibits generally a public Delaware corporation, including IMC, from engaging in a "Business Combination" with an "Interested Stockholder" for a period of three years after the date of the transaction in which an "Interested Stockholder" became such, unless: (i) the board of directors of such corporation approved, prior to the date such "Interested Stockholder" became such, either such "Business Combination" or such transaction; (ii) upon consummation of such transaction, such "Interested Stockholder" owns at least 85% of the voting shares of such corporation (excluding specified shares); or (iii) such "Business Combination" is approved by the board of directors of such corporation and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting shares of such corporation (excluding shares held by such Interested Stockholder). A "Business Combination" includes (i) mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an "Interested Stockholder", (ii) certain transactions resulting in the issuance or transfer to an "Interested Stockholder" of any stock of such corporation or its subsidiaries and (iii) other transactions resulting in a disproportionate financial benefit to an "Interested Stockholder." An "Interested Stockholder" is a person who, together with its affiliates and associates, owns (or within a three-year period did own) 15% or more of a corporation's stock entitled to vote generally in the election of directors.

  Under certain circumstances, Section 203 of the DGCL may make it more difficult for a person who would be an "Interested Stockholder" to effect various business combinations with a corporation which a majority of the stockholders of the corporation approve.

  The DGCL contains provisions permitting a corporation to elect not to be subject to Section 203. IMC has not elected out of Section 203, and therefore the restrictions imposed by Section 203 apply to IMC. Vigoro has elected out of Section 203 and therefore is not subject to the restrictions imposed under
Section 203.

LIMITATION ON LIABILITY OF DIRECTORS

  The DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a Director to the corporation or its stockholders for monetary damages for a breach of the Director's fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. Both the IMC Charter and the Vigoro Charter contain provisions limiting the liability of their respective Directors, to the full extent permitted by the DGCL for monetary damages for breach of their fiduciary duty as Directors.

  While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a Director's breach of his or her duty of care.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The DGCL permits a corporation to indemnify officers, Directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The DGCL provides that a corporation may pay expenses (including attorneys' fees) incurred by an officer or Director in defending any civil, criminal, administrative or investigative action (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate), and must reimburse a successful defendant for expenses, including attorney's fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The DGCL provides that indemnification may be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

  The IMC Charter provides that IMC will indemnify each officer and Director of IMC to the fullest extent permitted by applicable law. The IMC By-laws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a Director or officer, of IMC, or is or was serving at the request of IMC as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, will be indemnified by the corporation to the full extent permitted by the DGCL. The indemnification rights conferred by the IMC Charter are not exclusive of any other right to which persons seeking indemnification may be entitled under any law, by-law, agreement, vote of stockholders or disinterested Directors or otherwise. IMC is authorized to purchase and maintain (and IMC maintains) insurance on behalf of its Directors and officers. The Vigoro Charter and Vigoro By-laws contain substantially similar provisions relating to indemnification and insurance.

                                BUSINESS OF IMC
GENERAL

  IMC is one of the world's leading producers of crop nutrients for the international community. IMC mines and processes potash in the United States and Canada, and is a joint venture partner in IMC-Agrico, the nation's largest producer, marketer and distributor of phosphate crop nutrients and a leading producer and marketer of animal feed ingredients. IMC believes that it is one of the lower-cost North American producers of phosphate rock, potash and concentrated phosphates. IMC also manufactures high-value crop nutrients which are marketed principally in the Southeastern United States under the Rainbow(R) brand name.

  IMC's business strategy focuses on maintaining its worldwide position as a leading crop nutrient producer and supplier through extensive customer service, efficient distribution and transportation, and supplying crop nutrient products worldwide at competitive prices by taking advantage of economies of scale and state-of-the-art technology to reduce costs.

  Phosphorus, contained in phosphate rock, potassium, contained in potash, and nitrogen constitute the three major nutrients required for plant growth. Phosphorus plays a key role in the photosynthesis process. Potassium is an important regulator of plants' physiological functions. Nitrogen is an essential element for most organic compounds and plants. These elements are naturally present in soil but need to be replaced through the use of crop nutrients as crops exhaust them. There are currently no viable substitutes in the quantities required for concentrated phosphates, potash and nitrogen crop nutrients in the development and maintenance of high-yield crops.

  In 1993, IMC contributed its phosphate crop nutrient business to IMC-Agrico. The activities of IMC-Agrico, which is operated by IMC, include the mining and sale of phosphate rock and the production, distribution and sale of phosphate based crop nutrients, uranium oxide and related products.

  Summarized below is a description of IMC's principal products and current operating information.

PHOSPHATE ROCK

  IMC-Agrico is the leading United States phosphate rock miner in terms of capacity and output. IMC-Agrico's central Florida phosphate mining operations and production plants produce phosphate rock, which is the primary raw material used in the manufacture of concentrated phosphates. IMC-Agrico sells phosphate rock principally to other crop nutrients manufacturers and distributors throughout the world and uses it internally in the production of concentrated phosphates. IMC-Agrico has 27 million tons of annual phosphate rock capacity. Product shipments to customers in fiscal year 1995 by IMC-Agrico phosphate rock operations totaled approximately 10.8 million tons. For the three months ended September 30, 1995, IMC-Agrico shipped approximately
2.4 million tons of phosphate rock to customers.

CONCENTRATED PHOSPHATES

  IMC-Agrico is the largest United States producer of concentrated phosphates. IMC-Agrico's New Wales concentrated phosphates complex in central Florida is the largest concentrated phosphates plant in the world with an estimated annual capacity of 1.76 million tons of phosphoric acid (P/2/O/5/ equivalent). P/2/O/5/ is an industry term indicating a product's phosphate content measured chemically in units of phosphorous pentoxide. Concentrated phosphates are produced by reacting phosphate rock with sulfuric acid and other materials. IMC-Agrico's concentrated phosphates products are marketed worldwide to crop nutrient manufacturers, distributors and retailers. In fiscal year 1995, IMC-Agrico's concentrated phosphates operations shipped approximately 4.0 million P/2/O/5/ tons of concentrated phosphates. For the three months ended September 30, 1995, IMC-Agrico shipped approximately 1.1 million P/2/O/5/ tons of concentrated phosphates.

POTASH

  IMC has three mines and refineries in Saskatchewan and New Mexico and is one of the world's largest miners of potash, with a combined capacity of over 5.2 million tons per year and fiscal year 1995 shipments of

4.5 million tons including .5 million tons produced for PCS under a Mining and Processing Agreement. IMC's potash products are marketed worldwide to crop nutrient manufacturers, distributors and retailers. IMC has reserves of 161 million tons of recoverable ore in New Mexico and 1.4 billion tons of recoverable ore in Saskatchewan.

OTHER PRODUCTS

  In October 1995, IMC-Agrico acquired the animal feed ingredients business of Mallinckrodt Group Inc. The acquired business is one of the world's largest producers of phosphate-based animal feed ingredients with an annual capacity in excess of 700,000 tons. The principal facilities are located adjacent to IMC-Agrico's concentrated phosphate complex at New Wales, Florida.

  IMC manufactures retail crop nutrient products which are marketed under the Rainbow brand name primarily in the southeastern United States. IMC has a 25 percent interest in the Main Pass 299 ("Main Pass") sulphur mine located in the Gulf of Mexico. In fiscal year 1995, FRP, the joint venture operator, produced sulphur at levels which average 6,263 tons per day or 2.3 million tons per year. This production level exceeded the plant's designed operating rate of 5,500 long tons per day. Using a hot-water injection process, Main Pass is one of the most thermally efficient sulphur mines ever operated. IMC's share of sulphur produced is used to satisfy a portion of IMC's obligations to supply sulphur to IMC-Agrico for the production of concentrated phosphates. At June 30, 1995, the underwater sulphur deposit contained an estimated 69.2 million long tons of recoverable sulphur, or 17.3 million long tons net to IMC, before royalties.

  Oil and gas reserves which are located in the Main Pass area are also being developed by the Main Pass joint venture. At June 30, 1995, the field contained proved and probable reserves of 3.2 million barrels of oil. All gas production is consumed internally in heating water for extraction of sulphur.

  IMC is incorporated in the State of Delaware. Its principal executive offices are located at 2100 Sanders Road, Northbrook, Illinois 60062 and its telephone number is (708) 272-9200. For further information concerning IMC, see "AVAILABLE INFORMATION," "INCORPORATION OF DOCUMENTS BY REFERENCE" and "SUMMARY--Selected Historical Consolidated Financial Information."

                              BUSINESS OF VIGORO
GENERAL

  Vigoro is one of the world's leading producers and distributors of potash and one of the largest distributors in the United States of crop nutrients and related products through its retail distribution network. Vigoro believes it is the lowest cost producer of potash in the world. Vigoro's retail distribution network extends principally to corn and soybean farmers in the Midwestern and Southeastern United States. Vigoro also sells potash and certain other products to industrial users in the United States and Canada.

POTASH

  Vigoro operates a 2.4 million ton capacity potash mine and refinery at Belle Plaine, Saskatchewan, Canada, which utilizes solution mining technology for its mining operations, and a 1.5 million ton capacity potash mine and mill near Colonsay, Saskatchewan, Canada, which utilizes shaft mining methods for its mining operations. According to a published independent study, the Belle Plaine mine had the lowest operating costs of any potash producer in the world in 1992, the most recent year for which this information is available, and the Colonsay mine had the fourth lowest operating costs of any potash producer in the world for that year.

  Vigoro's principal production facilities for nitrogen-based crop nutrients and related products are located in the Midwestern and Southeastern United States with direct access to barge transportation and plentiful supplies of raw materials.

DISTRIBUTION NETWORK

  Vigoro sells crop nutrients and related products to corn and soybean farmers in the Midwestern and Southeastern United States on a wholesale basis through crop nutrients dealers and cooperatives, and on a retail basis through the FARMARKET network, a distribution network consisting of approximately 200 retail farm service outlets. The FARMARKET network provides a wide range of services for farmers, including soil testing, custom crop nutrients blending and crop nutrients application. Vigoro also sells specialty crop nutrients products consisting of lawn and garden products and turf and nursery products. The lawn and garden products are sold primarily to major national retail chains, and the turf and nursery products are sold to golf courses, nurseries, landscape contractors and institutions, directly and through independent distributors.

  Vigoro is incorporated in the State of Delaware. Its principal executive offices are located at 225 North Michigan Avenue, Suite 2500, Chicago, Illinois 60601 and its telephone number is (312) 819-2020.

  For further information concerning Vigoro, see "AVAILABLE INFORMATION," "INCORPORATION OF DOCUMENTS BY REFERENCE" and "SUMMARY--Selected Historical Consolidated Financial Information."

                        PROPOSED IMC CHARTER AMENDMENTS

  Stock Amendment. At the IMC Special Meeting, the stockholders of IMC will be asked to consider and vote upon the Stock Amendment which would increase the number of authorized shares of IMC Common Stock from 100,000,000 to 250,000,000.

  At the close of business on the IMC Record Date, there were 59,548,268 shares of IMC Common Stock outstanding and 5,719,695 shares of IMC Common Stock reserved for future issuance. Depending on the Conversion Number as adjusted based on the Average Price, IMC may not have a sufficient number of authorized shares to satisfy the Share Issuance.

  Furthermore, the IMC Board believes it is desirable to authorize additional shares of IMC Common Stock in addition to those necessary to satisfy IMC's obligations under the Merger Agreement so that there will be sufficient shares available for issuance for purposes that the IMC Board may hereafter determine to be in the best interests of IMC and its stockholders. Such purposes could include the offer of shares for cash, the declaration of stock splits and stock dividends, mergers and acquisitions and other general corporate purposes. In many situations, prompt action may be required which would not permit seeking stockholder approval to authorize additional shares for the specific transaction on a timely basis. The IMC Board believes it should have the flexibility to act promptly in the best interests of stockholders. The terms of any future issuance of shares of IMC Common Stock will be dependent largely on market and financial conditions and other factors existing at the time of issuance. Although there are no present plans or commitments for their use, such shares would be available for issuance without further action by stockholders except as required by law or applicable stock exchange requirements. The current rules of the NYSE would require stockholder approval if the number of shares of IMC Common Stock to be issued would equal or exceed 20% of the number of shares of IMC Common Stock outstanding immediately prior to such issuance.

  Although the IMC Board has no current intention of issuing any additional shares of IMC Common Stock as an anti-takeover defense, the issuance of additional shares could be used to create impediments to or otherwise discourage persons attempting to gain control of IMC. For example, the issuance of additional shares could be used to dilute the voting power of shares then outstanding. Shares of IMC Common Stock could also be issued to persons or entities who would support the IMC Board in opposing a takeover bid which the IMC Board determines to be not in the best interests of IMC and its stockholders. In the case of a hostile tender offer, the ability of the IMC Board to issue additional shares of IMC Common Stock could be viewed as beneficial to management by stockholders who want to participate in such tender offer.

  Director Amendment. The Merger Agreement requires the IMC Board to elect four new Directors, which would increase the size of the IMC Board to 13 Directors. The IMC Charter currently provides that the range of the number of Directors of the IMC Board is not less than 3 nor more than 12 Directors. Accordingly, in order to expand the IMC Board to allow for the additional four Directors and to provide for the ability to have three classes of Directors with an equal number of Directors in each class, at the IMC Special Meeting the stockholders of IMC will also be asked to consider and vote upon the Director Amendment, which would increase the range of the number of directors to not less than 5 nor more than 15 Directors.

  Approval of each of the Charter Amendments will require the affirmative vote of a majority of the outstanding shares of IMC Common Stock entitled to vote thereon. The form of the proposed Charter Amendments is attached as Annex VIII to this Proxy Statement/Prospectus.

  The IMC Board has unanimously determined that each of the Charter Amendments is advisable and in the best interests of the stockholders of IMC. THE IMC BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF IMC VOTE IN FAVOR OF EACH OF THE CHARTER AMENDMENTS.

                                    EXPERTS

  The consolidated financial statements appearing in IMC's Annual Report on Form 10-K for the year ended June 30, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements appearing in Vigoro's Annual Report on Form 10-K for the transition period from July 1, 1994 through December 31, 1994 have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

  The financial statements of the Central Canada Potash division of Noranda, Inc. (the assets of which were purchased by Vigoro on January 5, 1995) as of and for the years ended December 31, 1992 and 1993 incorporated herein by reference to Vigoro's Current Report on Form 8-K dated January 5, 1995 have been audited by Ernst & Young, Chartered Accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  Representatives of Ernst & Young LLP and Arthur Andersen LLP are expected to be present at the IMC Special Meeting and the Vigoro Special Meeting, respectively, and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                LEGAL OPINIONS

  Arnold & Porter, special tax counsel to Vigoro, will deliver an opinion concerning certain federal income tax consequences of the Merger.

  The validity of the shares of IMC Common Stock being offered hereby is being passed upon for IMC by Marschall I. Smith, Senior Vice President, General Counsel and Secretary of IMC. Mr. Smith beneficially owned 71,276 shares of IMC Common Stock as of the Record Date (including 70,100 shares issuable upon the exercise of stock options, 38,400 of which are currently exercisable).

                             STOCKHOLDER PROPOSALS

  Any IMC stockholder who wishes to submit a proposal for presentation to IMC's 1996 Annual Meeting of Stockholders must have submitted the proposal to IMC, Attention: Secretary, not later than May 10, 1996 for inclusion, if appropriate, in IMC's proxy statement and form of proxy relating to its 1996 Annual Meeting. In addition, IMC's By-laws contain certain requirements with respect to the submission of proposals and the nomination of Directors at any stockholder meeting.

  Any stockholder proposal intended to be presented at Vigoro's next annual meeting of stockholders, if any, must be received by Vigoro a reasonable time before the solicitation of proxies for that meeting is made in order to be considered for inclusion in the proxy statement for that meeting. The annual meeting will be held only if the Merger is not consummated.

                   ANNEXES TO THE PROXY STATEMENT/PROSPECTUS

ANNEX I    MERGER AGREEMENT
ANNEX II   VOTING AGREEMENT
ANNEX III  STOCK OPTION AGREEMENT
ANNEX IV   REGISTRATION RIGHTS AGREEMENT
ANNEX V    OPINION OF LEHMAN BROTHERS INC.
ANNEX VI   OPINION OF J.P. MORGAN SECURITIES INC.
ANNEX VII  DELAWARE GENERAL CORPORATION LAW SECTION 262
ANNEX VIII PROPOSED IMC CHARTER AMENDMENTS

                                                                         ANNEX I

                                                                  CONFORMED COPY


                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                IMC GLOBAL INC.

                              BULL MERGER COMPANY

                                      AND

                             THE VIGORO CORPORATION

                         DATED AS OF NOVEMBER 13, 1995

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
                                   ARTICLE I

                                   THE MERGER

 Section 1.1  The Merger.................................................   I-1
 Section 1.2  Effective Time.............................................   I-1
 Section 1.3  Effects of the Merger......................................   I-2
 Section 1.4  Certificate of Incorporation; By-laws; Directors and
              Officers...................................................   I-2
 Section 1.5  Conversion of Securities...................................   I-2
 Section 1.6  Parent to Make Stock Certificates Available................   I-3
 Section 1.7  Dividends; Transfer Taxes; Withholding.....................   I-4
 Section 1.8  No Fractional Shares.......................................   I-5
 Section 1.9  Return of Exchange Fund....................................   I-5
 Section 1.10 November Stock Dividend; Adjustment of Conversion Number...   I-5
 Section 1.11 No Further Ownership Rights in Company Common Shares.......   I-6
 Section 1.12 Closing of Company Transfer Books..........................   I-6
 Section 1.13 Further Assurances.........................................   I-6
 Section 1.14 Closing....................................................   I-6

                                   ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

 Section 2.1  Organization, Standing and Power...........................   I-6
 Section 2.2  Capital Structure..........................................   I-7
 Section 2.3  Authority..................................................   I-7
 Section 2.4  Consents and Approvals; No Violation.......................   I-8
 Section 2.5  SEC Documents and Other Reports............................   I-9
 Section 2.6  Registration Statement and Joint Proxy Statement...........   I-9
 Section 2.7  Absence of Certain Changes or Events.......................   I-9
 Section 2.8  No Existing Violation, Default, Etc........................  I-10
 Section 2.9  Licenses and Permits.......................................  I-10
 Section 2.10 Environmental Matters......................................  I-11
 Section 2.11 Tax Matters................................................  I-11
 Section 2.12 Actions and Proceedings....................................  I-11
 Section 2.13 Labor Matters..............................................  I-12
 Section 2.14 Contracts..................................................  I-12
 Section 2.15 ERISA......................................................  I-12
 Section 2.16 Liabilities................................................  I-13
 Section 2.17 Opinion of Financial Advisor...............................  I-13
 Section 2.18 Pooling of Interests; Reorganization.......................  I-13
 Section 2.19 Operations of Sub..........................................  I-13
 Section 2.20 Brokers....................................................  I-13
 Section 2.21 Ownership of Company Capital Stock.........................  I-13

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

 Section 3.1  Organization, Standing and Power...........................  I-14
 Section 3.2  Capital Structure..........................................  I-14
 Section 3.3  Authority..................................................  I-14
 Section 3.4  Consents and Approvals; No Violation.......................  I-15

                                                                            PAGE
                                                                            ----
 Section 3.5  SEC Documents and Other Reports............................   I-15
 Section 3.6  Registration Statement and Joint Proxy Statement...........   I-16
 Section 3.7  Absence of Certain Changes or Events.......................   I-16
 Section 3.8  No Existing Violation, Default, Etc........................   I-16
 Section 3.9  Licenses and Permits.......................................   I-17
 Section 3.10 Environmental Matters......................................   I-17
 Section 3.11 Tax Matters................................................   I-17
 Section 3.12 Actions and Proceedings....................................   I-18
 Section 3.13 Labor Matters..............................................   I-18
 Section 3.14 Contracts..................................................   I-18
 Section 3.15 ERISA......................................................   I-19
 Section 3.16 Liabilities................................................   I-20
 Section 3.17 Opinion of Financial Advisor...............................   I-20
 Section 3.18 State Takeover Statutes; Absence of Stockholder Rights
              Plan.......................................................   I-20
 Section 3.19 Pooling of Interests; Reorganization.......................   I-20
 Section 3.20 Brokers....................................................   I-20
 Section 3.21 Ownership of Parent Capital Stock..........................   I-20

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

 Section 4.1  Conduct of Business Pending the Merger.....................   I-20
 Section 4.2  No Solicitation............................................   I-23
 Section 4.3  Third Party Standstill Agreements..........................   I-24
 Section 4.4  Pooling of Interests; Reorganization.......................   I-24

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

 Section 5.1  Stockholder Meetings.......................................   I-24
 Section 5.2  Preparation of the Registration Statement and the Joint
              Proxy Statement............................................   I-25
 Section 5.3  Comfort Letters............................................   I-25
 Section 5.4  Access to Information......................................   I-25
 Section 5.5  Compliance with the Securities Act.........................   I-26
 Section 5.6  Stock Exchange Listings....................................   I-26
 Section 5.7  Fees and Expenses..........................................   I-26
 Section 5.8  Company Stock Options......................................   I-28
 Section 5.9  Reasonable Best Efforts; Pooling of Interests..............   I-28
 Section 5.10 Public Announcements.......................................   I-29
 Section 5.11 Real Estate Transfer and Gains Tax.........................   I-29
 Section 5.12 State Takeover Laws........................................   I-29
 Section 5.13 Indemnification; Directors and Officers Insurance..........   I-30
 Section 5.14 Notification of Certain Matters............................   I-31
 Section 5.15 Board of Directors.........................................   I-31
 Section 5.16 Employee Benefits..........................................   I-31

                                   ARTICLE VI

                       CONDITIONS PRECEDENT TO THE MERGER

 Section 6.1  Conditions to Each Party's Obligation to Effect the Merger.   I-32
 Section 6.2  Conditions to Obligation of the Company to Effect the
              Merger.....................................................   I-33
 Section 6.3  Conditions to Obligations of Parent and Sub to Effect the
              Merger.....................................................   I-34

                                                                            PAGE
                                                                            ----
                                  ARTICLE VII

                       TERMINATION; AMENDMENT AND WAIVER

 Section 7.1 Termination..................................................  I-35
 Section 7.2 Effect of Termination........................................  I-37
 Section 7.3 Amendment....................................................  I-37
 Section 7.4 Waiver.......................................................  I-37

                                  ARTICLE VIII

                               GENERAL PROVISIONS

 Section 8.1 Non-Survival of Representations and Warranties...............  I-37
 Section 8.2 Notices......................................................  I-37
 Section 8.3 Interpretation...............................................  I-38
 Section 8.4 Counterparts.................................................  I-38
 Section 8.5 Entire Agreement; No Third-Party Beneficiaries...............  I-38
 Section 8.6 Governing Law................................................  I-38
 Section 8.7 Assignment...................................................  I-38
 Section 8.8 Severability.................................................  I-38
 Section 8.9 Enforcement of this Agreement................................  I-38

                         AGREEMENT AND PLAN OF MERGER

  Agreement and Plan of Merger dated as of November 13, 1995 (this "Agreement") among IMC Global Inc., a Delaware corporation ("Parent"), Bull Merger Company, a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and The Vigoro Corporation, a Delaware corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").

                                  WITNESSETH:

  Whereas, the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable the merger of Sub into the Company (the "Merger"), upon the terms and subject to the conditions herein set forth, whereby each issued and outstanding share of Common Stock, $.01 par value, of the Company ("Company Common Shares"), not owned directly or indirectly by Parent or the Company, will be converted into shares of Common Stock, $1.00 par value, of Parent ("Parent Common Stock");

  Whereas, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is fair to and in the best interests of their respective stockholders, and Parent has approved this Agreement and the Merger as the sole stockholder of Sub;

  Whereas, in order to induce Parent and Sub to enter into this Agreement, concurrently herewith the Company is entering into a Stock Option Agreement dated as of the date hereof (the "Stock Option Agreement") with Parent, the form of which is attached hereto as Exhibit A;

  Whereas, concurrently herewith Parent and Great American Management and Investment, Inc. (the "Principal Stockholder") are entering into a Voting Agreement dated as of the date hereof (the "Voting Agreement") and a Limited Irrevocable Proxy (the "Irrevocable Proxy"), the forms of which are attached hereto as Exhibit B;

  Whereas, for United States income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

  Whereas, it is intended that the Merger shall be recorded for accounting purposes as a pooling of interests.

  Now, Therefore, in consideration of the premises, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE MERGER

  Section 1.1 The Merger. Upon the terms and subject to the conditions herein set forth, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

  Section 1.2 Effective Time. The Merger shall become effective when a Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, has been filed with the Secretary of State of the State of Delaware; provided, however, that, upon the mutual consent of the Constituent Corporations, the Certificate of Merger may provide for a later date of effectiveness of the Merger, but not to exceed 30 days after the date that the Certificate of Merger has been filed. When used in this

Agreement, the term "Effective Time" means the later of the date and time at which the Certificate of Merger has been filed or such later date and time as is established by the Certificate of Merger. The filing of the Certificate of Merger shall be made as soon as practicable after the satisfaction or waiver of the conditions to the Merger herein set forth.

  Section 1.3 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and as set forth in this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

  Section 1.4 Certificate of Incorporation; By-laws; Directors and Officers.

  (a) At the Effective Time, the Certificate of Incorporation of the Company, as in effect prior to the Effective Time, shall be amended so that the first paragraph of ARTICLE FOURTH thereof shall read in its entirety as follows:

    "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,003,800 consisting of 3,800 shares of Preferred Stock, $100.00 par value per share, and 1,000,000 shares of Common Stock, $.01 par value per share."

As so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. From and after the Effective Time, the Surviving Corporation shall have the power to amend and restate such Certificate of Incorporation to delete any Certificates of Designations relating to any series of Preferred Stock of the Surviving Corporation that is not then outstanding.

  (b) The By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or in the Certificate of Incorporation of the Surviving Corporation or as provided by applicable law.

  (c) The Board of Directors of the Surviving Corporation shall consist of not less than three directors to be designated by Parent, who shall serve until respective successors are duly elected and qualified.

  (d) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly elected and qualified.

  Section 1.5 Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of either of the Constituent Corporations:

    (a) Each issued and outstanding common share, $.01 par value, of Sub shall be converted into 500 Common Shares of the Surviving Corporation.

    (b) All Company Common Shares that are held in the treasury of the Company and any Company Common Shares owned by Parent shall be cancelled and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

    (c) Subject to the provisions of Sections 1.8 and 1.10, each Company Common Share issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.5(b)) shall be converted into 0.80 (such number being hereinafter referred to as the "Conversion Number") of a validly issued, fully paid and nonassessable share of Parent Common Stock; provided, however, that if the average of the per share daily closing prices on the New York Stock Exchange (the "NYSE") of Parent Common Stock (as reported in the NYSE Composite Transactions in the Wall Street Journal, Midwest Edition) during the 20 consecutive trading days ending on the fifth trading day prior to the date that the Company Stockholder Meeting is held (the "Average Price") is less than $61.875, then the Conversion Number shall be equal to the lesser of: (a) 0.85; and (b) the number obtained by dividing $49.50 by the Average Price; and provided, further, that if the Average Price is greater than $80.00, then the Conversion Number shall be equal to the greater of:
  (x) 0.75; and (y) the number obtained by dividing $64.00 by the Average Price. All such Company Common Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired; and each holder of a certificate representing prior to the Effective Time any such Company Common Shares shall cease to have any rights with respect thereto, except the right to receive (i) certificates representing the shares of Parent Common Stock into which such Company Common Shares have been converted, (ii) any dividends and other distributions in accordance with
  Section 1.7 and (iii) any cash, without interest, to be paid in lieu of any fractional share of Parent Common Stock in accordance with Section 1.8.

    (d) The Company Series E Preferred Shares and the Company F Preferred Shares (as such terms are defined in Section 3.2) shall not be converted or cancelled (except to the extent that the holder of any such Series E Preferred Shares or Series F Preferred Shares shall have perfected and not lost or withdrawn any right to appraisal for such shares under any applicable provisions of the DGCL) but shall remain Company Series E Preferred Shares and Company Series F Preferred Shares, respectively, of the Surviving Corporation (collectively, the "Preferred Shares") without alteration of their relative rights, preferences, terms and conditions.

  Section 1.6 Parent to Make Stock Certificates Available. (a) Exchange of Certificates. Parent shall authorize a commercial bank having capital of not less than $5 billion (or such other person or persons as shall be acceptable to Parent and the Company) to act as exchange agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the holders of certificates (the "Company Certificates") which immediately prior to the Effective Time represented Company Common Shares converted in the Merger, certificates (the "Parent Certificates") representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto deposited in accordance with Section 1.7, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 1.5(c) in exchange for the outstanding Company Common Shares. The Exchange Fund shall not be used for any other purpose.

  (b) Exchange Procedures. Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of a Company Certificate at the Effective Time a letter of transmittal in customary and reasonable form (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon actual delivery thereof to the Exchange Agent and shall contain instructions for use in effecting the surrender of the Company Certificates in exchange for the property described in the next sentence). Upon surrender for cancellation to the Exchange Agent of Company Certificate(s) held by any record holder of a Company Certificate, together with such letter of transmittal duly executed, such holder shall be entitled to receive in exchange therefor a Parent Certificate representing the number of whole shares of Parent Common Stock into which the Company Common Shares represented by the surrendered Company Certificate(s) shall have been converted at the Effective Time pursuant to this Article I, cash in lieu of any fractional share of Parent Common Stock in accordance with Section 1.8 and any dividends and other distributions payable in accordance with Section 1.7; and the Company Certificate(s) so surrendered shall forthwith be cancelled. Shares of Parent Common Stock issued in the Merger shall be issued as of, and be deemed to be outstanding as of, the Effective Time. Parent shall cause all such shares of Parent Common Stock issued pursuant to the Merger to be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

  In the event any Company Certificate(s) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate(s) to be lost, stolen or destroyed and, if reasonably required by Parent or the Surviving Corporation, upon the posting by such person of a bond in such amount as Parent or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate(s), the Exchange Agent will issue in respect of such lost, stolen or destroyed Certificate(s), the consideration to be received by virtue of the Merger with respect to the Company

Common Shares represented thereby (subject to the payment of cash in lieu of fractional shares in accordance herewith) and such person shall be entitled to the voting, dividend and other distribution rights provided herein with respect thereto.

  (c) Status of Company Certificates. Subject to the provisions of Sections
1.7 and 1.8, each Company Certificate which immediately prior to the Effective Time represented Company Common Shares to be converted in the Merger shall, from and after the Effective Time until surrendered in exchange for Parent Certificate(s) in accordance with this Section 1.6, be deemed for all purposes to represent the number of shares of Parent Common Stock into which such Company Common Shares shall have been so converted. Appropriate procedures shall be established by Parent and the Exchange Agent so that each holder of a Company Certificate at the Effective Time shall be entitled to vote on all matters subject to vote of holders of Parent Common Stock with a record date on or after the date of the Effective Time, whether or not such Certificate holder shall have surrendered Certificates in accordance with the provisions of this Agreement. For purposes of this Section 1.6, Parent may rely conclusively on the shareholder records of the Company in determining the identity of, and the number of Company Common Shares held by, each holder of a Company Certificate at the Effective Time.

  (d) Notwithstanding anything contained in the preceding provisions of this
Section 1.6 or elsewhere in this Agreement to the contrary, all shares of Parent Common Stock which are required by virtue of the Merger to be issued to a holder of Company Common Shares whose acquisition of such shares of Parent Common Stock is subject to the reporting requirements of the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall at the written request of such holder be placed in an escrow by the Exchange Agent for the benefit of such holder, pending expiration or termination of the waiting period under the HSR Act with respect to the acquisition of such Parent Common Stock on terms which are consistent with 16 CFR Section 801.31(d) (it being understood that, if such escrow is not permitted under applicable law or any rules or regulations or interpretations thereunder or if such escrow would cause the Merger not to qualify as a pooling of interests under generally accepted accounting principles, the foregoing provisions of this paragraph (d) shall not apply).

  (e) To the extent that any holder of Preferred Shares shall make a demand for appraisal of such holder's Preferred Shares pursuant to any applicable provision of the DGCL, the Company shall give Parent prompt notice upon receipt of such demand or appraisal. The Company agrees that, prior to the Effective Time, it will not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle with, any such holder of Preferred Shares. Each holder of Preferred Shares who shall become entitled, pursuant to any applicable appraisal rights provisions of the DGCL, to payment for his or her Preferred Shares shall receive payment therefor from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions) and such Preferred Shares shall be cancelled.

  Section 1.7 Dividends; Transfer Taxes; Withholding. (a) No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock, or are payable to the holders of record thereof who became such on or after the Effective Time, shall be paid to any person entitled by reason of the Merger to receive Parent Certificates representing Parent Common Stock, and no cash payment in lieu of any fractional share of Parent Common Stock shall be paid to any such person pursuant to Section 1.8, until such person shall have surrendered its Company Certificate(s) as provided in Section 1.6. Subject to applicable law, there shall be paid to each person receiving a Parent Certificate representing such shares of Parent Common Stock: (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Stock represented by such Parent Certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Parent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

  (b) If any cash or Parent Certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Company Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of such Parent Certificate and the distribution of such cash payment in a name other than that of the registered holder of the Company Certificate so surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Shares in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

  Section 1.8 No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Company Certificates pursuant to this Article I (taking into account all Company Certificates held by a stockholder); no dividend or other distribution by Parent and no stock split, combination or reclassification shall relate to any such fractional share; and no such fractional share shall entitle the record or beneficial owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any such fractional share, each holder of Company Common Shares who would otherwise have been entitled, based on all Company Certificate(s) surrendered for exchange by such holder, thereto upon the surrender of Company Certificate(s) for exchange pursuant to this Article I will promptly be paid an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying (i) the per share closing price on the New York Stock Exchange, Inc. (the "NYSE") of Parent Common Stock (as reported in the NYSE Composite Transactions) on the date on which the Effective Time shall occur (or, if the Parent Common Stock shall not trade on the NYSE on such date, the first day of trading in Parent Common Stock on the NYSE thereafter) by (ii) the fractional share to which such holder would otherwise be entitled. Parent shall make available to the Exchange Agent the cash necessary for this purpose.

  Section 1.9 Return of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former holders of Company Common Shares for one year after the Effective Time shall be delivered to Parent, upon its request, and any such former holders who have not theretofore surrendered to the Exchange Agent their Company Certificate in compliance with this Article I shall thereafter look only to Parent for payment of their claim for shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to such shares of Parent Common Stock. Neither Parent nor the Company shall be liable to any former holder of Company Common Shares for any such shares of Parent Common Stock held in the Exchange Fund (and any such cash, dividends and distributions payable in respect thereof) which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  Section 1.10 November Stock Dividend; Adjustment of Conversion Number. The Board of Directors of Parent has declared a two-for-one stock split which is to be effected in the form of a 100% stock dividend to be distributed on November 30, 1995 to stockholders of record of Parent Common Stock as of the close of business on November 15, 1995 (the "November Stock Dividend").
Section 1.5 sets forth the Conversion Number and certain share price information before giving effect to the November Stock Dividend. Notwithstanding anything contained herein to the contrary, from and after the record date for the November Stock Dividend, Section 1.5 shall be deemed automatically amended and restated to the effect set forth in Schedule 1.5 and thereafter all references in this Agreement to Section 1.5 or the Conversion Number shall refer to such amended and restated Section 1.5 and the Conversion Number set forth in Schedule 1.5. In the event of any other stock split, combination, reclassification or stock dividend with respect to Parent Common Stock, any change or conversion of Parent Common Stock into other securities or any other dividend or distribution with respect to Parent

Common Stock (other than quarterly cash dividends permitted by Section 4.1(a)(i)(A)), or the issuance of any securities, property or cash upon the exercise of, or in exchange for, Parent Rights (as defined in Section 2.2 herein) or if a record date with respect to any of the foregoing should occur, prior to the Effective Time, appropriate, equitable and proportionate adjustments shall be made to the Conversion Number and related numbers and stock prices set forth in Section 1.5 (or Schedule 1.5 as the case may be), and thereafter all references in this Agreement to the Conversion Number shall be deemed to be to the Conversion Number as so adjusted.

  Section 1.11 No Further Ownership Rights in Company Common Shares. All certificates representing shares of Parent Common Stock delivered upon the surrender for exchange of any Company Certificate in accordance with the terms hereof (including any cash paid pursuant to Section 1.7 or 1.8) shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to the Company Common Shares represented by such Company Certificate.

  Section 1.12 Closing of Company Transfer Books. At the Effective Time, the transfer books of the Company for the Company Common Shares shall be closed, and no transfer of Company Common Shares shall thereafter be made. Subject to the last sentence of Section 1.9, if, after the Effective Time, Company Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article I.

  Section 1.13 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either Constituent Corporation, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

  Section 1.14 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Sidley & Austin, One First National Plaza, Chicago, Illinois at 10:00 A.M., local time, on the first business day on which each of the conditions set forth in Article VI shall have been (and continue to be) fulfilled or waived, or at such other time and place as Parent and the Company may agree.

                                  ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

  Parent and Sub represent and warrant, jointly and severally, to the Company, except as set forth in the Parent Letter (as hereinafter defined) as follows:

  Section 2.1 Organization, Standing and Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; all of Sub's outstanding shares of capital stock are owned directly by Parent; and each of Parent and Sub has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Parent and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. For purposes of this Agreement: (i) "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Parent or the Company, as the case may be, any change or effect that is materially adverse to the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries taken as a whole, or the Company and its Subsidiaries taken as a whole, as the case may be, except, in the case of a Material Adverse Change, for any change resulting from conditions or circumstances generally affecting the businesses in which Parent or the Company, as the case may be, operates; and (ii) "Subsidiary" means any corporation, partnership, joint venture or other legal entity and of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the capital stock or other equity interests the holders of which are generally entitled to vote with respect to matters to be voted on in such corporation, partnership, joint venture or other legal entity. Except as disclosed in the Parent SEC Documents or the Parent Letter, Parent and its Subsidiaries are not subject to any material joint venture, joint operating or similar arrangement or any material shareholders agreement relating thereto.

  Section 2.2 Capital Structure. As of the date hereof, the authorized capital stock of Parent consists of: 100,000,000 shares of Parent Common Stock and 12,000,000 shares of Series Preferred Stock, $1.00 par value (the "Parent Preferred Stock"), of which 3,000,000 shares have been designated as "Junior Participating Preferred Stock, Series C" (the "Parent Series C Preferred Stock"). At the close of business on October 31, 1995, 29,748,273 shares of Parent Common Stock were issued and outstanding, all of which were validly issued, are fully paid and nonassessable and are free of preemptive rights. No shares of Parent Preferred Stock have been issued, and there has been no material change in the number of issued and outstanding shares of Parent Common Stock between October 31 and November 10, 1995. All of the shares of Parent Common Stock issuable in exchange for Company Common Shares at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. As of the date of this Agreement, except for this Agreement, except as provided in Parent's Restated Certificate of Incorporation, except for the rights ("Parent Rights") to purchase shares of Parent Series C Preferred Stock pursuant to the Rights Agreement (the "Parent Rights Agreement") dated June 21, 1989 between Parent and the First National Bank of Chicago, as Rights Agent, except for stock options covering not in excess of 300,000 shares of Parent Common Stock (collectively, the "Parent Stock Options") and except for the November Stock Dividend, there are no options, warrants, calls, rights or agreements to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Parent or any such Subsidiary or obligating Parent or any such Subsidiary to grant, extend or enter into any such option, warrant, call, right or agreement. Each outstanding share of capital stock of each Subsidiary of Parent is duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in the Parent SEC Documents or the Parent Letter (as such terms are hereinafter defined), each such share is beneficially owned by Parent or another Subsidiary of Parent, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. As of the date of its filing, Exhibit 21 to Parent's Annual Report on Form 10-K for the year ended June 30, 1995, as filed with the United States Securities and Exchange Commission (the "SEC") (the "Parent Annual Report"), is a true, accurate and correct statement in all material respects of all of the information required to be set forth therein by the regulations of the SEC. Pursuant to the Parent Rights Agreement, all shares of Parent Common Stock are issued with Rights attached thereto.

  Section 2.3 Authority. The Board of Directors of Parent (a) has declared as advisable and fair to and in the best interests of the stockholders of Parent (and, in the case of clauses (ii) and (iii) below, has resolved to recommend to such stockholders for approval) (i) the Merger, (ii) amendments to the Restated Certificate of Incorporation of Parent to increase to not less than 13 the number of directors that may from time to time comprise the Board of Directors and to increase the number of authorized shares of Parent Common Stock to 250,000,000 (collectively, the "Charter Amendments") and (iii) the issuance (the "Parent Share Issuance") of shares of Parent Common Stock in accordance with the Merger and (b) has approved this Agreement. The Board of Directors of Sub has declared the Merger advisable and approved this Agreement. Parent has all requisite power and authority to enter into this Agreement, the Stock Option Agreement and (subject to (x) approval of the Parent Share Issuance by a majority of the votes cast at the Parent Stockholder Meeting (as hereinafter defined) by the holders of the shares of Parent Common Stock, provided that the total number of votes cast on the Parent Share Issuance represents more than 50% of the shares of Parent Common Stock entitled to vote thereon at the Parent Stockholder Meeting, and (y) adoption of the Charter Amendments by the holders of a majority of the outstanding shares of Parent Common Stock) to consummate the transactions contemplated hereby and thereby. Sub has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub, the execution and delivery of the Stock Option Agreement by Parent and the consummation by Parent and Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject, in the case of this Agreement, to (x) approval of the Parent Share Issuance by a majority of the votes cast at the Parent Stockholder Meeting by the holders of the shares of Parent Common Stock, provided that the total number of votes cast on the Parent Share Issuance represents more than 50% of the shares of Parent Common Stock entitled to vote thereon at the Parent Stockholder Meeting, and (y) adoption of the Charter Amendments by the holders of a majority of the outstanding shares of Parent entitled to vote thereon. This Agreement has been duly executed and delivered by Parent and Sub and the Stock Option Agreement has been duly executed and delivered by Parent and (assuming the valid authorization, execution and delivery hereof and thereof by the Company and the validity and binding effect hereof and thereof on the Company) each constitutes the valid and binding obligation of Parent and Sub enforceable against Parent and Sub in accordance with its terms. The Parent Share Issuance and the preparation of a registration statement on Form S-4 to be filed with the SEC by Parent under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), for the purpose of registering the shares of Parent Common Stock to be issued in connection with the Merger (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the "Registration Statement"), including the Joint Proxy Statement (as hereinafter defined), have been duly authorized by Parent's Board of Directors.

  Section 2.4 Consents and Approvals; No Violation. Except as set forth in the letter dated and delivered to the Company on the date hereof (the "Parent Letter"), which relates to this Agreement and is designated therein as being the Parent Letter, the execution and delivery of this Agreement and the Stock Option Agreement do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under: (i) subject to adoption of the Charter Amendments as described in the second sentence of Section 2.3, any provision of the Restated Certificate of Incorporation or By-laws of Parent or the comparable charter or organization documents or by-laws of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent and would not materially impair the ability of Parent or Sub to perform their respective obligations hereunder or under the Stock Option Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign (including provincial) or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Sub, the execution and delivery of the Stock Option Agreement by Parent or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement or the Stock Option Agreement, except: (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), (ii) for the filing with the Secretary of State of the State of Delaware of a Certificate of Amendment to Parent's Restated Certificate of Incorporation relating to the Charter Amendments and the filing of a Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) for such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (iv) for such filings, authorizations, orders and approvals, if any, as may be required by state takeover laws (the "State Takeover Approvals"), (v) for such filings as may be required in connection with the taxes described in Section 5.11, (vi) for such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country (including, without limitation, any political subdivision thereof) in which Parent or the Company or any of their respective Subsidiaries conducts any business or owns any property or assets and (vii) for such other consents, orders, authorizations, registrations, declarations and filings the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and would not materially impair the ability of Parent or Sub to perform their respective obligations hereunder or under the Stock Option Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby.

  Section 2.5 SEC Documents and Other Reports. Parent has filed all documents required to be filed by it with the SEC since June 30, 1993. As of their respective dates, all documents filed by Parent with the SEC since June 30, 1993 (the "Parent SEC Documents") complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Documents complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as set forth in the Parent SEC Documents, since June 30, 1995 Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements.

  Section 2.6 Registration Statement and Joint Proxy Statement. None of the information (other than information provided by the Company) included or incorporated by reference in the Registration Statement or the joint proxy statement/prospectus included therein relating to the Stockholder Meetings (as defined in Section 5.1) (together with any amendments or supplements thereto, the "Joint Proxy Statement") will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Joint Proxy Statement, at the time of the mailing thereof, at the time of each of the Stockholder Meetings and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, its directors and officers or any of its Subsidiaries shall occur which is required to be described in the Joint Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Parent. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act, and the Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act, in each case other than as to information provided for inclusion therein by the Company.

  Section 2.7 Absence of Certain Changes or Events. Except as set forth in the Parent SEC Documents filed prior to the date hereof or the Parent Letter, since June 30, 1994: (i) Parent and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that has resulted or would reasonably be expected to result in a Material Adverse Effect on Parent; (ii) Parent and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had or that would reasonably be expected to have a Material Adverse Effect on Parent; (iii) there has been no material change in the indebtedness of Parent and its Subsidiaries (other than changes in the ordinary course of business), no change in the outstanding shares of capital stock of Parent except for the issuance of shares of Parent Common Stock pursuant to the Parent Stock Options and no dividend or distribution of any kind declared, paid or made by Parent on any class of its capital stock except for regular quarterly dividends (before giving effect to the November Stock Dividend) of not more than $0.16 per share on Parent Common Stock and except for the November Stock Dividend and (iv) there has been no Material Adverse Change with respect to Parent, nor any event or development that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change with respect to Parent.

  Section 2.8 No Existing Violation, Default, Etc. Neither Parent nor any of its Subsidiaries is in violation of (i) its charter or other organization documents or by-laws, (ii) any applicable law, ordinance or administrative or governmental rule or regulation or (iii) any order, decree or judgment of any Governmental Entity having jurisdiction over Parent or any of its Subsidiaries, except for any violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. The properties, assets and operations of Parent and its Subsidiaries are in compliance in all material respects with all applicable federal, state, local and foreign (including without limitation, provincial) laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, "Worker Safety Laws") and the protection and clean-up of the environment and activities or conditions related thereto, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous materials (collectively, "Environmental Laws"), except for any violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past or current events, conditions, circumstances, activities, practices, incidents, actions or plans of Parent or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance in all material respects with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention as, individually or in the aggregate with any such other interference or prevention, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. The term "hazardous materials" shall mean those substances that are regulated by or form the basis for liability under any applicable Environmental Laws.

  Except as may be set forth in the Parent SEC Documents or the Parent Letter:
(i) there is no existing event of default or event that, but for the giving of notice or lapse of time, or both, would constitute an event of default under any loan or credit agreement, note, bond, mortgage, indenture or guarantee of indebtedness for borrowed money and (ii) there is no existing event of default or event that, but for the giving of notice or lapse of time, or both, would constitute an event of default under any lease, other agreement or instrument to which Parent or any of its Subsidiaries is a party or by which Parent or any such Subsidiary or any of their respective properties, assets or business is bound, in the case of each of clause (i) and (ii) immediately above, which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.

  Section 2.9 Licenses and Permits. Parent and its Subsidiaries have received such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate Governmental Entities (the "Parent Licenses") as are necessary to own or lease and operate their respective properties and to conduct their respective businesses substantially in the manner described in the Parent SEC Documents and as currently owned or leased and conducted, and all such Parent Licenses are valid and in full force and effect, except for any such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances which the failure to have or to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent and its Subsidiaries are in compliance in all material respects with their respective obligations under the Parent Licenses, with only such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent, and no event has occurred that allows, or after notice or lapse of time, or both, would allow, revocation or termination of any material Parent License.

  Section 2.10 Environmental Matters. Except as set forth in the Parent SEC Documents or the Parent Letter, (i) neither Parent nor any of its Subsidiaries is the subject of any federal, state, local, foreign or provincial investigation, and neither Parent nor any of its Subsidiaries has received any notice or claim (or is aware of any facts that would form a reasonable basis for any claim), or entered into any negotiations or agreements with any other person, relating to any material liability or obligation or material remedial action or potential material liability or obligation or material remedial action under any Environmental Law; and (ii) there are no pending, reasonably anticipated or, to the knowledge of Parent, threatened actions, suits or proceedings (or facts that would form a reasonable basis for any such action, suit or proceeding) against Parent, any of its Subsidiaries or any of their respective properties, assets or operations asserting any such material liability or obligation or seeking any material remedial action in connection with any Environmental Laws.

  Section 2.11 Tax Matters. Except as otherwise set forth in the Parent
Letter: (i) Parent and each of its Subsidiaries have filed all federal, and all material state, local, foreign and provincial, Tax Returns (as hereinafter defined) required to have been filed on or prior to the date hereof, or appropriate extensions therefor have been properly obtained, and such Tax Returns are correct and complete, except to the extent that any failure to be correct and complete would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent; (ii) all Taxes (as hereinafter defined) shown to be due on such Tax Returns have been timely paid or extensions for payment have been duly obtained, or such Taxes are being timely and properly contested, and Parent and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes, except to the extent that any failure to comply with such rules and regulations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent; (iii) neither Parent nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes; (iv) such Tax Returns relating to federal and state income Taxes have been examined by the Internal Revenue Service or the appropriate state taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (v) no material issues that have been raised in writing by the relevant taxing authority in connection with the examination of such Tax Returns are currently pending; and (vi) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full or are being timely and properly contested. The charges, accruals and reserves on the books of Parent and its Subsidiaries in respect of Taxes have been established and maintained in accordance with generally accepted accounting principles. To the knowledge of Parent, the representations set forth in the Parent Tax Certificate attached to the Parent Letter, if made on the date hereof (assuming the Merger were consummated on the date hereof), would be true and correct in all material respects. For purposes of this Agreement: (i) "Taxes" means any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity; and (ii) "Tax Return" means any return, report or similar statement (including any attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

  Section 2.12 Actions and Proceedings. Except as set forth in the Parent SEC Documents or the Parent Letter, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against Parent or any of its Subsidiaries, any of its or their properties, assets or business, any Parent Plan (as defined in Section 2.15) or, to the knowledge of Parent, any of its or their current or former directors or officers, as such, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Except as set forth in the Parent SEC Documents or the Parent Letter, there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of

Parent, threatened against Parent or any of its Subsidiaries, any of its or their properties, assets or business, any Parent Plan or, to the knowledge of Parent, any of its or their current or former directors or officers, as such, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Except as set forth in the Parent SEC Documents or the Parent Letter, as of the date hereof, there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, any of its or their properties, assets or business, any Parent Plan or, to the knowledge of Parent, any of its or their current or former directors or officers, as such, relating to the transactions contemplated by this Agreement.

  Section 2.13 Labor Matters. Except as disclosed in the Parent SEC Documents or the Parent Letter, neither Parent nor any of its Subsidiaries has any labor contracts, collective bargaining agreements or material employment or consulting agreements with any persons employed by or otherwise performing services primarily for Parent or any of its Subsidiaries (the "Parent Business Personnel") or any representative of any Parent Business Personnel. Except as set forth in the Parent SEC Documents or the Parent Letter, neither Parent nor any of its Subsidiaries has engaged in any unfair labor practice with respect to Parent Business Personnel, and there is no unfair labor practice complaint pending against Parent or any of its Subsidiaries with respect to Parent Business Personnel, which, in either case, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Except as set forth in the Parent SEC Documents or the Parent Letter, there is no material labor strike, dispute, slowdown or stoppage pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries has experienced any material primary work stoppage or other material labor difficulty involving its employees during the last three years.

  Section 2.14 Contracts. All of the material contracts of Parent and its Subsidiaries that are required to be described in the Parent SEC Documents or to be filed as exhibits thereto have been described or filed as required. Neither Parent or any of its Subsidiaries nor, to the knowledge of Parent, any other party is in breach of or default under any such contracts which are currently in effect, except for such breaches and defaults which are described in the Parent Letter or which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Except as set forth in the Parent SEC Documents or the Parent Letter, neither Parent nor any of its Subsidiaries is a party to or bound by any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, Parent or any such Subsidiary is entitled to conduct all or any material portion of the business of Parent and its Subsidiaries taken as whole.

  Section 2.15 ERISA. Each Parent Plan complies in all material respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and all other applicable laws and administrative or governmental rules and regulations. No "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Parent Plan for which the 30-day notice requirement has not been waived (other than with respect to the transactions contemplated by this Agreement), and no condition exists which would subject Parent or any ERISA Affiliate (as hereinafter defined) to any fine under Section 4071 of ERISA; except as disclosed in the Parent Letter, neither Parent nor any of its ERISA Affiliates has withdrawn from any Parent Plan or Parent Multiemployer Plan (as hereinafter defined) or has taken, or is currently considering taking, any action to do so; and no action has been taken, or is currently being considered, to terminate any Parent Plan subject to Title IV of ERISA. No Parent Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived. To the knowledge of Parent, there are no actions, suits or claims pending or threatened (other than routine claims for benefits) with respect to any Parent Plan which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Neither Parent nor any of its ERISA Affiliates has incurred or would reasonably be expected to incur any material liability under or pursuant to Title IV of ERISA. No prohibited transactions described in Section 406 of ERISA or Section 4975 of the Code have occurred which would reasonably be expected to result in material liability to Parent or its Subsidiaries. Except as set forth in the Parent Letter, all Parent Plans that are intended to be qualified under Section 401(a) of the Code have received a favorable determination letter as to such qualification from the Internal Revenue Service, and no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification. Parent is not aware of any reason why any Parent Plan is not so qualified in operation. Neither Parent nor any of its ERISA Affiliates has been notified by any Parent Multiemployer Plan that such Parent Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such Parent Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA. As used herein: (i) "Parent Plan" means a "pension plan" (as defined in Section 3(2) of ERISA, other than a Parent Multiemployer Plan) or a "welfare plan" (as defined in Section 3(1) of ERISA) established or maintained by Parent or any of its ERISA Affiliates or to which Parent or any of its ERISA Affiliates has contributed or otherwise may have any liability; (ii) "Parent Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which Parent or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability; and (iii) with respect to any person, "ERISA Affiliate" means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such person pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated thereunder or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

  Section 2.16 Liabilities. Except as fully reflected or reserved against in the most recent audited consolidated financial statements included in the Parent SEC Documents filed prior to the date hereof, or disclosed in the footnotes thereto, or set forth in the Parent Letter, Parent and its Subsidiaries had no liabilities (including, without limitation, Tax liabilities) at the date of such consolidated financial statements, absolute or contingent, of a nature which are required by generally accepted accounting principles to be reflected on such consolidated financial statements or disclosed in the footnotes thereto, that were material, either individually or in the aggregate, to Parent and its Subsidiaries taken as a whole. Except as so reflected, reserved, disclosed or set forth, Parent and its Subsidiaries have no commitments which are reasonably expected to be materially adverse, either individually or in the aggregate, to Parent and its Subsidiaries taken as a whole.

  Section 2.17 Opinion of Financial Advisor. Parent has received the opinion of Lehman Brothers Inc., dated the date hereof, to the effect that, as of the date hereof, the financial terms of the Merger are fair to Parent from a financial point of view, a copy of which opinion has been delivered to the Company.

  Section 2.18 Pooling of Interests; Reorganization. To the knowledge of Parent after due investigation, neither Parent nor any of its Subsidiaries has
(i) taken any action or failed to take any action which action or failure would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes or (ii) taken any action or failed to take any action which action or failure would result in the failure of the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

  Section 2.19 Operations of Sub. Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

  Section 2.20 Brokers. No broker, investment banker or other person, other than Lehman Brothers Inc., the fees and expenses of which will be paid by Parent (as reflected in an agreement between Lehman Brothers Inc. and Parent, a copy of which has been furnished to the Company), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

  Section 2.21 Ownership of Company Capital Stock. None of Parent, Sub or any of Parent's other Subsidiaries owns any shares of the capital stock of the Company.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company represents and warrants to Parent and Sub, except as set forth in the Company Letter (as hereinafter defined), as follows:

  Section 3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents or the Company Letter, the Company and its Subsidiaries are not subject to any material joint venture, joint operating or similar arrangement or any material shareholders agreement relating thereto.

  Section 3.2 Capital Structure. As of the date hereof, the authorized capital stock of the Company consists of: 50,000,000 Company Common Shares and 600,000 shares of Preferred Stock, $100 par value ("Company Preferred Shares"), of which 3,500 shares have been designated as "Series E Preferred Stock" ("Company Series E Preferred Shares") and 300 shares have been designated as "Series F Preferred Stock" ("Company Series F Preferred Shares"). At the close of business on November 10, 1995: (i) 19,896,132 Company Common Shares were issued and outstanding, all of which were validly issued, are fully paid and nonassessable and are free of preemptive rights; (ii) 2826.2018 Company Series E Preferred Shares were issued and outstanding, all of which were validly issued, are fully paid and nonassessable and are free of preemptive rights; and (iii) 200 Company Series F Preferred Shares were issued and outstanding, all of which were validly issued, are fully paid and nonassessable and are free of preemptive rights. As of the date of this Agreement, except as provided in the Company's Certificate of Incorporation, except for stock options covering not in excess of 1,310,033 Company Common Shares (collectively, the "Company Stock Options"), and except for the Stock Option Agreement, there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any such Subsidiary or obligating the Company or any such Subsidiary to grant, extend or enter into any such option, warrant, call, right or agreement. Each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in the Company SEC Documents or the Company Letter (as such terms are hereinafter defined), each such share is beneficially owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. As of the date of its filing, Exhibit 21 to the Company's Annual Report on Form 10-K for the transition period from July 1, 1994 to December 31, 1994, as filed with the SEC (the "Company Annual Report"), is a true, accurate and correct statement in all material respects of all of the information required to be set forth therein by the regulations of the SEC.

  Section 3.3 Authority. The Board of Directors of the Company has declared as advisable and fair to and in the best interests of the stockholders of the Company (and has resolved to recommend to stockholders for approval) the Merger and has approved this Agreement, and the Company has all requisite power and authority to enter into this Agreement and the Stock Option Agreement and (subject to approval of the Merger by a majority of the outstanding stock of the Company entitled to vote thereon) to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by a majority of the outstanding stock of the Company entitled to vote thereon. The holders of the Company Preferred Shares are entitled to vote together with the holders of the Company Common Shares on the Merger and are entitled to one vote for each Company Preferred Share held. This Agreement and the Stock Option Agreement have been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery hereof by Parent and Sub and the validity and binding effect hereof on Parent and Sub) each constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The issuance of up to 3,959,330 Company Common Shares pursuant to the Stock Option Agreement has been duly authorized by the Company's Board of Directors. The preparation of the Joint Proxy Statement to be filed with the SEC has been duly authorized by the Company's Board of Directors.

  Section 3.4 Consents and Approvals; No Violation. Except as set forth in the letter dated and delivered to Parent on the date hereof (the "Company Letter"), which relates to this Agreement and is designated therein as being the Company Letter, the execution and delivery of this Agreement and the Stock Option Agreement do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under: (i) any provision of the Certificate of Incorporation or By-Laws of the Company or the comparable charter or organization documents or by-laws of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or
(iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and
(iii), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and would not materially impair the ability of the Company to perform its obligations hereunder or under the Stock Option Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Stock Option Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement or the Stock Option Agreement, except: (i) in connection, or in compliance, with the provisions of the HSR Act, the Securities Act and the Exchange Act, (ii) for the filing of a Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) for such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (iv) for such filings, authorizations, orders and approvals, if any, as may be required to obtain the State Takeover Approvals, (v) for such filings as may be required in connection with the taxes described in Section 5.11, (vi) for such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country (including, without limitation, any political subdivision thereof) in which Parent or the Company or any of their respective Subsidiaries conducts any business or owns any property or assets and (vii) for such other consents, orders, authorizations, registrations, declarations and filings the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and would not materially impair the ability of the Company to perform its obligations hereunder or under the Stock Option Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby.

  Section 3.5 SEC Documents and Other Reports. The Company has filed all documents required to be filed by it with the SEC since June 30, 1993. As of their respective dates, all documents filed by the Company with the SEC since June 30, 1993 (the "Company SEC Documents") complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Company SEC

Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as set forth in the Company SEC Documents, since December 31, 1994, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements.

  Section 3.6 Registration Statement and Joint Proxy Statement. None of the information included or incorporated by reference in the Joint Proxy Statement and provided by the Company will, at the time of the mailing thereof, at the time of each of the Stockholder Meetings and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its directors and officers or any of its Subsidiaries shall occur which is required to be described in the Joint Proxy Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company. The Joint Proxy Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Exchange Act.

  Section 3.7 Absence of Certain Changes or Events. Except as set forth in the Company SEC Documents filed prior to the date hereof or the Company Letter, since December 31, 1994: (i) the Company and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that has resulted or would reasonably be expected to result in a Material Adverse Effect on the Company; (ii) the Company and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had or that would reasonably be expected to have a Material Adverse Effect on the Company; (iii) there has been no material change in the indebtedness of the Company and its Subsidiaries (other than changes in the ordinary course of business), no change in the outstanding shares of capital stock of the Company except for the issuance of Company Common Shares pursuant to the Company Stock Options and no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock except for regular quarterly dividends of not more than $175 per Company Series E Preferred Share, of not more than $175 per Company Series F Preferred Share and of not more than $.23 per Company Common Share; and (iv) there has been no Material Adverse Change with respect to the Company, nor any event or development that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change with respect to the Company.

  Section 3.8 No Existing Violation, Default, Etc. Neither the Company nor any of its Subsidiaries is in violation of (i) its charter or other organization documents or by-laws, (ii) any applicable law, ordinance or administrative or governmental rule or regulation or (iii) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries, except for any violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The properties, assets and operations of the Company and its Subsidiaries are in compliance in all material respects with all applicable Worker Safety Laws and Environmental Laws, except for any violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past or current events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance in all material respects with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention as, individually or in the aggregate with any such other interference or prevention, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

  Except as may be set forth in the Company SEC Documents or the Company
Letter: (i) there is no existing event of default or event that, but for the giving of notice or lapse of time, or both, would constitute an event of default under any loan or credit agreement, note, bond, mortgage, indenture or guarantee of indebtedness for borrowed money and (ii) there is no existing event of default or event that, but for the giving of notice or lapse of time, or both, would constitute an event of default under any lease, other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary or any of their respective properties, assets or business is bound, in the case of each of clause (i) and
(ii) immediately above, which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

  Section 3.9 Licenses and Permits. The Company and its Subsidiaries have received such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate Governmental Entities (the "Company Licenses") as are necessary to own or lease and operate their respective properties and to conduct their respective businesses substantially in the manner described in the Company SEC Documents and as currently owned or leased and conducted, and all such Company Licenses are valid and in full force and effect, except for any such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances which the failure to have or to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance in all material respects with their respective obligations under the Company Licenses, with only such exceptions as, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect on the Company, and no event has occurred that allows, or after notice or lapse of time, or both, would allow, revocation or termination of any material Company License.

  Section 3.10 Environmental Matters. Except as set forth in the Company SEC Documents or the Company Letter, (i) neither the Company nor any of its Subsidiaries is the subject of any federal, state, local, foreign or provincial investigation, and neither the Company nor any of its Subsidiaries has received any notice or claim (or is aware of any facts that would form a reasonable basis for any claim), or entered into any negotiations or agreements with any other person, relating to any material liability or obligation or material remedial action or potential material liability or obligation or material remedial action under any Environmental Law; and (ii) there are no pending, reasonably anticipated or, to the knowledge of the Company, threatened actions, suits or proceedings (or facts that would form a reasonable basis for any such action, suit or proceeding) against the Company, any of its Subsidiaries or any of their respective properties, assets or operations asserting any such material liability or obligation or seeking any material remedial action in connection with any Environmental Laws.

  Section 3.11 Tax Matters. Except as otherwise set forth in the Company
Letter: (i) the Company and each of its Subsidiaries have filed all federal, and all material state, local, foreign and provincial, Tax Returns required to have been filed on or prior to the date hereof, or appropriate extensions therefor have been properly obtained, and such Tax Returns are correct and complete, except to the extent that any failure to be correct and complete would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; (ii) all Taxes shown to be due on such Tax Returns have been timely paid or extensions for payment have been duly obtained, or such Taxes are being timely and properly contested, and the Company and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes, except to the extent that any failure to comply with such rules and regulations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; (iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes; (iv) such Tax

Returns relating to federal and state income Taxes have been examined by the Internal Revenue Service or the appropriate state taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (v) no material issues that have been raised in writing by the relevant taxing authority in connection with the examination of such Tax Returns are currently pending; and (vi) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full or are being timely and properly contested. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Taxes have been established and maintained in accordance with generally accepted accounting principles. To the knowledge of the Company, the representations set forth in the Company Tax Certificate attached to the Company Letter, if made on the date hereof (assuming the Merger were consummated on the date hereof), would be true and correct in all material respects.

  Section 3.12 Actions and Proceedings. Except as set forth in the Company SEC Documents or the Company Letter, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against the Company or any of its Subsidiaries, any of its or their properties, assets or business, any Company Plan (as defined in Section 3.15) or, to the knowledge of the Company, any of its or their current or former directors or officers, as such, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth in the Company SEC Documents or the Company Letter, there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, any of its or their properties, assets or business, any Company Plan or, to the knowledge of the Company, any of its or their current or former directors or officers, as such, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth in the Company SEC Documents or the Company Letter, as of the date hereof, there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, any of its or their properties, assets or business, any Company Plan or, to the knowledge of the Company, any of its or their current or former directors or officers, as such, relating to the transactions contemplated by this Agreement.

  Section 3.13 Labor Matters. Except as disclosed in the Company SEC Documents or the Company Letter, neither the Company nor any of its Subsidiaries has any labor contracts, collective bargaining agreements or material employment or consulting agreements with any persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the "Company Business Personnel") or any representative of any Company Business Personnel. Except as set forth in the Company SEC Documents or the Company Letter, neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to Company Business Personnel, and there is no unfair labor practice complaint pending against the Company or any or its Subsidiaries with respect to Company Business Personnel, which, in either case, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth in the Company SEC Documents or the Company Letter, there is no material labor strike, dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has experienced any material primary work stoppage or other material labor difficulty involving its employees during the last three years.

  Section 3.14 Contracts. All of the material contracts of the Company and its Subsidiaries that are required to be described in the Company SEC Documents or to be filed as exhibits thereto have been described or filed as required. Neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any other party is in breach of or default under any such contracts which are currently in effect, except for such breaches and defaults which are described in the Company Letter or which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth in the Company SEC Documents or the Company Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the Company or any such Subsidiary is entitled to conduct all or any material portion of the business of the Company and its Subsidiaries taken as a whole.

  Section 3.15 ERISA. Schedule A to the Company Letter sets forth the name of
(a) each Company Plan which is a single-employer plan as defined in Section 4001(a)(15) of ERISA and (b) each employment, severance, termination, consulting or retirement plan or agreement providing for payment of benefits in excess of twelve months compensation and benefits, and which contains any special provision becoming effective upon the occurrence of a change in control of the Company, excluding any such payments required under any domestic or foreign law. True copies of each of the documents described in clause (a) and (b) above have heretofore been delivered to Parent. Each Company Plan complies in all material respects with ERISA, the Code and all other applicable laws and administrative or governmental rules and regulations. Except as set forth in the Company Letter, no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Plan for which the 30-day notice requirement has not been waived (other than with respect to the transactions contemplated by this Agreement), and no condition exists which would subject the Company or any ERISA Affiliate to any fine under Section 4071 of ERISA; except as disclosed in the Company Letter, neither the Company nor any of its ERISA Affiliates has withdrawn from any Company Plan or Company Multiemployer Plan (as hereinafter defined) or has taken, or is currently considering taking, any action to do so; and no action has been taken, or is currently being considered, to terminate any Company Plan subject to Title IV of ERISA. No Company Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived. To the knowledge of the Company, there are no actions, suits or claims pending or threatened (other than routine claims for benefits) with respect to any Company Plan which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its ERISA Affiliates has incurred or would reasonably be expected to incur any material liability under or pursuant to Title IV of ERISA. No prohibited transactions described in Section 406 of ERISA or Section 4975 of the Code have occurred which would reasonably be expected to result in material liability to the Company or its Subsidiaries. Except as set forth in the Company Letter, all Company Plans that are intended to be qualified under Section 401(a) of the Code have received a favorable determination letter as to such qualification from the Internal Revenue Service, and no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification. The Company is not aware of any reason why any Company Plan is not so qualified in operation. Neither the Company nor any of its ERISA Affiliates has been notified by any Company Multiemployer Plan that such Company Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such Company Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA. As used herein: (i) "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA, other than a Company Multiemployer Plan) or a "welfare plan" (as defined in Section 3(1) of ERISA) established or maintained by the Company or any of its ERISA Affiliates or to which the Company or any of its ERISA Affiliates has contributed or otherwise may have any liability; and (ii) "Company Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability. Except as disclosed in the Company SEC Documents or the Company Letter, since January 1, 1995, neither the Company or any Subsidiary of the Company has entered into or adopted any Company Plan other than a Company Plan which is not material in the ordinary course of business consistent with past practices or amended in any material respect any existing Company Plan, except as required by law or in the ordinary course of business consistent with past practices nor has the Company or any Subsidiary of the Company materially increased the compensation payable or to become payable to its officers or employees, except for increases in the ordinary course of business and consistent with past practice, or granted any severance or termination pay to, or entered into, or amended or modified, any employment, severance or consulting agreement with, any director or officer of the Company or any of its Subsidiaries, or, except in the ordinary course of business consistent with past practices, established, adopted, entered into or, except as may be required to comply with applicable law, or except in the ordinary course of business consistent with past practices, amended in any material respect or taken action to enhance in any material respect or accelerate any rights or benefits under, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee. Under the circumstances of the Merger, the execution and delivery by the Company of this Agreement and the consummation of the

Merger will not, by operation of the terms of any stock option plan of the Company or any Subsidiary of the Company, result in the acceleration of the vesting of any options granted under any such plan, but will result in a benefit under the Company's 1994 Shareholder Value Plan becoming fully payable in shares.

  Section 3.16 Liabilities. Except as fully reflected or reserved against in the most recent audited consolidated financial statements included in the Company SEC Documents filed prior to the date hereof, or disclosed in the footnotes thereto, or set forth in the Company Letter, the Company and its Subsidiaries had no liabilities (including, without limitation, Tax Liabilities) at the date of such consolidated financial statements, absolute or contingent, of a nature which are required by generally accepted accounting principles to be reflected on such consolidated financial statements or disclosed in the footnotes thereto, that were material, either individually or in the aggregate, to the Company and its Subsidiaries taken as a whole. Except as so reflected, reserved, disclosed or set forth, the Company and its Subsidiaries have no commitments which are reasonably expected to be materially adverse, either individually or in the aggregate, to the Company and its Subsidiaries taken as a whole.

  Section 3.17 Opinion of Financial Advisor. The Company has received the opinion of J.P. Morgan & Co., Inc., dated the date hereof, to the effect that, subject to the provisions set forth in such letter, as of the date hereof, the consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, a copy of which opinion has been delivered to Parent.

  Section 3.18 State Takeover Statutes; Absence of Stockholder Rights Plan. The restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of the Merger, this Agreement, the Stock Option Agreement, the Voting Agreement, the Irrevocable Proxy or the transactions contemplated hereby or thereby. The Board of Directors of the Company has adopted a resolution as follows: "The transactions contemplated by the Merger Agreement, the Stock Option Agreement, the Voting Agreement and the Irrevocable Proxy are hereby authorized and approved with the intent that no State Takeover Laws shall be applicable to the Merger, the Merger Agreement, the Stock Option Agreement, the Irrevocable Proxy, the Voting Agreement or the transactions contemplated thereby." The Company has not adopted or executed, and is not a party or subject to, any "Shareholder Rights Plan" or similar instrument, plan or agreement.

  Section 3.19 Pooling of Interests; Reorganization. To the knowledge of the Company after due investigation, neither the Company nor any of its Subsidiaries has (i) taken any action or failed to take any action which action or failure would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes or (ii) taken any action or failed to take any action which action or failure would result in the failure of the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

  Section 3.20 Brokers. No broker, investment banker or other person, other than J.P. Morgan & Co., Inc. the fees and expenses of which will be paid by the Company (as reflected in an agreement between J.P. Morgan & Co., Inc. and the Company, a copy of which has been furnished to Parent), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

  Section 3.21 Ownership of Parent Capital Stock. Neither the Company nor any of its Subsidiaries owns any shares of the capital stock of Parent.

                                  ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

  Section 4.1 Conduct of Business Pending the Merger.

  (a) Actions by Parent. During the period from the date of this Agreement through the Effective Time, except as otherwise expressly required by this Agreement or as set forth in the Parent Letter, Parent shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in, and not enter into any material transaction other than in accordance with, the ordinary course of its business as currently conducted and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it, all to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in the Parent Letter, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company:

    (i) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than regular quarterly dividends (before giving effect to the November Stock Dividend) of not more than $0.16 per share on Parent Common Stock, dividends paid by Subsidiaries of Parent in the ordinary course of business and consistent with past practice and the November Stock Dividend); or (B) purchase, redeem or otherwise acquire any shares of its capital stock or those of any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, if the result of any such purchase, redemption or acquisition would be to impair the ability of Parent to account for the Merger as a pooling of interest;

    (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, equity equivalent or convertible securities (other than the distribution of the Parent Rights in accordance with the Parent Rights Agreement and the issuance of any securities upon the exercise thereof, the issuance of Parent Common Stock during the period from the date of this Agreement through the Effective Time upon the exercise of Parent Stock Options outstanding on the date of this Agreement under Parent's existing stock option plans, grant options for Parent Common Stock and issue Parent Common Stock upon the exercise of Parent Stock Options which may be granted pursuant to Parent's existing stock option plans in the ordinary course of business consistent with past practice, the issuance of Parent Common Stock pursuant to the November Stock Dividend, the issuance of Parent Common Stock pursuant to any other stock split or dividend, which such split or dividend would give rise to an adjustment to the Conversion Number under Section 1.10 hereof, and other than issuances or sales of any of the foregoing securities in an amount in the aggregate, pursuant to one or more transactions, not exceeding 10% of the shares of Parent Common Stock outstanding as of the date hereof);

    (iii) amend its charter or organization documents; or amend its by-laws if such amendment would adversely affect the rights of the Company hereunder or holders of Company Common Shares upon consummation of the Merger;

    (iv) acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than transactions that are not material to Parent and its Subsidiaries taken as a whole;

    (v) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than transactions that are not material to Parent and its Subsidiaries taken as a whole;

    (vi) incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (A) borrowings or guarantees incurred in the ordinary course of business and consistent with past practice and (B) any loans, advances or capital contributions to, or other investments in, Parent or any majority-owned Subsidiary of Parent;

    (vii) violate or fail to perform any material obligation or duty imposed upon Parent or any Subsidiary by any applicable federal, state, local, foreign or provincial law, rule, regulation, guideline or ordinance;

    (viii) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures;

    (ix) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

    (x) acquire any shares of capital stock of the Company.

  Parent shall promptly advise the Company orally and in writing of any change or event having, or which would reasonably be expected to have, a Material Adverse Effect on Parent.

  (b) Actions by the Company. During the period from the date of this Agreement through the Effective Time, except as otherwise expressly required by this Agreement or as set forth in the Company Letter, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in, and not enter into any material transaction other than in accordance with, the ordinary course of its business as currently conducted and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it, all to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in the Company Letter, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

    (i) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than regular quarterly dividends of not more than $180 per Company Series E Preferred Share, of not more than $180 per Company Series F Preferred Share and of not more than $.23 per Company Common Share (it being the express understanding of Parent and the Company that the stockholders of the Company shall be entitled to either a dividend on Company Common Shares or shares of Parent Common Stock, but not both, for the calendar quarter in which the Closing shall occur, and the Board of Directors of the Company shall not declare any dividend or fix any record date therefor which would have such effect; provided however, that if (i) the Company shall not have declared any regular quarterly dividend in respect of any quarter after the date hereof in order to provide its stockholders an opportunity to receive a quarterly dividend in respect of Parent Common Stock for such quarter and (ii) the Merger is not effected on a date which would enable such stockholders to receive such dividend on Parent Common Stock, then the Company shall be entitled to declare a special dividend of not more than $.23 per Company Common Share with respect to any quarter to compensate such stockholders for such regularly quarterly dividend they would otherwise have received in respect of their Company Common Shares) and dividends paid by Subsidiaries of the Company in the ordinary course of business and consistent with past practice); (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or those of any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

    (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, equity equivalent or convertible securities (other than the issuance of Company Common Shares upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms and the issuance of shares pursuant to the Stock Option Agreement);

    (iii) amend its charter or organization documents; or amend its by-laws, other than such amendments consented to in writing by Parent (which consent shall not be unreasonably withheld);

    (iv) acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than (A) transactions that are in the ordinary course of business and consistent with past practice and not material to the Company and its Subsidiaries taken as a whole and (B) acquisitions for an aggregate consideration paid or payable by the Company and its Subsidiaries (valuing any non-cash consideration at its fair market value and any contingent payments at the maximum amount payable and treating any liabilities assumed as consideration paid) in an amount not to exceed $10 million;

    (v) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than (A) transactions that are in the ordinary course of business and consistent with past practice and not material to the Company and its Subsidiaries taken as a whole, (B) dispositions for an aggregate consideration paid or payable to the Company and its Subsidiaries (valuing any non-cash consideration, contingent payments and liabilities assumed as provided in clause (iv) above) in an amount not to exceed $10 million and (C) transactions between the Company and any wholly-owned Subsidiary of the Company or between one Subsidiary of the Company and another Subsidiary of the Company;

    (vi) incur any indebtedness for borrowed money or guarantee any such indebtedness, or make any loans, advances or capital contributions to, or other investments in, any other person, or retire any outstanding indebtedness for borrowed money, other than (A) borrowings or guarantees incurred in the ordinary course of business and consistent with past practice and (B) any loans, advances or capital contributions to, or other investments in, the Company or any majority-owned or 50% owned Subsidiary of the Company;

    (vii) enter into or adopt any Company Plan other than a Company Plan which is not material in the ordinary course of business consistent with past practices, or amend in any material respect any existing Company Plan, other than as required by law or in the ordinary course of business consistent with past practices;

    (viii) materially increase the compensation payable or to become payable to its officers or employees, except for increases in the ordinary course of business and consistent with past practice, or grant any severance or termination pay to, or enter into, or amend or modify, any employment, severance or consulting agreement with, any director or officer of the Company or any of its Subsidiaries, or, except in the ordinary course of business consistent with past practices, establish, adopt, enter into or, except as may be required to comply with applicable law or, except in the ordinary course of business consistent with past practices, amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

    (ix) violate or fail to perform any material obligation or duty imposed upon the Company or any Subsidiary by any applicable federal, state, local, foreign or provincial law, rule, regulation, guideline or ordinance;

    (x) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures;

    (xi) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

    (xii) acquire any shares of capital stock of Parent.

  The Company shall promptly advise Parent orally and in writing of any change or event having, or which would reasonably be expected to have, a Material Adverse Effect on the Company. Any transaction which is expressly permitted by this Section 4.1(b) to be engaged in or consummated by the Company or any Subsidiary of the Company shall not be deemed otherwise prohibited by Section
4.2 or be deemed to constitute a "Takeover Proposal" hereunder.

  Section 4.2 No Solicitation. From and after the date hereof, the Company shall not, and shall use its reasonable best efforts to not permit any of its directors, officers, employees, attorneys, financial advisors, agents or other representatives or those of any of its Subsidiaries to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing information) any Takeover Proposal (as hereinafter defined) from any person, or engage in or continue discussions or negotiations relating to any Takeover Proposal; provided, however, that the Company may engage in discussions or negotiations with, or furnish information concerning the Company and its properties, assets and business to, any person which makes, indicates in writing an intention or desire to make, or in respect of which the Board of Directors of the Company has concluded in good faith is reasonably likely to make, a Superior Proposal (as hereinafter defined), in each case if the Board of Directors of the Company shall conclude in good faith on the basis of the advice of its outside counsel that the failure to take such action would be inconsistent with the fiduciary obligations of such Board of Directors under applicable law; and provided further that notwithstanding anything to the contrary herein contained, the Board of Directors of the Company may take and disclose to the Company's stockholders a position contemplated by Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended, comply with Rule 14d-9 thereunder and make all disclosures required by applicable law in connection therewith. The Company shall promptly notify Parent of any Takeover Proposal received by it or any of its directors, officers, employees, attorneys, financial advisors, agents or other representatives or those of any of its Subsidiaries or the receipt by the Company or any of the foregoing of any notice of any intention to make a Superior Proposal, including the material terms and conditions thereof (but expressly not including the identity of the person (or group) making such Takeover Proposal or indicating such intention or desire). As used in this
Agreement: (i) "Takeover Proposal" means any proposal or offer, or any expression of interest by any person relating to the Company's willingness or ability to receive or discuss any proposal or offer (other than a proposal or offer by Parent or any of its Subsidiaries), for any merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any acquisition in any manner (including, without limitation, by tender or exchange offer) of a substantial equity interest in, or a substantial portion of the assets of, the Company or any of its Subsidiaries; and (ii) "Superior Proposal" means a bona fide proposal or offer made by any person (x) to acquire the Company pursuant to any tender or exchange offer or any acquisition of all or substantially all of the assets of the Company and its Subsidiaries or (y) to enter into a merger, consolidation or other business consolidation with the Company or any of its Subsidiaries, in each case on terms which a majority of the members of the Board of Directors of the Company determines in good faith, and based on the advice of independent financial advisors, to be more favorable to the Company and its stockholders than the transactions contemplated hereby (including any revised transaction proposed by Parent pursuant to Section 7.1(f)).

  Section 4.3 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party (other than any involving Parent or its Subsidiaries). During such period, the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction unless, in any case, the Board of Directors of the Company concludes in good faith, and based on the advice of its outside counsel, that the enforcement of such provisions would be inconsistent with the fiduciary obligations of such Board of Directors under applicable law.

  Section 4.4 Pooling of Interests; Reorganization. During the period from the date of this Agreement through the Effective Time, unless the other parties hereto shall otherwise agree in writing, none of Parent, the Company or any of their respective Subsidiaries shall (i) knowingly take or fail to take any action which action or failure would result in the failure of the Merger to qualify as a pooling of interests for accounting purposes or (ii) knowingly take or fail to take any action which action or failure would result in the failure of the Merger to qualify as a reorganization within the meaning of
Section 368(a) of the Code or would cause any of the representations and warranties set forth in the Company Tax Certificate attached to the Company Letter or the Parent Tax Certificate attached to the Parent Letter to be untrue or incorrect in any material respect.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

  Section 5.1 Stockholder Meetings. The Company and Parent shall each call a meeting of its stockholders (respectively, the "Company Stockholder Meeting" and the "Parent Stockholder Meeting" and, collectively, the "Stockholder Meetings") to be held as promptly as practicable (but in no event prior to the fulfillment of the conditions specified in Section 6.1(c) to each party's obligation to effect the Merger) for the purpose of voting upon the Merger (in the case of the Company) and the Parent Share Issuance and the Charter Amendments (in the case of Parent). The Company and Parent shall, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters and shall not withdraw such recommendation; provided, however, that neither such Board of Directors shall be required to make, and each such Board shall be entitled to withdraw, such recommendation if such Board of Directors concludes in good faith on the basis of the advice of its outside counsel that the making of, or the failure to withdraw, such recommendation would be inconsistent with the fiduciary obligations of such Board of Directors under applicable law. The respective Boards of Directors of the Company, Parent and Sub shall not rescind their respective declarations that the Merger is advisable unless, in any such case, any such Board of Directors concludes in good faith on the basis of the advice of its outside counsel that the failure to rescind such determination would be inconsistent with the fiduciary obligations of such Board of Directors under applicable law. The Company and Parent shall coordinate and cooperate with respect to the timing of such meetings and shall use their reasonable best efforts to hold such meetings on the same day.

  Section 5.2 Preparation of the Registration Statement and the Joint Proxy Statement. The Company and Parent shall promptly prepare and file with the SEC the Joint Proxy Statement and Parent shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus. Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and the Company shall reasonably cooperate with Parent in connection therewith. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in connection with the Merger and upon any exercise of the Substitute Options (as defined in Section 5.8). The Company shall use its reasonable best efforts to furnish all information concerning the Company and the holders of Company Common Shares as may be reasonably requested by Parent in connection with any such action.

  Section 5.3 Comfort Letters. (a) The Company shall use its reasonable best efforts to cause to be delivered to Parent "comfort" letters of Arthur Andersen LLP, the Company's independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to Parent and the Company, in form and substance reasonably satisfactory to Parent and as is reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

  (b) Parent shall use its reasonable best efforts to cause to be delivered to the Company "comfort" letters of Ernst & Young LLP, Parent's independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to the Company and Parent, in form and substance reasonably satisfactory to the Company and as is reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

  Section 5.4 Access to Information. Subject to currently existing contractual and legal restrictions applicable to Parent (which Parent represents and warrants do not require it to withhold information which is material and adverse to Parent and its Subsidiaries taken as a whole) or to the Company (which the Company represents and warrants do not require it to withhold information which is material and adverse to the Company and its Subsidiaries taken as a whole), Parent and the Company shall, and shall cause each of its respective Subsidiaries to, afford, during normal business hours during the period from the date of this Agreement through the Effective Time, to the accountants, counsel, financial advisors, officers and other representatives of the other reasonable access to, and permit them to make such inspections as may reasonably be requested of, its properties, books, contracts, commitments and records (including, without limitation, the work papers of independent public accountants), and also permit such interviews with its officers and employees as may be reasonably requested; and, during such period, Parent and the Company shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its properties, assets, business and personnel as the other may reasonably request. From the date of this Agreement through the Effective Time, Parent and the Company shall consult with each other regarding any inquiries made by antitrust regulatory authorities, including as to any issues raised by such authorities and the possible resolutions thereof. No investigation pursuant to this Section 5.4 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by Parent or the Company pursuant to this Section 5.4 shall be kept confidential in accordance with the Confidentiality Agreements dated July 7, 1995 between Parent and the Company. Parent and the Company each hereby expressly reaffirms its obligations under such Confidentiality Agreements and agrees and acknowledges that such Confidentiality Agreements shall survive the termination of this Agreement.

  Section 5.5 Compliance with the Securities Act. (a) Prior to the Effective Time, the Company shall cause to be prepared and delivered to Parent a list (reasonably satisfactory to counsel for Parent) identifying each person who, at the time of the Company Stockholder Meeting, may be deemed to be an "affiliate" of the Company, as such term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Company Rule 145 Affiliates"). The Company shall use its reasonable best efforts to cause each person who is identified as a Company Rule 145 Affiliate in such list to deliver to Parent on or prior to the Effective Time a written agreement, in the form previously approved by the parties hereto, that such Company Rule 145 Affiliate will not
(i) sell, transfer or otherwise dispose of any Company Common Shares or any shares of Parent Common Stock issued to such Company Rule 145 Affiliate in connection with the Merger, except pursuant to an effective registration statement or in compliance with such Rule 145 or another exemption from the registration requirements of the Securities Act, or (ii) sell, pledge, transfer or otherwise dispose of or in any other way reduce such Company Rule 145 Affiliate's risk relative to any Company Common Shares or any shares of Parent Common Stock received in the Merger (within the meaning of Section
201.01 of the SEC's Financial Reporting Release No. 1) during the period commencing 30 days prior to the Effective Time and ending at such time as the financial results (including combined sales and net income) covering at least 30 days of post-Merger operations have been published, except as permitted by Staff Accounting Bulletin No. 76 issued by the SEC.

  (b) Prior to the Effective Time, Parent shall cause to be prepared and delivered to the Company a list (reasonably satisfactory to counsel for the Company) identifying all persons who, at the time of the Parent Stockholder Meeting, may be deemed to be an "affiliate" of Parent, as such term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Parent Rule 145 Affiliates"). Parent shall use its reasonable best efforts to cause each person who is identified as a Parent Rule 145 Affiliate in such list to deliver to the Company on or prior to the Effective Time a written agreement, in the form previously approved by the parties hereto, that such Parent Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of or in any other way reduce such Parent Rule 145 Affiliate's risk relative to any shares of Parent Common Stock or any Company Common Shares (within the meaning of Section 201.01 of the SEC's Financial Reporting Release No. 1) during the period commencing 30 days prior to the Effective Time and ending at such time as the financial results (including combined sales and net income) covering at least 30 days of post-Merger operations have been published, except as permitted by Staff Accounting Bulletin No. 76 issued by the SEC. As soon as reasonably practicable, but in no event later than 30 days after the end of the first full fiscal quarter of Parent which includes results covering at least 30 days of post-Merger combined operations of Parent and the Company, Parent shall publish its results of operations for such fiscal quarter.

  Section 5.6 Stock Exchange Listings. Parent shall use its reasonable best efforts to list on the NYSE, upon official notice of issuance, the shares of Parent Common Stock to be issued in connection with the Merger and upon any exercise of the Substitute Options.

  Section 5.7 Fees and Expenses. (a) Except as otherwise provided in this
Section 5.7 and in Section 5.11, whether or not the Merger shall be consummated, all costs and expenses incurred in connection with this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby, including, without limitation, the fees and disbursements of counsel, financial advisors, accountants, actuaries and consultants, shall be paid by the party incurring such costs and expenses, provided that all printing expenses and filing fees shall be divided equally between Parent and the Company.

  (b) Notwithstanding any provision in this Agreement to the contrary, if this Agreement shall be terminated by the Company pursuant to Section 7.1(f), the Company shall simultaneous therewith pay to Parent an amount in cash equal to $30 million less the Stock Option Gain Amount, if any.

  (c) Notwithstanding any provision in this Agreement to the contrary, if there shall be a Takeover Proposal and if this Agreement shall be terminated by Parent pursuant to Section 7.1(g), the Company shall immediately pay to Parent an amount in cash equal to $30 million less the Stock Option Gain Amount, if any.

  (d) Notwithstanding any provision in this Agreement to the contrary, if (i) prior to the Company Stockholder Meeting this Agreement shall not have been terminated and (x) there shall be a Takeover Proposal or the Company shall receive an indication of a possible Takeover Proposal by any person other than Parent or an Affiliate of Parent, (y) any person other than Parent or an Affiliate of Parent shall file a Statement on Schedule 13D under the Exchange Act or (z) the Company shall engage in discussions or negotiations with, or furnish information to, any person pursuant to the first proviso of the first sentence of Section 4.2, (ii) the stockholders of the Company shall not approve the Merger at the Company Stockholder Meeting or any adjournment thereof, (iii) within twelve months after the Company Stockholder Meeting or the last adjournment thereof the Company shall enter into any letter of intent (whether or not binding), acquisition agreement, merger agreement or other similar agreement or agreement in principle in respect of a Takeover Proposal with any person contemplated by subparts (x), (y) or (z) of clause (i) above or such person shall commence any tender or exchange offer for the Company Common Shares and (iv) upon, or at any time within twelve months after, such entry into any agreement or such commencement of any tender or exchange offer such person shall consummate a transaction similar to that contemplated by such Takeover Proposal or any tender or exchange offer for the Company Common Shares, the Company shall immediately pay to Parent an amount in cash equal to $30 million less the Stock Option Gain Amount, if any.

  (e) Notwithstanding any provision in this Agreement to the contrary, if (i) this Agreement shall be terminated by the Company pursuant to Section 7.1(l) after a Takeover Proposal has been made by any person, (ii) within twelve months after such termination, the Company shall enter into a letter of intent (whether or not binding), acquisition agreement, merger agreement or other similar agreement or agreement in principle with such person (or any Affiliate of such person or other person related to such person) with respect to such Takeover Proposal and (iii) upon, or at any time within twelve months after, such entry into a letter of intent, acquisition agreement, merger agreement or other similar agreement or agreement in principle such person (or any such Affiliate or related person) shall consummate a transaction similar to that contemplated by such Takeover Proposal, the Company shall immediately pay to Parent an amount in cash equal to $30 million less the Stock Option Gain Amount, if any.

  (f) Notwithstanding any provision in this Agreement to the contrary, if this Agreement shall be terminated by the Company pursuant to Section 7.1(h), Parent shall immediately pay to the Company an amount in cash equal to $30 million.

  (g) Notwithstanding any provision in this Agreement to the contrary, if this Agreement shall be terminated by the Company pursuant to Section 7.1(m), Parent shall reimburse the Company for all costs and expenses incurred by it in connection with this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby, including, without limitation, the fees and disbursements of counsel, financial advisors, accountants, actuaries and consultants, and the Company share of printing expenses and filing fees, immediately upon presentation by the Company of a statement therefore which expenses will be conclusively established by such statement; provided, however, that in no event shall Parent be required to reimburse the Company for more than $5 million of costs and expenses, in the aggregate, pursuant to this Section 5.7(g).

  For purposes of this Section 5.7, the term "Stock Option Gain Amount" shall mean the aggregate of all Spread Amounts (as defined below) with respect to exercises of the Option simultaneously with, or prior to, the event giving rise to the payment of the fee specified in this Section 5.7. "Spread Amount" means, with respect to each exercise of the Option, the amount, in cash, equal to the dollar amount by which the average of the per share closing prices on the NYSE of the Company Common Shares (as reported in the New York Stock Exchange Composite Transactions) during the 20 consecutive trading days (or such fewer number of trading days after the date hereof, as the case may be) ending on the trading day immediately prior to the date on which such exercise occurs exceeds the Exercise Price (as defined in the Stock Option Agreement) then in effect, multiplied by the number of Optioned Shares (as defined in the Stock Option Agreement) as to which the Option is then so exercised. If, at the time of payment of the fee specified in this Section 5.7, the Option has not been exercised by Parent, the Stock Option Gain Amount shall be zero.

  In no event shall the Company be required to pay more than one such fee specified in any of subsections (b), (c), (d) or (e) of this Section 5.7. Nothing contained in this Section 5.7 shall be deemed to limit any remedies available to any party for any breach of this Agreement by any other party which such remedies shall be in addition to any amounts received by any party pursuant to this Section 5.7; provided, however, that, with respect to any breach by the Company of the provisions of Section 4.2 that is not the result of willful action (or willful failure to take action) or bad faith on the part of the Company, Parent's exclusive remedy in respect of such breach shall be limited to the right to receive the fee described in subsection (b), (c), (d) or (e) of this Section 5.7 and, upon payment of such fee to Parent in accordance with the provisions of such subsection (b), (c), (d) or (e), the Company shall have no further liability to Parent in respect of such breach.

  Section 5.8 Company Stock Options. Not later than the Effective Time, each Company Stock Option which is outstanding immediately prior to the Effective Time pursuant to any stock option plan (other than any "stock purchase plan" within the meaning of Section 423 of the Code) of the Company in effect on the date hereof (the "Company Stock Plans") shall become and represent an option to purchase the number of shares of Parent Common Stock (a "Substitute Option"), decreased to the nearest whole share, determined by multiplying (i) the number of Company Common Shares subject to such Company Stock Option immediately prior to the Effective Time by (ii) the Conversion Number, at an exercise price per share of Parent Common Stock (increased to the nearest whole cent) equal to the exercise price per Company Common Share immediately prior to the Effective Time divided by the Conversion Number. After the Effective Time, except as provided above in this Section 5.8, each Substitute Option shall be exercisable upon the same terms and conditions as were applicable to the related Company Stock Option immediately prior to the Effective Time, and each Substitute Option shall be vested to the extent provided in the related Company Stock Option. This Section 5.8 shall be subject to any contrary provision contained in the applicable Company Stock Plan or in the option agreement with respect to any Company Stock Option outstanding thereunder, but the Company shall use its reasonable best efforts to obtain any necessary consents of the holders of such Company Stock Options to effect this Section 5.8. The Company shall not grant any stock appreciation rights or limited stock appreciation rights and shall not permit cash payments to holders of Company Stock Options in lieu of the substitution therefor of Substitute Options as provided in this Section 5.8. Parent shall register under the Securities Act on Form S-8 or another appropriate form all Substitute Options and all shares of Parent Common Stock issuable pursuant to all Substitute Options.

  Section 5.9 Reasonable Best Efforts; Pooling of Interests; Reorganization.
(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable, to consummate and make effective, as soon as reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including, but not limited to: (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings with, and the taking of all other reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act and any State Takeover Approvals); (ii) the obtaining of all necessary consents, approvals or waivers from persons other than Governmental Entities; (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Stock Option Agreement, the Voting Agreement or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; provided, however, that no party hereto shall be obligated to defend any such lawsuit or proceedings initiated by a

Governmental Entity beyond any lawsuit or proceeding in a Federal District Court (and any appeal thereof); and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

  (b) Each of Parent and the Company shall cooperate and work together, with its respective accountants, with the objective that the Merger qualify as a pooling of interests under generally accepted accounting principles.

  (c) Each party hereto shall use its reasonable best efforts not to take any action, or to enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or to result in a breach of any of its covenants in this Agreement.

  (d) Notwithstanding any provision in this Agreement to the contrary: (i) neither Parent nor the Company shall be obligated to use its reasonable best efforts or to take any action (or omit to take any action) pursuant to this Agreement if the Board of Directors of Parent or the Company, as the case may be, shall conclude in good faith on the basis of the advice of its outside counsel that such action would be inconsistent with the fiduciary obligations of such Board of Directors under applicable law; and (ii) in connection with any filing or submission or other action required to be made or taken by either Parent or the Company to effect the Merger and to consummate the other transactions contemplated hereby and by the Stock Option Agreement, neither Parent nor the Company shall, without the other's prior written consent, commit to any divestiture transaction, and neither Parent, the Company nor any of their Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company and its Subsidiaries or any material portions thereof or any of the business, product lines, properties or assets of Parent or any of its Affiliates.

  (e) From and after the Effective Time, Parent shall not (and shall cause the Surviving Corporation and any other Subsidiary of Parent not to) knowingly take or fail to take any action which would result in the failure of the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

  Section 5.10 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and without the written approval (which shall not unreasonably be withheld) of the other, except as may be required by applicable law or by existing obligations pursuant to any listing agreement with any national securities exchange.

  Section 5.11 Real Estate Transfer and Gains Tax. Either the Company or the Surviving Corporation shall pay all state, local or foreign taxes, if any (collectively, the "Gains Taxes"), attributable to the transfer of the beneficial ownership of the Company's and its Subsidiaries' real properties, and any penalties or interest with respect thereto, payable in connection with the consummation of the Merger. The Company shall cooperate with Parent in the filing of any returns with respect to the Gains Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and its Subsidiaries and any information with respect to such properties that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real properties of the Company and its Subsidiaries shall be determined by Parent in its reasonable discretion. The stockholders of the Company shall be deemed to have agreed to be bound by the allocation established pursuant to this Section 5.11 in the preparation of any return with respect to the Gains Taxes.

  Section 5.12 State Takeover Laws. If any "fair price" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and to take such other actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise use their reasonable best efforts to eliminate the effects of any such statute or regulation on the transactions contemplated hereby.

  Section 5.13 Indemnification; Directors and Officers Insurance. (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless to the fullest extent permitted under applicable law each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director, employee or agent of the Company or any of its Subsidiaries or a director, officer, employee, agent or trustee of any employee benefit plan for employees of the Company or any of its Subsidiaries, including, without limitation, each person controlling any of the foregoing persons (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgements, fines, penalties and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation (whether civil, criminal or administrative) arising out of or pertaining to acts or omissions or alleged acts or omissions, by them in their capacities as such (whether or not alleged in their capacities as such) whether commenced, asserted or claimed before or after the Effective Time and including, without limitation, liabilities arising under the Securities Act, the Exchange Act and state corporation laws in connection with the Merger. From and after the Effective Time, Parent shall cause the Surviving Corporation to pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted under applicable law. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and the Company (or them and Parent and the Surviving Corporation after the Effective Time) and the Company shall (or after the Effective Time, Parent shall cause the Surviving Corporation to) pay all fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (ii) the Company (or after the Effective Time, Parent and the Surviving Corporation) will use all reasonable efforts to assist in the defense of any such matter, provided that neither the Company, Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent which consent shall not unreasonably be withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.13, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company (or after the Effective Time, the Surviving Corporation) and Parent (but the failure to so notify shall not relieve a party from any liability which it may have under this Section 5.13 except to the extent such failure materially prejudices such party), and shall deliver to the Company (or after the Effective Time, Parent and the Surviving Corporation) the undertaking contemplated by Section 145(e) of the DGCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The Company, Parent and Sub agree that all rights to indemnification and the like, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and Parent shall cause the Surviving Corporation to honor such rights in full.

  (b) Parent shall cause the Surviving Corporation to keep in effect provisions in its Certificate of Incorporation and Bylaws providing for exculpation of director and officer liability and its indemnification of the Indemnified Parties to the fullest extent permitted under the DGGL, which provisions shall not be modified or amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification.

  (c) Parent or the Surviving Corporation shall maintain the Company's existing directors' and officers' liability insurance policy ("D&O Insurance") for a period of not less than six years after the Effective Date; provided, that Parent may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; and provided further that neither Parent nor the Surviving Corporation shall be required to pay an annual premium for such D&O Insurance in excess of 200% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

  (d) The provisions of this Section 5.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Parent, Sub, the Company and the Surviving Corporation. In the event Parent or the Surviving Corporation or any of the successors or assigns of either of them transfers or conveys all or substantially all of its properties and assets to any person, then, in each such case, proper provision shall be made to cause the transferee of such properties and assets to assume the obligations of Parent or the Surviving Corporation or such successors or assigns, as the case may be, under this
Section 5.13.

  Section 5.14 Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of:
(i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which does or would be likely to cause (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (B) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; and (ii) any failure of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section
5.14 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  Section 5.15 Board of Directors. Parent and the Company shall mutually select from among the current members of the Board of Directors of the Company four individuals for nomination as directors of Parent. If an individual so selected consents to serve as a director, such individual shall be elected as a director of Parent, effective as of the Effective Time, for a term expiring
(a) at Parent's 1996 annual meeting of stockholders in the case of two of such individuals, (b) at Parent's 1997 annual meeting of stockholders in the case of one other of such individuals and (c) at Parent's 1998 annual meeting of stockholders in the case of the remaining of such four individuals, in each case subject to being renominated as a director following the expiration of such terms at the discretion of the nominating committee of Parent's Board of Directors.

  Section 5.16 Employee Benefits. (a) During the one-year period immediately following the Effective Time, Parent shall cause to be provided each of the employees who were employed by the Company or any of its Subsidiaries at the Effective Time and continue or terminate employment with the Surviving Corporation or any of its Subsidiaries ("Employee") compensation and benefits (including any Company Plans, Parent Plans, vacation pay, holiday pay, sick pay, incentive pay, bonuses, salary continuation, fringe benefits and other benefit plans or arrangements) no less favorable in the aggregate than the compensation and benefits provided the Employee by the Company or any of its Subsidiaries immediately prior to the Effective Time, all of which compensation and benefit plans and arrangements are reasonable under the circumstances and were entered into in the ordinary course of business.

  (b) During the one-year period immediately following the Effective Time, Parent shall cause to be maintained for each Employee whose employment with the Surviving Corporation or any of its Subsidiaries is terminated after the Closing a severance policy which is no less favorable in the aggregate than the severance policy of the Company or any of its Subsidiaries as applied to the class of employees of which such Employee is a part prior to the Effective Time, which severance policy is reasonable under the circumstances and was entered into in the ordinary course of business.

  (c) Parent shall cause service with the Company or any of its Subsidiaries (or their respective predecessors) prior to the Effective Time to be treated as service for all benefit plans and arrangements described in Section 5.16(a) for all purposes under such benefit plans and arrangements, including, without limitation, for purposes of pre-existing conditions limitations, waiting period and vesting requirements and shall cause all benefits accrued by any Employee under any Company Plan or other benefit plan or arrangement prior to the Effective Time to be provided to such Employee; provided, however, that this Section 5.16(c) shall not be applicable to any benefit accrual under any Parent Plan that is a defined benefit pension plan or result in a duplication of benefits.

  (d) Nothing in this Section 5.17 shall prevent the Surviving Corporation from terminating the employment of any Employee at anytime.

  (e) (i) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, honor in accordance with its terms The Vigoro Corporation Severance Plan, in substantially the form attached to the

Company Letter (the "Severance Plan"), and which will be applicable to those persons listed on Schedule 5.16(e)(i) to the Company Letter. Schedule 5.16(e)(i) sets forth the approximate amount of the Severance Benefit (as defined in the Severance Plan) for each person listed on such Schedule as if the Severance Benefit were calculated as of the date hereof. Notwithstanding anything to the contrary contained in this Agreement, the adoption and implementation of the Severance Plan in accordance with its terms shall not constitute a breach by the Company of any representation, warranty or covenant contained in this Agreement.

  (ii) Simultaneously with the consummation of the Merger, Parent and the Surviving Corporation shall offer to enter into (and enter into with respect to each offer that is accepted) (A) a Transition Bonus Agreement, in substantially the form attached to the Company Letter (the "Bonus Agreement"), with each of the persons listed on Schedule 5.16(e)(ii)(A) to the Company Letter and (B) a Non-Competition Agreement, in substantially the form attached to the Company Letter (the "Non-Compete"), with each of the persons listed on
Schedule 5.16(i)(ii)(B) to the Company Letter. Schedule 5.16(e)(ii)(A) sets forth the approximate amount of the Transition Bonus (as defined in the Bonus Agreement) for each person listed on such schedule as if the Transition Bonus were calculated as of the date hereof. Schedule 5.16(e)(ii)(B) sets forth the approximate amount of the payment to be made pursuant to the Non-Competes for each person listed on such schedule.

                                  ARTICLE VI

                      CONDITIONS PRECEDENT TO THE MERGER

  Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

  (a) Stockholder Approval. The Merger shall have been duly approved by a majority of the outstanding stock of the Company entitled to vote thereon, in accordance with applicable law and the Certificate of Incorporation and By-laws of the Company, the Parent Charter Amendments shall have been duly adopted by the holders of a majority of the outstanding shares of Parent entitled to vote thereon and the Parent Share Issuance shall have been duly approved by the holders of a majority of the votes cast at the Parent Stockholder Meeting by the holders of the shares of Parent Common Stock, provided, that the total number of votes cast on the Parent Share Issuance represents more than 50% of the shares of Parent Common Stock entitled to vote thereon at the Parent Stockholder Meeting.

  (b) Stock Exchange Listings. The shares of Parent Common Stock issuable in accordance with the Merger and upon exercise of the Substitute Options shall have been authorized for listing on the NYSE, subject to official notice of issuance.

  (c) HSR and Other Approvals. (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

  (ii) All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would have a Material Adverse Effect on Parent or the Company (as the Surviving Corporation), assuming the Merger had taken place, shall have been obtained, shall have been made or shall have occurred.

  (d) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC. All necessary state securities authorizations (including State Takeover Approvals) shall have been received and shall be in full force and effect.

  (e) No Order. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or prohibiting the Merger or any of the transactions contemplated hereby.

  (f) Accounting. Each of Parent and the Company shall have received a copy of an opinion of (i) Arthur Andersen LLP, in form and substance reasonably satisfactory to Parent and the Company, addressed to the Company, that, based on such procedures as were deemed relevant, the Company qualifies as an entity that may be a party to a business combination for which the pooling-of-interests method of accounting would be available and (ii) Ernst & Young LLP, in form and substance reasonably satisfactory to Parent and the Company, addressed to Parent, that, based on such procedures as were deemed relevant, the Merger will qualify as a pooling of interests under generally accepted accounting principles.

  Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

  (a) Performance of Obligations; Representations and Warranties. Each of Parent and Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed at or prior to the Effective Time, each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall be true and correct at and as of the Effective Time as if made at and as of the Effective Time and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Effective Time as if made at and as of the Effective Time, in each case except as contemplated or permitted by this Agreement; and the Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and its Chief Financial Officer to such effect.

  (b) Tax Opinion. The Company shall have received an opinion of Altheimer & Gray (or such other outside counsel as shall be reasonably satisfactory to the Company and Parent), in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for United States federal income tax purposes:

    (i) The Merger will constitute a "reorganization" within the meaning of
  Section 368(a) of the Code, and the Company, Sub and Parent will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

    (ii) No gain or loss will be recognized by Parent or the Company as a result of the Merger;

    (iii) No gain or loss will be recognized by the stockholders of the Company who are United States persons (within the meaning of the Code) upon the exchange of their Company Common Shares solely for shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock;

    (iv) The aggregate tax basis of the shares of Parent Common Stock received by such a stockholder solely in exchange for Company Common Shares pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of the Company Common Shares exchanged therefor;

    (v) The holding period for shares of Parent Common Stock received by such a stockholder in exchange for Company Common Shares pursuant to the Merger will include the holding period of the Company Common Shares exchanged therefor, provided such Company Common Shares were held as capital assets by the stockholder at the Effective Time; and

    (vi) A stockholder of the Company who receives cash in lieu of a fractional share of Parent Common stock will recognize gain or loss equal to the difference, if any, between such stockholder's tax basis in such fractional share (as described in clause (iv) above) and the amount of cash received.

In rendering such opinion, Altheimer & Gray (or such other counsel) may receive and rely upon representations, made as of the Effective Time contained in a certificate of the Company substantially in the form of the Company

Tax Certificate attached to the Company Letter, a certificate of Parent substantially in the form of the Parent Tax Certificate attached to the Parent Letter and other appropriate certificates of the Company, Parent and others, including, without limitation, a certificate by the Company as to the historical and present status of the Company's stockholders and the stockholdings thereof.

  (c) Consents Under Agreements. Parent shall have obtained the consent or approval of each person (other than the Governmental Entities referred to in Section 6.1(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any indenture, mortgage, evidence of indebtedness, Parent License, lease or other agreement or instrument, except where the failure to obtain the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent or upon the consummation of the transactions contemplated hereby.

  (d) Parent Affiliate Agreements. The Company shall have received the written agreements from the Parent Rule 145 Affiliates described in Section 5.5(b).

  (e) Material Adverse Change. Since the date of this Agreement, there shall have been no Material Adverse Change with respect to Parent; and the Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and its Chief Financial Officer to such effect.

  (f) Litigation. There shall not have been instituted or be pending, or threatened, any suit, action or proceeding by any Governmental Entity as a result of this Agreement or any of the transactions contemplated hereby which, if such Governmental Entity were to prevail, would reasonably be expected, in the good faith opinion of the Company, to have a Material Adverse Effect on Parent or the Company.

  (g) Registration Rights Agreement. Parent shall enter into the Registration Rights Agreement with each of the parties thereto attached hereto as Exhibit C.

  Section 6.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligation of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

  (a) Performance of Obligations; Representations and Warranties. The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed at or prior to the Effective Time, each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true and correct at and as of the Effective Time as if made at and as of the Effective Time and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Effective Time as if made at and as of the Effective Time, in each case except as contemplated or permitted by this Agreement; and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

  (b) Consents Under Agreements. The Company shall have obtained the consent or approval of each person (other than the Governmental Entities referred to in Section 6.1(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any indenture, mortgage, evidence of indebtedness, Company License, lease or other agreement or instrument, except where the failure to obtain the same would not reasonably be expected, in the good faith opinion of Parent, individually or in the aggregate, to have a Material Adverse Effect on the Company or Parent or upon the consummation of the transactions contemplated hereby.

  (c) Company Affiliate Agreements. Parent shall have received the written agreements from the Company Rule 145 Affiliates described in Section 5.5(a).

  (d) Litigation. There shall not have been instituted or be pending, or threatened, any suit, action or proceeding by any Governmental Entity as a result of this Agreement or any of the transactions contemplated hereby which, if such Governmental Entity were to prevail, would reasonably be expected, in the good faith opinion of Parent, to have a Material Adverse Effect on Parent or the Company (as the Surviving Corporation).

  (e) Stock Option Agreement. The Company and Parent shall have entered into the Stock Option Agreement, which shall have remained in full force and effect without breach by the Company.

  (f) Material Adverse Change. Since the date of this Agreement, there shall have been no Material Adverse Change with respect to the Company; and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

                                  ARTICLE VII

                       TERMINATION; AMENDMENT AND WAIVER

  Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval by the stockholders of Parent or the Company of the matters presented in connection with the Merger:

    (a) by mutual written consent of Parent and the Company;

    (b) by Parent, by written notice to the Company, if (i) the Company shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within five business days after receipt by the Company of notice of such failure to comply, (ii) the stockholders of the Company shall not approve the Merger at the Company Stockholder Meeting or any adjournment thereof or
  (iii) the stockholders of Parent shall not approve and adopt the Parent Share Issuance or the Charter Amendments at the Parent Stockholder Meeting or any adjournment thereof;

    (c) by the Company, by written notice to Parent, if (i) Parent or Sub shall have failed to comply in any material respect with any of its respective covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within five business days after receipt by Parent of notice of such failure to comply, (ii) the stockholders of the Company shall not approve the Merger at the Company Stockholder Meeting or any adjournment thereof or (iii) the stockholders of Parent shall not approve and adopt the Parent Share Issuance or the Charter Amendments at the Parent Stockholder Meeting or any adjournment thereof;

    (d) by either Parent or the Company, by written notice from the terminating party to the other parties, if there has been (i) a material breach by the other (or Sub if the Company is the terminating party) of any representation or warranty that is not qualified as to materiality or (ii) a breach by the other (or Sub if the Company is the terminating party) of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within five business days after receipt by the breaching party of notice of the breach;

    (e) by either Parent or the Company, by written notice from the terminating party to the other parties, if: (i) the Merger has not been effected on or prior to the close of business on August 14, 1996; provided, however, that the right to terminate this Agreement pursuant to this clause
  (e) shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to such date; or (ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

    (f) by the Company, by written notice to Parent, if the Board of Directors of the Company shall determine in good faith that a Takeover Proposal constitutes a Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this clause (f) unless
  (i) five business days shall have elapsed after delivery to Parent of a written notice of such determination by such Board of Directors and at all reasonable times during such five business-day period the Company shall have cooperated with Parent in informing Parent of the terms and conditions of such Takeover Proposal and the identity of the person or group making such Takeover Proposal, with the objective of providing Parent a reasonable opportunity, during such five business-day period, to propose a modification of the terms and conditions of this Agreement so that a business combination between the Company and Parent (or an Affiliate of Parent) may be effected, and (ii) at the end of such five business-day period such Board of Directors shall continue to believe in good faith that such Takeover Proposal constitutes a Superior Proposal and simultaneously therewith the Company shall enter into a definitive acquisition, merger or similar agreement to effect such Superior Proposal; provided further that, simultaneously with any such termination under this Section 7.1(f), the fee set forth in Section 5.7(b) shall have been paid to Parent by the Company;

    (g) by Parent, by written notice to the Company, if: (i) the Board of Directors of the Company shall not have recommended the Merger to the Company's stockholders, or shall have resolved not to make such recommendation, or shall have modified in a manner adverse to Parent or rescinded its recommendation of the Merger to the Company's stockholders as being advisable and fair to and in the best interests of the Company and its stockholders, or shall have modified or rescinded its approval of this Agreement, or shall have resolved to do any of the foregoing, (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Takeover Proposal or shall have resolved to do so or (iii) a tender offer or exchange offer for 30% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders within the 10 business day period (or such shorter period) required by Section 14e-2 of the Exchange Act (the taking of no position by the expiration of such 10 business day period (or such shorter period) with respect to the acceptance of such tender offer or exchange offer by its stockholders constituting such a failure);

    (h) by the Company, by written notice to Parent, if the Board of Directors of Parent shall not have recommended the Parent Share Issuance or the Charter Amendments to Parent's stockholders, or shall have resolved not to make such recommendation, or shall have modified in a manner adverse to the Company or rescinded its recommendation of the Parent Share Issuance or the Charter Amendments to Parent's stockholders as being advisable and fair to and in the best interests of Parent and its stockholders, or shall have modified in a manner adverse to the Company or rescinded its approval of this Agreement, or shall have resolved to do any of the foregoing;

    (i) by Parent, by written notice to the Company if the Company shall breach any of its covenants or agreements in Section 4.2;

    (j) by the Company, by written notice to Parent, prior to the Company Stockholder Meeting if the Average Price is less than $58.23 (this provision to be deemed amended and restated to the effect set forth in
  Schedule 7.1 after the November Stock Dividend);

    (k) by Parent, by written notice to the Company prior to the Parent Stockholder Meeting if the Average Price is greater than $85.33 (this provision to be deemed amended and restated to the effect set forth in
  Schedule 7.1 after the November Stock Dividend);

    (l) by either Parent or the Company, at any time during the 30-day period commencing on March 12, 1996 and ending on April 11, 1996, by written notice from the terminating party to the other parties, if the Merger has not been effected; or

    (m) by the Company, by written notice to Parent, if (i) Parent shall have entered into a definitive acquisition, merger or similar agreement under which the holders of Parent Common Stock outstanding immediately before the consummation of the acquisition, merger or similar transaction contemplated thereby will not own immediately after such consummation more than 50% of the outstanding voting securities (as such term is defined in Rule 405 under the Securities Act) of the acquiring or surviving corporation or its parent, or (ii) the Board of Directors of Parent recommends acceptance of a tender or exchange offer by any person for more than 50% of the outstanding Parent Common Stock.

  The right of Parent or the Company to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of such party, whether prior to or after the execution of this Agreement.

  Section 7.2 Effect of Termination. In the event of the termination of this Agreement by either Parent or the Company as provided in Section 7.1, this Agreement shall forthwith become void without any liability hereunder on the part of the Company, Parent, Sub or their respective directors or officers, except for the last two sentences of Section 5.4 and the entirety of Section 5.7, which shall survive any such termination; provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any breach of this Agreement; provided, however, that, with respect to any breach by the Company of the provisions of Section 4.2 that is not the result of willful action (or willful failure to take action) or bad faith on the part of the Company, Parent's exclusive remedy in respect of such breach shall be limited to the right to receive the fee described in subsection (b), (c), (d) or (e) of Section 5.7 and, upon payment of such fee to Parent in accordance with the provisions of such subsection (b), (c), (d) or (e), the Company shall have no further liability to Parent in respect of such breach.

  Section 7.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval by the stockholders of Parent and the Company of the matters presented to them in connection with the Merger; provided, however, that after any such approval, no amendment shall be made if applicable law would require further approval by such stockholders, unless such further approval shall be obtained. This Agreement shall not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  Section 7.4 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any instrument delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                 ARTICLE VIII

                              GENERAL PROVISIONS

  Section 8.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Time.

  Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the other parties hereto at the following addresses (or at such other address for any party as shall be specified by like notice):

  (a) if to Parent or Sub, to

    IMC Global Inc.
    2100 Sanders Road
    Northbrook, Illinois 60062
    Attention: Marschall I. Smith
              Senior Vice President and
               General Counsel
    Facsimile: (708) 205-4894

    with a copy to:

      Sidley & Austin
      One First National Plaza
      Chicago, Illinois 60603
      Attention: Thomas A. Cole and
                 Larry A. Barden
      Facsimile: (312) 853-7036

  (b) if to the Company, to

    The Vigoro Corporation
    225 North Michigan Avenue, Suite 2500
    Chicago, Illinois 60601
    Attention: Robert E. Fowler, Jr.
              President and Chief Executive Officer
    Facsimile: (312) 819-2027

    with a copy to:

      Altheimer & Gray
      10 South Wacker Drive
      Chicago, Illinois 60606
      Attention: Norman M. Gold
      Facsimile: (312) 715-4800

  Section 8.3 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

  Section 8.4 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts shall have been signed by each of the parties hereto and delivered to the other parties.

  Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Stock Option Agreement, the Company Letter, the Parent Letter and the Confidentiality Agreements described in Section 5.4, (and the schedules and attachments to the foregoing) except as provided in the last sentence of
Section 5.4, constitutes the entire agreement of the parties hereto and supersede all prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof. This Agreement, except for the provisions of Sections 5.9(e), 5.13 or 5.16, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

  Section 8.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws of such state.

  Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties.

  Section 8.8 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto. Upon any determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of such parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

  Section 8.9 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States of America or any state having jurisdiction, such remedy being in addition to any other remedy to which any party may be entitled at law or in equity.

  In Witness Whereof, Parent, Sub and the Company have caused this Agreement to be executed and attested by their respective officers thereunto duly authorized, all as of the date first written above.

                                          IMC Global Inc.

                                            /s/  Wendell F. Bueche
                                          By: _________________________________
                                            Wendell F. Bueche
                                            Chairman and Chief Executive
                                             Officer

Attest:

/s/ Marschall I. Smith
-------------------------------------
Marschall I. Smith
Senior Vice President and General Counsel

                                          Bull Merger Company

                                            /s/  Wendell F. Bueche
                                          By: _________________________________
                                            Wendell F. Bueche
                                            Chairman and Chief Executive
                                             Officer

Attest:

/s/ Marschall I. Smith
-------------------------------------
Marschall I. Smith
Senior Vice President and General Counsel


                                          The Vigoro Corporation

                                            /s/  Joseph P. Sullivan
                                          By: _________________________________
                                            Joseph P. Sullivan
                                            Chairman of the Board
Attest:

/s/ Robert E. Fowler, Jr.
-------------------------------------
Robert E. Fowler, Jr.
President and Chief Executive Officer

                                                                       ANNEX II

                                                                 CONFORMED COPY

                               VOTING AGREEMENT

  Voting Agreement, dated as of November 13, 1995, by and among IMC Global Inc., a Delaware corporation ("Parent"), on the one hand, and Great American Management and Investment, Inc., in its capacity as stockholder
("Stockholder") of The Vigoro Corporation, a Delaware corporation (the "Company"), on the other hand (this "Agreement");

  Whereas, concurrently herewith, Parent, Bull Merger Company, a Delaware corporation and wholly owned subsidiary of Parent, and the Company are entering into an Agreement and Plan of Merger (the "Merger Agreement"; capitalized terms used without definition herein having the meanings ascribed thereto in the Merger Agreement);

  Whereas, concurrently herewith, Parent and the Company are entering into a Stock Option Agreement (the "Stock Option Agreement");

  Whereas, Stockholder is as of the date hereof the beneficial owner of Company Common Shares (collectively, the "Shares");

  Whereas, approval of the Merger Agreement by the Company's stockholders is a condition to the consummation of the Merger;

  Whereas, as a condition to its entering into the Merger Agreement, Parent has required that Stockholder agree, and Stockholder has agreed, to enter into this Agreement; and

  Whereas, Stockholder has been informed that the Board of Directors of the Company has approved the Merger Agreement.

  Now, Therefore, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

  Section 1. Agreement to Vote, Restrictions on Dispositions, Etc.

    a. Stockholder hereby agrees to attend the Company Stockholder Meeting, in person or by proxy, and to vote (or cause to be voted) all Shares, and any other voting securities of the Company, owned by Stockholder whether issued heretofore or hereafter, that such person owns or has the right to vote, for approval and adoption of the Merger Agreement (as amended from time to time) and the Merger, and the transactions contemplated by the Merger Agreement, such agreement to vote to apply also to any adjournment of the Company Stockholder Meeting. Stockholder agrees not to grant any proxies or enter into any voting agreement or arrangement inconsistent with this Agreement or the Limited Irrevocable Proxy of even date herewith executed by Stockholder in favor of Parent ("Irrevocable Proxy").

    b. Stockholder hereby agrees that, without the prior written consent of Parent, Stockholder shall not, directly or indirectly, sell, offer to sell, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement to sell, any Shares and any other voting securities of the Company that Stockholder owns beneficially or otherwise. Stockholder agrees that Parent may instruct the Company to enter stop transfer orders with the transfer agent(s) and the registrar(s) of the Company Common Shares against the transfer of Shares and any other voting securities of the Company that Stockholder owns beneficially or otherwise. If requested by Parent, Stockholder agrees to surrender to the transfer agent(s) and registrar(s) of the Company Common Shares certificates representing Company Common Shares registered in the name of Stockholder, in exchange for certificates representing Company Common Shares containing a legend to the effect of the following:

      The shares represented by this certificate are subject to restrictions on transfer and disposition as set forth in the Voting Agreement dated as of November 13, 1995 among IMC Global Inc., a Delaware corporation, and Great American Management and Investment, Inc. A copy of such agreement may be obtained from the Secretary of the Company.

      Upon the termination of this Agreement pursuant to Section 6, Stockholder shall have the right to unilaterally instruct the transfer agent(s) and registrar(s) of the Company Common Shares to deliver to the Stockholder certificates representing Company Common Shares registered in the name of the Stockholder and not bearing the foregoing legend in exchange for certificates representing Company Common Shares registered in the name of the Stockholder and bearing such legend.

    c. Stockholder agrees to vote (or cause to be voted) all Shares, and any other voting securities of the Company, owned by Stockholder whether issued heretofore or hereafter, that such person owns or has the right to vote,
  (i) against any recapitalization, merger, consolidation, sale of assets or other business combination or similar transaction involving the Company or any of its Subsidiaries, securities or assets which is not endorsed in writing by Parent and (ii) any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled.

    d. Stockholder agrees not to directly or indirectly solicit, or authorize any person to solicit, any inquiries or proposals from any person other than Parent relating to the merger or consolidation of the Company with any person other than Parent or its Subsidiaries, or the acquisition of the Company's or any of its Subsidiaries' voting securities by, or the direct or indirect acquisition or disposition of a significant amount of assets of the Company or any of its Subsidiaries otherwise than in the ordinary course of business of the Company or such Subsidiary, from or to any person other than Parent or its Subsidiaries or directly or indirectly enter into or continue any discussions, negotiations or agreements relating to, or vote (or cause to be voted) in favor of, any such transaction. Nothing contained herein shall be construed to limit or otherwise affect any Affiliate or representative of Stockholder who shall serve as a director of the Company from taking any action permitted by Section 4.2 of the Merger Agreement in his or her capacity as such director.

    e. Stockholder agrees to promptly notify Parent in writing of the nature and amount of any acquisition by Stockholder after the date hereof of any voting securities of the Company.

  Section 2. Securities Act Covenants, Representations and Warranties. Stockholder hereby agrees, represents and warrants to Parent as follows:

    a. Stockholder will not make any sale, transfer or other disposition of Parent Common Stock received by Stockholder in the Merger in violation of the Securities Act.

    b. Stockholder has been advised that the offering, sale and delivery of shares of Parent Common Stock pursuant to the Merger will be registered under the Securities Act on a registration statement on Form S-4. Stockholder has also been advised, however, that to the extent Stockholder is considered an Affiliate of the Company at the time the Merger Agreement is submitted for a vote of the stockholders of the Company, any public offering or sale by Stockholder of any shares of Parent Common Stock received by Stockholder in the Merger will, under current law, require either (i) the further registration under the Securities Act of any shares of Parent Common Stock to be sold by Stockholder, (ii) compliance with Rule 145 promulgated by the SEC under the Securities Act or (iii) the availability of another exemption from such registration under the Securities Act.

    c. Stockholder has read this Agreement and the Merger Agreement and has discussed their requirements to the extent Stockholder believed necessary, with Stockholder's counsel or counsel for the Company.

    d. Stockholder understands that stop transfer instructions will be given to Parent's transfer agents with respect to Parent Common Stock and that a legend will be placed on the certificates for the shares of Parent Common Stock issued to Stockholder, or any substitutions therefor, to the extent Stockholder is considered an Affiliate of the Company at the time the Merger Agreement is submitted for a vote of the stockholders of the Company.

  Section 3. Additional Representations and Warranties of Stockholder. Stockholder represents and warrants to Parent as follows: Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Stockholder. Assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of Stockholder enforceable against Stockholder in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles. The Company Common Shares of Stockholder are the only voting securities of the Company owned (beneficially or of record) by Stockholder and are owned free and clear of all liens, charges, encumbrances, restrictions and commitments of any kind. Other than the Irrevocable Proxy, Stockholder has not appointed or granted any irrevocable proxy, which appointment or grant is still effective, with respect to the Shares. The execution and delivery of this Agreement by Stockholder does not (a) conflict with or violate any agreement, law, rule, regulation, order, judgment or decision or other instrument binding upon it, nor require any consent, notification, regulatory filing or approval or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares owned by Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Shares owned by Stockholder are bound or affected. Stockholder acknowledges that the restrictions imposed upon it are so imposed only in Stockholder's capacity as a stockholder of the Company.

  Section 4. Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions (including, without limitation, in the case of Stockholder, any amendments to this Agreement which Parent may reasonably request) as may be necessary or appropriate to effectuate, carry out and comply with all of their obligations under this Agreement. Without limiting the generality of the foregoing, neither of the parties hereto shall enter into any agreement or arrangement (or alter, amend or terminate any existing agreement or arrangement) if such action would materially impair the ability of either party to effectuate, carry out or comply with all the terms of this Agreement.

  Section 5. Representations and Warranties of Parent. Parent represents and warrants to Stockholder as follows: Each of this Agreement and the Merger Agreement has been approved by the Board of Directors of Parent. Each of this Agreement and the Merger Agreement has been duly executed and delivered by a duly authorized officer of Parent. Assuming the due authorization, execution and delivery of this Agreement by Stockholder and the Merger Agreement by the Company, each of this Agreement and the Merger Agreement constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles.

  Section 6. Effectiveness and Termination. It is a condition precedent to the effectiveness of this Agreement that the Merger Agreement shall have been executed and delivered and be in full force and effect. This Agreement shall automatically terminate and be of no further force or effect: (i) upon the close of business on August 14, 1996, if the Merger shall not have been effected by such time, or (ii) upon the earlier termination of the Merger Agreement in accordance with its terms, or (iii) immediately prior to the Company Stockholder Meeting, if Parent has: (a) pursuant to the exercise of the Option (as defined in the Stock Option Agreement), acquired Optioned Shares (as defined in the Stock Option Agreement); provided that, if, prior to the acquisition of Optioned Shares, a record date has been established for the vote of stockholders of the Company with respect to any matter described in paragraph a or b of Section 1, this Agreement shall remain in effect with respect to such vote; and (b) the full legal right and authority to vote all such Optioned Shares at the Company Stockholder

Meeting for approval and adoption of the Merger Agreement and the Merger, and the transactions contemplated by the Merger Agreement. Notwithstanding anything contained in clause (iii) above to the contrary, this Voting Agreement shall not terminate if the Option has been exercised for less than all of the Optioned Shares; provided, however, that from and after any partial exercise of the Option, this Agreement shall relate to the number of Shares equal to (i) the total number of Shares initially subject hereto less (ii) the aggregate number of Optioned Shares as to which the Option shall have been exercised. Upon any termination of this Agreement, except for any rights either party may have in respect of any breach by either party of its obligations hereunder, none of the parties hereto shall have any further obligation or liability hereunder. The provisions of Section 1 of this Agreement shall terminate and be of no further force or effect from and after the Effective Time of the Merger.

  Section 7. Covenants of Stockholder Not to Enter Into Inconsistent Agreements. Stockholder hereby agrees that, except as contemplated by this Agreement, the Irrevocable Proxy and the Merger Agreement, Stockholder shall not enter into any voting agreement or grant an irrevocable proxy or power of attorney with respect to the Shares which is inconsistent with this Agreement.

  Section 8. Miscellaneous.

  a. Notices, Etc. All notices, requests, demands or other communications required by or otherwise given with respect to this Agreement shall be in writing and shall be deemed to have been duly given to either party when delivered personally (by courier service or otherwise), when delivered by telecopy and confirmed by return telecopy, or seven days after being mailed by first-class mail, postage prepaid in each case to the applicable addresses set forth below:

    If to Parent:

    IMC Global Inc.
    2100 Sanders Road
    Northbrook, Illinois 60062
    Attention:Marschall I. Smith
    Facsimile:708/205-4894

    with a copy to:

    Sidley & Austin
    One First National Plaza
    Chicago, Illinois 60603
    Attention:Thomas A. Cole and
    Larry A. Barden
    Facsimile:312/853-7036

    If to Stockholder:

    Great American Management
    and Investment, Inc.
    2 North Riverside Plaza
    Suite 600
    Chicago, Illinois 60606
    Attention:President
    Facsimile:

    with a copy to:

    Altheimer & Gray
    10 South Wacker Drive
    Chicago, Illinois 60606
    Attention:Norman M. Gold
    Facsimile:312/715-4800

or to such other address as such party shall have designated by notice so given to each other party.

  b. Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by Parent and Stockholder.

  c. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise. Notwithstanding any transfer of Company Common Shares, the transferor shall remain liable for the performance of all obligations of the transferor under this Agreement.

  d. Entire Agreement. This Agreement (together with the Merger Agreement, the Stock Option Agreement, the Irrevocable Proxy and the Confidentiality Agreements dated July 7, 1995 among Parent, the Company and the Stockholder) embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Agreement, the Merger Agreement, the Stock Option Agreement, the Irrevocable Proxy or such Confidentiality Agreements.

  e. Severability. If any term of this Agreement or the application thereof to either party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law; provided that in such event the parties shall negotiate in good faith in an attempt to agree to another provision (in lieu of the term or application held to be invalid or unenforceable) that will be valid and enforceable and will carry out the parties' intentions hereunder.

  f. Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that either party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

  g. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by either party shall not preclude the simultaneous or later exercise of any other such rights, power or remedy by such party.

  h. No Waiver. The failure of either party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by the other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

  i. No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of and shall not be enforceable by any person or entity who or which is not a party hereto.

  j. Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein) provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph (j) and shall not be deemed to be in general submission to the jurisdiction of said Court or in the State of Delaware other than for such purposes. Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

  k. Governing Law. This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to principles of conflicts of law.

  l. Name, Captions, Gender. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

  m. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

  n. Expenses. Each party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                          IMC Global Inc.

                                             /s/ Wendell F. Bueche
                                          By: _________________________________
                                             Wendell F. Bueche
                                             Chairman and Chief Executive
                                              Officer

                                          Great American Management and
                                           Investment, Inc.

                                             /s/ Gus J. Athas
                                          By: _________________________________
                                             Gus J. Athas
                                             Senior Vice President

                           LIMITED IRREVOCABLE PROXY

  The undersigned stockholder of The Vigoro Corporation, a Delaware corporation (the "Company"), hereby irrevocably appoints IMC Global, Inc., a Delaware corporation ("Parent"), the attorney-in-fact and proxy of the undersigned, within the limitations of this Proxy, with respect to shares of Common Stock, $.01 par value per share, of the Company owned of record or beneficially by the undersigned (the "Shares"). Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares are hereby revoked and no subsequent proxies will be given. This Proxy is irrevocable (to the extent permitted under Delaware law), and coupled with an interest and is granted in consideration of the Company and Parent entering into the Agreement and Plan of Merger dated November 13, 1995 among Parent, Bull Merger Co. and the Company (the "Merger Agreement"). The attorney and proxy named above will be empowered at any time prior to the earliest of (i) the effectiveness of the Merger as defined in the Merger Agreement, (ii) August 14, 1996, (iii) notice from Parent that Parent elects to terminate this Proxy or (iv) the termination of the Voting Agreement (as defined in the Merger Agreement) in accordance with its terms, to exercise all voting and other rights to the extent specified in the succeeding paragraph; provided, however, that, in the event that the number of Shares subject to the Voting Agreement is reduced pursuant to the provisions of Section 6 thereof, then this Proxy shall thereafter be deemed to relate only to such number of Shares then remaining subject to the Voting Agreement. Upon the occurrence of the earliest of the foregoing events described in clauses (i), (ii), (iii) or (iv) above, this Proxy shall expire and be of no further force or effect.

  The attorney and proxy named above may only exercise this proxy to vote the Shares subject hereto in favor of approval of the Merger Agreement and the Merger at any annual, special or other meeting of the holders of capital stock of the Company and any adjournments thereof (including, without limitation, the power to execute and deliver written consents with respect to the Shares) or for the purpose of voting against a business combination of the Company or any of its subsidiaries and affiliates with any party other than Parent or any of its subsidiaries and affiliates and may not exercise this Proxy on any other matters. The undersigned stockholder may vote the Shares on all other matters. The undersigned will, upon request, execute and deliver any additional documents deemed by the above-named attorney-in-fact and proxy to be necessary or desirable to effect the limited irrevocable proxy created hereby.

                                          Great American Management and
                                           Investment, Inc.

                                          /s/ Gus J. Athas
                                          -------------------------------------
                                          Company Common Shares Owned:
                                           4,068,929

Dated: November 13, 1995

                                                                      ANNEX III
                                                                 CONFORMED COPY

                            STOCK OPTION AGREEMENT

  Stock Option Agreement dated as of November 13, 1995 (this "Agreement") between IMC Global Inc., a Delaware corporation ("Parent"), and The Vigoro Corporation, a Delaware corporation (the "Company").

  Whereas, Parent, Bull Merger Company, a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and the Company are concurrently entering into an Agreement and Plan of Merger dated as of November 13, 1995 (the "Merger Agreement"; capitalized terms used without definition herein have the meanings ascribed thereto in the Merger Agreement), whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, each issued and outstanding Common Share, $.01 par value, of the Company ("Company Common Shares"), not owned directly or indirectly by Parent or the Company, will be converted into shares of Common Stock, $1.00 par value, of Parent ("Parent Common Stock");

  Whereas, in connection with the execution and delivery of the Merger Agreement, Parent has requested that the Company grant to Parent an option to purchase up to 3,959,330 authorized and unissued Company Common Shares upon the terms and subject to the conditions hereinafter set forth; and

  Whereas, in order to induce Parent and Sub to enter into the Merger Agreement and to consummate the Merger, the Company desires to grant to Parent the requested option;

  Now, Therefore, in consideration of the premises, representations, warranties and agreements herein contained, the parties hereto agree as follows:

  1. The Option; Exercise; Adjustments. (a) Upon the terms and subject to the conditions herein set forth, the Company hereby grants to Parent an irrevocable option (the "Option") to purchase up to 3,959,330 authorized and unissued Company Common Shares (the "Optioned Shares") at the purchase price per Optioned Share specified in Section 3. Subject to the conditions set forth in Section 2, the Option may be exercised by Parent, in whole at any time or in part from time to time, after the date hereof and prior to the termination of the Option in accordance with Section 19. In the event Parent shall elect to exercise the Option, in whole or in part, Parent shall send written notice to the Company (an "Option Exercise Notice") specifying the total number of Optioned Shares Parent elects to purchase and a date (which shall not be later than 20 business days nor earlier than two business days after the date such Option Exercise Notice is given) for the closing of such purchase (a "Closing Date"). Parent may revoke any such election at any time prior to the specified Closing Date by written notice to the Company.

  (b) In the event of any change in the number of issued and outstanding Company Common Shares by reason of any stock dividend, stock split, combination of shares, reclassification, recapitalization, merger, consolidation, conversion, exchange of shares or exercise of rights or warrants, or any other change in the corporate or capital structure of the Company (including, without limitation, the declaration or distribution of an extraordinary dividend payable in cash or securities) which would have the effect of diluting or otherwise adversely affecting Parent's rights and privileges under this Agreement, the number and kind of Optioned Shares and the consideration payable in respect of such Optioned Shares shall be appropriately adjusted to restore to Parent its rights, privileges and economic benefits under this Agreement. Without limiting the generality of the foregoing, in any such event, at the election of Parent, the Option shall represent the right to purchase, in lieu of the Optioned Shares, whatever securities, cash or other property the Optioned Shares would have been converted into or otherwise exchanged for, together with any securities, cash or other property which would have been distributed with respect to the Optioned Shares, had Parent acquired the Optioned Shares prior to such event and elected, to the fullest extent that it would have been permitted to do so, to receive all such securities, cash or other property.

  (c) In the event that Parent exercises the Option hereunder after the Company has paid Parent a fee (the "Fee") under Section 5.7(b), 5.7(c), 5.7(d) or 5.7(e) of the Merger Agreement, Parent shall at each closing hereunder, remit to the Company an amount, in cash, equal to the lesser of (i) the dollar amount by which the

                                     III-1
average of the per share closing prices on the New York Stock Exchange, Inc. ("NYSE") of the Company Common Shares (as reported in the New York Stock Exchange Composite Transactions) during the 20 consecutive trading days (or such fewer number of trading days after the date hereof, as the case may be) ending on the trading day prior to the date on which the exercise relating to such closing occurs exceeds the Exercise Price then in effect, multiplied by the number of Optioned Shares as to which the Option was then exercised (it being understood that the operation of this clause shall not reduce any Stock Option Gain Amount previously paid or credited to the Company) or (ii) the amount of the Fee paid to Parent; provided, however, that in the event of more than one exercise of the Option, the aggregate amount to be remitted to the Company pursuant to all exercises of the Option shall not exceed the amount of the Fee received.

  2. Conditions to Exercise of Option and Delivery of Optioned Shares. (a) Parent's right to exercise the Option is subject to the following conditions:

    (i) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States of America invalidating the grant or prohibiting the exercise of the Option or the delivery of the Optioned Shares shall be in effect;

    (ii) One or more of the following events shall occur on or after the date hereof and be continuing or Parent shall become aware on or after the date hereof that any of such events shall have occurred prior to the date hereof and which have not been previously disclosed publicly: (A) any person, corporation, partnership or other entity or group (such person, corporation, partnership or other entity or group being hereinafter referred to, singularly or collectively, as a "Person"), other than Parent or any of its Affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act") (or any group which shall include or may reasonably be deemed to include Parent or any of its Affiliates, a "Parent Group") shall acquire or become the beneficial owner of 30% or more of the outstanding Company Common Shares; (B) any new group (other than a Parent Group) shall be formed which, at the time of the formation thereof, shall beneficially own 30% or more of the outstanding Company Common Shares; (C) any Person (other than Parent or any of its Affiliates or any Parent Group) shall have commenced a tender or exchange offer for 30% or more of the then outstanding Company Common Shares or publicly announced any bona fide merger, consolidation or other business combination (involving 30% or more of then outstanding Company Common Shares or 30% or more of the equity interests in the surviving entity) with, or the acquisition of all or substantially all of the assets, of the Company, or any other similar business combination involving the Company;
  (D) the Company shall enter into, or shall announce that it proposes to enter into, an agreement, including, without limitation, an agreement in principle, providing for a merger, consolidation or other business combination (involving 30% or more of then outstanding Company Common Shares or 30% or more of the equity interests in the surviving entity) involving the Company or a "significant subsidiary" (as defined in Rule 1.02(v) of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of the Company or the acquisition of a substantial interest in, or a substantial portion of the properties, assets or business of, the Company or a significant subsidiary of the Company (other than the transactions permitted by Section 4.1(b) of the Merger Agreement); or (E) any Person (other than Parent or any of its Affiliates or any Parent Group) shall be granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of Company Common Shares which, together with all Company Common Shares beneficially owned by such Person, shall result or would result in such Person being the beneficial owner of 30% or more of the outstanding Company Common Shares. For purposes of this subparagraph (ii), the terms "group" and "beneficial owner" shall have the meaning attributed thereto for the purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

    (iii) Parent shall not be in material breach of the Merger Agreement.

  (b) Parent's obligation to purchase Optioned Shares after the exercise of the Option, in whole or in part, and the Company's obligation to deliver such Optioned Shares, are subject to the conditions that:

    (i) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States of America prohibiting the delivery of such Optioned Shares shall be in effect;

                                     III-2

    (ii) The purchase of such Optioned Shares shall not violate Rule 10b-13 under the Exchange Act; and

    (iii) All applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired or been terminated.

  3. Exercise Price for Optioned Shares. At any Closing Date, the Company shall deliver to Parent a certificate or certificates representing the Optioned Shares then being purchased in the denominations designated by Parent in its applicable Option Exercise Notice, and Parent shall purchase such Optioned Shares from the Company at a price per Optioned Share equal to $57.21 (the "Exercise Price"), payable in Parent Common Stock and/or cash, at Parent's option, as specified in such Option Exercise Notice. Any cash payment by Parent shall be made by wire transfer of immediately available funds to a bank in the United States of America designated in writing by the Company or by check payable in immediately available funds. Any payment in Parent Common Stock shall be valued on the basis of the average of the per share closing prices on the NYSE of Parent Common Stock (as reported in the New York Stock Exchange Composite Transactions) during the 20 consecutive trading days ending on the third trading day preceding the applicable Closing Date. Any payment in Parent Common Stock shall be made by delivery of a certificate or certificates representing the Parent Common Stock then being delivered in respect of such payment in the denominations designated by the Company. After payment of the Exercise Price for the Optioned Shares covered by any Stock Exercise Notice, the Option shall be deemed exercised to the extent of the Optioned Shares specified in such Option Exercise Notice as of the date such Option Exercise Notice is given to the Company. Any Parent Common Stock delivered in respect of such payment shall be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

  4. Representations and Warranties of the Company. The Company represents and warrants to Parent that: (a) the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery hereof by Parent and the validity and binding effect hereof on Parent) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms; (b) the Company has taken all necessary corporate action to reserve the Optioned Shares for issuance upon exercise of the Option, and the Optioned Shares, when issued and delivered by the Company to Parent upon exercise of the Option as provided herein, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and will, as soon as practicable after the issuance thereof, have been listed on the NYSE; and (c) except as otherwise required by the HSR Act, except for other routine filings and except as required by Section 8 or as set forth in the Merger Agreement, including the Company Letter, the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby and compliance with the provisions hereof will not, require the consent, approval or authorization of, or any filing or registration with, any governmental authority or other person and will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under: (i) any provision of the Certificate of Incorporation or By-Laws of the Company or the comparable charter or organization documents or by-laws of any of its subsidiaries; (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries; or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) or
(iii), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Company and its subsidiaries taken as a whole and would not materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

  5. Representations and Warranties of Parent. Parent represents and warrants to the Company that: (a) the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions

                                     III-3
contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, and this Agreement has been duly executed and delivered by Parent and (assuming the valid authorization, execution and delivery hereof by the Company and the validity and binding effect hereof on the Company) constitutes the valid and binding obligation of Parent enforceable against Parent in accordance with its terms; and (b) Parent is acquiring the Option and, if and to the extent that it exercises the Option, will be acquiring the Optioned Shares issuable upon such exercise for its own account and not with a view to the distribution or resale thereof in a manner which would be in violation of the Securities Act and will not sell or otherwise dispose of the Optioned Shares except pursuant to an effective registration under the Securities Act or a valid exemption from registration under the Securities Act. A legend to such effect may be inscribed on all certificates representing the Optioned Shares.

  6. Closing. Any closing hereunder shall take place on the Closing Date specified by Parent in the applicable Option Exercise Notice at 10:00 A.M., local time, or on the first business day thereafter on which all of the conditions specified in Section 2 are satisfied, at the principal office of the Company, or at such other time and place as the parties hereto may agree.

  7. Listing of Optioned Shares; HSR Filing. The Company shall promptly file an application to list on the NYSE, upon official notice of issuance, any Optioned Shares issued hereunder and shall use its reasonable best efforts to obtain approval of such listing; provided, however, that if the Company shall be unable to effect such listing on the NYSE by any Closing Date, the Company shall nevertheless be obligated to deliver Optioned Shares upon such Closing Date. In addition, the Company shall use its reasonable best efforts to effect promptly all necessary filings by the Company under the HSR Act.

  8. Parent Registration Rights. (a) If at any time within three years after the latest Closing Date the Company shall file under the Securities Act any registration statement (other than a registration statement on Form S-4, Form S-8 or any successor form) covering Company Common Shares or Other Securities (as hereinafter defined) for its own account or for the account of any holder of Company Common Shares or Other Securities, the Company shall permit Parent to include in such registration statement any or all of the Optioned Shares (or, in the case of any adjustment pursuant to Section 1(b), the other securities (the "Other Securities") issuable upon exercise of the Option) which have been or are to be acquired upon the exercise of the Option; provided, however, that if the managing underwriters in any proposed registered public offering shall advise the Company that, in their opinion, the number of Optioned Shares (and/or Other Securities, if applicable) to be included in such registration statement at the request of Parent exceeds the number of Company Common Shares (and/or Other Securities, if applicable) which can be sold in such offering, the Company may exclude from such registration statement all or any portion, as appropriate, of the Optioned Shares (and/or Other Securities, if applicable) requested to be included by Parent.

  (b) At any time within three years after the latest Closing Date, upon the request of Parent, the Company shall promptly file and use its reasonable best efforts to cause to be declared effective a registration statement under the Securities Act (and all applicable state securities laws) with respect to any or all of the Optioned Shares (and/or Other Securities, if applicable) which have been or are to be acquired upon the exercise of the Option and to cause such registration statement to remain effective for a period of not less than 30 days thereafter (or any shorter period within which all of the Optioned Shares (and/or Other Securities, if applicable) covered by such registration statement shall have been sold or withdrawn from sale or longer period required by any underwriting agreement pursuant to Section 8(e)); provided, however, that the Company shall not be required to have declared effective more than two registration statements pursuant to this paragraph (b) (and not more than one in any consecutive 12-months' period) and shall be entitled to delay the effectiveness of any such registration statement if the commencement of the offering contemplated thereby would, in the good faith judgment of the Board of Directors of the Company, require premature disclosure of any material corporate development or otherwise interfere with or adversely affect any pending or proposed offering of securities by the Company.

  (c) In connection with any registration of the Optioned Shares pursuant to
Section 8(a) or 8(b), the Company shall indemnify and hold harmless Parent, its Affiliates, any underwriters involved in the sale of Optioned Shares

                                     III-4
and their respective controlling persons, directors, officers, agents and representatives from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, all out-of-pocket expenses, investigation expenses, expenses incurred with respect to any judgment or settlement and fees and disbursements of counsel and accountants) arising out of or based upon any untrue statement or alleged untrue statement contained in, or any omission or alleged omission from, each registration statement (and any related prospectus) relating to any such registration; provided, however, that the Company shall not be liable in any such case to Parent or any such Affiliate, controlling person, director, officer, agent or representative to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement (or any related prospectus) in reliance upon, and in conformity with, written information with respect to Parent or any such Affiliate, controlling person, director, officer, agent or representative furnished by Parent to the Company for use in the preparation of such registration statement.

  (d) Any registration effected in accordance with this Section 8 shall be at the Company's expense, except for underwriting discounts and commissions and the fees and disbursements of counsel to Parent.

  (e) At the request of Parent, Company shall enter into an underwriting agreement with such underwriter or underwriters (or their representative or representatives) designated by Parent and reasonably acceptable to Company providing for the offer and sale of the Optioned Shares and containing terms and conditions customary in secondary offerings of common stock of issuers comparable to the Company on the registration form utilized for such offering. The Company shall cooperate with Parent and such underwriter(s) or representative(s), and will permit them and their respective counsel and representative(s) to make such "due diligence" investigation to be made of its business, properties, financial condition, results and affairs as they shall reasonably request, in connection with the registration, offer and sale of the Optioned Shares.

  9. Company Registration Rights. (a) If Parent delivers any shares of Parent Common Stock in payment for Optioned Shares upon the exercise of the Option, in whole or in part, and Parent within three years after the latest Closing Date at which shares of Parent Common Stock are delivered files under the Securities Act any registration statement (other than a registration statement on Form S-4, Form S-8 or any successor form) covering shares of Parent Common Stock for its own account or for the account of any stockholder of Parent, Parent will permit the Company to include in such registration statement any or all of the shares of Parent Common Stock so acquired; provided, however, that if the managing underwriters in any proposed registered public offering shall advise Parent that, in their opinion, the number of shares of Parent Common Stock to be included in such registration statement at the request of the Company exceeds the number of shares which can be sold in such offering, Parent may exclude from such registration statement all or any portion, as appropriate, of the shares of Parent Common Stock requested to be included by the Company.

  (b) At any time within three years after the latest Closing Date at which shares of Parent Common Stock are delivered, upon the request of the Company, Parent shall promptly file and use its reasonable best efforts to cause to be declared effective a registration statement under the Securities Act (and all applicable state securities laws) with respect to any or all of the shares of Parent Common Stock acquired in payment for Optioned Shares upon the exercise of the Option, in whole or in part, and to cause such registration statement to remain effective for a period of not less than 30 days thereafter (or any shorter period within which the shares of Parent Common Stock covered by such registration statement shall have been sold or withdrawn from sale or longer period required by any underwriting agreement pursuant to Section 9(e)); provided, however, that Parent shall not be required to have declared effective more than two registration statements pursuant to this paragraph (b) (and not more than one in any consecutive 12-months' period) and shall be entitled to delay the effectiveness of any such registration statement if the commencement of the offering contemplated thereby would, in the good faith judgment of the Board of Directors of Parent, require premature disclosure of any material corporate development or otherwise interfere with or adversely affect any pending or proposed offering of securities by Parent.


                                     III-5

  (c) In connection with any registration of shares of Parent Common Stock pursuant to Section 9(a) or 9(b), Parent shall indemnify and hold harmless the Company, its Affiliates, any underwriters involved in the sale of Optioned Shares and their respective controlling persons, directors, officers, agents and representatives from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, all out-of-pocket expenses, investigation expenses, expenses incurred with respect to any judgment or settlement and fees and disbursements of counsel and accountants) arising out of or based upon any untrue statement or alleged untrue statement contained in, or any omission or alleged omission from, each registration statement (and any related prospectus) relating to any such registration; provided, however, that Parent shall not be liable in any such case to the Company or any such Affiliate, controlling person, director, officer, agent or representative to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement (or any related prospectus) in reliance upon, and in conformity with, written information with respect to the Company or any such Affiliate, controlling person, director, officer, agent or representative furnished by the Company to Parent for use in the preparation of such registration statement.

  (d) Any registration effected in accordance with this Section 9 shall be at Parent's expense, except for underwriting discounts and commissions and the fees and disbursements of counsel to the Company.

  (e) At the request of Company, Parent shall enter into an underwriting agreement with such underwriter or underwriters (or their representative or representatives) designated by Company and reasonably acceptable to Parent providing for the offer and sale of the Parent Common Stock and containing terms and conditions customary in secondary offerings of common stock of issuers comparable to Parent on the registration form utilized for such offering. Parent shall cooperate with Company and such underwriter(s) or representative(s), and will permit them and their respective counsel and representative(s) to make such "due diligence" investigation to be made of its business, properties, financial condition, results and affairs as they shall reasonably request, in connection with the registration, offer and sale of the Parent Common Stock.

  10. Expenses. Each party hereto shall pay its own expenses in connection with this Agreement, except as otherwise provided in Sections 8 and 9.

  11. Further Assurances. The Company and Parent shall execute and deliver all such further documents and instruments and take all such further action as may be necessary, desirable or proper in order to consummate the transactions contemplated hereby.

  12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being sent by overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the other party hereto at the following addresses (or at such other address for any party as shall be specified by like notice):

    (a) if to Parent, to

        IMC Global Inc.
             2100 Sanders Road
             Northbrook, Illinois 60062
             Attention: Marschall I. Smith
                    Senior Vice President and
                     General Counsel
             Facsimile: (708) 205-4894

      with a copy to:

        Sidley & Austin
             One First National Plaza
             Chicago, Illinois 60603
             Attention: Thomas A. Cole and
                    Larry A. Barden
             Facsimile: (312) 853-7036

                                     III-6

    (b) if to the Company, to

        The Vigoro Corporation
             225 North Michigan Avenue, Suite 2500
             Chicago, Illinois 60601
             Attention: Robert E. Fowler, Jr.
                    President
             Facsimile: (312) 819-2027

      with a copy to:

        Altheimer & Gray
             10 South Wacker Drive
             Chicago, Illinois 60606
             Attention: Norman M. Gold
             Facsimile: (312) 715-4800

  13. Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

  14. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when a counterpart shall have been signed by each of the parties hereto and delivered to the other party.

  15. Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Merger Agreement, the Company Letter, the Parent Letter and the Confidentiality Agreements (and the schedules and attachments to the foregoing) constitute the entire agreement of the parties hereto and thereto and supersede all prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof and thereof. This Agreement, except for the provisions of Sections 8(c) and 9(c), is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

  16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws of such state.

  17. Assignment. Neither this Agreement or the Option nor any of the rights, interests or obligations hereunder or thereunder shall be assigned by either of the parties hereto without the prior written consent of the other party, except that Parent, in its sole discretion, may assign any or all of its rights, interests and obligations (other than its obligations under Section 9) hereunder or thereunder to any direct or indirect wholly-owned subsidiary of Parent, but no such assignment shall relieve Parent of any of its obligations hereunder or thereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

  18. Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby and by the Merger Agreement are not affected in any manner materially adverse to either party hereto. Upon any determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of such parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement and by the Merger Agreement may be consummated as originally contemplated to the fullest extent possible.


                                     III-7

  19. Termination. The Option shall terminate upon the earlier of (i) the Effective Time (as defined in the Merger Agreement) and (ii) the 135th day after the termination of the Merger Agreement in accordance with its terms; provided, however, that no such termination shall affect any of the rights of Parent or its successors or assigns in respect of any previous exercise of the Option or the acquisition of Optioned Shares pursuant to any such exercise, nor shall any such termination affect any of the rights of the Company under
Section 9 hereof.

  20. Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States of America or any state having jurisdiction, such remedy being in addition to any other remedy to which either party may be entitled at law or in equity.

  In Witness Whereof, Parent and the Company have caused this Agreement to be executed and attested by their respective officers thereunto duly authorized, all as of the date first written above.

                                          The Vigoro Corporation

                                             /s/ Joseph P. Sullivan
                                          By: _________________________________
                                             Joseph P. Sullivan
                                             Chairman of the Board

   /s/ Robert E. Fowler, Jr.
Attest: _____________________________
   Robert E. Fowler, Jr.
   President and Chief Executive Officer

                                          IMC Global Inc.

                                             /s/ Wendell F. Bueche
                                          By: _________________________________
                                             Wendell F. Bueche
                                             Chairman and Chief Executive
                                              Officer

   /s/ Marschall I. Smith
Attest: _____________________________
   Marschall I. Smith
   Senior Vice President and General Counsel

                                     III-8

                                                                       ANNEX IV

                         REGISTRATION RIGHTS AGREEMENT

  This Agreement (this "Agreement"), dated            , 199 , is between IMC
Global Inc., a Delaware corporation (the "Company"), and those parties listed under the heading "Stockholders" on the signature page to this Agreement (the "Stockholders").

  Whereas, concurrently with the execution and delivery of this Agreement, Bull Merger Company, a Delaware corporation and a wholly-owned subsidiary of the Company ("Sub"), has been merged (the "Merger") into The Vigoro Corporation, a Delaware corporation ("Vigoro"), and each issued and outstanding share of Common Stock, $.01 par value of Vigoro, not owned directly or indirectly by the Company or Vigoro, has been converted to shares of Common Stock, $1.00 par value, of the Company ("Company Common Stock");

  Whereas, immediately prior to the Merger, the Stockholders were stockholders of Vigoro;

  Whereas, upon the effectiveness of the Merger, the Stockholders will be subject to the restrictions of paragraph (d) of Rule 145 under the Securities Act with respect to the sale of shares of Company Common Stock received by them in the Merger;

  Whereas, the Company and the Stockholders desire to provide a mechanism for the registration of the shares of Company Common Stock issued to the Stockholders in the Merger,

  Now, Therefore, in consideration of the premises and the representations, warranties and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

  Section 21. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

  (A) The term "Commission" shall have the meaning assigned thereto in Section 2(c) of this Agreement.

  (B) The term "Demand" shall have the meaning assigned thereto in Section 2(a) of this Agreement.

  (C) The term "Demand Registration" shall have the meaning assigned thereto in Section 2(a) of this Agreement.

  (D) The term "Demanding Sellers" shall have the meaning assigned thereto in
Section 2(e) of this Agreement.

  (E) The term "Internal Expenses" shall have the meaning assigned thereto in
Section 7 of this Agreement.

  (F) The term "Maximum Demand Number" shall have the meaning assigned thereto in Section 2(e) of this Agreement.

  (G) The term "Maximum Piggyback Number" shall have the meaning assigned thereto in Section 3(b) of this Agreement.

  (H) The term "Merger Shares" means the shares of Company Common Stock issued to the Stockholders pursuant to the Merger.

  (I) The term "Other Demand Rights" shall have the meaning assigned thereto in Section 3(b) of this Agreement.

  (J) The term "Other Demanding Sellers" shall have the meaning assigned thereto in Section 3(b) of this Agreement.

  (K) The term "Person" means any individual, firm, corporation, partnership, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

  (L) The term "Piggyback Notice" shall have the meaning assigned thereto in
Section 3(a) of this Agreement.

  (M) The term "Piggyback Registration" shall have the meaning assigned thereto in Section 3(a) of this Agreement.

  (N) The term "Piggyback Seller" shall have the meaning assigned thereto in
Section 3(b) of this Agreement.

  (O) The term "Primary Offering" shall have the meaning assigned thereto in
Section 3(b) of this Agreement.

  (P) The term "Registrable Securities" means (i) the Merger Shares and (ii) securities issued or issuable with respect to the Merger Shares or other Registrable Securities by virtue of this clause (ii), in each case by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, reorganization, reclassification, merger, consolidation, compulsory share exchange or any other transaction or series of related transactions in which shares of Company Common Stock or Registrable Securities are changed into, converted into or exchanged for other securities. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) a registration statement registering such securities under the Securities Act has been declared effective and such securities have been sold or otherwise transferred by the holder thereof pursuant to such effective registration statement, (ii) such securities are sold in compliance with paragraph (d) of Rule 145 or (iii) such securities may be sold without regard to the provisions of paragraph (d) of Rule 145. For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire such Registrable Securities (by conversion, exercise or otherwise) whether or not such acquisition has actually been effected; provided, however, that if more than one Person would be deemed to be the holder of Registrable Securities by virtue of this sentence, then the Person who then owns such Registrable Securities shall be deemed to be the holder thereof.

  (Q) The term "Registration Expenses" shall have the meaning assigned thereto in Section 6(a) of this Agreement.

  (R) The term "Registration Period" means the period commencing as of the date of this Agreement and expiring on the earlier of (i) the first date on which all Registrable Securities may be sold by the holders thereof without regard to the provisions of paragraph (d) of Rule 145 or (ii) the fifth anniversary of the date of this Agreement.

  (S) The term "Requisite Amount" means 50% of the then outstanding Registerable Securities.

  (T) The term "Rule 145" means Rule 145 (or any successor provisions) promulgated under the Securities Act.

  (U) The term "Securities Act" shall have the meaning assigned thereto in
Section 2(a) of this Agreement.

  Section 22. Demand Registrations.

  (A) Requests for Registration. During the Registration Period, holders of the Requisite Amount of Registrable Securities shall be entitled to make written requests of the Company (each such request being a "Demand") for registration under the Securities Act of 1933, as amended (the "Securities Act"), of all or part of the Registrable Securities (a "Demand Registration"). Such Demand shall specify: (i) the aggregate number and kind of Registrable Securities requested to be registered; and (ii) the intended method of distribution in connection with such Demand Registration to the extent then known. No Demand shall be effective or impose any obligation upon the Company unless such Demand shall request the registration of not less than the Requisite Amount of Registrable Securities. Within ten (10) days after receipt of a Demand, the Company shall give written notice of such Demand to all other holders of Registrable Securities and shall include in such registration all Registrable Securities of each holder thereof with respect to which the Company has received a written request for inclusion therein within twenty
(20) days after the receipt by such holder of the Company's notice required by this paragraph.

  (B) Number of Demand Registrations. The holders of Registrable Securities shall be entitled to two (2) Demand Registrations.

  (C) Satisfaction of Obligations. Subject to Section 4, a registration shall not be treated as a Demand Registration until (i) the applicable registration statement under the Securities Act has been filed with the Securities and Exchange Commission (the "Commission") with respect to such Demand Registration and (ii) such registration statement shall have been maintained continuously effective for a period of at least one hundred twenty (120) days or such shorter period when all Registrable Securities included therein have been sold thereunder in accordance with the manner of distribution set forth in such registration statement.

  (D) Restrictions on Demand Registrations. The Company shall not be obligated to file any Demand Registration within one hundred eighty (180) days after the effective date of a so-called "firm commitment" underwritten registration in which all holders of Registrable Securities were given so-called "piggyback" rights pursuant to Section 3 hereof (provided that, with respect to such a registration in which such piggyback rights were exercised, each such holder exercising such piggyback rights was permitted to include in such registration all Registrable Securities that such holder sought to include therein). In addition, the Company shall be entitled to postpone (upon written notice to all holders of Registrable Securities) for up to ninety (90) days the filing or the effectiveness of a registration statement in respect of a Demand (but no more than once in any period of nine (9) consecutive months and no more than two times in total) if the Company's Board of Directors determines in good faith and in its reasonable judgment (based upon the written advice of a nationally recognized investment banking firm selected by the Company and reasonably acceptable to the holders of a majority of the Registrable Securities sought to be registered in respect of such Demand) that effecting the Demand Registration in respect of such Demand would have a material adverse affect on any proposal or plan by the Company to engage in any material, public debt or equity financing, acquisition or disposition of assets (other than in the ordinary course of business) or any material merger, consolidation, tender offer or other similar transaction (in each case, authorization for the negotiation of which has been obtained from the Board of Directors of the Company prior to the service of such Demand).

  (E) Participation in Demand Registrations. Neither the Company nor any other Person shall include any securities other than Registerable Securities in a Demand Registration, except with the written consent of the holders of the majority of the Registrable Securities sought to be registered pursuant to such Demand Registration. If, in connection with a Demand Registration, any managing underwriter (or, if such Demand Registration is not an underwritten offering, a nationally recognized independent underwriter selected by the holders of a majority of the Registrable Securities sought to be registered in such Demand Registration (which such underwriter shall be reasonably acceptable to the Company and whose fees and expenses shall be borne solely by the Company)) advises the Company and the holders of the Registrable Securities sought to be included in such Demand Registration that, in its opinion, the inclusion of all the Registrable Securities and, if authorized pursuant to this paragraph, other securities of the Company, in each case, sought to be registered in connection with such Demand Registration would adversely affect the marketability of the Registrable Securities sought to be sold pursuant thereto, then the Company shall include in the registration statement applicable to such Demand Registration only such securities as the Company and the holders of Registrable Securities sought to be registered therein ("Demanding Sellers") are advised by such underwriter can be sold without such an effect (the "Maximum Demand Number"), as follows and in the following order of priority:

    (i) first, the number of Registrable Securities sought to be registered by each Demanding Seller, pro rata in proportion to the number of Registrable Securities sought to be registered by all Demanding Sellers; and

    (ii) second, if the number of Registrable Securities to be included under clause (i) next above is less than the Maximum Demand Number, the number of securities sought to be included by each other seller, pro rata in proportion to the number of securities sought to be sold by all such other sellers, which in the aggregate, when added to the number of securities to be included pursuant to clause (i) next above, equals the Maximum Demand Number.

  (F) Selection of Underwriters. If the holders of a majority of the Registrable Securities sought to be registered in a Demand Registration request that such Demand Registration be an underwritten offering, then such holders shall select a nationally recognized underwriter or underwriters to manage and administer such offering, such underwriter or underwriters, as the case may be, to be subject to the approval of the Company's Board of Directors, which such approval shall not be unreasonably withheld.

  (G) Other Registrations. If the Company has received a Demand pursuant to this Section 2 and if the applicable registration statement in respect of such Demand has not been withdrawn or abandoned, the Company will not file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-4 or S-8 or any successor form), whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least one hundred and twenty
(120) days has elapsed from the effective date of a firm commitment underwritten Demand Registration (or, if later, the date of an underwriting agreement with respect thereto) or a period of at least ninety (90) days has elapsed from the effective date of any other Demand Registration, unless, in each case, a shorter period of time is approved by the holders of a majority of the Registrable Securities included in such Demand Registration.

  Section 23. Piggyback Registrations.

  (A) Right to Piggyback. During the Registration Period, whenever the Company proposes to register any of its securities under the Securities Act (other than pursuant to a Demand Registration or on a Form S-4 or S-8 (or any successor form)) (a "Piggyback Registration"), the Company shall give all holders of Registrable Securities prompt written notice thereof (but not less than thirty (30) days prior to the filing by the Company with the Commission of any registration statement with respect thereto). Such notice (a "Piggyback Notice") shall specify, at a minimum, to the extent known, the number and kind of securities proposed to be registered, the proposed date of filing of such registration statement with the Commission, the proposed means of distribution, the proposed managing underwriter or underwriters (if any and if known), and a good faith estimate by the Company of the proposed minimum offering price of such securities, as such price is proposed to appear on the facing page of such registration statement. Upon the written request of a holder of Registrable Securities given within ten (10) business days of such holder's receipt of the Piggyback Notice (which written request shall specify the number and kind of Registrable Securities intended to be disposed of by such holder and the intended method of distribution thereof), the Company shall include in such registration all Registrable Securities with respect to which the Company has received such written requests for inclusion.

  (B) Priority on Piggyback Registrations. If, in connection with a Piggyback Registration, any managing underwriter (or, if such Piggyback Registration is not an underwritten offering, a nationally recognized independent underwriter selected by the Company (reasonably acceptable to the holders of a majority of the Registrable Securities sought to be included in such Piggyback Registration and whose fees and expenses shall be borne by solely by the Company)) advises the Company and the holders of the Registrable Securities to be included in such Piggyback Registration, that, in its opinion, the inclusion of all the securities sought to be included in such Piggyback Registration by the Company, any Persons who have sought to have shares registered thereunder pursuant to rights to demand (other than pursuant to so-called "piggyback" or other incidental or participation registration rights) such registration (such demand rights being "Other Demand Rights" and such Persons being "Other Demanding Sellers"), any holders of Registrable Securities seeking to sell such securities in such Piggyback Registration ("Piggyback Sellers") and any other proposed sellers, in each case, if any, would adversely affect the marketability of the securities sought to be sold pursuant thereto, then the Company shall include in the registration statement applicable to such Piggyback Registration only such securities as the Company and the Piggyback Sellers are so advised by such underwriter can be sold without such an effect, which may exclude any class of Registrable Securities if, in the judgment of such underwriter, the inclusion of such Registrable Securities would adversely affect the marketability of the securities sought to be sold pursuant thereto, (the "Maximum Piggyback Number"), as follows and in the following order of priority:

    (i) if the Piggyback Registration is an offering on behalf of the Company and not any Person exercising Other Demand Rights (whether or not other Persons seek to include securities therein pursuant to so-called

  "piggyback" or other incidental or participatory registration rights) (a "Primary Offering"), then (A) first, such number of securities to be sold by the Company as the Company shall have determined, (B) second, if the number of securities to be included under clause (A) next above is less than the Maximum Piggyback Number, the number of Registrable Securities of each Piggyback Seller, pro rata in proportion to the number of securities sought to be registered by all the Piggyback Sellers, which in the aggregate, when added to the number of securities to be registered under clause (A) next above, equals the Maximum Piggyback Number and (C) third, if the number of securities to be included under clauses (A) and (B) next above is less than the Maximum Piggyback Number, the number of securities of each other proposed seller, pro rata in proportion to the number of securities sought to be registered by all such other proposed sellers, which in the aggregate, when added to the number of securities to be registered under clauses (A) and (B) next above, equals the Maximum Piggyback Number;

    (ii) if the Piggyback Registration is an offering other than pursuant to a Primary Offering, then (A) first, such number of securities sought to be registered by each Other Demanding Seller, pro rata in proportion to the number of securities sought to be registered by all such Other Demanding Sellers, (B) second, if the number of securities included under clause (A) next above is less than the Maximum Piggyback Number, the number of securities sought to be registered by each Piggyback Seller, pro rata in proportion to be number of securities sought to be registered by all the Piggyback Sellers, which in the aggregate, when added to the number of securities to be registered pursuant to clause (A) next above, equals the Maximum Piggyback Number of (C) third, if the number of securities to be included when clauses (A) and (B) next above is less than the Maximum Piggyback Number, the number of securities of each other proposed seller, pro rata in proportion the number of securities sought to be included by all such other proposed sellers, which in the aggregate, when added to the number of securities to be registered under clause (A) next above, equals the Maximum Piggyback Number.

  (C) Withdrawal by the Company. If, at any time after giving written notice of its intention to register any of its securities as set forth in Section 3(a) and prior to time the registration statement filed in connection with such registration is declared effective, the Company shall determine for any reason not to register such securities, the Company may, at its election, give written notice of such determination to each holder of Registrable Securities and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such particular withdrawn or abandoned registration (but not from its obligation to pay the Registration Expenses in connection therewith as provided herein).

  Section 24. Withdrawal Rights. Any holder of Registrable Securities having notified or directed the Company to include any or all of its Registrable Securities in a registration statement under the Securities Act (whether pursuant to Section 2 or 3 hereof) shall have the right to withdraw any such notice or direction with respect to any or all of the Registrable Securities designated for registration thereby by giving written notice to such effect to the Company prior to the effective date of such registration statement. In the event of any such withdrawal, the Company shall not include such Registrable Securities in the applicable registration and such Registrable Securities shall continue to be Registrable Securities hereunder. No such withdrawal shall affect the obligations of the Company with respect to the Registrable Securities not so withdrawn; provided that in the case of a registration pursuant to Section 2 hereof, if such withdrawal shall reduce the number of Registrable Securities sought to be included in such registration below the Requisite Amount, then the Company shall as promptly as practicable give each holder of Registrable Securities so to be registered notice to such effect, referring to this Agreement and summarizing this Section, and within five (5) business days following the effectiveness of such notice, either the Company or the holders of a majority of the Registrable Securities may, by written notice to each holder of Registrable Securities or the Company, respectively, elect that such registration statement not be filed or, if theretofore filed, be withdrawn. During such five (5) business day period, the Company shall not file such registration statement if not theretofore filed or, if such registration statement has been theretofore filed, the Company shall not seek, and shall use its best efforts to prevent, the effectiveness thereof. Any registration statement not filed or withdrawn in accordance with an election by the Company shall not be counted as a Demand for purposes of Section 2 hereof. Any registration statement not filed or withdrawn in accordance with an election by the holders of the Registrable Securities (even though, technically, such withdrawal is effected by the Company) shall be counted as a Demand for purposes of Section 1 hereof unless holders of Registrable Securities reimburse the Company for its reasonable out-of-pocket expenses (but, without implication that the contrary would otherwise be true, not including any Internal Expenses) related to the preparation and filing of such registration statement (in which event such registration statement shall not be counted as a Demand hereunder). Upon the written request of the holders of a majority of Registrable Securities, the Company shall promptly prepare a definitive statement of such out-of-pocket expenses in connection with such registration statement in order to assist such holders with a determination in accordance with the next preceding sentence.

  Section 25. Holdback Agreements.

  (A) Holders. Each holder of Registrable Securities agrees not to effect any public sale or distribution (including sales pursuant to Rule 144) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the seven (7) days immediately prior to and the one hundred eighty (180)-day period beginning on the effective date of any Demand Registration or any Piggyback Registration (in each case, except as part of such registration), or, in each case, if later, the date of any underwriting agreement with respect thereto. The holders of a majority of the Registrable Securities included in a Demand Registration may waive the limitation contained in this paragraph with respect to such Demand Registration.

  (B) The Company. The Company agrees (i) not to effect, whether for itself or for any other Person, any public sale or distribution of its securities of the same class as any Registrable Securities to be registered by the Company pursuant to this Agreement, or any securities convertible into or exchangeable or exercisable for such securities, during the seven (7) days immediately prior to and the one hundred twenty (120)-day period beginning on the effective date of any registration in connection with a Demand Registration or a Piggyback Registration with respect to such Registrable Securities (except as part of such registration to the extent permitted pursuant to this Agreement or pursuant to registrations on Form S-8 or Form S-4 (or any successor form)) or, in each case, if later, the date of any underwriting agreement with respect thereto, and (ii) in connection with a Demand Registration will use reasonable efforts to cause each of the Company's officers and each holder (other than a holder of Registrable Securities and a holder eligible to report its holdings on Schedule 13G pursuant to Section 13(d) of the Securities Exchange Act of 1934) of at least 5% of its Common Stock, or Common Stock and any securities convertible into or exchangeable or exercisable for Common Stock, representing, in the aggregate, at least 5% of the Common Stock (on a fully diluted basis) to agree not to effect any public sale or distribution (excluding sales pursuant to Rule 144) of any such securities during such period (except as part of such registration to the extent permitted pursuant to the terms of this Agreement). This Section 4(b) shall not be deemed to limit the exercise of Demands hereunder by the holders of Registrable Securities and the disposition of such securities by such holders as permitted by the other terms of this Agreement.

  26. Registration Procedures. Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement (whether pursuant to Section 2 or Section 3 of this Agreement), the Company shall use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof and, in connection therewith, the Company shall as expeditiously as possible:

  (A) prepare and file with the Commission a registration statement with respect to such Registrable Securities, on any form for which the Company then qualifies and which counsel for the Company shall deem appropriate for the sale of such Registrable Securities in accordance with the intended method of distribution thereof, and use its best efforts to cause such registration statement to become effective;

  (B) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a continuous period of not less than one hundred twenty (120) days (or, if earlier, until all Registrable Securities included in such registration statement have been sold thereunder in accordance with the manner of distribution set forth therein) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof as set forth in such registration statement (including, without limitation, by incorporating in a prospectus supplement or post-effective amendment, at the request of a seller of Registrable Securities, the terms of the sale of such Registrable Securities);

  (C) before filing with the Commission any such registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to counsel selected by the holders of a majority of the Registrable Securities covered by such registration statement and counsel for the underwriter or sales or placement agent, if any, in connection therewith, drafts of all such documents proposed to be filed and provide such counsel with a reasonable opportunity for review thereof and comment thereon, such review to conducted and such comments to be delivered with reasonable promptness;

  (D) promptly (i) notify the selling holders of Registrable Securities of each of (x) the filing and effectiveness of the registration statement and prospectus and any amendments or supplements thereto, (y) the receipt of any comments from the Commission or any state securities law authorities or any other governmental authorities with respect to any such registration statement or prospectus or any amendments or supplements thereto, and (z) any oral or written stop order with respect to such registration, any suspension of the registration or qualification of the sale of such Registrable Securities in any jurisdiction or any initiation or threatening of any proceedings with respect to of the foregoing and (ii) use its best efforts to obtain the withdrawal of any order suspending the registration or qualification (or the effectiveness thereof) or suspending or preventing the use of any related prospectus in any jurisdiction with respect thereto;

  (E) furnish to each seller of Registrable Securities, the underwriters and the sales or placement agent, if any, and counsel for each of the foregoing, a conformed copy of such registration statement and each amendment and supplement thereto (in each case, including all exhibits thereto and documents incorporated by reference therein) and such additional number of copies of such registration statement, each amendment and supplement thereto, the prospectus (including each preliminary prospectus) included in such registration statement and prospectus supplements and all exhibits thereto and documents incorporated by reference therein and such other documents as such seller, underwriter, agent or counsel may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller, the use of each of which thereby and therefor to which the Company hereby consents;

  (F) if requested by the managing underwriter or underwriters of any registration or by the holders of a majority of the Registrable Securities included in any registration statement, subject to approval of counsel to the Company in its reasonable judgment, promptly incorporate in a prospectus, supplement or post-effective amendment to the registration statement such information concerning underwriters and the plan of distribution of the Registrable Securities as such managing underwriter or underwriters or such holders reasonably shall furnish to the Company in writing and request be included therein, including, without limitation, with respect to the number of Registrable Securities being sold by such holders to such underwriter or underwriters, the purchase price being paid therefor by such underwriter or underwriters and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering; and make all required filings of such prospectus, supplement or post-effective amendment as soon as reasonably possible after being notified of the matters to be incorporated in such prospectus, supplement or post-effective amendment;

  (G) use its best efforts to register or qualify such Registrable Securities under such securities or "blue sky" laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller and keep such registration or qualification in effect for so long as the registration statement remains effective under the Securities Act (provided that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph, (ii) subject itself to taxation in any such jurisdiction where it would not otherwise be subject to taxation but for this paragraph or (iii) consent to general service of process in any jurisdiction where it would not otherwise be subject to general service of process but for this paragraph);

  (H) notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon the discovery that, or of the happening of any event as a result of which, the registration statement covering such Registrable Securities, as then in effect, contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or any fact necessary to make the statements therein not misleading, and promptly prepare and furnish to each such seller a supplement or amendment to the prospectus contained in such registration statement so that such Registration Statement shall not, and such prospectus as thereafter delivered to the purchasers of such Registrable Securities shall not, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or any fact necessary to make the statements therein not misleading;

  (I) cause all such Registrable Securities to be listed on each securities exchange and included in each established over-the-counter market on which or through which securities of the same class of the Company are then listed or traded and, if not so listed or traded, to be listed on the NASD automated quotation system ("NASDAQ") and if listed on NASDAQ, use its reasonable efforts to secure designation of all such Registrable Securities covered by such registration statement as a NASDAQ "national market system security" within the meaning of Rule 11Aa2-1 under the Securities Exchange Act of 1934, as amended, or, failing that, to secure NASDAQ authorization for such Registrable Securities and, without limiting the generality of the foregoing, to arrange for at least two (2) market makers to register as such with respect to such Registrable Securities with the NASD;

  (J) provide a transfer agent, registrar and CUSIP number for all of such Registrable Securities not later than the effective date of such registration statement;

  (K) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors, employees, attorneys and independent accountants to supply all information, in each case reasonably requested by any such sellers, underwriters, attorneys, accountants or agents in connection with such registration statement, subject to right of the Company to limit access to any such information (i) to the extent that the Company is restricted from providing such information pursuant to any bona fide confidentiality agreement to which the Company or any of its subsidiaries is a party and (ii) the Company shall have delivered to each seller of the Registrable Securities a certificate duly executed by the chief executive or chief financial officer of the Company stating that such information does not contain any material information that has not been publicly disclosed and which would be required to be disclosed in, or which would materially affect any information required to be disclosed in, such registration statement;

  (L) use its best efforts to comply with all applicable laws related to such registration statement and offering and sale of securities and all applicable rules and regulations of governmental authorities in connection therewith (including, without limitation, the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission) and make generally available to its security holders as soon as practicable (but in any event not later than fifteen (15) months after the effectiveness of such registration statement) an earnings statement of the Company and its subsidiaries complying with Section 11(a) of the Securities Act;

  (M) furnish to each seller of Registrable Securities a signed counterpart of
(x) an opinion of counsel for the Company (which counsel shall be reasonably acceptable to the holders of a majority of the Registrable Securities being so registered) and (y) a "comfort" letter signed by the independent public accountants who have certified the Company's financial statements included or incorporated by reference in such registration statement, covering such matters with respect to such registration statement and, in the case of the accountants' comfort letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' comfort letters delivered to the underwriters in underwritten public offerings of securities for the account of, or on behalf of, an issuer of common stock, such opinion and comfort letters to be dated the date such opinions and comfort letters are customarily dated in such transactions, and covering, in the case of such legal opinion, such other legal matters and, in the case of such comfort letter, such other financial matters, as any seller of such Registrable Securities may reasonably request; and

  (N) take all such other actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities.

  Without limiting any of the foregoing, in the event that the offering of Registrable Securities is to be made by or through an underwriter, the Company shall enter into an underwriting agreement with a managing underwriter or underwriters containing representations, warranties, indemnities and agreements customarily included (but not inconsistent with the agreements contained herein) by an issuer of common stock in underwriting agreements with respect to offerings of common stock for the account of, or on behalf of, selling stockholders. In connection with the sale of Registrable Securities hereunder, any seller of such Registrable Securities may, at its option, require that any and all representations and warranties by, and indemnities and agreements of, the Company to or for the benefit of such underwriter or underwriters (or which would be made to or for the benefit of such an underwriter or underwriter if such sale of Registrable Securities were pursuant to a customary underwritten offering) be made to and for the benefit of such seller and that any or all of the conditions precedent to the obligations of such underwriter or underwriters (or which would be so for the benefit of such underwriter or underwriters under a customary underwriting agreement) be conditions precedent to the obligations of such seller in connection with the disposition of its securities pursuant to the terms hereof (it being agreed that in connection with any Demand Registration, without limiting any rights or remedies of the holders of Registerable Securities, subject to Section 4, in the event any such condition precedent shall not be satisfied and, if not so satisfied, shall not be waived by the holders of a majority of the Registerable Securities to be included in such Demand Registration, such Demand Registration shall not be counted as a permitted Demand hereunder). No seller of Registrable Securities pursuant to the terms of this Agreement shall be required to make any representations or warranties to, or agreements with, the Company or underwriter or underwriters or any other Person, other than representations and warranties regarding such seller's ownership of such Registrable Securities and the intended method of distribution and other than any agreements contemplated by the terms of this Agreement. In connection with any offering of Registrable Securities registered pursuant to this Agreement, the Company shall (x) furnish to the underwriter, if any (or, if no underwriter, the sellers of such Registrable Securities), unlegended certificates representing ownership of the Registrable Securities being sold, in such denominations as requested for sale pursuant to such registration and (y) instruct any transfer agent and registrar of the Registrable Securities to release any stop transfer order with respect thereto.

  Each seller of Registrable Securities hereunder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in paragraph (h) of this Section 6, such seller shall forthwith discontinue such seller's disposition of Registrable Securities pursuant to the applicable registration statement and prospectus relating thereto until such seller's receipt of the copies of the supplemented or amended prospectus contemplated by paragraph (h) of this Section 6 and, if so directed by the Company, deliver to the Company (at the Company's sole cost and expense) all copies, other than permanent file copies, then in such seller's possession of the prospectus current at the time of receipt of such notice relating to such Registrable Securities. In the event the Company shall give such notice, the one hundred twenty (120)-day period during which such registration statement must remain effective pursuant to this Agreement shall be extended by the number of days during the period from the date of giving of a notice regarding the happening of an event of the kind described in paragraph (h) of this Section to the date when all such sellers shall receive such a supplemented or amended prospectus and such prospectus shall have been filed with the Commission.

  27. Registration Expenses. All expenses incident to the Company's performance of, or compliance with, its obligations under this Agreement (without implication that the contrary would otherwise be true, whether or not a registration statement under the Securities Act is filed with the Commission or becomes effective under the Securities Act) including, without limitation, all registration and filing fees, all fees and expenses of compliance with securities and "blue sky" laws (including, without limitation, the fees and expenses of counsel for underwriters or placement or sales agents in connection therewith to the extent provided for in the underwriting agreement), all printing and copying expenses, all messenger and delivery expenses, all fees and expenses of underwriters and sales and placement agents in connection therewith (excluding discounts and commissions), all fees and expenses of the Company's independent certified public accountants and counsel (including, without limitation, with respect to "comfort" letters and opinions) and other Persons retained by the Company in connection therewith, and the reasonable fees and expenses of no more than one counsel for the holders (as a group) of Registrable Securities to be registered hereunder (collectively, the "Registration Expenses") shall be borne by the Company unless otherwise provided in this Agreement except that the Company will, in any event (and without implication that the contrary would otherwise be true), pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of any annual audit) (collectively, "Internal Expenses") and the expenses and fees for listing the securities to be registered on each securities exchange and included in each established over-the-counter market on which securities of the same class issued by the Company are then listed or traded or for listing on the NASDAQ pursuant to paragraph (i) of Section 6 of this Agreement.

  28. Indemnification.

  (A) By the Company. The Company agrees to indemnify, to the fullest extent permitted by law, each holder of Registrable Securities, its officers, directors, employees and agents and each Person who controls (within the meaning of the Securities Act) such holder or such an other indemnified Person against all losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or a fact necessary to make the statements therein not misleading, except insofar as the same are caused by and contained in any information furnished in writing to the Company by such holder expressly for use therein. In connection with an underwritten offering and without limiting any of the Company's other obligations under this Agreement, the Company shall indemnify such underwriters, their officers, directors, employees and agents and each Person who controls (within the meaning of the Securities Act) such underwriters or such an other indemnified Person to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.

  (B) By Holders. In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder will furnish to the Company in writing information regarding such holder's ownership of Registrable Securities and its intended method of distribution thereof and, to the extent permitted by law, shall indemnify the Company, its directors, officers, employees and agents and each Person who controls (within the meaning of the Securities Act) the Company or such an other indemnified Person against any losses, claims, damages, liabilities and expenses (including with respect to any claim for indemnification hereunder asserted by any other indemnified Person) resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is caused by and contained in such information so furnished in writing by such holder; provided that the obligation to indemnify will be several, not joint and several, among holders of Registrable Securities and the liability of each such holder of Registrable Securities will be in proportion to and limited to the net amount received by such holder from the sale of Registrable Securities pursuant to such registration statement.

  (C) Notice. Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which its seeks indemnification; provided, however, the failure to give such notice shall not release the indemnifying party from its obligation under this
Section 8, except to the extent that the indemnifying party has been materially prejudiced by such failure to provide such notice.

  (D) Defense of Actions. In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party, in which event the indemnified party shall be reimbursed by the indemnifying party for the expenses incurred in connection with retaining separate legal counsel; provided that the indemnifying party shall not be obligated to reimburse the indemnified parties for the fees and expenses of more than one counsel for all indemnified parties who do not have different or additional defenses among themselves). An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent. The indemnifying party shall lose its right to defend, contest, litigate and settle a matter if it shall fail to diligently contest such matter (except to the extent settled in accordance with the next following sentence). No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld).

  (E) Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person and will survive the transfer of the Registrable Securities.

  (F) Contribution. If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any losses, claims, damages, liabilities or expenses with respect to which such Person would be entitled to such indemnification but for such reason or reasons. In determining the amount of contribution to which the respective Persons are entitled, there shall be considered the Persons' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

  29. Participation in Underwritten Registrations. No Person may participate in any underwritten registration hereunder unless such Person (a) agrees to sell such Person's securities on the basis provided in any underwriting arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

  30. Miscellaneous.

  (A) Existing Registration Rights; No Inconsistent Agreements. The Company represents and warrants that there are no existing rights to require or request the Company to register any equity securities of the Company, or any securities convertible or exchangeable into or exercisable for such securities. The Company shall not grant to any Person the right to require or request the Company to register any equity securities of the Company, or any securities convertible or exchangeable into or exercisable for such securities which is inconsistent with the rights granted to the holders of Registrable Securities in this Agreement without the prior written consent of the holders of a majority of the Registrable Securities.

  (B) Rule 144. The Company shall timely file the reports required to be filed by it under the Securities Act or the Exchange Act (including, without limitation, the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144 promulgated under the Securities Act). Upon the request of the holder of Registrable Securities, the Company shall: (i) deliver to such holder a written statement as to its compliance with the reporting requirements of Rule 144, as such rule may be amended from time to time, and (ii) take such further action, including, without limitation, supply and make publicly available any other information in the possession of or reasonably obtainable by the Company, with the purpose of allowing such holder to avail itself of Rule 144 or any other rule or regulation of the SEC allowing it to sell securities without registration under the Securities Act.

  (C) Remedies. Any Person having rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

  (D) Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent holders of at least a majority of the Registrable Securities; provided that no such amendment or waiver may be made and the Company may not take any such action or fail to perform any such act if such amendment, action or failure to perform adversely affects any holder or group of holders of Registrable Securities in a manner that does not adversely affect the holders of Registrable Securities in general, without the written consent of such holder or members of such group of holders holding a majority of the Registrable Securities held by such group. Notwithstanding the foregoing, holders of Registrable Securities outstanding from time to time shall not be entitled to adversely affect the rights of former holders of Registrable Securities under this Agreement without the consent of a majority in interest of such former holders so affected.

  (E) Successors and Assigns. All covenants and agreements in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of purchasers or holders of Registrable Securities are also for the benefit of, and enforceable by, any subsequent holder of Registrable Securities.

  (F) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

  (G) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

  (H) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

  (I) Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits and schedules hereto will be governed by the internal law, and not the law of conflicts, of Illinois.

  (J) GAMI Directorship. If the ownership, direct or indirect, of Company Common Stock by Great American Management and Investment, Inc. ("GAMI"), whether or not Merger Shares, is reduced below 3.5% of the outstanding Company Common Stock, GAMI will cause any affiliate or associate of GAMI, within the meaning of Rule 405 under the Securities Act, who is then serving as a director of the Company to resign as such a director.

  (K) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered personally or transmitted by a recognized overnight courier service, or (ii) five days after they are mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient. Such notices, demands and other communications will be sent to each holder of Registrable Securities at the address set forth in the records of the Company with respect to such holder and to the Company at its principal executive office or, in each case, to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

  In Witness Whereof, the parties have executed this Agreement as of the date first written above.

                                          IMC Global Inc.

                                          By: _________________________________
                                            Name:
                                            Title:

                                          Stockholders:

                                          [To Be Signed By Vigoro Rule 145
                                           Affiliates]

                                          -------------------------------------

                                                                        ANNEX V

                            LOGO OF LEHMAN BROTHERS


November 12, 1995

Board of Directors
IMC Global Inc.
2100 Sanders Road
Northbrook, Illinois 60062

Members of the Board:

  We understand that pursuant to an Agreement and Plan of Merger to be dated November 13, 1995 (the "Agreement") among IMC Global Inc. ("IMC Global" or the "Company"), its wholly-owned subsidiary Bull Merger Co. ("Sub") and The Vigoro Corporation ("Vigoro"), IMC Global and Vigoro intend to consummate a transaction in which Sub will merge with and into Vigoro (the "Merger"), with Vigoro as the surviving corporation and a subsidiary of IMC Global. In the Merger, each outstanding share of common stock of Vigoro would be converted into the right to receive 0.80 shares of IMC Global common stock, subject to adjustment to as many as 0.85 shares or as few as 0.75 shares under circumstances set forth in the Agreement (the "Exchange Ratio"). The Exchange Ratio will be adjusted to reflect the Company's pending stock split. Based on the advice of the Company and its accounting advisors, we further understand that the Merger will qualify for pooling-of-interests accounting treatment. The terms and conditions of the Merger are set forth in more detail in the Agreement and related documents.

  We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the Exchange Ratio. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Merger.

  In arriving at our opinion, we have reviewed and analyzed: (1) the current draft of the Agreement and related documents and the specific terms of the Merger, (2) the Company's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended June 1993 through 1995 and the current draft of its Quarterly Report on Form 10-Q for the quarter ended September 1995, (3) Vigoro's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended June 1992 through 1994, its Transition Report on Form 10-K for the six month period ended December 1994 and its Quarterly Reports on Form 10-Q for the quarters ended March and June 1995 and a draft dated November 7, 1995 of the Quarterly Report on Form 10-Q for the quarter ended September 1995, (4) certain operating and financial information provided to us by the management of the Company relating to its business, including projections of future financial results, (5) certain operating and financial information relating to the business of Vigoro provided to us by the managements of the Company and Vigoro, including projections of future financial results provided to us by the Company and projections of near-term future financial results provided to us by Vigoro, (6) the anticipated pro forma financial impact of the Merger on the Company, (7) trading histories of the common stock of IMC Global and Vigoro and a comparison of such trading histories with other and with those of certain other companies that we deemed relevant, (8) historical price trends for certain of the agricultural commodities produced by Vigoro and IMC Global, (9) a comparison of the historical financial results and present financial condition of IMC Global and Vigoro with those of certain other companies that we deemed relevant and (10) a comparison of the financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant.

  In addition, we have had discussions with certain of the Company's senior management regarding the Company's business, operations, financial condition and prospects, as well as their views with respect to the business, operations, financial condition and prospects of Vigoro and the potential cost savings, production efficiencies and other business, operational and strategic impacts expected to result from a combination of the businesses of IMC Global and Vigoro. Furthermore, we have had discussions with certain of Vigoro's senior management regarding Vigoro's business, operations, financial condition and prospects, as well as their views with respect to the business, operations, financial condition and prospects of IMC Global and the potential cost savings and production efficiencies and other business, operational and strategic impacts expected to result from

                      LOGO OF LEHMAN BROTHERS LETTERHEAD
a combination of the businesses of IMC Global and Vigoro. We also undertook such other studies, analyses and investigation as we deemed appropriate for the purposes of the opinion expressed herein.

  In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information. With respect to the financial projections of the Company and Vigoro and the potential cost savings and other benefits that could be achieved upon consummation of the Merger, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the respective managements of the Company and Vigoro as to the future financial performance of the Company or Vigoro, as the case may be. However, for purposes of our analysis, we also have considered financial projections for the Company and Vigoro based on certain more conservative assumptions and estimates. We have discussed these adjusted projections with the management of the Company and they have agreed with the appropriateness of the use of such adjusted projections in performing our analysis. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Vigoro and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Vigoro. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

  Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio is fair to the Company.

  We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the debt and equity securities of the Company and Vigoro for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  This opinion is for the use and benefit of the Board of Directors of the Company. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger.

                                          Very truly yours,

                                          Lehman Brothers

                                                                       ANNEX VI

[J.P. MORGAN LETTERHEAD]

November 13, 1995

The Board of Directors
The Vigoro Corporation
225 North Michigan Avenue, Suite 2500
Chicago, IL 60601

Attn: Joseph P. Sullivan
  Chairman

Ladies and Gentlemen:

  You have requested our opinion as to the fairness, from a financial point of view, to the common stockholders of The Vigoro Corporation (the "Company") of the consideration to be received by the Company's common stockholders in the strategic merger (the "Merger") that would be effected through a merger of the Company and a subsidiary (the "Subsidiary") of IMC Global Inc. (the "Parent"), with the Company as the surviving corporation. As a result of the merger, the Company would become a wholly-owned subsidiary of the Parent. Pursuant to the Agreement and Plan of Merger dated as of November 13, 1995 (the "Agreement") among the Company, the Subsidiary, and the Parent, the Company's common stockholders will receive 0.80 shares of common stock of the Parent ("Parent Common Stock") for every one share of common stock of the Company, subject to the following adjustments.

  Under the terms of the Agreement, at the effective time of the Merger, each outstanding share of common stock of the Company will be converted into the right to receive 0.80 shares of Parent Common Stock, provided the average of the per share daily closing prices on the New York Stock Exchange ("Average Price") of the Parent Common Stock for the 20 consecutive trading days ending on the fifth trading day prior to the date that the meeting of the Company's stockholders is held is between $61.875 per share and $80.00 per share. If the Average Price is less than $61.875 per share, the exchange ratio shall be equal to lesser of 0.85 and the number obtained by dividing $49.50 by the Average Price providing a minimum value of $49.50 per Company common share. If the Average Price is below $58.23, then the Company can give notice and has the right not to consummate the Merger.

  If the Average Price exceeds $80.00, then the exchange ratio should be equal to the greater of 0.75 and the number obtained by dividing $64.00 by the Average Price so that the Average Price times the increased modified exchange ratio equals $64.00. If the Average Price is greater than $85.23, then Parent can give notice and has the right not to consummate the Merger.

  Please be advised that while certain provisions of the Merger are summarized above, the terms of the Merger are more fully described in the Agreement. As a result, the description of the Merger and certain other information contained herein is qualified in its entirety by reference to the more detailed information appearing or incorporated by reference in the Agreement.

  In arriving at our opinion, we have reviewed (i) the Agreement; (ii) the Stock Option Agreement and the Voting Agreement; (iii) certain publicly available information concerning the business of the

                                                                J.P. MORGAN LOGO
Company and the Parent and of certain other companies engaged in businesses comparable to the Company and the Parent, and the reported market prices for certain other companies' securities deemed comparable; (iv) publicly available terms of certain transactions involving companies comparable to the Company and the Parent and the consideration received for such companies; (v) current and historical market prices of the common stock of the Company and the Parent; (vi) the audited financial statements of the Company for the fiscal year ended December 31, 1994, and unaudited quarterly financials ended
September 30, 1995, the audited financial statements of the Parent furnished to us by the Parent for the period ended June 30, 1995, and certain unaudited financial projections of the Parent for the period ended June 30, 1996; (vii) certain agreements with respect to outstanding indebtedness or obligations of the Company and the Parent; (viii) certain financial analyses and forecasts prepared with input from the Company and its management; (ix) the terms of other relevant business combinations; (x) certain key fertilizer product price forecasts developed by Company management; and (xi) certain key fertilizer product price forecasts developed by Fertecon, a consulting firm specializing in the fertilizer industry.

  In addition, we have held discussions with certain members of the management of the Company and the Parent with respect to certain aspects of the Merger, and the past and current business operations of the Company and the Parent, the financial condition and future prospects and operations of the Company and the Parent, the effects of the Merger on the financial condition and future prospects of the Company and the Parent, and certain other matters we believed necessary or appropriate to our inquiry.

  In performing such analysis, we have used such valuation methodologies as we have deemed necessary or appropriate for the purposes of this opinion. Our view is based on (i) our consideration of the information the Company and the Parent have supplied to us to date, (ii) our understanding of the terms upon which the Company and the Parent intend to consummate the Merger, (iii) the currently contemplated capital structure and the anticipated credit standing of the Parent and its subsidiaries upon consummation of the Merger, (iv) our application of sound investment banking analysis premised on analyzing the long-term value of the Company and of the Parent upon consummation of the Merger, and (v) the consummation of the Merger within the time periods contemplated by the Agreement.

  In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company and the Parent or otherwise reviewed by J.P. Morgan, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of the Company and the Parent as to the expected future results of operations and financial condition of the Company and the Parent to which such analyses or forecasts relate.

  Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.

  We are expressing no opinion herein as to the price at which the common stock of the Company and the Parent will trade at any future time or as to the effect of the Merger on the trading price of the Parent Common Stock. Such trading price may be effected by a number of factors, including but not limited to (i) dispositions of the common stock of the Parent by stockholders within a short period of time after the effective date of the Merger, (ii) changes in prevailing interest rates and other factors

                                                                J.P. MORGAN LOGO
which generally influence the price of securities, (iii) adverse changes in the current capital markets, (v) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or of the Parent or in the fertilizer market, (vi) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, and (vii) timely execution of all necessary agreements to complete the Merger on terms and conditions that are acceptable to all parties at interest.

  We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services. We will also receive an additional fee if the proposed Merger is consummated. J.P. Morgan has advised the Company from time to time with respect to other potential transactions. Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan, is a member of the Company's bank syndicate. In the ordinary course of their businesses, affiliates of J.P. Morgan may actively trade the debt and equity securities of the Company or the Parent for their own account or for the accounts of customers, and accordingly, they may at any time hold long or short positions in such securities.

  On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be received by the Company's common stockholders in the proposed Merger is fair, from a financial point of view, to such stockholders.

  This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. This opinion may not be disclosed, referred to, or communicated by you (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.

Very truly yours,

J.P. Morgan Securities Inc.

By: /s/ Joseph A. Walker
   ---------------------------
  Name: Joseph A. Walker
  Title: Managing Director

                                                                      ANNEX VII
                                                                 CONFORMED COPY

  262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock " and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251, 252, 254, 257, 258, 263 or 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsections (f) or (g) of (S)251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by terms of an agreement of merger or consolidation pursuant to (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of the stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

                                     VII-1

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S)228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their

                                     VII-2
shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses listed therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper or general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any

                                     VII-3
stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 79, L. '95, eff. 7-1-95.)

                                     VII-4

                                                                     ANNEX VIII
                                                                 CONFORMED COPY

                           CERTIFICATE OF AMENDMENT
                   OF RESTATED CERTIFICATE OF INCORPORATION
                              OF IMC GLOBAL, INC.
            PURSUANT TO SECTION 242 OF THE GENERAL CORPORATION LAW
                           OF THE STATE OF DELAWARE

  IMC Global Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"), Does Hereby Certify That:

  First: At a meeting of the Board of Directors of the Corporation duly called
and held on         , 1996 resolutions were duly adopted setting forth the
following proposed amendments to the Restated Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and directing such amendments be submitted to stockholders of the Corporation for approval at a special meeting of the stockholders of said Corporation. Such resolutions recommended that the Restated Certificate of Incorporation of the Corporation be amended as set forth below:

  (i) the first paragraph of ARTICLE FOURTH of the Restated Certificate of Incorporation of the Corporation be amended to read as follows:

    "The aggregate number of shares which the Corporation shall have authority to issue is 262,000,000 divided into 12,000,000 shares of Series Preferred Stock, $1.00 par value per share (hereafter called "Series Preferred Stock"), and 250,000,000 shares of Common Stock, $1.00 par value per share (hereafter called "Common Stock"). All of such shares shall be issued as fully-paid and non-assessable shares, and the holders thereof shall not be liable for any further payments in respect thereto."; and

  (ii) the first sentence of ARTICLE NINTH of the Restated Certificate of Incorporation of the Corporation be amended to read as follows:

    (a) The number of directors of the Corporation, exclusive of directors, if any, to be elected by the holders of one or more series of Series Preferred Stock, shall be not less than five nor more than fifteen.

  Second: pursuant to a resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held on
          , 1996, upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of the outstanding shares of common stock of the Corporation entitled to vote on such amendments by the DGCL and the Restated Certificate of Incorporation were voted in favor of such amendments.

  Third: That such amendments were duly adopted in accordance with the provisions of Section 242 of the DGCL.

  In Witness Whereof, the Corporation has caused this Certificate of Amendment to be signed by Marschall I. Smith, Senior Vice President, Secretary and
General Counsel of the Corporation, as of this        day of             ,
1996.

                                          IMC Global Inc.

                                          By: _________________________________
                                            Marschall I. Smith
                                            Senior Vice President,
                                            Secretary and General Counsel

                                    VIII-1

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  IMC's Charter and By-laws provide for indemnification of IMC Directors and officers for liabilities and expenses that they may incur in such capacities. In general, Directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of IMC, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to IMC's Charter and By-laws incorporated by reference as set forth below as Exhibits 3.1 and 3.2 hereto, respectively.

  Section 145 of the DGCL gives corporations the power to indemnify directors and officers under certain circumstances.

  IMC also maintains directors and officers liability and corporate reimbursement insurance which provides for coverage against loss arising from claims made against directors and officers in their capacity as such. The general scope of coverage is any breach of duty, neglect, error, misstatement, misleading statement or omission.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) The following is a list of Exhibits included as part of this Registration Statement. IMC agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request. Items marked with an asterisk are filed herewith.

      EXHIBIT
      NUMBER                              DESCRIPTION
      -------                             -----------
      2.1      Agreement and Plan of Merger dated as of November 13, 1995 among
                IMC Global Inc., Bull Merger Company and The Vigoro Corporation
                (included as Annex I to the Proxy Statement/Prospectus).
      2.2      Voting Agreement dated as of November 13, 1995 among IMC Global
                Inc., Great American Management and Investment, Inc. and The
                Vigoro Corporation (included as Annex II to the Proxy
                Statement/Prospectus filed as part of this Registration
                Statement).
      2.3      Limited Irrevocable Proxy granted by Great American Management and Investment, Inc. to IMC Global Inc. on November 13, 1995
                (included as an exhibit to the Voting Agreement included as
                Annex II to the Proxy Statement/Prospectus filed as part of this Registration Statement).
      2.4      Stock Option Agreement dated as of November 13, 1995 among IMC
                Global Inc. and The Vigoro Corporation (included as Annex III to the Proxy Statement/Prospectus filed as part of this
                Registration Statement)
      3.1      Certificate of Amendment to Restated Certificate of
                Incorporation, dated October 23, 1995 (incorporated by
                reference to Exhibit 3.2 to IMC's Registration Statement on
                Form
                8-A/A-1 dated January 12, 1996).
      3.2      Bylaws of IMC Global Inc. (incorporated by reference to Item 5 of IMC's Report on Form 8-K dated July 2, 1991).
      4.1      Rights Agreement, dated June 21, 1989, between IMC Global Inc.
                and The First National Bank of Chicago, as Rights Agent
                (incorporated by reference to Exhibit 10.35 to IMC's Annual
                Report on Form 10-K for the fiscal year ended June 30, 1989).
      4.2      Amendment to Rights Agreement, effective as of April 29, 1993
                (incorporated by reference to Exhibit 3.2 to IMC's Registration
                Statement on Form 8-A/A-1 dated January 12, 1996).

      EXHIBIT
      NUMBER                              DESCRIPTION
      -------                             -----------
       4.3     Amendment to Rights Agreement, dated August 17, 1995
                (incorporated by reference to Exhibit 1 to the Company's
                Registration Statement on Form 8-A/A dated September 7, 1995).
       4.3     The instruments defining the rights of holders of long-term debt securities of IMC and its subsidiaries are omitted pursuant to
                Item 601(b)(4)(iii)(A) of Regulation S-K. IMC hereby agrees to furnish copies of these instruments to the SEC upon request.
       5.1     Opinion of Marschall I. Smith, Esq., Senior Vice President,
                General Counsel and Secretary of the Registrant, as to the
                legality of the shares of the securities being registered.
       8.1     Opinion of Arnold & Porter, as to certain United States federal income tax consequences of the Merger.
       8.2     Opinion of Tory Tory DesLauriers & Binnington, as to certain
                Canadian federal income tax consequences of the Merger.
      10.1     Retainer Agreement between Professor Ray A. Goldberg and The
                Vigoro Corporation dated May 25, 1995.
     *23.1     Consent of Ernst & Young LLP.
     *23.2     Consent of Arthur Andersen LLP.
     *23.3     Consent of Ernst & Young.
      23.4     Consent of Marschall I. Smith, Esq. (included in Exhibit 5.1 to this Registration Statement).
      23.5     Consent of Arnold & Porter (included in Exhibit 8.1 to this
                Registration Statement).
     *23.6     Consent of Lehman Brothers Inc.
     *23.7     Consent of J.P. Morgan Securities Inc.
      24.1     Powers of Attorney.
     *99.1     Form of proxy card to be mailed to holders of IMC Common Stock.
     *99.2     Form of proxy cards to be mailed to holders of Vigoro Voting
                Stock.

  (b) Not applicable.

  (c) The opinion of Lehman Brothers Inc. is included as Annex V to the Proxy Statement/Prospectus. The opinion of J.P. Morgan Securities Inc. is included as Annex VI to the Proxy Statement/Prospectus.

ITEM 22. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by Form S-4 with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of Form S-4.

    (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, STATE OF ILLINOIS, ON JANUARY 29, 1996.

                                          IMC Global Inc.

                                                    Wendell F. Bueche
                                          By: _________________________________
                                                    Wendell F. Bueche
                                               Chairman and Chief Executive
                                                         Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                         CAPACITY                   DATE
             ---------                         --------                   ----


         Wendell F. Bueche           Chairman and Chief Executive   January 29, 1996
____________________________________   Officer (principal
         Wendell F. Bueche             executive officer)

           James D. Speir            President (principal           January 29, 1996
____________________________________   operating officer)
           James D. Speir

        Robert C. Brauneker          Executive Vice President       January 29, 1996
____________________________________   (principal financial
        Robert C. Brauneker            officer and principal
                                       accounting officer)

                 *                   Director                       January 29, 1996
____________________________________
        Raymond F. Bentele

                 *                   Director                       January 29, 1996
____________________________________
         Frank W. Considine

                 *                   Director                       January 29, 1996
____________________________________
       Dr. James M. Davidson

                 *                   Director                       January 29, 1996
____________________________________
          Richard A. Lenon

                 *                   Director                       January 29, 1996
____________________________________
          David B. Mathis

                 *                   Director                       January 29, 1996
____________________________________
       Thomas H. Roberts, Jr.

                 *                   Director                       January 29, 1996
____________________________________
          Billie B. Turner



       Marschall I. Smith
*By: __________________________
       Marschall I. Smith
        Attorney in Fact